Exhibit 10.1

Execution Version

Deal CUSIP Number: 72341KAF9

Revolving Loan CUSIP Number: 72341KAG7

Term Loan CUSIP Number: 72341KAH5

CREDIT AGREEMENT

dated as of November 23, 2021,

among

PING IDENTITY CORPORATION,

as the Borrower

ROARING FORK INTERMEDIATE, LLC,

as Holdings,

THE OTHER BORROWERS AND GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.
as Administrative Agent and Collateral Agent,

and

BANK OF AMERICA, N.A.,

ROYAL BANK OF CANADA,

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

v

ANNEXES

Annex A	Commitments
Annex B	Existing Letters of Credit

SCHEDULES

Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.07	Subsidiaries
Schedule 3.08	Litigation
Schedule 5.15	Post-Closing Deliveries
Schedule 5.17	Transactions with Affiliates
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.03(b)	Existing Investments
Schedule 6.05(r)	Existing Dispositions
Schedule 6.11	Burdensome Agreements

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Prepayment Notice
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of LC Request
Exhibit H-1	Form of Term Loan Note
Exhibit H-2	Form of Revolving Note
Exhibit I	Form of Intercreditor Agreement
Exhibit J	[Reserved]
Exhibit K	Forms of Non-Bank Certificates
Exhibit L	Form of Solvency Certificate
Exhibit M	Form of Intercompany Note
Exhibit N	Form of Pari Intercreditor Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of November 23, 2021, is made among Ping Identity Corporation, a Delaware corporation (the “Borrower”), Roaring Fork Intermediate, LLC, Delaware limited liability company (“Holdings”), as a Guarantor, each of the other Guarantors (such terms and each other capitalized term used but not defined herein having the meaning given to it in Article I) party hereto upon becoming a party hereto, the Lenders and Issuing Banks from time to time party hereto, and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”), and as an Issuing Bank.

WITNESSETH:

WHEREAS, on the Closing Date, the Borrower intends to repay (or cause to be repaid) in full the outstanding loans under, and obtain the release of all guarantees by, and security interests in the assets of, Holdings and its subsidiaries under, that certain Credit Agreement, dated as of December 12, 2019, by and among the Borrower, as borrower, Holdings, the other guarantors from time to time party thereto, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other parties from time to time party thereto (as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the Closing Date) (the “Closing Date Refinancing”).

WHEREAS, on the Closing Date, the Borrower has requested that (a) the Term Loan Lenders extend credit in the form of Term Loans in an aggregate principal amount of $300,000,000, to the Borrower to fund the Closing Date Refinancing, to pay fees, costs and expenses in connection therewith, to cash collateralize any existing letters of credit, to fund working capital needs and for other general corporate purposes and (b) the Revolving Lenders extend Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount not in excess of $150,000,000 (which shall include a letter of credit sub-facility of $50,000,000) (the “Revolving Credit Facility”).

NOW, THEREFORE, the Lenders are willing to (severally but not jointly) extend the credit described above and make Revolving Loans from time to time to the Borrower, and the Issuing Banks are willing to issue letters of credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01      Defined Terms As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan. All ABR Loans shall be denominated in Dollars.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Additional Amount” shall have the meaning assigned to such term in Section 2.15(a).

“Additional Borrower” shall mean any Wholly Owned Restricted Subsidiary incorporated or organized under the laws of the United States, any state or subdivision thereof or the District of Columbia that becomes a Borrower after the Closing Date pursuant to Section 2.23.

“Additional Guarantor” shall mean any Wholly Owned Restricted Subsidiary that becomes a Guarantor after the Closing Date pursuant to Section 5.10.

“Additional Lender” shall mean each Eligible Assignee that becomes a Lender.

“Additional Revolving Commitment” shall have the meaning assigned to such term in Section 2.19(a).

“Administrative Agent” shall have the meaning given to that term in the preamble hereto, and include each other person appointed as a successor pursuant to Article IX.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A or in such other form as may be reasonably approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that neither any Lender nor any Agent (nor any of their Affiliates) shall be deemed to be an Affiliate of Holdings or any of its Subsidiaries solely by virtue of its capacity as a Lender or Agent hereunder.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean either of them.

“Agreed Currency” shall mean Dollars or any Alternative Currency, as applicable.

“Agreed Security Principles” shall have the meaning assigned to such term in Section 5.10(b).

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Agreement Currency” shall have the meaning assigned to such term in Section 10.22.

“Alternate Base Rate” shall mean, for any day, with respect to Loans denominated in Dollars, a rate per annum equal to the greatest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1.00%, and (iii)  Term SOFR Rate for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Rate or the Term SOFR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Rate or the Term SOFR Rate, as the case may be.

“Alternative Currency” shall mean each of the following currencies: Euro, Sterling, and Canadian Dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.16; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Daily Rate” shall mean, for any day, with respect to any Revolving Borrowing:

(a)	denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and

(b)	denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.16(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.16(a);

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” shall mean a Revolving Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, using any reasonable method of determination they deem appropriate in their sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Loan” shall mean an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Sublimit” means an amount equal to $50,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Commitments.

“Alternative Currency Term Rate” shall mean, for any Interest Period, with respect to any Revolving Borrowing:

(a)	denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b)	denominated in Canadian dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) on the Rate Determination Date with a term equivalent to such Interest Period;

(c)	denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.16(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.16(a);

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” shall mean a Revolving Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.19.

“Applicable Date of Determination” shall mean, for purposes of determining Consolidated Total Funded Indebtedness and Unrestricted Cash for purposes of calculating the First Lien Leverage Ratio, the Senior Secured Leverage Ratio or the Total Leverage Ratio for purposes of determining whether an incurrence test has been satisfied, subject to Section 1.06, the date of the transaction subject to such incurrence test.

“Applicable ECF Percentage” shall mean, for any fiscal year of Holdings, (a) 50% if the First Lien Leverage Ratio (after giving effect to (i) any prepayments or buybacks described in Section 2.10(f)(B) and (ii) any such ECF Payment Amount assuming a 50% Applicable ECF Percentage) as of the last day of and for such fiscal year is greater than 3.75 to 1.00, (b) 25% if the First Lien Leverage Ratio (after giving effect to (i) any prepayments or buybacks described in Section 2.10(f)(B) and (ii) any such ECF Payment Amount assuming a 25% Applicable ECF Percentage) as of the last day of and for such fiscal year is greater than 3.25 to 1.00 but less than or equal to 3.75 to 1.00 and (c) 0% if the First Lien Leverage Ratio (after giving effect to any prepayments or buybacks described in Section 2.10(f)(B)) as of the last day of such fiscal year is less than or equal to 3.25 to 1.00. For the avoidance of doubt, if, after giving effect to the parenthetical phrases in any of the foregoing subclauses more than one of the preceding subclauses would be applicable, the subclause with the lowest percentage should apply.

“Applicable Information” shall have the meaning assigned to such term in Section 10.04(b)(viii)(D).

“Applicable Margin” shall mean a percentage per annum equal to:

(a) with respect to Term Loans, 3.75% for Term SOFR Loans and 2.75% for ABR Term Loans; and

(b) with respect to Revolving Loans, the LC Participation Fee and the Commitment Fee, as set forth below for the appropriate level:

Level	Senior Secured Leverage Ratio	Applicable Margin for Term SOFR Revolving Loans	Applicable Margin for Alternative Currency Loans	Applicable Margin for ABR Loans	Applicable Margin for LC Participation Fee	Commitment Fee
I	> 3.00 to 1.00	2.00%	2.00%	1.00%	2.00%	0.35%
II	≤ 3.00 to 1.00 and > 2.00 to 1.00	1.75%	1.75%	0.75%	1.75%	0.30%
III	≤ 2.00 to 1.00 and > 1.00 to 1.00	1.50%	1.50%	0.50%	1.50%	0.25%
IV	≤ 1.00 to 1.00	1.25%	1.25%	0.25%	1.25%	0.20%

provided that until a certified calculation of the Senior Secured Leverage Ratio is delivered for the first Test Period for which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), the Applicable Margin with respect to Revolving Loans, the LC Participation Fee and the Commitment Fee shall be set at the margin in the row styled “Level III” in the applicable table. Except as set forth in the foregoing proviso, the Applicable Margin with respect to Revolving Loans, the LC Participation Fee and the Commitment Fee shall be re-determined after each Test Period on the first Business Day of the month following the date of delivery to the Administrative Agent of a certified calculation of the Senior Secured Leverage Ratio in accordance with Section 5.01(c) (or the definition of “Test Period”, as applicable); provided that if such certification is not provided in accordance with Section 5.01(c) the Applicable Margin with respect to Revolving Loans, the LC Participation Fee and the Commitment Fee shall be set at the margin in the row styled “Level I” in the applicable table as of the first Business Day of the month following the end of the Test Period for which the certification was not delivered until the date on which such certification is delivered (on which date, the Applicable Margin with respect to Revolving Loans, the LC Participation Fee and the Commitment Fee shall be set at the margin based upon the calculations disclosed by such certification).

In the event that the certified calculation of the Senior Secured Leverage Ratio previously delivered pursuant to Section 5.01(c) was inaccurate (and such inaccuracy is discovered while any Term Loans or Revolving Commitments, as applicable, are outstanding), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for the Revolving Loans, the LC Participation Fee or the Commitment Fee, as applicable, for any period (an “Applicable Period”) than the Applicable Margin for Revolving Loans, the LC Participation Fee or the Commitment Fee, as applicable, applied for such Applicable Period, then, to the extent any Revolving Commitments are outstanding at such time, (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct certified calculation of the Senior Secured Leverage Ratio for such Applicable Period, (ii) the Applicable Margin for Revolving Loans, the LC Participation Fee or the Commitment Fee, as applicable, shall be determined as if the Level for such higher Applicable Margin for Revolving Loans, the LC Participation Fee or the Commitment Fee, as applicable, were applicable for such Applicable Period, and (iii) the Borrower shall within ten Business Days of written demand therefor by the Administrative Agent pay to the Administrative Agent the accrued additional interest with respect to Revolving Loans, the LC Participation Fee or the Commitment Fee, as applicable, owing as a result of such increased Applicable Margin for Revolving Loans, the LC Participation Fee or the Commitment Fee for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

Notwithstanding the foregoing, the Applicable Margin in respect of any Extended Loan shall be the applicable percentages per annum set forth in the relevant Extension Amendment.

“Applicable Net Cash Proceeds Percentage” shall mean, on the date on which any of Holdings’ Restricted Subsidiaries receives the Net Cash Proceeds of any applicable Asset Sale or Casualty Event, (a) 100% if the First Lien Leverage Ratio as of such date and for the most recently ended Test Period, on a Pro Forma Basis (after giving effect to any such mandatory Asset Sale or Casualty Event prepayment assuming a 100% Applicable Net Cash Proceeds Percentage), is greater than 3.25 to 1.00, (b) 50% if the First Lien Leverage Ratio as of such date and for the most recently ended Test Period, on a Pro Forma Basis (after giving effect to any such mandatory Asset Sale or Casualty Event prepayment assuming a 50% Applicable Net Cash Proceeds Percentage), is greater than 2.75 to 1.00 but less than or equal to 3.25 to 1.00, and (c) 0% if the First Lien Leverage Ratio as of such date and for the most recently ended Test Period, on a Pro Forma Basis (after giving effect to any such mandatory Asset Sale or Casualty Event prepayment assuming a 0% Applicable Net Cash Proceeds Percentage), is less than or equal to 2.75 to 1.00. For the avoidance of doubt, if, after giving effect to the parenthetical phrases in any of the foregoing subclauses more than one of the preceding subclauses would be applicable, the subclause with the lowest percentage should apply.

“Applicable Other Indebtedness” shall have the meaning assigned to such term in Section 2.10(h).

“Applicable Period” has the meaning specified in the definition of “Applicable Margin”.

“Applicable Tax Laws” shall mean the Code and any other applicable Requirement of Law relating to Taxes, as in effect from time to time.

“Applicable Time” means, with respect to any Revolving Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Application” shall have the meaning assigned to such term in Section 2.17.

“Approved Commercial Bank” shall mean a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Existing Cash Management Facility” shall mean the cash management facilities or other facilities of the type described in the definition of Cash Management Agreement made available to Holdings and/or its Restricted Subsidiaries by a Lender that, prior to the Closing Date, are agreed to and designated in writing to the Administrative Agent as Approved Existing Cash Management Facilities by Holdings and the Lender that will provide such cash management facilities as Secured Cash Management Agreements under this Agreement.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents”.

“Approved Fund” shall mean any Fund or managed account that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity, or an Affiliate of an entity, that administers, advises or manages a Lender.

“Asset Sale” shall mean any conveyance, sale, transfer or other disposition of any property (including any sales or issuances of Equity Interests) pursuant to Section 6.05(b); provided that “Asset Sales” shall exclude Casualty Events of any Group Member.

“Asset Sale Threshold” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale Leaseback Transaction.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.17(b)(ii).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” shall mean Bank of America, N.A. and its successors.

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§ 101 et seq. and the regulations issued thereunder.

“Base Rate” shall mean a rate per annum equal to the rate last quoted by Bank of America as the “Prime Rate” in the United States or, if Bank of America ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or in any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers, manager or managing member of such person, (c) in the case of any partnership, the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Bona Fide Debt Fund” shall mean any debt Fund Affiliate of any Person described in clause (b) of the definition of Disqualified Institution that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to such Person described in clause (b) of the definition of Disqualified Institution.

“Borrower” shall have the meaning assigned to such term in the preamble hereto; provided that such term shall include any Additional Borrower.

“Borrowing” shall mean Loans of the same Class and Type, in the same currency, made, converted or continued on the same date and, in the case of Term SOFR Loans and Alternative Currency Term Rate Loans, as to which a single Interest Period is in effect, respectively.

“Borrowing Request” shall mean a written request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1, or such other form (including any form on an electronic platform or electronic transmission system) as shall be approved by the Administrative Agent (which approval shall not be unreasonably withheld), appropriately completed and signed by a Responsible Officer of the Borrower.

“Bribery Act” shall have the meaning assigned to such term in Section 3.21.

“Business Day” shall mean (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Requirements of Law of, or are in fact closed in New York City or the state where the Administrative Agent’s office set forth in Section 10.01 is located (as modified from time to time in accordance with Section 10.01); provided that:

(i)	if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(ii)	if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; and

(iii)	if such day relates to any fundings, disbursements, settlements and payments in a currency other than Sterling or Euro in respect of an Alternative Currency Loan denominated in a currency other than Sterling or Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Assets” shall mean, with respect to any person, all equipment, rolling stock, aircraft, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (including commissions and whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Capital Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Leases” shall mean all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States, the United Kingdom, any Participating Member State, or any political subdivision, agency or instrumentality of any of the foregoing (provided that the full faith and credit of the United States, the United Kingdom, any Participating Member State is pledged in support thereof), or any agency of any of the foregoing, in each case, having maturities of not more than one year from the date of acquisition by such person; (b) securities issued, or directly, unconditionally and fully guaranteed or insured, by any state of the United States or any political subdivision of any such state or any public instrumentality thereof (provided that the full faith and credit of such state is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (c) time deposits, certificates of deposit and eurocurrency time deposits of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States (or any state thereof or the District of Columbia), the United Kingdom or any Participating Member State, or any political subdivision of the foregoing, having, in the case of banks organized under the laws of the United States, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), and in the case of banks organized under the laws of the United Kingdom or any Participating Member State, $100,000,000, in each case with maturities of not more than one year from the date of acquisition by such person, and securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of this clause (c); (d) repurchase obligations for underlying securities of the types described in clause (a), (b) or (c) above entered into with any bank meeting the qualifications specified in clause (c) above; (e) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person; (f) money market investments, including investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above, or that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated within the top three ratings categories by S&P or by Moody’s and (iii) have portfolio assets of at least $500,000,000; (g) demand deposit accounts maintained in the ordinary course of business; (h) preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, with maturities of less than one year from the date of acquisition; (i) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time either Moody’s or S&P shall not be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings) and in each case maturing within one year after the date of creation or acquisition thereof; (j) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities within one year from the date of the acquisition thereof, (k) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities within one year from the date of acquisition, (l) with respect to any Subsidiary organized outside of the United States, (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and/or principal place of business provided such country is a member the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank that is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and/or principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of the acquisition thereof and (iii) the equivalent of demand deposit accounts that are maintained with an Approved Foreign Bank; (m) investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (a) through (l) above; (n)(i) investments of the type and (to the extent applicable) maturity described in clauses (a) through (j) and (m) above of (or maintained with) a comparable foreign obligor, which investments or obligors (or the parent thereof) have ratings described in clause (c) or (e) above, if applicable, or equivalent ratings from comparable foreign rating agencies or (ii) investments of the type and maturity (to the extent applicable) described in clauses (a) through (j) above of (or maintained with) a foreign obligor (or the parent thereof), which investments or obligors (or the parents thereof) are not rated as provided in such clauses or in subclause (i) of this clause (n) but which are, in the reasonable judgment of the Borrower, comparable in investment quality to such investments and obligors (or the parents of such obligors); and (o) at the election of the Borrower, any notes or other obligations or securities or assets received by Holdings or any Subsidiary of Holdings that are (or at the time such obligations, securities or assets are received, were intended to be) converted into cash or Cash Equivalents within 180 days after the receipt thereof.

“Cash Management Agreement” shall mean any agreement to provide to any Group Member any cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, at the time a Cash Management Agreement was entered into (or, if later, on the Closing Date), was a Lender, an Agent or a Lead Arranger (or an Affiliate of a Lender, an Agent or a Lead Arranger), in its capacity as a party to such Cash Management Agreement; provided that if such Person is not (or was not, at the time it entered into a Cash Management Agreement) a Lender, an Agent or a Lead Arranger, such person shall deliver to the Administrative Agent a letter agreement pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents, (ii) agrees to be bound by the provisions of Article IX and Sections 10.03(c), 10.09, 10.10, 10.12, 10.17 and 10.20 as if it were a Lender, and (iii) agrees to be bound by any applicable Intercreditor Agreement as a Cash Management Bank thereunder.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Group Member. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Casualty Event Threshold” shall have the meaning assigned to such term in Section 2.10(e)(i).

“Cause of Action” shall mean any claim, obligation, suit, judgment, damage, demand, debt, right, remedy, cause of action, loss and/or liability, including any derivative claim.

“CFC” shall mean a Subsidiary that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code).

“Change in Law” shall mean (a) the adoption of, or taking effect of, any law, treaty, order, rule or regulation after the date hereof, (b) any change in any law, treaty, order, rule or regulation (including, for the avoidance of doubt, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III) or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date hereof or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority (including, for the avoidance of doubt, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III) made or issued after the date hereof.

A “Change of Control” shall be deemed to have occurred if:

(a)             any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than 40% of the total Voting Stock of Holdings; or

(b)             Holdings shall cease to beneficially own and Control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of the Borrower (or any permitted successor thereto).

“Charges” shall have the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Class” subject to Section 2.20 and Section 2.21, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Loan Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.19.

“Closing Date” shall mean the date of the initial Credit Extensions hereunder.

“Closing Date Refinancing” shall have the meaning assigned to such term in the recitals hereto.

“CME” shall mean CME Group Benchmark Administration Limited.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, unless otherwise specified.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral and all other property of whatever kind and nature, whether now owned or hereinafter acquired, subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto, and include each other person appointed as a successor thereto pursuant to Article IX.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument intended to serve as the means of payment in a purchase of goods or services.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment or Term Loan Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Conforming Changes” shall mean, with respect to the use, administration of or any conventions associated with SOFR, SONIA or any proposed Successor Rate for an Agreed Currency or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SONIA”, “SOFR”, “Term SOFR”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent (after consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and including, without limitation, amortization of goodwill, software and other intangible assets.

“Consolidated Cash Interest Expense” shall mean, for any period, the Consolidated Interest Expense excluding any non-cash interest expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Holdings and its Restricted Subsidiaries which may properly be classified as current assets (excluding deferred tax assets without duplication of amounts otherwise added in calculating Excess Cash Flow) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents; provided that Consolidated Current Assets shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities (excluding deferred taxes and taxes payable, in each case, without duplication of amounts otherwise deducted in calculating Excess Cash Flow) of Holdings and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Indebtedness and other long term liabilities, and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP; provided that Consolidated Current Liabilities shall (a) be calculated without giving effect to the impact of purchase accounting and (b) in any event exclude deferred revenue.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (other than in respect of clauses (f), (o), (r) and (u) below) and without duplication:

(a)             Consolidated Interest Expense;

(b)             Consolidated Amortization Expense;

(c)             Consolidated Depreciation Expense;

(d)             Consolidated Tax Expense;

(e)             Consolidated Transaction Costs;

(f)              (x) [reserved], and (y) at the Borrower’s election in its sole discretion, “run rate” cost savings, operating expense reductions, other operating changes, improvements, optimizations, initiatives, synergies, and increases in revenues projected by the Borrower to result from action either taken or expected to be taken in connection with, and within 36 months following, (i) the Transactions, any acquisition (including the commencement of activities constituting a business) or material disposition (including the termination or discontinuance of activities constituting a business), in each case of business entities or of properties or assets constituting a division or line of business (including, without limitation, a product line), (ii) increased pricing and/or volume and/or other revenue enhancements, (iii) any other operational change, improvement, optimization or initiative (including, to the extent applicable, in connection with the Transactions or any restructuring) and/or (iv) new projects or new contracts (which, in the case of each of clauses (i), (ii), (iii) and (iv) above, will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such synergies, cost savings, operating expense reductions, other operating changes, improvements, optimizations and initiatives, increased pricing and/or volume and/or other revenue enhancements and new projects and contracts had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; or with respect to actions being taken in connection with acquisitions, dispositions, operational changes, initiatives or such other transactions or occurrences described in this clause (f) which occurred prior to the Closing Date, within 36 months of the Closing Date;

(g)             any charges, expenses, costs, accruals, reserves, payments, fees or losses of any kind (“Charges”) (including rationalization, legal, tax, structuring and other Charges) (other than depreciation or amortization expense) related to any consummated, anticipated, unsuccessful or attempted equity offering, issuance or repurchase, other Equity Issuance, incurrence by Holdings or any of its Subsidiaries of Indebtedness (including an amendment thereto or a refinancing thereof, whether or not successful, and any costs of surety bonds incurred in connection with successful or unsuccessful financing activities), Dividend (including the amount of expenses relating to payments made to option holders of any direct or indirect parent of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement), Investment, acquisition (including any Permitted Acquisition or other Investments) (including (x) bonuses paid to employees, severance and reorganization costs and expenses in connection with any Permitted Acquisition and other investments permitted hereunder, (y) fees, costs and expenses incurred in connection with the de-listing of public targets or compliance with public company requirements in connection any Permitted Acquisition or other Investment, and any Public Company Costs, and (z) to the extent arising in the context of “take private” Permitted Acquisitions or Investments, litigation expenses and settlement amounts), Asset Sale or other disposition, consolidations, restructurings, repayment of Indebtedness (including Restricted Debt Payments) or recapitalization or the breakage of any hedging arrangement permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each case, whether or not successful), including such Charges related to (i) the offering, syndication, assignment and administration of the loans under the Loan Documents and any other credit facilities (including, and together with Charges of S&P, Moody’s or any other nationally recognized ratings agency) and (ii) any refinancing, extension, waiver, forbearance, amendment or other modification of the Loan Documents and any other credit facilities (in each case, whether consummated, anticipated, unsuccessful, attempted or otherwise);

(h)             (i) any non-cash Charges, impairment Charges (including bad debt expense), write-downs, write-offs, expenses, losses or items (including, without limitation, purchase accounting adjustments under ASC 805 or similar recapitalization accounting or acquisition accounting under GAAP or similar provisions under GAAP, or any amortization or write-off of any amounts thereof (including, without limitation, with respect to inventory, property and equipment, leases, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items)) (including any (x) non-cash expense relating to the vesting of warrants, (y) non-cash asset retirement costs, and (z) non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods (including changes in capitalization of variances)) or other inventory adjustments), including any such charges, impairment charges, write-downs, write-offs, expenses, losses or items pushed down to Holdings and its Restricted Subsidiaries, (ii) net unrealized or realized exchange, translation or performance losses relating to foreign currency transactions and foreign exchange adjustments including, without limitation, losses and expenses in connection with, and currency and exchange rate fluctuations and losses or other obligations from, hedging activities or other derivative instruments, and (iii) cash Charges resulting from the application of ASC 805 or similar provisions under GAAP (including with respect to Earn-Outs incurred by Holdings or any of its Restricted Subsidiaries in connection with any Permitted Acquisition or other Investment (including any acquisition or other Investment consummated prior to the Closing Date) and paid or accrued during the applicable period);

(i)              (i) the amount of management, advisory, monitoring, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and similar fees and expenses and related indemnities and expenses paid or accrued to direct or indirect equity holders of Holdings (and each of their Affiliates) and payments for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, to the extent such payments are permitted hereunder, and (ii) directors’ fees and expenses paid or accrued by Holdings or its Restricted Subsidiaries or, to the extent paid or accrued with respect to services that relate directly to Holdings or its Restricted Subsidiaries and paid for with amounts distributed by Holdings and its Restricted Subsidiaries, of any direct or indirect parent thereof, to the extent such payments are permitted hereunder;

(j)              Charges that are covered by indemnification, reimbursement, guaranty, purchase price adjustment or other similar provisions in favor of Holdings or its Restricted Subsidiaries in any agreement entered into by Holdings or any of its Restricted Subsidiaries to the extent such expenses and payments have been reimbursed pursuant to the applicable indemnity, guaranty or acquisition agreement in such period (or are reasonably expected to be so paid or reimbursed within one year after the end of such period to the extent not accrued) or an earlier period if not added back to Consolidated EBITDA in such earlier period; provided that if such amount is not so reimbursed within such one year period, such expenses or losses shall be subtracted in the subsequent calculation period;

(k)             Insurance Loss Addbacks; provided that if such amount is both (i) added back to Consolidated EBITDA and (ii) not so reimbursed or received by Holdings or its Restricted Subsidiaries within such one year period applicable thereto, then such Insurance Loss Addback shall be subtracted in the subsequent Test Period;

(l)              the aggregate amount of proceeds of business interruption insurance received by Holdings or one of its Restricted Subsidiaries during such period (or, at the Borrower’s election in its sole discretion, so long as such amount is reasonably expected to be received in a subsequent calculation period and within one year from the date of the underlying loss) to the extent not already included in Consolidated Net Income; provided that, if such amount is both (i) added back to Consolidated EBITDA and (ii) not so reimbursed or received by Holdings or such Restricted Subsidiary within such one year period, then such expenses or losses shall be subtracted in the subsequent calculation period;

(m)            any exceptional, extraordinary, unusual or non-recurring expenses, losses or Charges incurred;

(n)             Charges attributable to or associated with any restructuring (including restructuring charges related to Permitted Acquisitions and other Investments permitted hereunder and adjustments to existing reserves), carve out, integration, implementation of new initiatives, business optimization activities, cost savings, cost rationalization programs, operating expense reductions, synergies and/or similar initiatives, retention, recruiting, relocation, rebranding, signing bonuses, Charges in connection with a single or one-time event (including without limitation, in connection with facility openings, pre-openings, closings, reconfigurations and/or consolidations and/or terminations, reconfigurations and/or consolidations of existing lines of business), research and development, contract termination Charges, stock option and other equity-based compensation expenses, any Charges associated with any stock subscription or shareholder agreement or any employee benefit trust, severance costs, modifications to any pension or post-retirement employee benefit plan indemnities and/or any expenses, accruals or reserves (including restructuring costs related to Permitted Acquisitions and other Investments and adjustments to existing reserves), Charges associated with systems design implementation and/or upgrade, software development, project start-up and new operations (including, without limitation, any Charges in connection with entering into a new market), corporate development, any Charges associated with any modification of any pension or post-retirement employee benefit plan, indemnities and expenses, transaction fees and expenses, management fees and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company (including, for the avoidance of doubt, Public Company Costs);

(o)             solely for purposes of determining compliance with Section 6.08 (and solely to the extent made in compliance with Section 8.03(a)), in respect of any period which includes a Cure Quarter, the Cure Amount in connection with a Cure Contribution in respect of such Cure Quarter;

(p)             (i) compensation expenses resulting from the repurchase of Equity Interests of Holdings or any of its parent companies from employees, directors or consultants of Holdings or any of its Restricted Subsidiaries, in each case, to the extent permitted by this Agreement, (ii) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan of Holdings (or its direct or indirect parent company) or any of its Restricted Subsidiaries and (iii) compensation payments resulting from payments to employees, directors or officers of Holdings and its Restricted Subsidiaries paid in connection with Dividends that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or a substitution for, ordinary salary or ordinary payroll payments;

(q)             any net losses attributable to the early extinguishment or repayment of Indebtedness (and the termination of any associated Hedging Agreements) including, for the avoidance of doubt, any unamortized fees, costs and expenses paid in connection therewith;

(r)              at the Borrower’s election, in its sole discretion, other adjustments that are (i) of the type contained in a quality of earnings report made available to the Administrative Agent prepared by financial advisors (which financial advisors are (A) nationally recognized or (B) reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) and retained by a Credit Party and/or (ii) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC (or any successor agency);

(s)             letter of credit fees and unused line fees (including Commitment Fees);

(t)              net realized losses from Hedging Agreements, embedded derivatives or other derivatives resulting from actions outside of the ordinary course of trading (provided that, for the avoidance of doubt, losses resulting from ordinary course of trading Hedging Agreements or other derivatives shall not be added back pursuant to this clause (t));

(u)             at the Borrower’s election, in its sole discretion (but to be consistently applied across periods while so elected), the net amount, if any, of the difference between (to the extent the amount in the following clause (i) exceeds the amount in the following clause (ii)): (i) the deferred revenue of such Person and its Restricted Subsidiaries as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is twelve months prior to the Determination Date;

(v)             any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of);

(w)            the amount of any loss or discount on any sale of (x) Receivables Assets and related assets in connection with a Receivables Facility or (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing;

(x)             any net loss included in Consolidated Net Income attributable to non-controlling interests in any non-Wholly Owned Subsidiary or any joint venture;

(y)             all Charges attributable to, and payments of, legal settlements, fines, judgments or orders;

(z)             unbilled amounts executed in connection with promotional contracts (or any similar promotion) running for a period of six months or less during such six-month (or lesser) period;

(aa)           all cash actually received (or any netting arrangements resulting in reduced cash expenditures) during the relevant period and not included in Consolidated Net Income in respect of any non-cash gain deducted in the calculation of Consolidated EBITDA (including any component definition) for any previous period and not added back during such period;

(bb)          (i) reasonable fees, costs and expenses incurred in connection with implementing ASC 606 and (ii) any non-cash losses, charges or transitional adjustments (to the extent deducted in determining Consolidated Net Income) resulting from the application of ASC 606; and

(cc)           decreases in contract assets or substantially equivalent items for such period;

and (y) subtracting therefrom, in each case only to the extent (and in the same proportion) added in determining such Consolidated Net Income and without duplication, the aggregate amount of (A) all non-cash items increasing Consolidated Net Income for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business), (B) any exceptional, extraordinary, unusual or non-recurring gains increasing Consolidated Net Income for such period, (C) any net realized gains from Hedging Agreements, embedded derivatives or other derivatives resulting from actions outside of the ordinary course of trading (provided that, for the avoidance of doubt, gains resulting from ordinary course of trading Hedging Agreements or other derivatives shall not be subtracted pursuant to this clause (C)), (D) any net gain from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of), (E) increases in contract assets or substantially equivalent items for such period; (F) any non-cash gains resulting from the application of ASC 606 and any positive transitional adjustments resulting therefrom; (G) the amount of any minority interest net income attributable to non-controlling interests in any non-Wholly Owned Subsidiary or any joint venture; (H) net unrealized or realized exchange, translation or performance income or gains relating to foreign currency transactions and foreign exchange adjustments including, without limitation, income or gains in connection with, and currency and exchange rate fluctuations and income or gains from, hedging activities or other derivative instruments; and (I) the amount of any income or gain on any sale of (x) Receivables Assets and related assets in connection with a Receivables Facility or (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing.

Notwithstanding anything herein to the contrary, it is agreed that, for the purpose of calculating the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio and the Consolidated Interest Coverage Ratio for any period that includes the fiscal quarters ended on or about December 31, 2020, March 31, 2021, June 30, 2021 and September 30, 2021, Consolidated EBITDA shall be deemed to be $29,665,000, $11,011,000, $12,803,000 and $2,910,000, respectively, in each case, as adjusted (i) when determining Consolidated EBITDA for any period that includes any such fiscal quarter, to give effect to the adjustments for such period provided for in clause (x)(u) above (which adjustments, for the avoidance of doubt, are not reflected in the plug numbers above) and (ii) on a Pro Forma Basis and to give effect to any adjustments in clauses (f) and (r) above that in each case may become applicable due to actions taken on or after the Closing Date, as applicable; it being agreed that for purposes of calculating any financial ratio or test in connection with a Subject Transaction, Consolidated EBITDA shall be calculated on a Pro Forma Basis in a manner consistent with Consolidated EBITDA for each quarterly period set forth above and the adjustments set forth above in this definition. Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Subject Transaction as if it occurred on the first day of the reference period.

“Consolidated Fixed Charges” shall mean, with respect to Holdings and its Restricted Subsidiaries as of any date of determination, and for any applicable period, the sum of, without duplication:

(a) Consolidated Cash Interest Expense of the Borrower and its Restricted Subsidiaries for such period; and

(b) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock during such period.

“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period then most recently ended to (ii) Consolidated Cash Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Holdings and its Restricted Subsidiaries for such period with respect to Consolidated Total Funded Indebtedness determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)             imputed interest on Capital Lease Obligations and Attributable Indebtedness of Holdings and its Restricted Subsidiaries for such period;

(b)             commissions, discounts and other fees, costs and Charges owed by Holdings or any of its Restricted Subsidiaries with respect to letters of credit, bankers’ acceptance financings and receivables financings for such period;

(c)             amortization of costs in connection with the incurrence by Holdings or any of its Subsidiaries of Indebtedness, debt discount or premium and other financing fees and expenses incurred by Holdings or any of its Restricted Subsidiaries for such period;

(d)             cash contributions to any employee stock ownership plan or similar trust made by Holdings or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Holdings or any of its Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e)             all interest paid or payable with respect to discontinued operations of Holdings or any of its Restricted Subsidiaries for such period;

(f)              the interest portion of any deferred payment obligations of Holdings or any of its Restricted Subsidiaries for such period; and

(g)             all interest on any Indebtedness of Holdings or any of its Restricted Subsidiaries of the type described in clauses (f) or (i) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense, (b) commissions, discounts, yield, and other fees and Charges (including any interest expense) related to any Receivables Facility or any Securitization Facility shall be excluded from the calculation of Consolidated Interest Expense, and (c) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or prepaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with the Transactions, any Permitted Acquisitions, Asset Sales or other dispositions (other than any Asset Sales or other dispositions in the ordinary course of business), and discontinued division or line of business (including, without limitation, a product line) or operations as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period in each case to the extent permitted by this Agreement.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) attributable to Holdings and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)             the net income (or loss) of any person that is not Holdings or a Restricted Subsidiary of Holdings, except to the extent that cash in an amount equal to any such income has actually been received by Holdings or (subject to clause (b) below) any of its Restricted Subsidiaries during such period;

(b)             the net income of any Restricted Subsidiary of Holdings that is not a Borrower or a Guarantor during such period to the extent that the declaration or payment of Dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement, any other Loan Document or any refinancings of any of the foregoing, or the documentation governing any other Indebtedness permitted hereunder, including, subject to the restrictions set forth therein, under Section 6.11), instrument, or Requirements of Law applicable to that Restricted Subsidiary or its equity holders during such period (unless such restriction or limitation has been waived), except that Holdings’ equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(c)             any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Holdings or any of its Restricted Subsidiaries upon any Asset Sale or other disposition by Holdings or any of its Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business;

(d)             any foreign currency translation gains or losses (including losses related to currency remeasurements of Indebtedness);

(e)             non-cash gains and losses resulting from any reappraisal, revaluation or write-up or write-down of assets;

(f)              unrealized gains and losses, and the impact of any revaluation, with respect to Hedging Obligations, embedded derivatives or other derivative transactions other than, in each case, unrealized gains or losses with respect to Hedging Obligations or other derivatives which are accounted for on a hedge accounting basis (which, for the avoidance of doubt, shall be included in net income) and provided that, for the avoidance of doubt, realized gains or losses in respect of Hedging Obligations or other derivatives entered into for nonspeculative purposes shall be included in net income; and

(g)             gains or losses due solely to the cumulative effect of any change in accounting principles (effected either through cumulative effect adjustment or retroactive application, in each case, in accordance with GAAP ) and changes during such period as a result of the adoption or modification of accounting policies.

“Consolidated Tax Expense” shall mean, for any period, without duplication (i) the tax expense (including, without limitation, federal, state, local, foreign, franchise, excise, property, value added and foreign withholding and similar taxes) of Holdings and its Restricted Subsidiaries, including any penalties and interest relating therefrom or arising from any tax examinations for such period, determined on a consolidated basis in accordance with GAAP, (ii) an amount equal to the amount of tax distributions actually made to the direct or indirect holders of Equity Interests in Holdings in respect of such period in accordance with Section 6.06(c) and Section 6.06(k) (solely with respect to the payment of franchise and similar taxes) which shall be included as though such amounts had been paid as income taxes directly by Holdings and its Restricted Subsidiaries, and (iii) without duplication, the net tax expense associated with any adjustments made pursuant to clauses (a) through (g) of the definition of “Consolidated Net Income”, to the extent such adjustment is made on an after-tax basis.

“Consolidated Total Assets” shall mean, as of any date, the total property and assets of Holdings and its Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Holdings most recently delivered pursuant to Section 5.01(a) or (b), as applicable (on a Pro Forma Basis after giving effect to any Permitted Acquisitions or any Investments or dispositions permitted hereunder or by the other Loan Documents).

“Consolidated Total Funded Indebtedness” shall mean, as of any date of determination, for Holdings and its Restricted Subsidiaries determined on a consolidated basis, the sum of, without duplication, (a) the aggregate principal amount of all funded Indebtedness for borrowed money, (b) all Purchase Money Obligations (other than any such obligations that constitute Capital Lease Obligations), (c) the principal portion of Capital Lease Obligations and (d) Letters of Credit (solely to the extent of any Unreimbursed Amounts thereunder that are not paid within three Business Days after the same become due and payable). Notwithstanding the foregoing, in no event shall the following constitute “Consolidated Total Funded Indebtedness”: (i) obligations under any derivative transaction or other Hedging Agreement, (ii) letters of credit (including Letters of Credit), except to the extent of any Unreimbursed Amounts thereunder that are not paid within three Business Days after the same become due and payable, (iii) Earn-Outs to the extent not then due and payable or if not recognized as debt on the balance sheet in accordance with GAAP and (iv) leases that would be characterized as operating leases in accordance with GAAP on the date hereof.

“Consolidated Transaction Costs” shall mean the fees, premiums, costs, expenses, accruals and reserves (including rationalization, legal, tax, structuring and other costs and expenses) incurred by Holdings and its Restricted Subsidiaries, whether before or after the Closing Date, in connection with the Transactions.

“Contingent Obligation” shall mean, as to any person, any obligation or agreement of such person guaranteeing or intended to guarantee any Indebtedness, leases, Dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation or agreement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties or other similar contingent obligations incurred in the ordinary course of business, including indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or its direct or indirect parent company or other portfolio companies of such person.

“Covered Party” shall have the meaning assigned to such term in Section 10.21(a).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Refinancing Debt, or (c) Permitted Unsecured Refinancing Debt obtained pursuant to a Refinancing Amendment and/or separate documentation to the extent such Indebtedness is to be governed by separate documentation, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Incremental Revolving Loans or Refinancing Revolving Loans hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than (A) the aggregate principal amount of the Refinanced Debt, plus accrued and/or capitalized and unpaid interest thereon, any fees, premiums, accrued interest associated therewith, plus an amount equal to any existing commitments unutilized thereunder, plus (B) fees, expenses, commissions, underwriting discounts and expenses incurred in connection with such Credit Agreement Refinancing Indebtedness, plus (C) an amount equal to any existing commitments unutilized under such Refinanced Debt not established in contemplation of such refinancing, plus (D) such additional amounts otherwise permitted to be incurred under the Loan Documents (with a corresponding reduction in the amount of any basket or carve-out (to the extent capped) used pursuant to this clause (D)), (ii) the terms applicable to such Credit Agreement Refinancing Indebtedness shall comply with the Required Debt Terms, (iii) such Refinanced Debt shall be Paid in Full, and (unless otherwise agreed by all Lenders holding such Refinanced Debt) all accrued interest, fees and premiums (if any) in connection therewith shall be paid on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) such extending, renewing or refinancing Indebtedness shall not (if secured) have a higher Lien priority than the Refinanced Debt, and (v) such extending, renewing or refinancing Indebtedness shall not have a higher right of payment priority than the Refinanced Debt.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the extension or renewal of any existing Letter of Credit, by an Issuing Bank.

“Credit Parties” shall mean the Borrower and the Guarantors; and “Credit Party” shall mean any one of them.

“Cumulative Amount” shall mean, on any date of determination (the “Reference Date”), the sum of (without duplication):

(a)             an amount equal to the greater of (i) $27,500,000 and (ii) 50.0% of Consolidated EBITDA for the most recent Test Period; plus

(b)             cumulative Consolidated EBITDA minus 150% of cumulative Consolidated Fixed Charges (which difference shall not be less than zero in any fiscal year); plus

(c)             an amount determined on a cumulative basis equal to (i) the Net Cash Proceeds received by Holdings after the Closing Date (and contributed as common capital or Qualified Capital Stock to any Credit Party (other than Holdings)) from Eligible Equity Issuances, to the extent Not Otherwise Applied; plus

(d)             an amount determined on a cumulative basis equal to the Net Cash Proceeds received by Holdings and its Restricted Subsidiaries (and contributed as common capital or Qualified Capital Stock to any Credit Party (other than Holdings)) from Indebtedness or Disqualified Capital Stock issued after the Closing Date and subsequently converted or exchanged into Qualified Capital Stock of Holdings or any direct or indirect parent company of Holdings, to the extent Not Otherwise Applied; plus

(e)             an amount equal to the fair market value (as determined by the Borrower) of any assets (including, without limitation, the principal amount of any Term Loans or other Indebtedness acquired by direct or indirect parents of Holdings contributed to Holdings) contributed to Holdings or received by Holdings from Eligible Equity Issuances (and thereafter contributed to any Credit Party), directly or indirectly, any Person (other than Holdings or any of its Restricted Subsidiaries) (including, for the avoidance of doubt, pursuant to Section 10.04(b)(vi)); plus

(f)              the aggregate amount of Retained Declined Proceeds and Retained Asset Sale Proceeds held by any Group Member during the period from the Business Day immediately following the Closing Date through and including the Reference Date; plus

(g)             to the extent not already included in the calculation of Consolidated Net Income of Holdings and its Restricted Subsidiaries, the aggregate amount of all cash dividends and other cash distributions (and the fair market value of any non-cash dividends or other distributions) received by any Group Member from any joint ventures or Unrestricted Subsidiaries during the period from the Business Day immediately following the Closing Date through and including the Reference Date, without any limitation as to the original amount of the Investment therein; plus

(h)             to the extent not already included in the calculation of Consolidated Net Income of Holdings and its Restricted Subsidiaries, the aggregate amount of all Net Cash Proceeds, and the fair market value of non-cash proceeds, received by any Group Member in connection with the sale, transfer or other disposition of its ownership interest in any joint venture or Unrestricted Subsidiary during the period from the Business Day immediately following the Closing Date through and including the Reference Date, without any limitation as to the original amount of the Investment therein; plus

(i)              the aggregate amount of all Net Cash Proceeds, and the fair market value of non-cash proceeds, received by any Group Member in connection with the sale, transfer or other disposition of its ownership interest in, or cash amounts of any returns, dividends, profits, distributions and similar amounts received on, any Investment (including in any Unrestricted Subsidiary or a joint venture), during the period from the Business Day immediately following the Closing Date through and including the Reference Date; plus

(j)              in the event that the Borrower re-designates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into any Restricted Subsidiary of Holdings, so long as such Restricted Subsidiary of Holdings is the surviving Person, and (B) the transfer of any assets of an Unrestricted Subsidiary to any Restricted Subsidiary of Holdings), the fair market value (as determined in good faith by the Borrower) of the Investment in such Unrestricted Subsidiary or such transferred assets at the time of such re-designation, in each case without any limitation as to the original amount of the Investment therein; minus

(k)             (i) the aggregate amount of Investments made pursuant to Section 6.03(x) using the Cumulative Amount, (ii) the aggregate amount of Dividends made pursuant to Section 6.06(f) using the Cumulative Amount, (iii) the aggregate amount of prepayments of indebtedness pursuant to Section 6.09(a) using the Cumulative Amount, and (iv) the aggregate amount of Indebtedness incurred pursuant to Section 6.01(r) using the Cumulative Amount, in each case during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date).

“Cure Amount” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Contribution” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Expiration Date” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Quarter” shall have the meaning assigned to such term in Section 8.03(a).

“Daily Simple SOFR” with respect to any applicable determination date shall mean the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Issuance” shall mean the incurrence by Holdings or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than Indebtedness permitted by Section 6.01 or Section 5.18 to the extent not Credit Agreement Refinancing Indebtedness).

“Debt Service” shall mean, for any period, Consolidated Interest Expense or any other interest expense for such period plus principal amortization (and other mandatory prepayments and repayments (whether pursuant to this Agreement or otherwise)) of all Indebtedness for such period (including, without limitation, the implied principal component of payments made in respect of Capital Lease Obligations).

“Debtor Relief Law” shall mean the Bankruptcy Code (including Title 11 of the United States Code, as now constituted or hereafter amended) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided in connection with this Agreement.

“Declared Default” shall mean (i) a notice of acceleration has been given and not withdrawn in accordance with Section 8.01; or (ii) any automatic acceleration with respect to the events described in clause (g) or (h) of Section 8.01 has occurred and is continuing.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(i).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Revolving Loans of all Revolving Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective defaulted Revolving Loans) over the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent in a manner consistent with similar determinations by the Administrative Agent in respect of other Lenders, that (a) has failed to (i) fund any portion of its Loans or Incremental Loans, participations in Letters of Credit or other extensions of credit required to be funded by it hereunder, under any commitment to fund an Incremental Loan within two Business Day of the date on which such amount is required to be funded by it hereunder or under any commitment to fund an Incremental Loan, unless such Lender notifies the Administrative Agent, the Issuing Banks and the Borrower in writing that such failure is the result of such Lender’s reasonable and good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the applicable Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due (b) has notified the Administrative Agent, any Issuing Bank, any Lender and/or the Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or any documentation relating to an Incremental Facility or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under any Incremental Facility (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable and good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, an Issuing Bank or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or Incremental Loans and participations in then outstanding Letters of Credit, (d) has otherwise failed to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such payment is the subject of a good faith dispute, (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become subject of a Bail-In action, or (f)  in the case of a Lender that has a Commitment or LC Exposure outstanding at such time, shall have, or shall be the Subsidiary of any person that shall have, (i) taken any action or been the subject of any action or proceeding of a type described in the definition of, or otherwise become subject to a, Lender-Related Distress Event or shall have admitted in writing that it is insolvent, or (ii) become the subject of a Bail-In Action; provided that the Administrative Agent and the Borrower may declare (A) by joint notice to the Lenders that a Defaulting Lender is no longer a “Defaulting Lender”, or (B) that a Lender is not a Defaulting Lender, if in the case of both clauses (A) and (B) the Administrative Agent and the Borrower each determines, in its sole respective discretion, that (x) the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply, or (y) it is satisfied that such Lender will continue to perform its funding or issuance obligations hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority, unless such ownership interest results in or provides such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person or its parent entity or (ii) such Lender becoming subject to an Undisclosed Administration. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the applicable Issuing Bank, and each other Lender promptly following such determination

“Designated Noncash Consideration” shall mean, as of any date of determination, the fair market value at the time received (as determined in good faith by the Borrower) of any non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is designated in writing as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Noncash Consideration. A particular item of Designated Noncash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or any other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, would (i) mature or be mandatorily redeemable (other than solely for Qualified Capital Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control, insolvency event, or asset sale and only so long as any rights of the holders thereof after such change of control, insolvency event or asset sale shall be subject to the Payment in Full of the Obligations and the termination of the Commitments), (ii) be redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (iii) provide for scheduled payments of dividends in cash or (iv) be or become convertible into or exchangeable for Indebtedness or any other Disqualified Capital Stock, in whole or in part, in each case on or prior to the date that is 91 days after the Latest Maturity Date at the time of issuance.

“Disqualified Institutions” shall mean (a) those Persons that are competitors of Holdings and its Subsidiaries to the extent identified by the Borrower to the Administrative Agent by name in writing from time to time), (b) those banks, financial institutions and other Persons separately identified by name by the Borrower to (i) the Lead Arrangers in writing on or before the Closing Date or (ii) to the Administrative Agent in writing from time to time, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (c) in the case of clause (a) or (b), any of their respective Affiliates (other than Bona Fide Debt Funds except, for the avoidance of doubt, to the extent specifically designated in writing on or before the Closing Date) that are (x) readily identifiable as Affiliates on the basis of their name or (y) identified by name by the Borrower to the Administrative Agent in writing from time to time, or (d) any Excluded Affiliate; provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans, with respect to such previously acquired Loans, Commitments or participation interests, to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be, but shall apply to disqualify any such parties from taking any prospective assignments of or participation interests in any Loans.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests).

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable Issuing Bank, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent or the applicable Issuing Bank, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the applicable Issuing Bank pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollars,” “dollars” or “$” shall mean lawful money of the United States.

“Earn-Outs” shall mean, with respect to a Permitted Acquisition or any other Investment or acquisition of any assets or Property by any Group Member, that portion of the purchase consideration therefor and that portion of all other payments and liabilities (whether payable in cash or by exchange of Equity Interests or of any Property or otherwise), directly or indirectly, payable by any Group Member in exchange for, or as part of, or in connection with, such Permitted Acquisition or such other acquisition, as the case may be, that is deferred for payment to a future time after the consummation of such Permitted Acquisition or such other acquisition, as the case may be, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, earn-outs and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.

“ECF Payment Amount” shall have the meaning assigned to such term in Section 2.10(f).

“ECF Payment Date” shall have the meaning assigned to such term in Section 2.10(f).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as of any date of determination, the sum of (i) the higher of (A)  Term SOFR (or comparable rate under any other applicable facility) on such date for a deposit in Dollars with a maturity of three months and (B) the Term SOFR (or comparable rate under any other applicable facility) floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date (with such interest rate margin and interest spreads to be determined by reference to Term SOFR (or comparable rate under any other applicable facility)) and (iii) the amount of original issue discount and/or upfront fees paid and payable (which shall be deemed to constitute like amounts of original issue discount) by the Borrower to the Lenders in connection with the applicable facility (with original issue discount or upfront fees being equated to interest based on an assumed four-year life to maturity without any present value discount (or, if less, the remaining life to maturity)) (it being understood that customary arrangement, commitment, structuring, underwriting, ticking, unused line, consent and amendment fees paid or payable to any of the applicable arrangers (or their respective affiliates) in their respective capacities as such in connection with the applicable facility, as applicable (whether or not such fees are paid to or shared in whole or in part with any lenders thereunder), and any other fees that are not generally paid to all lenders (or their respective affiliates) ratably with respect to such loans or such facility and that are paid or payable in connection with such loans or such facility, shall be excluded).

“Eligible Assignee” shall mean (a) if the assignment does not include the assignment of a Revolving Commitment, (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund, (iv) [reserved], (v) [reserved], and (vi) any other person approved by the Administrative Agent and the Borrower (each such consent not to be unreasonably withheld or delayed; it being understood that the Borrower prohibiting assignments to Disqualified Institutions is reasonable and that the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable Requirements of Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) and (b) if the assignment includes the assignment of a Revolving Commitment, (i) any Revolving Lender, (ii) an Affiliate of any Revolving Lender, (iii) an Approved Fund with respect to a Revolving Lender and (iv) any other person approved by the Administrative Agent, the Issuing Banks and the Borrower (each such consent not to be unreasonably withheld or delayed; it being understood that the Borrower prohibiting assignments to Disqualified Institutions is reasonable and that the Borrower shall have the right to withhold, delay or condition its consent to any assignment if, in order for such assignment to comply with applicable Requirements of Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority); provided that, in the case of the foregoing clauses (a) and (b), (1) no approval of the Borrower (other than with respect to Disqualified Institutions) shall be required (A) in connection with any such assignment during the continuance of an Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrower) or (h) (solely with respect to the Borrower) or (B) in connection with the primary syndication of the Revolving Commitments and Term Loans to Persons (or any Affiliate or Approved Fund thereof) which the Borrower has previously consented to in writing (including by email), (2) for the avoidance of doubt, to the extent the consent of the Borrower is required for any assignment, no such consent shall be deemed to have been given unless such consent is affirmatively given by the Borrower (other than pursuant to Section 10.04(b) with respect to Term Loans as set forth therein), (3) notwithstanding anything to the contrary herein, “Eligible Assignee” shall not include at any time (including, for the avoidance of doubt, after the occurrence of any Default or Event of Default) any Disqualified Institutions (unless consented to in writing by the Borrower in its sole discretion), any Defaulting Lender, or any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons) and (4) the Borrower may, in its sole discretion, waive its approval right (and from the date of such waiver, the Administrative Agent shall not be required to seek or obtain the Borrower’s approval with respect to any assignment; provided, that (x) all other restrictions (including, for the avoidance of doubt, the prohibition on assignments to Disqualified Institutions) shall remain in full effect notwithstanding any such waiver, including during the pendency of such waiver and (y) at any time, the Borrower may elect in its sole discretion to terminate such waiver, and such approval right of the Borrower (and the Administrative Agent’s obligation to seek such approval on the terms otherwise set forth herein) immediately shall resume in full force and effect as though such approval right had never been waived; provided, that, in the case of the foregoing clause (b), notwithstanding anything to the contrary herein, “Eligible Assignee” shall not include at any time (including, for the avoidance of doubt, after the occurrence of any Default or Event of Default) the Borrower, Holdings, or any Affiliate of Holdings.

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Revolving Loans to be denominated in an Alternative Currency) or the applicable Issuing Bank(s) (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) such currency no longer being a currency in which the Required Lenders are willing to make such Loans (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Revolving Loans in such currency to which the Disqualifying Event applies or convert such Revolving Loans into the Dollar Equivalent of Revolving Loans in Dollars, subject to the other terms contained herein.

“Eligible Equity Issuance” shall mean an issuance and sale of Qualified Capital Stock of Holdings or an equity contribution to Holdings other than for Disqualified Capital Stock following the Closing Date (other than to the extent the proceeds thereof are applied or are to be applied as a Cure Amount) to the equity holders of Holdings.

“Employee Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (other than a Multiemployer Plan, Foreign Plan or a Foreign Pension Plan) that is maintained or contributed to by a Group Member or with respect to which a Group Member has any liability (including on account of an ERISA Affiliate).

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands) and the land surface and subsurface.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding, investigation, remediation, removal, cleanup, response, corrective action, penalties or other actions, liabilities or costs (including damages, natural resources damages, contribution, indemnification, cost recovery, compensation or injunctive relief) resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material, (ii) any violation or alleged violation of or liability under any Environmental Law, or (iii) any actual or alleged exposure to Hazardous Materials.

“Environmental Law” shall mean all applicable Requirements of Law relating to pollution or protection of the Environment, or to Hazardous Materials.

“Environmental Permit” shall mean any permit, license, approval, registration, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Funded Portion” shall mean an amount equal to (i) the working capital or other purchase price adjustment with respect to any acquisition or other Investment times (ii) the percentage of the consideration for such acquisition or other Investment that is financed solely with the proceeds of equity issuances by and equity contributions (or, if subject to subordination provisions substantially similar to the Intercompany Note, shareholder loans) to Holdings or any Restricted Subsidiary, but solely to the extent such equity issuance, equity contribution, or shareholder loan, as applicable, does not otherwise increase Indebtedness, Investment, Dividend or Restricted Debt Payment capacity hereunder, including, without limitation, pursuant to an increase in the Cumulative Amount.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including warrants, options and other rights to purchase and including, if such person is a limited liability company, membership interests or if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date; provided that “Equity Interest” shall not include at any time (i) debt securities convertible or exchangeable into such equity or (ii) Earn-Outs.

“Equity Issuance” shall mean, without duplication, (a) any issuance or sale by Holdings of any Equity Interests in Holdings (including any Equity Interests issued upon the exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests of Holdings or (b) any contribution to the capital of Holdings.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code and Section 302 or 303 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the determination that any Plan is in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by any Group Member or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Group Member or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or Multiemployer Plan or Multiemployer Plans or to appoint a trustee to administer any Plan or Multiemployer Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the incurrence by any Group Member or its ERISA Affiliates of liability resulting from the complete or partial withdrawal from any Multiemployer Plan; (h) the receipt by any Group Member or its ERISA Affiliates of any written notice, concerning a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “critical” or “endangered” status, under Section 432 of the Code or Section 305 of ERISA; (i) the withdrawal of any Group Member or its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (j) assuming the accuracy of Section 9.13(a), the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975(c)(1)(A)-(D) of the Code or Section 406(a) of ERISA) which would reasonably be expected to result in liability to any Group Member; or (k) a Foreign Benefit Event.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” shall mean the single currency of the Participating Member States.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a)           Debt Service and other payments (including, without limitation, scheduled payments) of Indebtedness (including, without limitation, related fees and expenses, to the extent paid in cash and to the extent such payments are permitted hereunder (but excluding (A) any required cash payments of principal with respect to the Loans under this Agreement (excluding amortization payments of Term Loans) and (B) any amounts applied to reduce the Excess Cash Flow prepayment pursuant to Section 2.10(f)), in each case, to the extent made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness, intercompany Indebtedness and Indebtedness that has been repaid); provided that, in each case, payments of revolving Indebtedness shall not be deducted from Excess Cash Flow pursuant to this clause (a) unless accompanied by a permanent reduction in the relevant commitment;

(b)           [reserved];

(c)            [reserved];

(d)           the aggregate amount of payments made in cash (and made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness, intercompany Indebtedness and Indebtedness that has been repaid)) during such Excess Cash Flow Period (or committed or reasonably expected to be paid in cash within the four fiscal quarter period following the end of such Excess Cash Flow Period) (other than any such amounts applied to reduce the Excess Cash Flow prepayment amount pursuant to Section 2.10(f)) and capitalized or otherwise not expensed in accordance with GAAP during such Excess Cash Flow Period;

(e)            the aggregate amount of Consolidated Tax Expense (including any direct or indirect distributions for the payment of such Consolidated Tax Expense) paid or payable with respect to such Excess Cash Flow Period and, if payable, for which reserves have been established to the extent required under GAAP;

(f)            [reserved];

(g)           the absolute value of, if negative, (x) the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) minus (y) the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(h)           the aggregate amount of cash items added back to Consolidated EBITDA in the calculation of Consolidated EBITDA for such period to the extent paid in cash by Holdings and its Restricted Subsidiaries during such period;

(i)             [reserved];

(j)             the aggregate amount added back to Consolidated EBITDA in the calculation of Consolidated EBITDA for such period pursuant to clauses (f) and (r) thereof;

(k)            any Insurance Loss Addback for such period;

(l)            the aggregate amount of non-cash adjustments to Consolidated EBITDA for periods prior to the beginning of the current Excess Cash Flow Period to the extent paid in cash by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period;

(m)           [reserved]; and

(n)           to the extent added to determine Consolidated EBITDA pursuant to clause (j) or (l) of the definition of Consolidated EBITDA, such amounts with respect to which no cash payment to Holdings or any of its Restricted Subsidiaries was received during such Excess Cash Flow Period;

provided that any amount deducted pursuant to any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i)             if positive, (x) the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) minus (y) the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii)            cash items of income during such Excess Cash Flow Period not included in calculating Consolidated EBITDA;

(iii)           any permitted payments in cash referred to above in clause (d) or (m) that are committed or reasonably expected to be made within the next four fiscal quarter period after the end of such Excess Cash Flow Period, to the extent not so made during such four fiscal quarter period; and

(iv)          any cash payment that was actually received by Holdings or any Restricted Subsidiary during such Excess Cash Flow Period with respect to which a deduction was taken pursuant to clause (n) above during the previous Excess Cash Flow Period.

Notwithstanding anything to the contrary, for purposes of calculating Excess Cash Flow for any Excess Cash Flow Period, for each Permitted Acquisition or other Investment permitted hereunder consummated during such Excess Cash Flow Period, (x) the Consolidated EBITDA of a target of such Permitted Acquisition or other Investment shall be included in such calculation only from and after the first day of the first full fiscal quarter to commence following the date of the consummation of such Permitted Acquisition or other Investment and (y) for the purposes of calculating Net Working Capital, (A) the total assets of a target of such Permitted Acquisition or other Investment (other than cash and Cash Equivalents), as calculated as at the date of consummation of the applicable Permitted Acquisition or other Investment, which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition or other similar acquisition has been consummated) and (B) the total liabilities of Holdings and its Restricted Subsidiaries, as calculated as at the date of consummation of the applicable Permitted Acquisition or other Investment, which may properly be classified as current liabilities (other than the current portion of any long term liabilities and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (B), that such Permitted Acquisition or Investment has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be used in calculating the difference between the Net Working Capital at the end of the applicable Excess Cash Flow Period from the date of consummation of the Permitted Acquisition or other Investment.

“Excess Cash Flow Period” shall mean each fiscal year of Holdings starting with the first full fiscal year ending after the Closing Date.

“Excess Net Cash Proceeds” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Affiliates” shall mean members of any Lead Arranger’s or any of its Affiliates’ or managed funds’ deal teams that are engaged (x) primarily as principals in private equity or venture capital or (y) in the sale of any of the Borrower and its Subsidiaries, including through the provision of advisory services (it being understood that the definition of “Excluded Affiliate” shall not apply to Bank of America, N.A. and its affiliates, in each case solely to the extent that any information disclosed to such persons is disclosed on a “need to know” basis solely in connection with the transactions contemplated by this Agreement and any such persons are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of such type confidential).

“Excluded Equity Interests” shall mean Equity Interests (a) in excess of 65% of the Voting Stock (and 100% of the non-voting stock) issued by any CFC or FSHCO, in each case, owned directly by a Credit Party, (b) in a joint venture which cannot be pledged without the consent of third parties, or the pledge of which is prohibited by the terms of, or would create a right of termination of one or more third parties under, any applicable Organizational Documents, joint venture agreement or shareholders’ agreement (by any agreement binding on such Equity Interests at the time of acquisition thereof (or on the Closing Date, as applicable) and not entered into in contemplation thereof (or in contemplation of the Transactions, as applicable) and unless such consent has been obtained) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (c) in Persons other than Wholly Owned Restricted Subsidiaries, (d) in any Immaterial Subsidiary, Unrestricted Subsidiary, not-for-profit Subsidiary, captive insurance entity or special purpose entity (including for the avoidance of doubt any Receivables Subsidiary and any Securitization Subsidiary), (e) with respect to which the cost, burden or consequence (including any regulatory or accounting consequences) of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby, as mutually and reasonably determined by the Administrative Agent and the Borrower, (f) with respect to which a pledge therein is prohibited or restricted by Requirements of Law (including any requirement to obtain Governmental Authority or third party consent, license or authorization unless such consent, license or authorization has been obtained) or any third party (by any agreement binding on such Equity Interests at the time of acquisition thereof (or on the Closing Date, as applicable) and not entered into in contemplation thereof (or in contemplation of the Transactions, as applicable) and unless such consent, license or authorization has been obtained) or impossible or impracticable (as mutually and reasonably determined by the Administrative Agent and the Borrower) to obtain under applicable law, (g) with respect to which a pledge therein would result in adverse Tax consequences to Holdings and its Restricted Subsidiaries or the parent of any consolidated, combined, or unity tax group of which Holdings is a member which consequences are not de minimis (as reasonably determined by the Borrower in consultation with the Administrative Agent); and/or (h) that are Margin Stock; provided that in each case set forth above, such equity will immediately cease to constitute Excluded Equity Interests when the relevant property ceases to meet this definition and, with respect to any such equity, a security interest under any applicable Security Document shall attach immediately and automatically without further action; provided, further, that in no event will any Equity Interests of the Borrower or any other Restricted Subsidiary of Holdings that is a direct or indirect parent of the Borrower be Excluded Equity Interests.

“Excluded Property” shall have the meaning assigned to such term in the applicable Security Agreement.

“Excluded Subsidiary” shall mean (a) any Restricted Subsidiary that is not a Wholly Owned Subsidiary, (b) a CFC, Subsidiary of a CFC or Excluded U.S. Subsidiary, (c) any Immaterial Subsidiary, (d) any Unrestricted Subsidiary, (e) any not-for-profit Subsidiary, (f) any captive insurance entity, (g) any special purpose entity (including, for the avoidance of doubt, any Receivables Subsidiary and any Securitization Subsidiary), (h) any merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition or otherwise, or dissolved, within 90 days of its formation or such later date as permitted by the Administrative Agent in its reasonable discretion, (i) any Subsidiary to the extent a Guarantee or other guarantee of the Obligations is prohibited or restricted by any contractual obligation as in existence on the Closing Date or at the time such Person becomes a Subsidiary (in each case, not entered into in contemplation hereof and for so long as such prohibition or restriction remains in effect) or by applicable Requirements of Law (including any requirement to obtain Governmental Authority or third party consent, license or authorization unless such consent, license or authorization has been obtained), (j) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment that has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case, to the extent (but only for so long as) such secured Indebtedness prohibits such Restricted Subsidiary from becoming a Guarantor, (k) any Subsidiary to the extent the Administrative Agent and the Borrower mutually and reasonably determine the cost, consequence and/or burden (including, but not limited to, any regulatory or accounting consequences) of obtaining a Guarantee outweigh the benefit thereof to the Lenders, (l) any Subsidiary to the extent the Borrower reasonably determines that a Guarantee by such Subsidiary would result in adverse Tax consequences to Holdings or any of its Restricted Subsidiaries or the parent of any consolidated, combined, or unity tax group of which Holdings is a member which consequences are not de minimis (as reasonably determined by the Borrower in consultation with the Administrative Agent) and (m) any Subsidiary that is not incorporated or otherwise organized in or under the laws of the United States, any state thereof, or the District of Columbia; provided that the Borrower and any other Restricted Subsidiary of Holdings that is a direct or indirect parent of the Borrower shall not be an Excluded Subsidiary; provided further that Borrower may, in its sole discretion, designate any Subsidiary that otherwise qualifies as an “Excluded Subsidiary” pursuant to any one or more of clauses (a) through (m) above (including any Foreign Subsidiary) as not being an Excluded Subsidiary by written notice to the Administrative Agent and, following such designation, may (so long as at such time no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and such Subsidiary otherwise qualifies as an Excluded Subsidiary) re-designate such Subsidiary as an Excluded Subsidiary by written notice to the Administrative Agent, upon which re-designation such Subsidiary shall be automatically released from its Guarantee.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Security Documents to secure, such Swap Obligation (or any guarantee thereof) is or would otherwise have become illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” shall mean, with respect to any Recipient, any of the following Taxes imposed on or with respect to any payment to be made by or on account of any obligation of any Credit Party under any Loan Document to such Recipient: (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits Taxes imposed on it, in each case, (i) by any jurisdiction (or any political subdivision thereof) as a result of the Recipient being organized or having its principal office or, in the case of any Lender, its applicable Lending Office, in such jurisdiction or (ii) as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under any Loan Document), (b) any U.S. federal withholding Tax to the extent imposed on amounts payable to or for the account of a Lender under any Requirement of Law in effect at the time such Lender acquires an interest in a Loan or Commitment (or designates a new Lending Office), except, in each case, (x) to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to any such designation of a new Lending Office (or any such assignment), to receive Additional Amounts or indemnity payments with respect to such withholding Tax pursuant to Section 2.15, or (y) if such Lender is an assignee pursuant to a request by the Borrower under Section 2.16(b), (c) any Tax that is attributable to such Recipient’s failure to comply with Section 2.15(e), and (d) any Tax imposed under FATCA.

“Excluded U.S. Subsidiary” shall mean (a) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary or of a FSHCO or (b) any FSHCO; provided that no Borrower shall be an Excluded U.S. Subsidiary.

“Existing Letters of Credit” shall mean those certain standby letters of credit issued by Wells Fargo Bank, National Association for the account of the Borrower as specified on Annex B hereto, as may be amended, restated, amended and restated or modified from time to time after the date hereof.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Loans” shall have the meaning assigned to such term in Section 2.20(a).

“Existing Tranche” shall have the meaning assigned to such term in Section 2.20(a).

“Extended Loans” shall have the meaning assigned to such term in Section 2.20(a).

“Extended Tranche” shall have the meaning assigned to such term in Section 2.20(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.20(b).

“Extension” shall mean the establishment of Extended Loans by amending a Loan pursuant to Section 2.20.

“Extension Amendment” shall have the meaning assigned to such term in Section 2.20(c).

“Extension Date” shall have the meaning assigned to such term in Section 2.20(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.20(b).

“Extension Minimum Condition” shall mean a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” shall have the meaning assigned to such term in Section 2.20(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version thereof to the extent such version is substantively comparable and not materially more onerous to comply with), any current or future regulations or other official governmental interpretations thereof and any intergovernmental agreements, treaties, or conventions entered into to implement such Sections of the Code or any “FFI agreements” entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1.00%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter, dated as of November 5, 2021, by and among Holdings and the Lead Arrangers.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and all other fees set forth in Section 2.05.

“Financial Covenant” shall have the meaning assigned to such term in Section 8.03(a).

“Financial Officer” of any person shall mean the chief financial officer, chief executive officer, vice president of finance, treasurer, assistant treasurer, controller, or, in each case, anyone acting in such capacity or any similar capacity.

“First Lien Leverage Ratio” shall mean, at any date of determination, the ratio of (a)(i) Consolidated Total Funded Indebtedness of Holdings and its Restricted Subsidiaries on such date that is secured by a first priority Lien on the Collateral of Holdings and its Restricted Subsidiaries, minus (ii) Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Fixed Amounts” shall have the meaning assigned to such term in Section 1.11.

“Fixed Incremental Amount” shall have the meaning assigned to such term in the definition of “Maximum Incremental Facilities Amount”.

“Fixed Incremental Reallocation Provision” shall have the meaning assigned to such term in Section 6.01(u).

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by any Group Member under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Group Member, or the imposition on any Group Member of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” shall mean a Recipient that is not a U.S. Person.

“Foreign Pension Plan” shall mean any defined benefit pension plan (as defined in Section 3(35) of ERISA) maintained or contributed to by any Group Member with respect to employees employed outside the United States.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Group Member with respect to employees employed outside of the United States, other than any of the foreign going maintained by a Governmental Authority.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(d).

“FSHCO” shall mean any Subsidiary substantially all of the assets of which consist (directly or indirectly) of (i)(a) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) or (b) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) and debt instruments, in the case of clauses (a) or (b), of one or more CFCs and/or (ii) one or more other Subsidiaries substantially all the assets of which consist (directly or indirectly) of (a) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) or (b) Equity Interests (including any debt instruments treated as equity for U.S. federal income tax purposes) and debt instruments, in the case of clauses (a) and (b), of one or more CFCs.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis.

“General Indebtedness Basket” shall have the meaning assigned to such term in Section 6.01(x).

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and for purposes of Section 2.11(b)(ii), Section 2.26 and the term “Change in Law” to the extent applicable under Section 2.12, “Governmental Authority” shall include the Financial Conduct Authority and the Prudential Regulation Authority.

“Group Members” shall mean Holdings and its Restricted Subsidiaries; and “Group Member” shall mean any one of them.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings and the Subsidiary Guarantors.

“Guarantors” shall mean Holdings and each of the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: toxic or hazardous substances; hazardous wastes; polychlorinated biphenyls; friable asbestos or friable asbestos-containing materials; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; per- and polyfluoralkyl substances; and any other pollutant or contaminant subject to regulation, or which can give rise to liability, under any Environmental Laws due to their dangerous or deleterious properties or characteristics.

“Hedge Bank” shall mean, in respect of any Hedging Agreement, each counterparty to a Hedging Agreement that is, at any given time, a Lender, an Agent or a Lead Arranger (or an Affiliate of a Lender, an Agent or a Lead Arranger) (regardless of whether such counterparty was a Lender, an Agent or a Lead Arranger (or an Affiliate of any of the foregoing) at the time it entered into such Hedging Agreement) and each other Person if, at the date of entering into such Hedging Agreement (or as of the Closing Date or in connection with the initial syndication of the Loans in the case of any Hedging Agreement entered into prior to the Closing Date), such Person was a Lender, an Agent or a Lead Arranger (or an Affiliate of a Lender, an Agent or a Lead Arranger); provided that, if such Person ceases to be, or is not, a Lender, an Agent or a Lead Arranger, such Person delivers to the Administrative Agent a letter agreement pursuant to which such Person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Article IX and Sections 10.03(c), 10.09, 10.10, 10.12, 10.17 and 10.20 as if it were a Lender.

“Hedging Agreement” shall mean any agreement with respect to any swap, cap, collar, forward purchase or similar agreement or arrangement dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall (i) have the meaning assigned to such term in the preamble hereto or (ii) after the Closing Date, shall mean any other Person (“New Holdings”) that is a direct or indirect parent of Holdings or any Person that assumes the Obligations of the entity specified in the preamble to this Agreement under this Agreement and the other Loan Documents (or the previous New Holdings, as the case may be) (“Previous Holdings”); provided that (a) New Holdings shall, directly or indirectly, own 100.0% of the Equity Interests of the Borrower, (b) New Holdings shall expressly assume all of the obligations of Previous Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, (c)(i) all Equity Interests of the Borrower and substantially all of the other assets of Previous Holdings shall be pledged to secure the Obligations to the extent they were previously securing the Obligations and (ii) substantially all of the assets of the Borrower and the Guarantors, in each case that constituted Collateral prior to such substitution, shall remain Collateral and shall remain subject to Liens thereon securing the Obligations that are valid and enforceable to the same extent as such Liens were valid and enforceable prior to such substitution, (d) such substitution shall not result in (x) any material adverse effect on the Guarantees or the value of or the Credit Parties’ right, title and interest in the Collateral or (y) any material adverse tax consequences in the aggregate, to the Lenders or, individually, to the Administrative Agent, (e) the Administrative Agent shall have received at least five Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree in its reasonable discretion) of the proposed transaction and Previous Holdings, New Holdings and the Borrower shall promptly and in any event at least three Business Days’ prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer”, Beneficial Ownership Certification and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Holdings, (f) New Holdings shall be an entity organized or existing under the laws of (i) the United States, any state thereof or the District of Columbia or (ii) any other jurisdiction permitted by the Administrative Agent in its reasonable discretion, and (g) if reasonably requested by the Administrative Agent, (x) the Credit Parties shall execute and deliver amendments, supplements and other modifications to all Loan Documents, instruments and agreements executed in connection therewith necessary to perfect and protect the liens and security interests in the Collateral of New Holdings, in each case in form and substance substantially consistent with the instruments and agreements previously delivered in respect thereof or reasonably satisfactory to the Administrative Agent; provided that, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), such amendments, supplements, modifications, instruments and/or agreements may be executed and delivered following such substitution and shall not constitute a condition to the effectiveness of New Holdings’ substitution for Previous Holdings and (y) the Credit Parties shall execute and deliver any documentation reasonably necessary to comply with the local law requirements of the applicable jurisdiction and (h) for the avoidance of doubt, the provisions of Section 10.03 shall apply to any transaction by which New Holdings assumes the Obligations of Previous Holdings; provided, further, that if each of the foregoing conditions are satisfied, Previous Holdings shall be automatically released from all its obligations as “Holdings” under the Loan Documents (but not, for the avoidance of doubt, its obligations as a Guarantor unless and until Previous Holdings is released as a Guarantor in accordance with the terms of this Agreement) and any reference to “Holdings” in the Loan Documents shall refer to New Holdings.

“Immaterial Subsidiary” shall mean each Restricted Subsidiary (other than the Borrower) which, as of the most recently ended Test Period, (a) contributed 5.0% or less of Consolidated EBITDA for such period or (b) contributed 5.0% or less of Consolidated Total Assets; provided that, (i) if, as of the most recently ended Test Period, the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds 10.0% of Consolidated EBITDA or Consolidated Total Assets, respectively, for any such period, the Borrower shall designate sufficient Restricted Subsidiaries to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement; provided, further, that the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the limitations and requirements set forth in this definition.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.19(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.19(e).

“Incremental Facilities” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Loans” shall mean the Incremental Term Loans and the Incremental Revolving Loans.

“Incremental Reclassification Provision” shall have the meaning assigned to such term in the definition of Maximum Incremental Facilities Amount.

“Incremental Revolving Loan” shall have the meaning assigned to such term in Section 2.19(d).

“Incremental Revolving Loan Commitment” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Revolving Loan Lender” shall mean a Lender with an Incremental Revolving Loan Commitment or an outstanding Incremental Revolving Loan.

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.19(c)(i).

“Incurrence-Based Amounts” shall have the meaning assigned to such term in Section 1.11.

“Incurrence Ratio” shall have the meaning assigned to such term in the definition of “Maximum Incremental Facilities Amount”.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services; (e) all Indebtedness of others (excluding prepaid interest thereon) secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed by such Person, but limited to the lower of (x) fair market value of such property as determined by such person in good faith and (y) the amount of Indebtedness secured by such Lien; (f) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person to the extent classified as indebtedness under GAAP (for the avoidance of doubt, lease payments under any operating leases (other than Capital Leases recorded as capitalized leases in accordance with GAAP as in effect on December 15, 2018) shall not constitute Indebtedness); (g) all Hedging Obligations to the extent required to be reflected as a liability on the balance sheet of such person on a marked to market net value basis (or if any actual amount is due as a result of the termination or close out of such Hedging Agreement, such actual amount); (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. Notwithstanding the foregoing or anything else herein to the contrary, Indebtedness shall not include: (a) trade accounts payable, (b) deferred obligations owing to any Affiliate, including under any management services agreement, (c) accrued obligations incurred in the ordinary course of business, including current tax accruals, (d) purchase price adjustments, holdbacks and Earn-Out obligations (until such obligations or adjustments become a liability on the balance sheet of such Person in accordance with GAAP and solely if not paid after becoming past due and payable), (e) royalty payments made in the ordinary course of business in respect of licenses (to the extent such licenses are not prohibited hereby), (f) any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business, (g) deferred rent obligations, taxes and compensation, (h) obligations under or in respect of Receivables Facilities and Securitization Facilities, (i) customary payables with respect to money orders or wire transfers, (j) customary obligations under employment arrangements, (k) operating leases (including for the avoidance of doubt any lease, concession or license treated as an operating lease under GAAP), (l) pension-related or post-employment liabilities, (m) intra-day or daylight exposures, (n) Hedging Obligations except to the extent included in clause (g) above, (o) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any permitted Investments to the extent paid when due (unless being properly contested), (p) obligations in respect of any license, permit or other approval arising in the ordinary course of business, and (q) provisions for risk as set out in the balance sheet of any Group Member.

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document other than Excluded Taxes) and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Inside Maturity Limitation” shall mean, with respect to any applicable Indebtedness, that such Indebtedness, without giving effect to any prepayment, (a) does not have a maturity date or (solely in the case of any such Indebtedness (other than Permitted Debt Exchange Notes) in the form of notes) have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, initial public offerings, change of control offers or events of default, AHYDO catch-up payments and, if secured, excess cash flow sweeps), in each case prior to the date that is the then Latest Maturity Date at the time such Indebtedness is incurred and (b) solely in the case of any such Indebtedness in the form of loans, does not have a shorter Weighted Average Life to Maturity than the Term Loans; provided that the limitations in this definition shall not apply to (w) any Indebtedness in the form of term A loans, (x) any Indebtedness consisting of a customary bridge facility so long as any long-term debt into which such customary bridge facility is to be converted satisfies the provisions of the Inside Maturity Limitation, (y) such Indebtedness in the form of notes shall have no required amortization or (z) up to the greater of (i) $55,000,000 and (ii) 100% of Consolidated EBITDA for the Test Period most recently ended in the aggregate of any other Indebtedness, in each case, to the extent such Indebtedness would otherwise be subject to the Inside Maturity Limitation.

“Insurance Loss Addback” shall mean with respect to any calculation period, at the Borrower’s election in its sole discretion, the amount of any Charges incurred during such period for which there is insurance, indemnity or reimbursement coverage and for which a related insurance, indemnity or reimbursement recovery is not recorded in accordance with GAAP, but for which such insurance, indemnity or reimbursement recovery is reasonably expected to be received by Holdings or any of its Restricted Subsidiaries in a subsequent calculation period and within one year of the date of the underlying loss.

“Intellectual Property” shall have the meaning assigned to such term in the Security Agreement.

“Intercompany Note” shall mean an intercompany note dated as of the date hereof substantially in the form of Exhibit M, by and among Holdings and the Restricted Subsidiaries from time to time party thereto.

“Intercreditor Agreement” shall mean (x) any intercreditor agreement (or, in each case, to the extent applicable, a joinder to a then existing Intercreditor Agreement) delivered by the Borrower in connection with any transaction requiring such agreement to be delivered pursuant to the terms hereof, or otherwise required to be delivered pursuant to (or otherwise delivered in accordance with) the terms hereof, among the Administrative Agent, the Collateral Agent and one or more other Senior Representatives of Indebtedness, or any other party, as the case may be, and acknowledged and agreed to by the Borrower and the Guarantors, substantially on terms set forth on Exhibit I or N, as applicable, in each case, as amended, restated, amended and restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time; provided, that, notwithstanding anything to the contrary herein, the requirement to enter into or deliver any Intercreditor Agreement shall be automatically satisfied if such Intercreditor Agreement is (1) substantially on the terms set forth on Exhibit I or N (which shall, for the avoidance of doubt, not be modified in any manner materially adverse to the Administrative Agent or the Lenders or is (2) Otherwise Acceptable) and in each case, such Intercreditor Agreement has been executed by the Senior Representative of such other Indebtedness and acknowledged and agreed to by the Borrower and the Guarantors or (y) to the extent applicable, any joinder agreement to an Intercreditor Agreement described in the preceding clause (x) to the extent such joinder agreement is in substantially the form of the applicable form attached thereto (without any changes thereto that are materially adverse to the Administrative Agent or the Lenders) or which is Otherwise Acceptable.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Revolving Borrowing or Term Loan Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E or such other form (including any form on an electronic platform or electronic transmission system) as may be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan or any Alternative Currency Daily Rate Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding and the Maturity Date, (b) with respect to any Term SOFR Loan or Alternative Currency Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Loan or an Alternative Currency Term Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated in accordance with the terms hereof, and (d) with respect to any Term Loan, the Term Loan Maturity Date.

“Interest Period” shall mean as to each Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, the period commencing on the date such Term SOFR Loan or such Alternative Currency Term Rate Loan, as applicable, is disbursed or converted to or continued as a Term SOFR Loan or an Alternative Currency Term Rate Loan, as applicable, and ending on the date one, three or six months thereafter (with respect to Alternative Currency Term Loans, subject to availability for the interest rate applicable to the relevant currency), as selected by the Borrower in its Borrowing Request (in the case of each requested Interest Period, subject to availability); provided that:

(i)	any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)	any Interest Period pertaining to a Term SOFR Loan or an Alternative Currency Term Rate Loan, as applicable, that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) from Moody’s or BBB- (or the equivalent) from S&P, or an equivalent rating from any other rating agency.

“Investments” shall have the meaning assigned to such term in Section 6.03.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISDA CDS Definitions” shall have the meaning assigned to such term in Section 10.02(b).

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” shall mean, as the context may require, (a) each of Bank of America, N.A., Royal Bank of Canada, and Wells Fargo Bank, National Association, in each case together with its permitted successors and assigns in such capacity; (b) any other Lender or Lenders that may become an Issuing Bank pursuant to Section 2.17(i) or (j) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing; provided that (i) no Issuing Bank shall be required to issue Commercial Letters of Credit without its consent and (ii) the aggregate amount of all Letters of Credit issued by a Revolving Lender shall not exceed such Revolving Lender’s LC Commitment. Any Issuing Bank may, at its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates or designees of such Issuing Bank (and each such Affiliate or designee shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents). In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires. Each Issuing Bank may cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by the applicable Issuing Bank for all purposes under the Loan Documents.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F, with such amendments as may be reasonably and mutually agreed between the Administrative Agent and the Borrower.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.22.

“Junior Secured Indebtedness” shall mean senior Indebtedness of the Credit Parties for borrowed money that is secured by Liens on the Collateral on a junior basis to the Liens securing the Secured Obligations and any Permitted Pari Passu Refinancing Debt, in accordance with any Intercreditor Agreement.

“Latest Maturity Date” as of any date of determination, shall mean the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan or any Incremental Revolving Commitment, in each case that is governed by the terms of this Agreement and the other Loan Documents, any Refinancing Term Loan or any Refinancing Revolving Loan, in each case, that is governed by the terms of this Agreement and the other Loan Documents.

“LC Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.17 and up to an aggregate stated amount as set forth on Annex A or in such other agreement pursuant to which such Issuing Bank assumed its LC Commitment, as applicable, as the same may be increased or decreased in accordance with the terms hereof.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a)  the aggregate undrawn amount of all outstanding Letters of Credit at such time (including, without limitation, any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) plus (b)  the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Extension” shall have the meaning assigned to such term in Section 2.17(b)(i).

“LC Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all outstanding Reimbursement Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.12. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank in accordance with the terms of Section 2.17 and substantially in the form of Exhibit G (as the same may be updated, revised or replaced by the applicable Issuing Bank from time to time to the extent acceptable to the Borrower), appropriately completed and signed by a Responsible Officer of the Borrower.

“LC Sublimit” shall mean $50,000,000.

“LCT Election” shall mean the Borrower’s election to test the permissibility of a Limited Condition Transaction in accordance with the methodology set forth in Section 1.06.

“LCT Test Date” shall have the meaning given to that term in Section 1.06.

“Lead Arrangers” shall mean Bank of America, N.A., Royal Bank of Canada and Wells Fargo Securities, LLC, each in its respective capacities as joint lead arrangers and joint bookrunners.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lender Presentation” shall mean the Lender Presentation with respect to the Company Group, dated November 9, 2021.

“Lender Recipient Party” means collectively, the Lenders and the Issuing Banks.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that (a) such Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law (including, without limitation, of the type described in Sections 8.01(g) or (h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person), (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation or winding up, (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or no longer viable, or (e) if any Governmental Authority having regulatory authority over such Distressed Person has taken control of such Distressed Person or has taken steps to do so; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Distressed Person by a Governmental Authority or an instrumentality thereof, unless such ownership interest results in or provides such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person or its parent entity.

“Lenders” shall mean (a) the financial institutions and other entities that have become a party hereto as lenders hereunder and (b) any financial institution or other entity that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution or other entity that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include any Issuing Bank.

“Letter of Credit” shall mean (i) any Standby Letter of Credit, and (ii) any Commercial Letter of Credit, in each case issued or to be issued by an Issuing Bank for the account of the Borrower or any other Restricted Subsidiary pursuant to Section 2.17. Letters of Credit may be issued in Dollars or in an Alternative Currency, subject to the Alternative Currency Sublimit.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Revolving Maturity Date then in effect (or, if such date is not a Business Day, the next succeeding Business Day), or such later date to the extent such Letter of Credit has been cash collateralized in an amount equal to 103% of the LC Exposure or backstopped with another letter of credit for such period after the Revolving Maturity Date in a manner to be mutually and reasonably acceptable to the applicable Issuing Bank and the Borrower or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank for such period after the Revolving Maturity Date.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment for security, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to owned Real Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided that in no event shall an operating lease be deemed to be a Lien; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” shall mean (a) any Investment, or any acquisition of any assets, business or person, permitted hereunder (subject to Section 1.06 and including, for the avoidance of doubt, any Permitted Acquisition) by Holdings or one or more of its Restricted Subsidiaries (and including, without limitation, any such transaction that is subject to a letter of intent or purchase agreement), including, without limitation, by way of merger or amalgamation, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment or (c) any Dividend declared by Holdings or any of its Restricted Subsidiaries.

“Loan Documents” shall mean this Agreement, any amendments hereto, the Letters of Credit, the LC Requests, the Applications, any Intercreditor Agreement, the Intercompany Note, the Notes (if any), the Security Documents, the Fee Letter (other than for purposes of Section 10.02) and intercreditor agreements and subordination agreements entered into pursuant to the terms hereof that any Credit Party is party to and any other document designated as such by the Borrower and the Administrative Agent, in each case as amended, amended and restated, restated, supplemented and/or otherwise modified from time to time.

“Loans” shall mean, as the context may require, a Revolving Loan or Term Loan.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business or financial condition or results of operations, in each case, of Holdings and its restricted subsidiaries, taken as a whole, (b) the ability of Holdings and its Restricted Subsidiaries, taken as a whole to perform their payment obligations under the Loan Documents (taken as a whole) or (c) the material rights and remedies (taken as a whole) of the Administrative Agent, the Collateral Agent or the Lenders under the Loan Documents (taken as a whole) (other than due to the action or inaction of the Administrative Agent, the Collateral Agent, the Lenders or any other Secured Party).

“Material Disposition” shall mean a sale or other disposition or series of dispositions of assets (including Equity Interests, and including by way of a merger or consolidation) that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such transaction or transactions or (b) involves consideration of at least $11,000,000.

“Material Intellectual Property” means intellectual property that is material to the business of Holdings and its Restricted Subsidiaries taken as a whole, as reasonably determined by the Borrower.

“Material Subsidiary” shall mean each Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maximum Incremental Facilities Amount” shall mean:

(i)            (a) an aggregate amount equal to the greater of (I) $55,000,000 and (II) 100.0% of Consolidated EBITDA for the Test Period most recently ended prior to the applicable Test Period (or, if incurred in connection with a Limited Condition Transaction, the LCT Test Date), plus (b) the amount of (1) any voluntary reductions of any Commitments or any commitments in respect of any Incremental Facility or any Credit Agreement Refinancing Indebtedness (in each case, to the extent accompanied by payment of all outstanding obligations (if any) with respect to such commitments) and (2) the amount of any (A) voluntary prepayments or redemptions, (B) buybacks by Holdings and its Restricted Subsidiaries in accordance with Section 10.04(b)(viii) (or any corresponding provisions of any other such Indebtedness) (in the principal amount of such obligations repurchased, and regardless of the purchase price actually paid to make such repurchase), and/or (C) payments required by Sections 2.16(b)(B) or 10.02(f)(i) (or the corresponding provisions of any other such Indebtedness) (in the case of this clause (C), solely to the extent such payment is made in retirement of such Indebtedness), in each case, of any Term Loans and any Incremental Facility, Permitted Incremental Equivalent Debt or any other Indebtedness (and, in each case in this clause (b), any Credit Agreement Refinancing Indebtedness in respect thereof) (it being understood that any such voluntary prepayment, redemption or buyback financed with the proceeds of Credit Agreement Refinancing Indebtedness shall not increase the calculation of the amount under this clause (i)(b)), in each case of the foregoing clauses (A) through (C), to the extent such Indebtedness is (x) secured on a pari passu basis to the Secured Obligations or (y) solely to the extent incurred pursuant to the Fixed Incremental Amount (or, in each case to the extent originally incurred under the Incurrence Ratio and subsequently reallocated to the Fixed Incremental Amount) secured on a junior basis to the Obligations or unsecured, in each case under this clause (b), to the extent financed with sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness) of Holdings or its Restricted Subsidiaries, plus (c) in the case of an Incremental Facility that is being incurred using the Fixed Incremental Amount that serves to effectively extend the maturity of the Term Loans, the Revolving Loans, any other Incremental Facility, Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness in respect of any of the foregoing, in each case, an amount equal to the portion of the Term Loans, the Revolving Loans, any other Incremental Facility, Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness in respect of any of the foregoing, in each case, to be replaced with such Incremental Facility (without any elevation of lien priority), plus (d) the amount of any Indebtedness permitted to be incurred under the General Indebtedness Basket (which shall constitute usage thereof) , minus (e) subject to the Incremental Reclassification Provision, the amounts issued or incurred in reliance on this clause (i) as an Incremental Facility or Permitted Incremental Equivalent Debt (the “Fixed Incremental Amount”); provided that this clause (i) shall be subject to reduction pursuant to the Fixed Incremental Reallocation Provision, plus

(ii)            an unlimited amount so long as, on a Pro Forma Basis as of the Applicable Date of Determination and for the applicable Test Period, determined after giving effect to the incurrence of any such Incremental Facility or any such Permitted Incremental Equivalent Debt and any Permitted Acquisition or other acquisition consummated in connection therewith, any Indebtedness repaid with the proceeds thereof and any Investment, disposition or debt incurrence in connection therewith and all other pro forma adjustments, with respect to any such Incremental Facility or Permitted Incremental Equivalent Debt that is (A) secured on a pari passu basis with the Secured Obligations, the First Lien Leverage Ratio shall not exceed the greater of (I) 5.00 to 1.00 and (II) the First Lien Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period immediately prior to such transactions; (B) secured on a junior basis to the Secured Obligations, either (or both) (I) the Consolidated Interest Coverage Ratio is greater than or equal to (x) 2.00 to 1.00 and/or (y) the Consolidated Interest Coverage Ratio for the most recently ended Test Period immediately prior to such transactions, and/or (II) the Senior Secured Leverage Ratio shall not exceed the greater of (x) 5.50 to 1.00 and (y) the Senior Secured Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period immediately prior to such transactions; or (C) unsecured, either (or both) (I) the Consolidated Interest Coverage Ratio is greater than or equal to (x) 1.75 to 1.00 and/or (y) the Consolidated Interest Coverage Ratio for the most recently ended Test Period immediately prior to such transactions, and/or (II) the Total Leverage Ratio shall not exceed the greater of (x) 6.00 to 1.00 and (y) the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period immediately prior to such transactions (the ratios in clauses (A), (B) and (C), collectively, or any such ratio individually, as applicable, the “Incurrence Ratio”); provided that, notwithstanding anything herein to the contrary, (v) the Borrower may in its sole discretion elect to use this clause (ii) regardless of whether at such time the Borrower has capacity under the Fixed Incremental Amount, and if this clause (ii) is available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use this clause (ii); (w) in the event that any Incremental Facilities or Permitted Incremental Equivalent Debt is incurred in reliance on the Fixed Incremental Amount, or any Indebtedness is incurred under any other Fixed Amount Indebtedness basket or the Revolving Credit Facility, substantially concurrently with, or in a series of related transactions with, the incurrence of any Incremental Facility or Permitted Incremental Equivalent Debt pursuant to this clause (ii), the Borrower may elect to use this clause (ii) prior to using the Fixed Incremental Amount, such other Fixed Amount Indebtedness basket or the Revolving Credit Facility, as applicable (in which case, for the avoidance of doubt, the Incurrence Ratio shall first be calculated without giving effect to any loans or commitments incurred or to be so incurred using the Fixed Incremental Amount, any other Fixed Amount Indebtedness basket or the Revolving Credit Facility, as applicable (and, in the case of any related calculation of the Consolidated Interest Coverage Ratio, such calculation shall exclude any Consolidated Cash Interest Expense associated with such Fixed Incremental Amount, any other Fixed Amount Indebtedness basket or the Revolving Credit Facility, as applicable), but giving full pro forma effect to the use of proceeds of all such loans and commitments and other related transactions) and if the Incurrence Ratio and the Fixed Incremental Amount, such other Fixed Amount Indebtedness basket or the Revolving Credit Facility, as applicable, are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use the Incurrence Ratio prior to using any amount available under the Fixed Incremental Amount, any other Fixed Amount Indebtedness basket or the Revolving Credit Facility, as applicable, and thereafter, the incurrence portion of such loans or commitments to be incurred using the Fixed Incremental Amount, such other Fixed Amount Indebtedness basket or the Revolving Credit Facility, as applicable, shall be calculated; (x) for purposes of determining compliance with the foregoing Incurrence Ratio in this clause (ii), any Incremental Revolving Loan Commitments established concurrently pursuant to the Incurrence Ratio shall be deemed to be drawn in full and the cash proceeds of any such Incremental Term Loans, Incremental Revolving Loan Commitments and Permitted Incremental Equivalent Debt and Permitted Incremental Equivalent Debt incurred substantially concurrently therewith, or in a series of related transactions therewith, shall not be cash netted, but any use thereof to prepay Indebtedness shall be given pro forma effect; (y) to the extent the proceeds of any Incremental Facility or Permitted Incremental Equivalent Debt are intended to be applied to finance a Limited Condition Transaction, if the Borrower has made an LCT Election with respect to such Limited Condition Transaction, Consolidated Total Funded Indebtedness, Unrestricted Cash, Consolidated EBITDA and Consolidated Cash Interest Expense, for purposes of determining compliance with the Incurrence Ratio, shall be determined instead, on a Pro Forma Basis, only (i) in the case of Consolidated Total Funded Indebtedness and Unrestricted Cash, as of the date, and (ii) with respect to Consolidated EBITDA and Consolidated Cash Interest Expense, for the Test Period most recently ended prior to the date, in each case on which the relevant agreement (or in the case of an Limited Condition Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligation to consummate such transaction, or any binding letter of intent) with respect to such Limited Condition Transaction is entered into as if the Limited Condition Transaction had occurred on the LCT Test Date; and (z) any Indebtedness (1) originally incurred under the Fixed Incremental Amount shall be automatically and immediately reclassified (unless the Borrower otherwise elects from time to time) as having been incurred under this clause (ii), at any time, and to any or all extent at such time, that the Borrower would be permitted to incur under this clause (ii) the aggregate principal amount of the Indebtedness being so reclassified (for purposes of clarity, with any such reclassification having the effect of increasing the Borrower’s ability to incur Indebtedness under the Fixed Incremental Amount on and after the date of such reclassification by the amount of Indebtedness so re-designated) and (2) originally incurred under this clause (ii) (or subsequently reclassified as having been incurred under this clause (ii) pursuant to the foregoing clause (z)(1)) may be reclassified at any time, by the Borrower in its sole discretion, as having been incurred under the Fixed Incremental Amount if such amount could at such time be incurred pursuant to the Fixed Incremental Amount (the provisions of this clause (z), the “Incremental Reclassification Provision”).

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Maximum Tender Condition” shall have the meaning assigned to such term in Section 2.22(b).

“MFN Protection” shall have the meaning assigned to such term in Section 2.19(f).

“Minimum Borrowing Amount” shall mean $250,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree (or, if lesser, the Revolving Commitment at such time, solely in the case of Revolving Loans).

“Minimum Tender Condition” shall have the meaning assigned to such term in Section 2.22(b).

“MNPI” shall have the meaning assigned to such term in Section 10.01(f).

“Moody’s” shall mean Moody’s Investors Service Inc.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) which is subject to Title IV of ERISA (a) to which any Group Member is then making or at the relevant time, obligated to make contributions or (b) with respect to which any Group Member has any liability (including on account of an ERISA Affiliate).

“Net Cash Proceeds” shall mean:

(a)            with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents (including Cash Equivalents) and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Group Member, net of, without duplication, (i) fees and expenses (including brokers’ fees or commissions, discounts, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of taxes (or, without duplication, tax distributions in respect of such taxes) paid or payable (or reasonably estimated to be payable or accrued as a liability under GAAP) in connection with such sale or with the repatriation of such proceeds (regardless of whether actually repatriated), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations, earn-out obligations or purchase price adjustments associated with such Asset Sale or (y) any other liabilities retained or payable by any Group Member associated with the Properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Loans) that is secured by a Lien on the Properties sold in such Asset Sale (so long as such Lien was permitted to encumber such Properties under the Loan Documents at the time of such sale and was not a pari passu or junior Lien on Collateral) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such Properties) and (iv) the Borrower’s good faith estimate of the amount of payments required to be made with respect to unassumed liabilities relating to the properties sold within 360 days of such Asset Sale (provided that to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 360 days after such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds);

(b)            with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by, or on behalf of, any Group Member in respect thereof, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including, in respect of any such Casualty Event, transfer and similar taxes and the Borrower’s good faith estimate of taxes (or, without duplication, tax distributions in respect of such taxes) paid or payable (or reasonably estimated to be payable or accrued as a liability under GAAP) in connection with such Casualty Event or with the repatriation of such proceeds (regardless of whether actually repatriated);

(c)            with respect to any issuance or sale of Equity Interests by Holdings or any of its Restricted Subsidiaries, the cash proceeds thereof, net of Taxes (including Taxes payable upon the repatriation of any such proceeds to a Group Member regardless of whether actually repatriated), fees, commissions, costs and other expenses incurred in connection therewith; and

(d)            with respect to any Debt Issuance by Holdings or any of its Restricted Subsidiaries, the cash proceeds thereof, net of Taxes (including Taxes payable upon repatriation of the proceeds to a Group Member regardless of whether actually repatriated), fees, commissions, costs and other expenses incurred in connection therewith.

“Net Short Lender” shall have the meaning assigned to such term in Section 10.02(b).

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“New Holdings” shall have the meaning assigned to such term in the definition of “Holdings”.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.02 and (ii) has been approved by the Required Lenders (or the Required Revolving Lenders, as applicable) or more than 50% of the affected Lenders, as applicable.

“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.20(e).

“Not Otherwise Applied” shall mean, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.10, (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on receipt of such amount or utilization of such amount for a specified purpose, (c) in the case of Net Cash Proceeds from Eligible Equity Issuances or Cure Contributions, as applicable, was not otherwise used for or in connection with (i) Investments made pursuant to Section 6.03(v) or (x), (ii) Dividends made pursuant to Section 6.06(f) or (i), (iii) prepayments of Indebtedness pursuant to Section 6.09(a)(A), (B) or (F), (iv) the inclusion thereof as a Cure Contribution in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant, pursuant to Section 8.03(a) or (v) the incurrence of Indebtedness pursuant to Section 6.01(w), and (d) was not previously applied to increase the Cumulative Amount pursuant to the definition thereof.

“Notes” shall mean any notes evidencing the Term Loans or Revolving Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H-1 or H-2, as applicable.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 8.03(a).

“Obligations” shall mean obligations of the Borrower and the other Credit Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower and the other Credit Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations with respect to Letters of Credit, interest thereon and obligations to provide cash collateral with respect thereto and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including fees and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Credit Parties under this Agreement and the other Loan Documents; provided that, notwithstanding anything to the contrary, the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Offer Process” shall have the meaning assigned to such term in Section 10.04(b)(viii)(B).

“Organizational Documents” shall mean, (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of incorporation or change of name and/or the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable constitutive documents) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of limited partnership or of formation or organization of such entity.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto), except for any such Taxes that are payable in connection with an assignment (other than an assignment made pursuant to Section 2.16 (b)) or sale of a participation, or any voluntary transfer, assignment or disposition of (or of any right under or interest in) this Agreement or any other Loan Document, in each case, in whole or in part.

“Otherwise Acceptable” shall mean, in any form to the Lenders and (A) accepted by the Required Lenders and/or (B) not objected to by the Required Lenders in writing within three Business Days of being posted, in which case the Required Lenders shall be deemed to have agreed that the Administrative Agent’s or the Collateral Agent’s entry into such Intercreditor Agreement or Other Intercreditor or subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) (or, in each case, such joinder thereto) (or, in each case, any such amendment thereto, restatement thereof or other modification thereto) is reasonable and to have consented to such Intercreditor Agreement or subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) (or, in each case, such joinder thereto) (or, in each case, any such amendment thereto, restatement thereof or other modification thereto).

“Paid in Full”, “Pay in Full” or “Payment in Full” shall mean, with respect to any Obligations, Secured Obligations or Guaranteed Obligations, as applicable, the payment in full in cash of all such Obligations, Secured Obligations or Guaranteed Obligations, as applicable (other than (a) contingent indemnification obligations and/or unasserted expense reimbursement obligations, (b) obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements with respect to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made and (c) Letters of Credit that have been (x) cash collateralized in accordance with the terms of this Agreement, (y) backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or (z) rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank).

“Participant” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d)(iii).

“Participating Member State” shall mean any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” shall have the meaning assigned to such term in Section 3.19.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” shall mean any transaction or series of related transactions by Holdings or any of its Restricted Subsidiaries for (a) the direct or indirect acquisition of all or substantially all of the property of any Person, or of any assets constituting a line of business, business unit, division or product line (including research and development and related assets in respect of any product) of any Person; (b) the acquisition (including by merger or consolidation) of the Equity Interests (other than director qualifying shares) of any Person that becomes a Restricted Subsidiary after giving effect to such transaction; or (c) a merger or consolidation or any other combination with any Person (so long as, if a Credit Party is a party to such merger, consolidation or other combination, a Credit Party (including for the avoidance of doubt, any such Person that becomes a Credit Party upon the consummation of such merger, consolidation or other combination), is the surviving entity); provided that each of the following conditions shall be met or waived by the Required Lenders:

(i)             subject to Section 1.06 with respect to Limited Condition Transactions, no Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrower) or (h) (solely with respect to the Borrower) has occurred and is continuing immediately before giving pro forma effect to such acquisition and immediately after giving effect to such acquisition;(ii) and

(ii)            immediately after giving effect to such transaction, Holdings and its Restricted Subsidiaries shall be in compliance with Section 5.16.

Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition that does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Closing Date Revolving Advances” shall have the meaning given to that term in Section 3.11.

“Permitted Debt Exchange” shall have the meaning given to that term in Section 2.22(a).

“Permitted Debt Exchange Notes” shall have the meaning given to that term in Section 2.22(a).

“Permitted Debt Exchange Offer” shall have the meaning given to that term in Section 2.22(a).

“Permitted Incremental Equivalent Debt” shall mean Indebtedness issued, incurred or otherwise obtained by any Credit Party (and/or any entity that becomes a Credit Party in connection therewith) in respect of one or more series of senior unsecured notes, senior notes secured on a basis pari passu with or junior to the Secured Obligations, subordinated notes or senior notes or subordinated secured by assets not constituting Collateral (in each case issued in a public offering or a Rule 144A or other private placement or a bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)), loans that are secured on a basis pari passu with or junior to the Secured Obligations, loans that are unsecured, notes or loans constituting secured or unsecured mezzanine Indebtedness, or senior or subordinated loans secured by Collateral and assets not constituting Collateral, in each case that is or are issued or made in lieu of Incremental Facilities; provided that (i) the principal amount of any such Permitted Incremental Equivalent Debt shall not exceed the Maximum Incremental Facilities Amount at such time, (ii) such Permitted Incremental Equivalent Debt shall comply with the Inside Maturity Limitation, (iii) subject to Section 1.06, no Event of Default (or, in the case of any Permitted Incremental Equivalent Debt the proceeds of which will be used for a Permitted Acquisition, any other Investment, or any Limited Condition Transaction, no Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrower) or (h) (solely with respect to the Borrower)) shall have occurred and be continuing at the time of such issuance or incurrence or immediately after giving effect thereto (provided that the lenders or investors providing such Permitted Incremental Equivalent Debt may waive the provisions of this clause (iii) (without the consent of any Lender or the Administrative Agent), other than in the case of an Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrower) or (h) (solely with respect to the Borrower)); (iv) if such Indebtedness (x) is secured by Collateral, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement) (provided that, in each case, so long as such Senior Representative is joined to an Intercreditor Agreement, as applicable, by way of a joinder agreement in substantially the form of the applicable form attached thereto, in each case, without any material changes therefrom that are adverse to the interests of the Secured Parties in their capacities as such or to such Intercreditor Agreement, as applicable, in connection with such joinder, or such intercreditor agreement or joinder thereto is Otherwise Acceptable, no acknowledgment or countersignature by the Administrative Agent or the Collateral Agent shall be required to comply with the requirements of this clause (iv) (provided, that no acknowledgment or counter signature by the Administrative Agent or Collateral Agent shall be required to comply with the requirements of this clause (iv)); (v) no Person shall be a guarantor with respect to such Permitted Incremental Equivalent Debt unless such Person is a Borrower or a Guarantor that shall have previously or substantially concurrently become a Borrower or a Guarantor with respect to the Guaranteed Obligations; (vi) Permitted Incremental Equivalent Debt in the form of term loans that are secured on a pari passu basis with the Secured Obligations (in both security and right of payment) shall be subject to the requirements of Section 2.19(f) as if such Permitted Incremental Equivalent Debt was Incremental Term Loans (for the avoidance of doubt, giving effect to the applicable exceptions and thresholds set forth therein) and (vii) the terms applicable to such Permitted Incremental Equivalent Debt shall otherwise be as agreed by the Borrower and the providers of such Permitted Incremental Equivalent Debt; provided that no consent to such Permitted Incremental Equivalent Debt shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any Lender not providing such Permitted Incremental Equivalent Debt.

“Permitted Junior Refinancing Debt” shall mean secured Indebtedness incurred by any Credit Party (and/or any entity that becomes a Credit Party in connection therewith); provided that (i) such Indebtedness is secured by the Collateral on a junior basis to the Secured Obligations and is not secured by any property or assets of Holdings and its Restricted Subsidiaries other than the Collateral securing the applicable Refinanced Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Incremental Revolving Loans, or Refinancing Revolving Loans, and (iii) with respect to any Permitted Junior Refinancing Debt in an amount above the greater of $25,000,000 and 45.0% of Consolidated EBITDA, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement; provided that, in each case, so long as such Senior Representative is joined to the Intercreditor Agreement by way of a joinder agreement in substantially the form of the applicable form attached thereto without any material changes therefrom that are adverse to the interests of the Secured Parties in their capacities as such or to the Intercreditor Agreement in connection with such joinder, or such joinder or the Intercreditor Agreement is otherwise in a form that is Otherwise Acceptable, no acknowledgement or countersignature by the Administrative Agent or the Collateral Agent shall be required to comply with the requirements of this clause (iii). Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Pari Passu Refinancing Debt” shall mean any secured Indebtedness incurred by any Credit Party; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any property or assets of Holdings or its Restricted Subsidiaries other than the Collateral securing the applicable Refinanced Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Incremental Revolving Loans, or Refinancing Revolving Loans, and (iii) with respect to any Permitted Pari Passu Refinancing Debt in an amount above the greater of $25,000,000 and 45.0% of Consolidated EBITDA, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement (provided, that, in each case, so long as such Senior Representative is joined to such Intercreditor Agreement, by way of a joinder agreement in substantially the form of the applicable form of joinder agreement attached thereto without any material changes therefrom that are adverse to the interests of the Secured Parties in their capacities as such or to such Intercreditor Agreement in connection with such joinder, or such joinder or such intercreditor agreement is otherwise in a form that is Otherwise Acceptable, no acknowledgement or countersignature by the Administrative Agent or Collateral Agent shall be required to comply with the requirements of Permitted Pari Passu Refinancing Debt). Permitted Pari Passu Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued and/or capitalized interest and any fees and/or premium thereon plus other amounts paid, and fees, expenses, commissions, underwriting discounts and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable (as reasonably determined by the Borrower) to the Lenders in all material respects as those contained in the documentation governing the subordination of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (d) neither Holdings nor any of its Restricted Subsidiaries shall be an obligor or guarantor of any such refinancings, replacements, refundings, renewals, replacements or extensions except to the extent that such Person was such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) such modification, refinancing, refunding, renewal, replacement or extension shall not be secured by any Lien on any asset other than the assets that secured such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (f) such modification, refinancing, refunding, renewal, replacement or extension shall not (if secured) have a higher Lien priority than such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Permitted Reorganization” shall have the meaning assigned to such term in Section 6.03(gg).

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness that is not secured by Collateral incurred by any Credit Party (or any entity that becomes a Credit Party in connection therewith); provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Revolving Commitments, Incremental Revolving Loans, Incremental Revolving Loan Commitments, Refinancing Revolving Loan Commitments or Refinancing Revolving Loans. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” or “person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (other than a Multiemployer Plan, Foreign Plan or Foreign Pension Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA which is maintained or contributed to by any Group Member or with respect to which any Group Member has any liability (including on account of an ERISA Affiliate).

“Platform” shall have the meaning assigned to such term in Section 10.01(e).

“Previous Holdings” shall have the meaning assigned to such term in the definition of “Holdings”.

“Principal Office” shall mean New York City or such other location as the Administrative Agent may notify the Borrower from time to time.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(f).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(f).

“Pro Forma Basis” shall mean, with respect to the calculation of all financial ratios and tests (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA (including, for the avoidance of doubt, for purposes of Consolidated EBITDA “growers”)) contained in this Agreement other than for purposes of calculating Excess Cash Flow, in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Subject Transactions (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated and/or during the period immediately following such period and prior to or substantially concurrently with the event(s) for which the calculation of any such ratio or test is made (including such event itself), including pro forma adjustments arising out of events which are attributable to the Transactions, the proposed Subject Transaction and/or all other Subject Transactions that have been consummated during the relevant period, including giving effect to those specified in accordance with the definition of “Consolidated EBITDA,” in each case as certified on behalf of Holdings by a Financial Officer of Holdings, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of Holdings and/or any of its Restricted Subsidiaries, calculated as if the Transactions and/or such Subject Transaction (including the Subject Transaction(s) for which the calculation of any such ratio or test is made and/or any other substantially concurrent Subject Transaction(s)), and/or all other Subject Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period, and Consolidated Total Assets shall be calculated after giving effect thereto.

Whenever pro forma effect is to be given to the Transactions or a Subject Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of Holdings (as set forth in a certificate of such Financial Officer delivered to the Administrative Agent) (including adjustments for Charges arising out of the Transactions, the proposed Subject Transaction(s) and all other Subject Transactions that have been consummated during the relevant period, and the “run-rate” cost savings and synergies resulting from the Transactions or such Subject Transaction that have been or are reasonably anticipated to be realizable (“run-rate” shall mean the full recurring benefit for a Test Period that is associated with any action taken or expected to be taken or for which a plan for realization has been established (including any savings expected to result from the elimination or reduction of a public target’s Public Company Costs), net of the amount of actual benefits realized during such Test Period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Test Periods in which the effects thereof are expected to be realizable); provided that (i) such amounts are factually supportable and reasonably identifiable and are projected by the Borrower in good faith to be realizable within 36 months after the end of the Test Period in which the Transactions or the applicable Subject Transaction occurred, (ii) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Test Period, and (iii) the provisions of this paragraph shall in no way limit the add-backs that may be made to Consolidated EBITDA pursuant to the definition thereof.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable date of determination for the event for which the calculation is made had been the applicable rate for the entire Test Period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Holdings to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Borrower may designate.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the Total Revolving Commitment of all Revolving Lenders represented by such Lender’s Revolving Commitment; provided that for purposes of Section 2.18(b), “Pro Rata Percentage” shall mean the percentage of the Total Revolving Commitment (disregarding the Revolving Commitment of any Defaulting Lender to the extent its LC Exposure is reallocated to the non-Defaulting Lenders) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.

“Projections” shall have the meaning assigned to such term in Section 3.13(a).

“Property” or “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean any costs, fees and expenses associated with, in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs, fees and expenses relating to compliance with the provisions of the Securities Act and the Exchange Act (as applicable to companies with equity or debt securities held by the public), the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursements, Charges relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Side Communications” shall have the meaning assigned to such term in Section 10.01(f).

“Public Siders” shall have the meaning assigned to such term in Section 10.01(f).

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or Capital Assets or the cost of installation, construction or improvement of any fixed or Capital Assets and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred no later than 180 days after the acquisition, installation, construction, repair, replacement, exchange or improvement of such fixed or Capital Assets by such Person, (ii) the amount of such Indebtedness (excluding any costs, expenses and fees incurred in connection therewith) does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, and (iii) the Liens granted with respect thereto do not at any time encumber any property other than the property financed by such Indebtedness (with respect to Capital Lease Obligations, the Liens granted with respect thereto do not at any time extend to or cover any assets other than the assets subject to such Capital Lease Obligations).

“Qualified Capital Stock” of any Person shall mean any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Securitization Financing” shall mean any Securitization Facility (and any guarantee of such Securitization Facility), as amended, supplemented, extended, renewed, restated, amended and restated, refunded, refinanced, replaced or otherwise modified from time to time, that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value or otherwise on arms’ length terms (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are non-recourse (except for Standard Securitization Undertakings) to any Restricted Subsidiary (other than a Securitization Subsidiary).

“Rate Charges” shall have the meaning assigned to such term in Section 10.14.

“Rate Determination Date” shall mean two Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean (a) any accounts receivable owed to a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof, (b) any bank account into which any accounts receivable owed to a Restricted Subsidiary subject to a Receivables Facility are to be paid and (c) all collateral securing such accounts receivable and bank accounts, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable and bank accounts, all records with respect to such accounts receivable and bank accounts and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring, invoice discounting or similar arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Receivables Facility.

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of any such financing facility), as amended, restated, amended and restated, supplemented, extended, renewed, refunded, refinanced, replaced or otherwise modified from time to time, the obligations of which are non-recourse (except for Standard Securitization Undertakings) to the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which any Restricted Subsidiary sells, directly or indirectly grants a security interest in or otherwise transfers its Receivables Assets to either (i) a Person that is not a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean (i) any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities that engages only in activities reasonably related or incidental thereto or (ii) another Person formed for the purposes of engaging in a Receivables Facility in which any Subsidiary makes an Investment and to which any Subsidiary transfers accounts receivable and related assets.

“Recipient” shall mean any Agent, any Lender, any Participant, and any Issuing Bank, as applicable.

“Reference Date” shall have the meaning assigned to such term in the definition of “Cumulative Amount.”

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Borrower executed by each of (a) the Borrower and (b) each Lender and Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, and, for the avoidance of doubt, no consent, signature or acknowledgment shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Secured Party.

“Refinancing Revolving Loan Commitments” shall mean one or more Tranches of Revolving Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” shall mean one or more Tranches of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” shall mean one or more Tranches of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more Tranches of Term Loans that result from a Refinancing Amendment.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantee obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Bank” shall mean an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a subsidiary, branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean the Borrower’s obligations under Section 2.17(d) to reimburse LC Disbursements once such LC Disbursements have been made.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.10(i).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys and representatives of such Person and of such Person’s Affiliates; provided that “Related Parties” shall not include Excluded Affiliates.

“Relevant Governmental Body” shall mean (a) with respect to Loans denominated in Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, (b) with respect to Revolving Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to Revolving Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (d) with respect to Revolving Loans denominated in any other Agreed Currency, (i) the central bank for the currency in which such Loan is denominated or any central bank or other supervisor which is responsible for supervising either (x) such Successor Rate or (y) the administrator of such Successor Rate or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the currency in which such Successor Rate is denominated, (x) any central bank or other supervisor that is responsible for supervising either (A) such Successor Rate or (B) the administrator of such Successor Rate, (y) a group of those central banks or other supervisors or (z) the Financial Stability Board or any part thereof.

“Relevant Rate” shall mean with respect to any Credit Extension denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, and (d) Canadian Dollars, the CDOR Rate, as applicable.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material into the Environment.

“Repricing Event” shall mean, with respect solely to the initial Term Loans, (a) any (i) voluntary prepayment pursuant to Section 2.10(a) (including, solely for the purpose of this definition, voluntary prepayments pursuant to Section 10.02(f)(i) to the extent such prepayments are made in connection with an amendment to this Agreement the primary purpose of which is to (and which does in fact) reduce the Effective Yield of the initial Term Loans of such applicable Tranche), (ii) mandatory prepayment pursuant to Section 2.10(d) or (iii) refinancing, in each case, with the proceeds of any broadly syndicated senior secured term loan facility with a lower Effective Yield than the Effective Yield of any initial Term Loans of such applicable Tranche or (b) any amendment, in each case in clauses (a) and (b), the primary purpose of which is to (and which does in fact) reduce the Effective Yield of the initial Term Loans of such applicable Tranche (provided that in each case in clauses (a) and (b), no prepayment premium shall be paid or payable in connection with, Change of Control, Material Disposition, Material Acquisition (or series of related acquisitions) dividend recapitalization, Transformative Acquisition, upsizing of the Term Loans, any transaction that would, if consummated, constitute any of the foregoing, or any transaction undertaken as a result of the requisite Lenders declining to consent to any proposed amendment (other than an amendment to this Agreement the primary purpose of which is to (and which does in fact) reduce the Effective Yield of the initial Term Loans of such applicable Tranche))).

“Required Debt Terms” shall mean in respect of any Indebtedness, the following requirements: (a) such Indebtedness shall comply with the Inside Maturity Limitation, (b)(i) the borrower(s) in respect of such Indebtedness shall be the Borrower or any Restricted Subsidiary that shall substantially concurrently become a Credit Party pursuant to and in compliance with the terms hereof, and (ii) no Person shall be a guarantor with respect to such Indebtedness unless such Person is a Borrower or a Guarantor which shall have previously or substantially concurrently Guaranteed or become a Borrower in respect of the Obligations, (c) if such Indebtedness (x) is secured by the Collateral and in excess of the greater of $25,000,000 and 45.0% of Consolidated EBITDA for the most recently ended Test Period, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Intercreditor Agreement (provided that, so long as such Senior Representative has joined such Intercreditor Agreement by way of a joinder agreement in substantially the form of the applicable form of joinder agreement attached thereto without any material changes therefrom that are adverse to the interests of the Secured Parties in their capacities as such or to such Intercreditor Agreement in connection with such joinder, or such intercreditor agreement or joinder is Otherwise Acceptable, no acknowledgement or counter signature by the Administrative Agent or Collateral Agent shall be required to comply with this clause (c))), and (d) to the extent secured, any such Indebtedness is not secured by assets not constituting Collateral.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments and Term Loan Commitments; provided that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded from both numerator and denominator for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure; provided that the Revolving Commitments or Revolving Exposure held or deemed held by any Defaulting Lender shall be excluded from both numerator and denominator for purposes of making a determination of the Required Revolving Lenders.

“Required Term Lenders” shall mean, at any time, Lenders holding more than 50% of the principal amount of all Term Loans outstanding at such time; provided that the Term Loans held by any Defaulting Lender shall be excluded from both numerator and denominator for purposes of making a determination of whether the Required Term Lenders have consented to any amendment or waiver or determined to take or consent to the taking of any other such action.

“Requirements of Law” shall mean, collectively, all international, foreign, federal, state and local laws (including common law), judgments, decrees, statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, or other requirements of, any Governmental Authority, in each case whether or not having the force of law.

“Rescindable Amount” has the meaning as defined in Section 9.14(a)(ii).

“Resignation Effective Date” shall have the meaning assigned to such term in Section 9.06(a).

“Resolution Authority” shall mean an EEA Resolution Authority, or with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any director, manager, executive officer (including, without limitation, the president, any vice president, secretary and assistant secretary), any authorized person or Financial Officer of such Person and any other officer or similar official or authorized Person thereof with responsibility for the administration of the obligations of such person in respect of this Agreement and, solely for purposes of notices given pursuant to Article II, any other director, manager, officer or employee of the applicable Credit Party so designated by any of the foregoing officers or other authorized persons in a notice (including via email) to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent.

“Restricted Debt Payment” shall have the meaning assigned to such term in Section 6.09(a).

“Restricted Subsidiary” shall mean each Subsidiary of Holdings (including, for the avoidance of doubt, the Borrower) other than any Unrestricted Subsidiary.

“Retained Asset Sale Proceeds” shall mean (a) Net Cash Proceeds from asset sales not subject to prepayment on account of Section 2.10(c)(iv) or on account of the Applicable Net Cash Proceeds Percentage plus (without duplication) (b) any other Net Cash Proceeds from asset sales and dispositions and Casualty Events not required to be utilized to make prepayments or to be reinvested pursuant to, in each case, Section 2.10(c) or Section 2.10(e) (in each case, including, without limitation, amounts not in excess of the Asset Sale Threshold or the Casualty Event Threshold, but not including amounts withheld pursuant to Section 2.10(g)).

“Retained Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(i).

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.08, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency, (iii) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall reasonably determine or the Required Lenders shall require.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day immediately preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments in accordance with the terms hereof.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex A hereto or in an Increase Joinder, or in any Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to Incremental Revolving Loan Commitments or assignments by or to such Lender pursuant to Section 2.16(b), Section 10.02(f) or Section 10.04.

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.19.

“Revolving Credit Facility” shall have the meaning assigned to such term in the recitals hereto.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment or that holds a Revolving Loan.

“Revolving Loan” shall mean a Loan made by Lenders to a Borrower pursuant to Section 2.01(b), including, unless the context shall otherwise require, any Incremental Revolving Loans made pursuant to Section 2.19 after the Closing Date

“Revolving Maturity Date” shall mean (x) with respect to any Revolving Commitments the maturity date of which has not been extended pursuant to Section 2.20, the date which is five years after the Closing Date or, if such date is not a Business Day, the first Business Day preceding such date and (y) with respect to any Extended Tranche of Revolving Commitments, the final maturity date specified in the applicable Extension Election accepted by the respective Lender or Lenders.

“S&P” shall mean S&P Global Ratings.

“Sale Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any Person whereby Holdings or any of its Restricted Subsidiaries shall sell, transfer or otherwise dispose of any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided that (a) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (b) such Sale Leaseback Transaction is consummated within 180 days of the disposition of such property.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctions” shall have the meaning assigned to such term in Section 3.20.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Credit Party or any other Restricted Subsidiary and any Cash Management Bank that is designated by Holdings as a “Secured Cash Management Agreement”, including any Approved Existing Cash Management Facilities; provided, that the Borrower shall use commercially reasonable efforts to give the Revolving Lenders (or an Affiliate or approved fund thereof) a reasonable opportunity to provide such Secured Cash Management Agreement entered into after the Closing Date, solely to the extent that such existing Revolving Lenders are able to provide such products at competitive rates.

“Secured Hedging Agreement” shall mean any Hedging Agreement that is entered into by and between any Credit Party or any other Restricted Subsidiary and any Hedge Bank, unless such Hedging Agreement is designated by Holdings not to be a “Secured Hedging Agreement”; provided, that the Borrower shall use commercially reasonable efforts to give the Revolving Lenders (or an Affiliate or approved fund thereof) a reasonable opportunity to provide any such Secured Hedging Agreement entered into after the Closing Date, solely to the extent that such existing Revolving Lenders are able to provide such products at competitive rates.

“Secured Obligations” shall mean (a) the Obligations and (b) all payment obligations of the Credit Parties and any other Restricted Subsidiary under each Secured Cash Management Agreement and Secured Hedging Agreement entered into with any counterparty that is a Secured Party; provided that, (x) notwithstanding anything to the contrary, the Secured Obligations shall exclude any Excluded Swap Obligations and (y) Secured Hedging Agreements with any Hedge Bank that is not a Lender (or an Affiliate or approved fund thereof) constituting “Secured Obligations” constituting “Secured Obligations”, shall not exceed, in the aggregate, the greater of (i) $20,000,000 and (ii) 35.0% of Consolidated EBITDA for the Test Period most recently ended (provided, for the avoidance of doubt, the Borrower shall have no obligation under this Agreement to report on the mark-to-market value of any Secured Hedging Agreements).

“Secured Parties” shall mean, collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) each other Agent, (d) the Lenders, (e) each Cash Management Bank, (f) each Hedge Bank and (g) each Issuing Bank.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Assets” shall mean (a) any accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility, (b) any bank accounts into which accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility are to be received or deposited and (c) all collateral securing such receivable, bank account or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable, bank account or assets, lockbox accounts and records with respect to such account, bank account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clauses (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of transactions that may be entered into by the Borrower or any other Restricted Subsidiary pursuant to which such Borrower or such other Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not a Borrower or another Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not a Borrower or another Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of a Borrower or any of the Borrower’s Subsidiaries.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Borrower or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of (i) Receivables Assets under a Receivables Facility to repurchase Receivables Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets, in either case, arising as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by, or any other event relating to, the seller or the Receivables Assets or Securitization Assets, as applicable.

“Securitization Subsidiary” shall mean any Subsidiary of Holdings, in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any other Restricted Subsidiary makes an Investment and to which such Borrower or such other Restricted Subsidiary transfers Securitization Assets and related assets.

“Security Agreement” shall mean one or more security agreements by and among one or more of the Credit Parties and the Collateral Agent for the benefit of the Secured Parties with respect to Liens granted on the Collateral thereunder as security for the Secured Obligations.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to a Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10 and/or Section 5.11 and in each case other than Excluded Property.

“Security Documents” shall mean the Security Agreements and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest in or lien on any property as collateral for the Secured Obligations.

“Senior Representative” shall mean, with respect to any series of Permitted Pari Passu Refinancing Debt, Permitted Debt Exchange Notes, Senior Secured Indebtedness, Junior Secured Indebtedness, Permitted Junior Refinancing Debt, Permitted Unsecured Refinancing Debt, Permitted Incremental Equivalent Debt or any other applicable Indebtedness, the trustee, sole lender, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Indebtedness” shall mean senior Indebtedness of the Credit Parties for borrowed money that is secured on a pari passu basis with the Secured Obligations (but without regard to the control of remedies).

“Senior Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (a)(i) Consolidated Total Funded Indebtedness of Holdings and its Restricted Subsidiaries on such date, other than Indebtedness that is unsecured, subordinated in right of payment to the Obligations, secured on a junior basis to Indebtedness (pursuant to an Intercreditor Agreement or such other similar agreement or arrangement governing lien priority) which is itself secured on a junior basis to the Secured Obligations (pursuant to an Intercreditor Agreement) or secured by assets not constituting Collateral, minus (ii) Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA for the Test Period then most recently ended.

“SOFR” shall mean the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” shall mean (a) with respect to Daily Simple SOFR, 0.15% (15 basis points) and (b) with respect to Term SOFR, (i) 0.1% (10 basis points) for an Interest Period of one-month’s duration, (ii) 0.15% (15 basis points) for an Interest Period of three-month’s duration and (iii) 0.25% (25 basis points) for an Interest Period of six-month’s duration.

“SONIA” shall mean, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.0326% per annum.

“Special Notice Currency” means any Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Existing Tranche” shall have the meaning assigned to such term in Section 2.20(a).

“Specified Representations” shall mean the representations made solely by, and solely with respect to, the Credit Parties, in each case solely with respect to Section 3.01(a) and (as it applies to the Loan Documents) (b), Section 3.02, Section 3.03(b), Section 3.09, Section 3.10, Section 3.15, Section 3.18, Section 3.19, Section 3.20, and Section 3.21 (in the case of Section 3.19, Section 3.20 and Section 3.21, solely to the extent it applies to the use of proceeds of the Loans).

“Spot Rate” shall mean, for any currency, the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by any Restricted Subsidiary that the Borrower has determined in good faith to be customary in a Securitization Facility or a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary or a Receivables Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument providing for the payment of cash upon the honoring of a presentation thereunder.

“Subject Transaction” shall mean any (a) disposition of assets or Equity Interests of any Restricted Subsidiary or of any product line, business unit, line of business or division of the Borrower or any other Restricted Subsidiary for which historical financial statements are available, in each case to the extent otherwise permitted hereunder, (b) Permitted Acquisition, (c) other Investment that is permitted hereunder (including with respect to any business unit, line of business or product line), (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, (e) incurrence of Indebtedness or making of a Dividend or a Restricted Debt Payment, (f) commencement, termination or discontinuance of activities constituting a business unit, line of business or product line, new projects or new contracts, (g) operational change, operating improvement, synergy realization or initiative (including, in each case, to the extent applicable, in connection with the Transactions or any restructuring), increased pricing or volume or (h) Permitted Reorganizations, reorganizations, restructurings or consolidations.

“Subordinated Debt Documents” shall mean any agreement, indenture or instrument pursuant to which any Subordinated Indebtedness is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of such Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent’s in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent, and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless otherwise specified, references to “Subsidiary” or “Subsidiaries” herein shall refer to Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of Holdings (other than the Borrower) and, solely at the election of the Borrower in its sole discretion, any Foreign Subsidiary (other than the Borrower), in each case, that is, or becomes pursuant to Section 5.10, a party to this Agreement; provided that, notwithstanding anything to the contrary, no Excluded Subsidiary shall be required to be a Subsidiary Guarantor.

“Successor Rate” shall have the meaning assigned to such term in Section 2.11(b).

“Supported QFC” shall have the meaning assigned to such term in Section 10.21.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” shall mean any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Change” shall have the meaning assigned to such term in Section 1.04.

“Tax Group” shall have the meaning assigned to such term in Section 6.06(c).

“Tax Return” shall mean all returns, statements, declarations, filings, attachments and other documents or certifications required to be filed in respect of Taxes, including any amendments thereof.

“Tax Withholdings” shall have the meaning assigned to such term in Section 2.15(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean a Term Loan made by Lenders to a Borrower pursuant to Section 2.01(a) and shall include, unless the context shall otherwise require, any Incremental Term Loans made pursuant to Section 2.19 after the Closing Date.

“Term Loan Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to any Lender, (a) its obligation to make its portion of Term Loans to a Borrower in the amount set forth on Annex A, and/or (b) unless the context shall otherwise require, any Incremental Term Loan Commitments made pursuant to Section 2.19 after the Closing Date. The initial aggregate amount of the Term Loan Commitments as of the date hereof is $300,000,000.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean (x) with respect to any Term Loans the maturity date of which has not been extended pursuant to Section 2.20, the date which is seven years after the Closing Date or, if such date is not a Business Day, the first Business Day preceding such date, and (y) with respect to any Extended Tranche of Term Loans, the final maturity date specified in the applicable Extension Election accepted by the respective Lender or Lenders.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.

“Term SOFR” shall mean,

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. New York City time on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)            for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition (x) with respect to initial Term Loans, would otherwise be less than 0.50% per annum the Term SOFR shall be deemed 0.50% per annum for purposes of this Agreement and (ii) with respect to Revolving Loans, would otherwise be less than 0.00% per annum the Term SOFR shall be deemed 0.00% per annum for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Test Period” shall mean, at any time, subject to Section 1.06, the four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period) for which financial statements have been or were required to be delivered pursuant to Section 5.01(a) or (b), or so long as the initial delivery of financial statements pursuant to Section 5.01(a) or (b), as applicable, has occurred prior to such date, at the option of the Borrower, in the case of any transaction the permissibility of which requires a calculation on a Pro Forma Basis, as of the last day of the most recently ended fiscal quarter prior to such date of determination with respect to which unaudited financial statements (including those prepared for internal purposes) have been provided to the Administrative Agent, which financial statements are reasonably sufficient for determining any applicable compliance (and provided that, for the avoidance of doubt, financial statements in form substantially similar to those delivered in connection with Section 5.01(b) shall be deemed reasonably sufficient for such purposes).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (a)(i) Consolidated Total Funded Indebtedness of Holdings and its Restricted Subsidiaries on such date minus (ii) Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Total Revolving Commitment” shall mean the sum of all Revolving Commitments pursuant to this Agreement. On the Closing date, the Total Revolving Commitment shall be $150,000,000, as set forth in Annex A, as the same may be reduced or increased from time to time in accordance with the terms of this Agreement.

“Tranche” shall mean each tranche of Loans and/or Commitments available hereunder. On the Closing Date there shall be three Tranches, one comprised of Term Loans and one comprised of the Revolving Loans and Revolving Commitments.

“Transaction Documents” shall mean the Loan Documents and any agreements or documents relating to the Closing Date Refinancing.

“Transactions” shall mean, collectively, (a) the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents, (b) the execution, delivery and performance of the Loan Documents, (c) the initial Borrowings hereunder, (d) the Closing Date Refinancing and (e) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Transformative Acquisition” shall mean any acquisition or other Investment or series of acquisitions or other Investments by Holdings or any of its Restricted Subsidiaries that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or other Investment, (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or other Investment, would not provide Holdings and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith, and/or (c) is for total cash consideration paid greater than or equal to $11,000,000.

“Type” when used in reference to any Loan or Borrowing, shall mean a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR, the Alternate Base Rate, an Alternative Currency Daily Rate Loan, or an Alternative Currency Term Rate Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” shall mean in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision, in each case to the extent applicable law requires that such appointment is not to be publicly disclosed.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Government Securities Business Day” shall mean any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.17(c).

“Unrestricted Cash” shall mean, at any time, the aggregate amount of (i) unrestricted cash and Cash Equivalents held in accounts of Holdings and its Restricted Subsidiaries (whether or not held in an account pledged to the Administrative Agent or Collateral Agent) and (ii) cash and Cash Equivalents restricted in favor of lenders of Indebtedness under credit facilities and/or notes or other debt securities (which shall include any cash and Cash Equivalents securing other Indebtedness secured by a Lien on Collateral along with such credit facilities and/or notes or other debt securities (provided that any such Liens are subordinated to or pari passu with the Liens in favor of the Administrative Agent or Collateral Agent), including any Indebtedness incurred under this Agreement and the other Loan Documents (including Indebtedness incurred pursuant to Section 2.19, Section 2.20, Section 2.21 and Section 2.22 hereof (in each case whether governed by this Agreement or by separate documentation)); provided, further, for the avoidance of doubt, the proceeds of a Cure Contribution shall not be included in this definition of Unrestricted Cash as of the last day of the fiscal quarter with respect to which such Cure Contribution was made for any calculation of the First Lien Leverage Ratio for purposes of determining compliance with the Financial Covenant (but for the avoidance of doubt shall constitute Unrestricted Cash for such purpose with respect to any subsequent fiscal quarter).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Holdings that the Borrower designates as an Unrestricted Subsidiary in a notice (including via email) to the Administrative Agent and (b) each Subsidiary of an Unrestricted Subsidiary; provided that in the case of clause (a) above, (i) such designation shall be deemed to be an Investment on the date of such designation in an amount equal to the fair market value of the investment therein (as determined in good faith by the Borrower) and such designation shall be permitted only to the extent permitted under Section 6.03 on the date of such designation and (ii) no Event of Default shall have occurred and be continuing or would immediately result from such designation after giving pro forma effect thereto (including to the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of an Unrestricted Subsidiary). The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (which shall constitute a reduction in any outstanding Investment), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Event of Default would immediately result from such re-designation (including the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of a Restricted Subsidiary and the deemed return on any Investment in such Unrestricted Subsidiary pursuant to clause (ii)). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence by such Restricted Subsidiary at the time of such designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (after giving effect to, and taking into account, any payoff or termination of Indebtedness or any release or termination of Liens, in each case, occurring in connection or substantially concurrently therewith) and (y) constitute a return on any Investment by the Borrower in such Unrestricted Subsidiary in an amount equal to the fair market value (as determined in good faith by the Borrower) at the date of such prior designation of such Restricted Subsidiary as an Unrestricted Subsidiary. As of the Closing Date, none of the Subsidiaries of Holdings is an Unrestricted Subsidiary, and in no event shall the Borrower become an Unrestricted Subsidiary. Notwithstanding the foregoing or anything to the contrary in this Agreement, no Subsidiary may be designated an Unrestricted Subsidiary if such Subsidiary owns or has an exclusive license to any Material Intellectual Property.

“Unsecured Indebtedness” shall mean unsecured Indebtedness of the Credit Parties and their Restricted Subsidiaries for borrowed money.

“U.S. Credit Party” shall mean any Credit Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Person” shall mean any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 10.21.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness or Disqualified Capital Stock that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness or Disqualified Capital Stock prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Restricted Subsidiary” shall mean a Restricted Subsidiary of Holdings which is a Wholly Owned Subsidiary of Holdings or any Restricted Subsidiary.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” shall have the meaning assigned to such term in Section 2.19(f).

“Yield Differential” shall have the meaning assigned to such term in Section 2.19(f).

Section 1.02          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).

Section 1.03          Terms Generally.

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, varied, assigned, novated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, variations, assignments, novations, replacements or modifications set forth herein), including, for the avoidance of doubt, any increase or introduction of new loan facilities, increase in margin, extension of the term of the Loans or any other change having a material economic effect on the Indebtedness of any Credit Party, however fundamental, under any such Loan Document, agreement, instrument or other document herein, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) all references to the knowledge of any Group Member or facts known by any Group Member shall mean actual knowledge of any Responsible Officer of such Person. Any Responsible Officer or Financial Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as a Responsible Officer or Financial Officer, as applicable, on behalf of the applicable Credit Party and not in any individual capacity.

(b)            The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by any Debtor Relief Law and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)            Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(d)            Any reference herein or in any other Loan Document to an assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, as if it were an assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any reference herein or in any other Loan Document to a merger, consolidation or amalgamation, or similar term, shall be deemed to apply to the unwinding of any such division or allocation of assets, as though it were a merger, consolidation or amalgamation, or similar term, of separate Persons into one Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.04          Accounting Terms; GAAP; Tax Laws. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof. If at any time any Tax Change (as defined below) would affect the computation of any financial ratio, standard or term set forth in any Loan Document (or any change in GAAP would affect the computation of any financial ratio, standard or term set forth in any Loan Document but for the operation of the first sentence of this Section 1.04), the Borrower may elect whether to (1) continue to compute such ratio, standard or term in accordance with GAAP without giving effect to such change therein or, in the case of a Tax Change, compute such ratio, standard or term, as if the Applicable Tax Laws given effect hereunder immediately prior to such change therein continued to apply and in the case of a change in GAAP, until so amended, the Borrower may, at its election in its sole discretion, prepare any financial statements to be delivered pursuant to this Agreement in accordance with GAAP without giving effect to such change in GAAP and/or continue to compute any ratio, standard or term without giving effect to such change in GAAP or (2) elect to compute or report such ratio, financial calculation, financial reporting item or requirement in accordance with GAAP and/or the Applicable Tax Laws, as the case may be, as changed; provided that, in the case of this clause (2), if the Required Lenders or the Administrative Agent shall so request in writing, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, standard or term to preserve the original intent thereof in light of such change in GAAP or Tax Change. Notwithstanding anything to the contrary, for all purposes under this Agreement and the other Loan Documents, including negative covenants, financials covenants and component definitions, GAAP will be deemed to treat operating leases and Capital Leases in a manner consistent with their current treatment under GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update, notwithstanding such update or any other modifications or interpretive changes thereto that may occur thereafter. “Tax Change” shall mean any change in the Applicable Tax Laws that would have the effect of changing the amount of Taxes due and payable by Holdings and its Restricted Subsidiaries for any taxable period, as compared to the amount of Taxes that would have been due and payable by Holdings and its Restricted Subsidiaries for such taxable period under the Applicable Tax Laws as in effect immediately prior to such change; provided, for avoidance of doubt, that the calculation of a change in Taxes due and payable shall take into account all prior changes to the Applicable Tax Laws. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 or FASB ASC 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any of its Restricted Subsidiaries at “fair value,” as defined therein and (ii) the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of Financial Accounting Standards No. 133, 150 or 123(R) or any other financial accounting standard having a similar result or effect (to the extent that the pronouncements in Financial Accounting Standards No. 123(R) or any other financial accounting standard having a similar result or effect result in recording an equity award as a liability on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity) or, in each case, such applicable equivalent rules, regulations, pronouncements or opinions under GAAP.

Notwithstanding anything to the contrary herein, all financial ratios and tests (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated Total Assets, Unrestricted Cash and Consolidated EBITDA) contained in this Agreement other than for purposes of calculating Excess Cash Flow that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction shall have occurred (including, for the avoidance of doubt, any Subject Transaction whose permissibility is being tested and any substantially concurrent Subject Transactions) or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries since the beginning of such Test Period shall have consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Section 6.08, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

Other than as provided in Section 1.06, for purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated EBITDA, Unrestricted Cash and Consolidated Total Assets), (x) such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be and (y) such financial ratio or test shall be calculated (on a Pro Forma Basis if applicable) using the most recent financial statements which have been delivered by the Credit Parties in accordance with Section 5.01(a) or 5.01(b) hereof or, at the option of the Borrower, such other financial statements provided to the Administrative Agent and reasonably sufficient for determining such compliance.

Notwithstanding anything to the contrary herein, to the extent compliance with a financial ratio or test is calculated prior to the date financial statements are first delivered under Section 5.01(a) or (b), such calculation shall use the latest financial statements delivered pursuant to Section 4.01(m).

Notwithstanding anything to the contrary herein, the defined terms “First Lien Leverage Ratio”, “Senior Secured Leverage Ratio”, “Total Leverage Ratio”, “Consolidated Interest Coverage Ratio”, “Consolidated Total Assets”, “Unrestricted Cash” and “Consolidated EBITDA” when used in this Agreement or any other Loan Document shall be deemed to refer to such ratio or amount with respect to the Group Members (including Holdings, including for all purposes of Article VI, notwithstanding anything to the contrary) unless otherwise expressly set forth herein or therein.

Section 1.05          Resolution of Drafting Ambiguities. Each party hereto acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.06          Limited Condition Transaction. Notwithstanding anything to the contrary herein, for purposes of (i) measuring the relevant ratios and the component amounts thereof (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated EBITDA and the amount of cash and Cash Equivalents (including for the purpose of any “netting” calculation on any LCT Test Date) and the Consolidated Interest Expense) and baskets (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets) with respect to the incurrence of any Indebtedness (including any Incremental Facilities and Permitted Incremental Equivalent Debt but excluding Revolving Loans (provided that, for the avoidance of doubt, the term “Revolving Loans” shall not, for purposes of this sentence, include loans made pursuant to any Additional Revolving Commitment)) or Liens or the making of any Permitted Acquisitions or other Investments, Dividends, Restricted Debt Payments, Asset Sales or other sales or dispositions of assets or fundamental changes or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in the case of clauses (i) and (ii), in connection with a Limited Condition Transaction, if the Borrower has made an LCT Election with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder (including, in the case of calculating Consolidated EBITDA, the reference date for determining which Test Period shall be the most recently ended Test Period for purposes of making such calculation) shall be deemed to be the date the definitive agreement(s) for (or letter of intent or declaration or, in the case of an Limited Condition Transaction that involves some other manner of establishing an obligation (including, without limitation under local law), such other binding obligation or binding commitment to consummate) such Limited Condition Transaction are entered into or the date the applicable Limited Condition Transaction is declared (including through public announcement) (the “LCT Test Date”) (and not, for the avoidance of doubt, the date of consummation of such Limited Condition Transaction), and if, after giving pro forma effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred (with respect to income statement items) at the beginning of, or (with respect to balance sheet items) on the last day of, the most recent Test Period ending prior to the LCT Test Date, the Group Members could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket, representation and warranty, or Default or Event of Default “blocker” such ratio, basket, covenant, or representation and warranty or Default or Event of Default “blocker” shall be deemed to have been complied with (and no Default or Event of Default shall be deemed to have arisen thereafter with respect to such Limited Condition Transaction from any such failure to comply with such ratio, basket, covenant, or representation and warranty). For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets, covenants, Default or Event of Default “blockers” or representations and warranties for which compliance was determined or tested as of the LCT Test Date would thereafter have failed to have been satisfied as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA, Unrestricted Cash, Consolidated Total Funded Indebtedness or Consolidated Total Assets or otherwise, at or prior to the consummation of the relevant transaction or action, such baskets, ratios, covenants, Default or Event of Default “blockers” or representations and warranties will not be deemed to have failed to have been satisfied as a result of such fluctuations or otherwise. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement (or letter of intent, declaration or other binding obligation or binding commitment) (or in the case of any Limited Condition Transaction that involves some other manner of establishing an obligation under local law, such other binding obligation or binding commitment to consummate) for such Limited Condition Transaction is terminated or expires, or the date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction expires or passes, in each case without consummation of such Limited Condition Transaction, any such ratio (other than the Financial Covenant under Section 6.08) or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. Notwithstanding anything to the contrary, in connection with any Limited Condition Transaction that constitutes a “certain funds” transaction (including a UK “certain funds” transaction), the provisions of this Section 1.06 shall be deemed modified as necessary to reflect customary “certain funds” (including UK “certain funds”) conditionality.

Notwithstanding the foregoing provisions of this paragraph or any other provision of this Agreement, any unfunded Commitments outstanding at any time in respect of any individual Incremental Facility pursuant to Section 2.29 established to finance a Limited Condition Transaction may be terminated only by the lenders holding more than 50% of the aggregate amount of the Commitments in respect of such Incremental Facility (or by the Administrative Agent acting at the request of such lenders), and not, for the avoidance of doubt, automatically or by the Required Lenders or any other Lenders (or by the Administrative Agent acting at the request of the Required Lenders or any other Lenders).

Section 1.07          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

Section 1.08          Deliveries. Notwithstanding anything herein to the contrary, whenever any document, agreement, payment or other item is required by any Loan Document to be delivered, made or completed on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

Section 1.09          Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Section 1.10          Currency Generally.

(a)            For purposes of determining compliance with Sections 5.17, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.09, with respect to any Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time Holdings or one of its Restricted Subsidiaries shall (or, solely in connection with a Limited Condition Transaction, shall enter into a contractual obligation to) incur, enter into, make or acquire such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments (so long as, at the time of incurring, entering into, making or acquiring (or, solely in connection with a Limited Condition Transaction, at the time of entering into the contract to incur, enter into, make or acquire) such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments, such transaction was permitted hereunder) and once incurred, entered into, made or acquired (or, solely in connection with a Limited Condition Transaction, contractually obligated to be incurred, entered into, made or acquired), the amount of such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments, shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.

(b)            Exchange Rates; Currency Equivalents.

(i)            The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Revolving Loans and outstanding amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

(ii)           Wherever in this Agreement in connection with a Revolving Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Borrowing, Revolving Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

Section 1.11          Basket Amounts and Application of Multiple Relevant Provisions. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Credit Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents. For purposes of determining compliance with Article VI, in the event that any Lien, Investment, liquidation, dissolution, merger, consolidation, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Dividend, Affiliate transaction, contractual requirement or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Article VI, such transaction (or any portion thereof) at any time shall be permitted under one or more of such “baskets” or categories at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified or divided among such baskets or categories (as if incurred at such later time) by the Borrower in any manner not expressly prohibited by this Agreement (but not across covenants), and such Lien, Investment, liquidation, dissolution, merger, consolidation, Indebtedness, disposition, Dividend, Affiliate transaction, contractual requirement or prepayment of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such “basket” or category of transactions or “baskets” or categories of transactions (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens, Investments, liquidations, dissolutions, mergers, consolidations, Indebtedness, dispositions, Dividends, Affiliate transactions, contractual requirements or prepayments of Indebtedness, as applicable, that may be incurred pursuant to any other “basket” or category of transactions; provided that all Indebtedness outstanding under the Loan Documents incurred on the Closing Date will be deemed to be incurred only in reliance on Section 6.01(a).

For the avoidance of doubt, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents (including, for the avoidance of doubt, the Fixed Incremental Amount (including, for the avoidance of doubt, for purposes of the definition of Maximum Incremental Facilities Amount or for purposes of Section 6.01(u))) under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the Consolidated Interest Coverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and/or the Total Leverage Ratio) and/or the Revolving Credit Facility (any such amounts, the “Fixed Amounts”), substantially concurrently with or in the same transaction or series of transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents (including, for the avoidance of doubt, the Incurrence Ratio (including, for the avoidance of doubt, for purposes of the definition of Maximum Incremental Facilities Amount or for purposes of Section 6.01(u))) under the same covenant that requires compliance with a financial ratio or test (including a test based on the Consolidated Interest Coverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and/or the Total Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts within the same covenant (it being understood that any Fixed Amount available under any covenant that is reallocated or otherwise utilized under a different covenant shall, for the avoidance of doubt, also constitute a Fixed Amount under such different covenant to which the Fixed Amount was reallocated to or utilized under) (including, without limitation, disregarding any Consolidated Cash Interest Expense associated with any Fixed Amounts or the Revolving Credit Facility in the calculation of the Consolidated Interest Coverage Ratio), and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. In addition, for the avoidance of doubt, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, liquidations, dissolutions, mergers, consolidations, Dividends, any prepayments of Indebtedness or other transactions permitted hereunder (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Borrower otherwise elect from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrower subsequently meet the applicable ratio for such Incurrence-Based Amounts on a Pro Forma Basis.

Section 1.12          Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Request or other letter of credit application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

Section 1.13          Cashless Rollover. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with an Incremental Facility, Credit Agreement Refinancing Indebtedness or loans or notes incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars” (or in any other currency), “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.14          Change in Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with Holdings’ consent in its sole discretion to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.15          Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Section 1.16           Additional Alternative Currencies.

(a)            The Borrower may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender that would be obligated to make any Loans in such additional Alternative Currency; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, all Revolving Lenders and the applicable Issuing Bank.

(b)           Any such request shall be made to the Administrative Agent not later than 11:00 a.m. New York City time, twenty Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Lender that would be obligated to make such Alternative Currency Loans thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank and each Revolving Lender thereof. Each Lender that would be obligated to make such Alternative Currency Loans (in the case of any such request pertaining to Alternative Currency Loans) or all Revolving Lenders and the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. New York City time, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)           Any failure by a Lender or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable Issuing Bank, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders that would be obligated to make such Alternative Currency Loans consent to making such Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Revolving Borrowings of Alternative Currency Loans. If the Administrative Agent , all Revolving Lenders and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent, the Revolving Lenders and the applicable Issuing Bank may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.16, the Administrative Agent shall promptly so notify the Borrower.

Section 1.17           Change of Currency.

(a)            Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)            Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Article II
THE CREDITS

Section 2.01           Commitments. Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly:

(a)           Term Loans.  To make a single Term Loan to the Borrower, in Dollars, on the Closing Date in the principal amount of its Term Loan Commitment; and

(b)           Revolving Loans. To make Revolving Loans, in Dollars or in one or more Alternative Currencies, to the Borrower at any time and from time to time on or after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided that no Revolving Loans may be drawn on the Closing Date except for Permitted Closing Date Revolving Advances; provided, further, the aggregate outstanding amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02           Loans.

(a)            Each Loan shall be made as part of a Borrowing consisting of Loans made by the applicable Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.17(d)(ii), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree, and not less than the Minimum Borrowing Amount or (ii) equal to the remaining available balance of the applicable Commitments, (y) Term SOFR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree, and not less than the Minimum Borrowing Amount or (ii) equal to the remaining available balance of the applicable Commitments, and (z) Alternative Currency Loans comprising any Revolving Borrowing shall be in an aggregate principal amount equal to (i) the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof or (ii) the remaining available balance of the applicable Commitments.

(b)           Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans, Term SOFR Loans, Alternative Currency Term Rate Loans, or Alternative Currency Daily Rate Loans as the Borrower may request pursuant to Section 2.03. Each Lender may, at its option, make any Term SOFR Loan, Alternative Currency Term Rate Loan, or Alternative Currency Daily Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. More than one Borrowing may be incurred on any day, but at no time shall there be outstanding more than twelve Borrowings of such Loans in the aggregate (plus such greater number as may be reasonably acceptable to the Administrative Agent). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)            Except with respect to Loans deemed made pursuant to Section 2.17(d)(ii) and Loans made on the Closing Date, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m. New York City time, in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, and following receipt of all funds expected to be received, the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date (in the case of any Term SOFR Borrowing or Alternative Currency Borrowing), and at least two hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with clause (c) above, and the Administrative Agent may, in its sole discretion, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing, or in the case of Alternative Currencies, in accordance with such market practice and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Notwithstanding the foregoing, any such payment by a Borrower shall not relieve such Lender of its obligations to make such payment, and if such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for the purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease (and, if a Borrower shall previously have made such payment, the Administrative Agent shall return such amount to such Borrower).

(e)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.

Section 2.03           Borrowing Procedure. To request a Revolving Borrowing or Term Loan Borrowing, the Borrower shall deliver, by hand delivery, facsimile or email a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Term SOFR Borrowing, not later than 2:00 p.m., New York City time three Business Days before the date of the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent) (or, in the case of Term SOFR Borrowings that are Term Loan Borrowings to be made on the Closing Date, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing), (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time on the Business Day prior to the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent), (iii) in the case of Alternative Currency Loans, no later than 2:00 p.m. New York City time four Business Days prior to the requested date of any Borrowing or, in the case of Alternative Currency Term Rate Loans, any continuation (or such later time as may be reasonably acceptable to the Administrative Agent), or (iv) in the case of a Term SOFR Borrowing denominated in a Special Notice Currency, five Business Days before the date of the proposed Borrowing; provided that any notice of a Borrowing to be made on the Closing Date (whether a Term SOFR Borrowing or ABR Borrowing) may be given not later than (x) for a Borrowing of Revolving Loans, 2:00 p.m. New York City time (or such later time as the Administrative Agent may reasonably agree), two (2) Business Days prior to the date of the proposed Borrowing and (y) for a Term Loan Borrowing, 2:00 p.m. New York City time (or such later time as the Administrative Agent may reasonably agree), one (1) Business Day prior to the date of the proposed Borrowing, in each case, which notice may be subject to the effectiveness of this Agreement. Each Borrowing Request shall be irrevocable (subject to the last paragraph of this Section 2.03) (provided that such Borrowing Request may be conditioned upon the occurrence of any event specified therein) and shall specify the following information in compliance with Section 2.02:

(a)            whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans;

(b)           the aggregate amount of such Borrowing;

(c)            the date of such Borrowing, which shall be a Business Day;

(d)           whether such Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing, an Alternative Currency Daily Rate Borrowing, or an Alternative Currency Term Rate Borrowing;

(e)            in the case of a Term SOFR Borrowing or an Alternative Term Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f)            the location and number of the account to which funds are to be disbursed;

(g)           the identity of the Borrower or Borrowers requesting such Borrowing; and

(h)           with respect to each Credit Extension, that the conditions set forth in Section 4.02(b) and Section 4.02(c) will be satisfied or waived as of the date the requested Borrowing is made.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term SOFR Borrowing, with an Interest Period of one month’s duration, in the case of any Loan denominated in Dollars, or an Alternative Currency Term Rate Borrowing, with an Interest Period of one month’s duration, in the case of any Loan denominated in Euros or Canadian Dollars. If a Borrower requests a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing but fails to specify an Interest Period, such Borrower will be deemed to have specified an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

The Borrowing Request in respect of any Loans on the Closing Date or in connection with any Permitted Acquisition or other permitted Investment, or any Incremental Facility, Extension Amendment or Credit Agreement Refinancing Indebtedness, in each case after the Closing Date, may be rescinded or revised to change the requested date for the making of the Loans contemplated thereby, by the Borrower upon written notice to the Administrative Agent on or prior to 10:00 a.m. New York City time on the date of the proposed Borrowing (or such later time as the Administrative Agent may approve in its sole discretion).

Section 2.04           Evidence of Debt; Repayment of Loans.

(a)            Promise to Repay. The Borrower unconditionally promises to pay to the Administrative Agent (i) for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09 and (ii) for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date.

(b)            Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c)            Promissory Notes. Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns in the form of Exhibit H-1 or H-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

Section 2.05           Fees.

(a)            Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (subject to Section 2.18, in the case of a Defaulting Lender) a commitment fee (a “Commitment Fee”) in Dollars equal to the applicable percentage set forth in the definition of “Applicable Margin” per annum on the actual daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Lender; provided that for the purpose of calculations and payments pursuant to this Section 2.05, the Revolving Commitment of each Defaulting Lender shall be deemed equal to $0.

(b)           Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fee”).

(c)            LC Participation Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) in Dollars, with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time for LC Participation Fees on the actual daily Dollar Equivalent amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure. Accrued LC Participation Fees shall be payable in arrears (i) on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate (or, if later, when the Lenders’ obligations (in their capacities as such) in respect of all Letters of Credit have been terminated). Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable promptly on written demand. All LC Participation Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the daily Dollar Equivalent amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.12.

(d)           Fronting Fees. The Borrower agrees to pay directly to the applicable Issuing Bank a fronting fee (“Fronting Fee”) in Dollars, which shall accrue at 0.125% on the average daily Dollar Equivalent amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s reasonable customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued Fronting Fees shall be payable in arrears (i) on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate (or, if later, when all Letters of Credit of such Issuing Bank have been terminated). Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable promptly on written demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 15 Business Days after written demand therefor. All Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the daily Dollar Equivalent amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.12.

(e)            Fee Letters. Without duplication of any other fees set forth in this Section 2.05, the Borrower agrees to pay the fees set forth in the Fee Letter at the times and in the manner set forth therein.

(f)            All Fees shall be paid on the dates due, in Dollars, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders, except that the Borrower shall pay the Fronting Fees directly to the Issuing Bank. Except as otherwise provided in the Fee Letter, once paid when due and payable, none of the Fees shall be refundable under any circumstances.

Section 2.06           Interest on Loans.

(a)           ABR Loans. Subject to the provisions of Section 2.06(e), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)           Term SOFR Loans. Subject to the provisions of Section 2.06(e), the Loans comprising each Term SOFR Borrowing shall bear interest at a rate per annum equal to the Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)            Alternative Currency Daily Rate Loans. Subject to the provisions of Section 2.06(e), the Loans comprising each Alternative Currency Daily Rate Borrowing shall bear interest at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Margin in effect from time to time.

(d)           Alternative Currency Term Rate Loans. Subject to the provisions of Section 2.06(e), the Loans comprising each Alternative Currency Term Rate Borrowing shall bear interest at a rate per annum equal to the Alternative Currency Term Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(e)            Default Rate. Notwithstanding the foregoing, upon the occurrence and during the existence of an Event of Default under Sections 8.01(a) or (b), the overdue principal and interest with respect to the outstanding Loans shall bear interest, at a per annum rate equal to 2.00% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a), Section 2.06(b) , Section 2.06(c), or Section 2.06(d) (in any such case, the “Default Rate”).

(f)            Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) additional interest accrued pursuant to Section 2.06(e) shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan or Alternative Currency Term Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g)           Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (x) interest computed by reference to the Base Rate in clause (a) of the definition of “Alternate Base Rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), or (y) in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Term SOFR Rate, Alternative Currency Daily Rate, or Alternative Currency Term Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be deemed presumptively correct absent manifest error. For the avoidance of doubt, interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid within the time periods specified herein. The Administrative Agent shall promptly, upon the amount of any interest payment in respect of any Alternative Currency Daily Rate Loan or any Loan with a Successor Rate of Daily Simple SOFR or any other “daily” Successor Rate (such interest payment, a “Daily Rate Interest Payment”) becoming determinable, notify (i) (such notification to be made no later than three (3) Business Days prior to the due date for such Daily Rate Interest Payment) the Borrower of the amount of that Daily Rate Interest Payment; (ii) each relevant Lender of the proportion of that Daily Rate Interest Payment which relates to that Lender’s Pro Rata Share of the relevant Loan; and (iii) the relevant Lenders and the Borrower of each applicable rate of interest and the amount of interest for each day relating to the determination of that Daily Rate Interest Payment (including a breakdown of such rate and amount of interest as between the Applicable Margin and the Alternative Currency Daily Rate (or Daily Simple SOFR or other “daily” Successor Rate, as applicable) for such date and any other information that the Borrower may reasonably request in relation to the calculation of such rate and amount or the determination of that Daily Rate Interest Payment).

(h)           Notification of Interest Rate. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans or Alternative Currency Term Rate Loans upon determination of such interest rate.

Section 2.07           Termination and Reduction of Commitments.

(a)            Termination of Commitments. The Term Loan Commitments shall automatically terminate upon the funding of such Commitments on the Closing Date. The Revolving Commitments and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b)           Optional Terminations and Reductions. At its option, the Borrower may at any time terminate, or from time to time, without premium or penalty, permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree and not less than $250,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c)            Borrower Notice. The Borrower shall notify the Administrative Agent in writing in substantially the form attached as Exhibit C-2, of any election to terminate or reduce the Commitments under Section 2.07(b) by 12:00 p.m. New York City time at least one Business Day (or, in the case of a prepayment of Term SOFR Loans, three Business Days) (or, in the case of a prepayment of any Alternative Currency Loan, four Business Days) (or in each case such shorter period as the Administrative Agent may agree in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any other credit facilities or the closing of any securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied and, for the avoidance of doubt, such notices may be updated after their initial delivery (including, without limitation, to delay the date of such termination or reduction) with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering, the Borrower may extend the date of termination at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and with respect to the occurrence of any such other event, the Borrower may extend the date of termination at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.08           Interest Elections.

(a)            Generally. Each Revolving Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing or Alternative Currency Term Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, Term SOFR Borrowing or Alternative Currency Term Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           Interest Election Notice. To make an election pursuant to this Section, the Borrower shall deliver, by hand delivery, facsimile or email or other electronic transmission if arrangements for doing so have been approved in writing (including via email) by the Administrative Agent, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing or Term Loan Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)             the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below, as applicable, shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing, Alternative Currency Daily Rate Borrowing, or Alternative Currency Term Rate Borrowing; and

(iv)          if the resulting Borrowing is a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c)            Automatic Continuation/Conversion; Events of Default. If an Interest Election Request with respect to a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid or prepaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing, as applicable, with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no Loans may be requested as Term SOFR Loans or Alternative Currency Daily Rate Loans, (ii)  no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing or Alternative Currency Term Rate Loans, and (iii) unless repaid or prepaid, each Term SOFR Borrowing and each Alternative Currency Daily Rate Loan shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(d)           Conforming Changes. With respect to any Alternative Currency Daily Rate, SOFR or Term SOFR, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall promptly notify the Borrower and post each such amendment implementing such Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

Section 2.09           Amortization of Term Loan Borrowings. The Borrower shall pay to the Administrative Agent, for the ratable account of the Term Loan Lenders, on the last Business Day of March, June, September and December, commencing with the last Business Day of June 30, 2022 (each such date, a “Term Loan Repayment Date”), an amount equal to one quarter of one percent (0.25%) of the original principal amount of such Term Loans made on the Closing Date, as adjusted from time to time pursuant to Section 2.10(h), as reduced by the principal amount of Loans contributed or assigned to Holdings or any of its Restricted Subsidiaries pursuant to Section 10.04(b)(vi) or (viii), and as adjusted in connection with the making of any Incremental Term Loans pursuant to Section 2.19 hereof, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Term Loans made on the Closing Date shall be due and payable by the Borrower on the Term Loan Maturity Date.

Section 2.10           Optional and Mandatory Prepayments of Loans.

(a)            Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay Revolving Loans and Term Loans, without premium or penalty (except as and to the extent provided in Section 2.10(j)), subject to the requirements of this Section 2.10; provided that (i) each prepayment of Term SOFR Loans shall be in an aggregate principal amount that is an integral multiple of $100,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree, and not less than $250,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree, or, if less, the entire principal amount thereof then outstanding, (ii) each prepayment of Alternative Currency Loans shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $500,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree, and not less than $1,000,000, or, if less, the entire principal amount thereof then outstanding, and (iii) each prepayment of ABR Loans shall be in an aggregate principal amount that is an integral multiple of $100,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree and not less than $250,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree or, if less, the entire principal amount thereof then outstanding.

(b)           Revolving Loan Prepayments.

(i)             In the event of the termination of all of the Revolving Commitments in accordance with the terms hereof, the Borrower shall, on the date of such termination, repay or prepay all of the outstanding Revolving Borrowings and, at the Borrower’s option, (x) cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(h), (y) backstop all outstanding Letters of Credit with one or more back to back letters of credit in a manner reasonably acceptable to the applicable Issuing Bank or (z) roll all outstanding Letters of Credit into another credit facility to the sole satisfaction of the applicable Issuing Bank.

(ii)            In the event of any partial reduction of the Revolving Commitments in accordance with the terms hereof, then (x) on or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then the Borrower shall, on the date of such reduction, first, repay or prepay Revolving Borrowings and second, at the Borrower’s option, (1) cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(h), (2) backstop outstanding Letters of Credit with one or more back to back letters of credit in a manner reasonably acceptable to the applicable Issuing Bank or (3) roll outstanding Letters of Credit into another credit facility to the sole satisfaction of the applicable Issuing Bank, in an aggregate amount sufficient to eliminate such excess.

(iii)           In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, the Borrower shall, without notice or demand, immediately first, repay or prepay Revolving Borrowings, and second, at the Borrower’s option, (1) cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(h), (2) backstop outstanding Letters of Credit with one or more back to back letters of credit in a manner reasonably acceptable to the applicable Issuing Bank or (3) roll outstanding Letters of Credit into another credit facility to the sole satisfaction of the applicable Issuing Bank, in an aggregate amount sufficient to eliminate such excess.

(iv)           In the event that at any time the aggregate LC Exposure exceeds the LC Sublimit then in effect, the Borrower shall, without notice or demand, immediately, at the Borrower’s option, (1) cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(h), (2) backstop outstanding Letters of Credit with one or more back to back letters of credit in a manner reasonably acceptable to the applicable Issuing Bank or (3) roll outstanding Letters of Credit into another credit facility to the sole satisfaction of the applicable Issuing Bank, in an aggregate amount sufficient to eliminate such excess.

(c)           Asset Sales. Not later than 15 Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by any Group Member (other than any issuance or sale of Equity Interests to or from Holdings, a Borrower or a Subsidiary Guarantor), the Borrower shall apply an aggregate amount equal to the Applicable Net Cash Proceeds Percentage of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h) and Section 2.10(i); provided, that, in the event that the Borrower has provided notice of its intention or expectation to reinvest any Net Cash Proceeds pursuant to clause (ii) below, the Applicable Net Cash Proceeds Percentage may, at any time during the permissible reinvestment period of 18 or 24 months, as applicable, in the Borrower’s sole discretion, be recalculated, and to the extent such Applicable Net Cash Proceeds Percentage as recalculated is lower than the originally applicable level, such lower Applicable Net Cash Proceeds Percentage shall be applicable to the requirement to reinvest and the requirement to make prepayments shall be correspondingly reduced (as if such lower Applicable Net Cash Proceeds Percentage had been in effect at the time of the applicable Asset Sale); provided, further that:

(i)             no such prepayment shall be required under this clause (c) (A) with respect to any disposition of property which constitutes a Casualty Event or (B) to the extent either (or both) (x) the Net Cash Proceeds of any Asset Sale do not result in more than the greater of (1) $5,500,000 and (2) 10.0% of Consolidated EBITDA for the most recently ended Test Period and/or (y) the Net Cash Proceeds of all Asset Sales in any fiscal year do not exceed the greater of (1) $11,000,000 and (2) 20.0% of Consolidated EBITDA for the most recently ended Test Period (clauses (x) and (y), the “Asset Sale Threshold” and the Net Cash Proceeds in excess of the Asset Sale Threshold, the “Excess Net Cash Proceeds”);

(ii)            such proceeds with respect to any such Asset Sale shall not be required to be so applied on such date to the extent that (x) such Excess Net Cash Proceeds are reinvested in assets used or useful in the business of any of Holdings and its Subsidiaries (including, without limitation, pursuant to a Permitted Acquisition, Investment and/or Capital Expenditure) or contractually committed (or subject to a letter of intent) to be so reinvested, within 18 months (or within 24 months following receipt thereof if a contractual commitment or letter of intent to reinvest is entered into within 18 months following receipt thereof) following the date of such Asset Sale or (y) such Excess Net Cash Proceeds shall be deemed to have been reinvested in assets used or useful in the business of any of Holdings and its Subsidiaries (including, without limitation, pursuant to a Permitted Acquisition, Investment, and/or Capital Expenditure) pursuant to any such investment occurring in the 90 days preceding such date;

(iii)           if all or any portion of such Excess Net Cash Proceeds that are the subject of clause (ii) immediately above is neither reinvested nor contractually committed (or subject to a letter of intent) to be so reinvested within such 18 month period (or is not actually reinvested within such additional six month period, if applicable), such unused portion shall be applied within 15 Business Days after the last day of such period as a mandatory prepayment as provided in this Section 2.10(c);

(iv)          no such prepayment shall be required under this clause (c) with respect to any Net Cash Proceeds of any Asset Sale if (A) such Asset Sale is a disposition of all or substantially all of a product line or line of business identified by the Borrower to the Administrative Agent from time to time, and (B) the First Lien Leverage Ratio computed on a Pro Forma Basis (including with respect to such Asset Sale and, for the avoidance of doubt, the calculation of the First Lien Leverage Ratio, on a Pro Forma Basis, shall give pro forma effect to the prepayment of the Applicable Net Cash Proceeds Percentage of the Net Cash Proceeds of any applicable Asset Sale actually made prior to or substantially concurrent with such calculation) at the time of (subject to Section 1.06 in the case of any Asset Sale to be consummated substantially concurrently with the consummation of a Limited Condition Transaction only) such Asset Sale (in each case, calculated solely for purposes of this clause (iv) and not for any other purpose hereunder, without including the Net Cash Proceeds of the applicable Asset Sale as Unrestricted Cash and Cash Equivalents in the definition of “First Lien Leverage Ratio”) is less than or equal to the applicable levels set forth below under the heading “First Lien Leverage Ratio”:

Date of Consummation of Asset Sale	First Lien Leverage Ratio
Prior to the second anniversary of the Closing Date	3.75:1.00
On or after the second anniversary of the Closing Date, but prior to the third anniversary of the Closing Date	3.25:1.00
On or after the third anniversary of the Closing Date	2.75:1.00

(d)           Debt Issuance. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance by any Group Member (or concurrently with the receipt thereof in the case of any Debt Issuance by any Group Member in connection with a refinancing facility under to Section 2.21), the Borrower shall make prepayments in accordance with Section 2.10(h) and (i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e)            Casualty Events. Not later than 15 Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Group Member, the Borrower shall apply an amount equal to the Applicable Net Cash Proceeds Percentage of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h) and (i); provided, that, in the event that the Borrower has provided notice of its intention or expectation to reinvest any Net Cash Proceeds pursuant to clause (ii) below, the Applicable Net Cash Proceeds Percentage may, at any time during the permissible reinvestment period of 18 or 24 months, as applicable, in the Borrower’s sole discretion, be recalculated, and to the extent such Applicable Net Cash Proceeds Percentage as recalculated is lower than the originally applicable level, such lower Applicable Net Cash Proceeds Percentage shall be applicable to the requirement to reinvest and the requirement to make prepayments shall be correspondingly reduced (as if such lower Applicable Net Cash Proceeds Percentage had been in effect at the time of the applicable Asset Sale); provided that

(i)             such Net Cash Proceeds shall not be required to be so applied on such date to the extent that (A) either (or both) (x) the Net Cash Proceeds of a Casualty Event do not exceed the greater of $5,500,000 and 10.0% of Consolidated EBITDA for the most recently ended Test Period per Casualty Event and/or (y) in respect of Net Cash Proceeds not in excess of the greater of $11,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period in any fiscal year (the “Casualty Event Threshold”), or (B) in the event that such Net Cash Proceeds exceed the Casualty Event Threshold, such proceeds in excess of the Casualty Event Threshold (x) are used to repair, replace or restore any Property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or Capital Assets or assets that are otherwise used or useful in the business of the Group Members (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure) or to be contractually committed (or subject to a letter of intent) to be so reinvested, in each case, no later than 18 months (or within 24 months following receipt thereof if such contractual commitment or letter of intent to reinvest has been entered into within 18 months following receipt thereof) following the date of receipt of such proceeds or (y) such Excess Net Cash Proceeds shall be deemed to have been reinvested in assets used or useful in the business of any Group Member (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure) pursuant to any such investment occurring in the 90 days preceding such date); and

(ii)            if all or any portion of such Net Cash Proceeds that are the subject of clause (i) immediately above is neither reinvested nor contractually committed (or subject to a letter of intent) to be so reinvested within such 18 month period (or is not actually reinvested within such additional six month period, if applicable), such unused portion shall be applied within 15 Business Days after the last day of such period as a mandatory prepayment as provided in this Section 2.10(e);

(f)            Excess Cash Flow. No later than 15 Business Days after the date on which the financial statements with respect to each fiscal year of Holdings, commencing with the first full fiscal year ending after the Closing Date, in which an Excess Cash Flow Period occurs are required to be delivered pursuant to Section 5.01(a) (each such date, an “ECF Payment Date”), the Borrower shall make prepayments of Term Loans in accordance with Section 2.10(h) and (i) in an aggregate amount equal to, if positive, (A) the Applicable ECF Percentage (which shall be recalculated pursuant to clause (B)(i) below) of the amount equal to (x) Excess Cash Flow for the Excess Cash Flow Period then ended minus (y) the greater of $11,000,000 and 20% of Consolidated EBITDA minus (B) in each case, at the option of the Borrower, without duplication:

(i)             the aggregate principal amount (plus any prepayment premium, make-whole or penalty payments thereon) of (x) any Loans or any other secured Indebtedness, in each case, prepaid pursuant to Section 2.10(a), Section 2.16(b)(B) or Section 10.02(f)(i) of this Agreement or pursuant to the corresponding provisions of the documentation governing any such other Indebtedness (in the case of (1) any prepayment of Revolving Loans and/or Incremental Revolving Loans, so long as accompanied by a corresponding permanent reduction in the Revolving Commitment, and (2) any “yanks”, solely to the extent such Indebtedness is retired), in each case, during the applicable Excess Cash Flow Period (or, at the option of the Borrower and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) and (y) the principal amount of any Indebtedness acquired pursuant to any assignment made in accordance with Section 10.04(b)(viii) of this Agreement or the corresponding provisions of the documentation governing any other such Indebtedness during the applicable Excess Cash Flow Period (or, at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date), and in the case of all such prepayments, buybacks or redemptions, including prepayments, buybacks or redemptions in connection with the replacement of a Lender hereunder, to the extent that such prepayments, buybacks or redemptions were financed with sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness, intercompany Indebtedness and Indebtedness that has been repaid) of Holdings or its Restricted Subsidiaries, in each case, made during the applicable Excess Cash Flow Period (or, at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) (and the First Lien Leverage Ratio shall be recalculated for purposes of determining the Applicable ECF Percentage to give pro forma effect to all such voluntary prepayments, buybacks, redemptions and “yanks”):

(ii)            the aggregate amount of any cash used to make an excess cash flow, asset sale or Casualty Event mandatory prepayment pursuant to the terms of any Indebtedness (other than the Indebtedness hereunder), in each case to the extent required pursuant to the terms of the documentation governing such Indebtedness and permitted hereunder, in each case during the applicable Excess Cash Flow Period (or, at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date);

(iii)           the aggregate amount of any (x) Capital Expenditures, Capitalized Software Expenditures and/or acquisitions of Intellectual Property, in each case, made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness, intercompany Indebtedness and Indebtedness that has been repaid) (excluding Capital Expenditures made in such Excess Cash Flow Period and subject to the following clause (y) with respect to the immediately preceding Excess Cash Flow Period) that are paid in cash during the applicable Excess Cash Flow Period (or, at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) and (y) Capital Expenditures, Capitalized Software Expenditures and/or acquisitions of Intellectual Property that Holdings or any of its Restricted Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make or otherwise plan to make (including, without limitation, in accordance with a letter of intent) within the four fiscal quarter period immediately following the end of such Excess Cash Flow Period);

(iv)          (x) the aggregate amount of consideration paid in cash during such Excess Cash Flow Period (or planned to be paid in cash within the four fiscal quarter period immediately following the end of such Excess Cash Flow Period, including any such planned amounts that are subject to an agreement (or commitment or letter of intent)) with respect to Permitted Acquisitions or other Investments, in the case of such amounts paid in cash during such Excess Cash Flow Period, made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness, intercompany Indebtedness and Indebtedness that has been repaid) (including, without limitation, any purchase of, or Investment in, Intellectual Property, any purchase price adjustments (including working capital adjustments), deferred purchase consideration, Earn-Out payments (and payments of seller notes converted from Earn-Outs), holdback amounts and indemnity payments with respect thereto) but excluding Investments in cash or Cash Equivalents, to the extent paid in cash or Cash Equivalents (or to be paid in cash or Cash Equivalents), and (y) to the extent not deducted in determining Consolidated Net Income for such period, any amounts paid by Holdings and its Restricted Subsidiaries during such period (or, at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) that are reimbursable by the seller, or other unrelated third party (net of any reimbursement in respect of such amounts actually received in cash by Holdings or any of its Restricted Subsidiaries), in connection with a Permitted Acquisition or other Investment permitted under Section 6.03(a), (b), (i), (l), (m), (r), (t), (v), (w), (x) (to the extent made in reliance on clause (a) of the definition of “Cumulative Amount”), (y), (bb), (cc), (ee), (ff) or (hh);

(v)           the aggregate amount of Dividends and other payments made paid in cash from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness, intercompany Indebtedness and Indebtedness that has been repaid) permitted by Section 6.06 or 6.09(a), in each case, during such Excess Cash Flow Period (or committed or otherwise expected by the Borrower to be paid in cash within the next four fiscal quarter period after the end of such Excess Cash Flow Period); and

(vi)          the aggregate amount of payments and expenditures actually made by Holdings and the Restricted Subsidiaries in cash during the applicable Excess Cash Flow Period (or at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) (including expenditures for the payment of financing fees) to the extent such payments and expenditures are not expensed during such period;

(vii)         cash payments by Holdings and the Restricted Subsidiaries during the applicable Excess Cash Flow Period (or, at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) in respect of non-cash Charges included in the calculation of Consolidated Net Income in any prior period;

(viii)        the amount of cash payments made during the applicable Excess Cash Flow Period (or, at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) to the extent they exceed the amount of rent payments deducted in determining Consolidated Net Income during the applicable Excess Cash Flow Period (or, at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date); and

(ix)           the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication), including amounts permitted to be distributed in respect of Taxes pursuant to Section 6.06, and, in respect of income of any Foreign Subsidiary or subsidiary thereof, the amount of withholding Taxes that are or would be payable if such income were repatriated to the United States (regardless of whether such income is actually repatriated), during the applicable Excess Cash Flow Period (or, at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(such payment, the “ECF Payment Amount”); provided, further, that (1) any amounts set forth in clauses (i) through (ix) above may be applied to any subsequent fiscal year(s) to the extent the aggregate of such amounts exceeds the amount required to reduce to zero, with respect to any given fiscal year, the Excess Cash Flow payment otherwise required above (including after giving effect to the “de minimis” threshold above and carry-forwards of any such excess amounts from prior years) for such fiscal year and (2) the ECF Payment Amount shall be increased by the amount of any permitted Capital Expenditures, Capitalized Software Expenditures and/or acquisitions of Intellectual Property referred to in clause (iii) above or permitted payments in cash referred to above in clause (iv) or (v), in each case that are committed or otherwise planned to be made within the four fiscal quarter period immediately following the end of the applicable Excess Cash Flow Period, to the extent not so made during such four fiscal quarter period (but in each case solely to the extent such amounts originally reduced the ECF Payment Amount pursuant to clause (iii), (iv) or (v) above, as applicable, in such prior Excess Cash Flow Period), with such increase occurring during the Excess Cash Flow Period in which such applicable four fiscal quarter period referenced above expired without such cash payment being made.

(g)           Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (c), (e) and (f) above by or with respect to Foreign Subsidiaries shall be limited, and, subject to the fourth and fifth succeeding sentences, there shall be no requirement to make any such payment, to the extent that the Borrower reasonably determines (in consultation with the Administrative Agent) that such prepayment or the obligation to make such prepayment could reasonably be expected to result in adverse Tax consequences to Holdings or its Restricted Subsidiaries or the parent of any consolidated, combined, or unity tax group of which Holdings is a member that are not de minimis (including the imposition of any withholding Tax) related to the repatriation of funds or could reasonably be expected to be prohibited, restricted or delayed by applicable Requirement of Law. All prepayments referred to in clauses (c), (e) and (f) above are subject to permissibility under (in the case of any such payments made by or with respect to Foreign Subsidiaries) local law (including without limitation, financial assistance, corporate benefit, thin capitalization, capital maintenance, foreign exchange controls and similar legal principles, restrictions on upstreaming of cash intra-group, and the fiduciary and statutory duties of the directors of the relevant Restricted Subsidiaries), under any applicable Organizational Documents (including as a result of minority ownership, but other than with respect to any immaterial restrictions therein), and under any other material agreements to which Holdings or any of its Subsidiaries is party (so long as any such reasonably expected prohibition is not created in contemplation of such mandatory prepayment requirement). Further, with respect to mandatory prepayments made pursuant to clauses (c), (e) and (f) above by or with respect to Foreign Subsidiaries there will be no requirement to make any prepayment if the Borrower reasonably determines (in consultation with the Administrative Agent) that by doing so Holdings and its Restricted Subsidiaries or the parent of any consolidated, combined, or unity tax group of which Holdings is a member could reasonably be expected to suffer adverse tax consequences (including the imposition of any withholding Tax) as a result of upstreaming or repatriating cash to make such prepayments (including the imposition of withholding Taxes) even if Holdings and its Restricted Subsidiary do not intend to actually upstream or repatriate such amounts. The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute a Default or an Event of Default, and such amounts shall be available for working capital purposes of Holdings and the applicable Restricted Subsidiaries as long as not required to be prepaid in accordance with the following provisions. The Borrower will undertake to use commercially reasonable efforts for a period of no greater than 6 months to overcome or eliminate any such restriction and/or minimize any such costs of prepayment and/or use the other cash resources of the Restricted Subsidiaries (subject to the considerations above and as determined in the Borrower’s reasonable business judgment) to make the relevant payment. If at any time within 6 months of a mandatory prepayment pursuant to clauses (c), (e) or (f) being forgiven due to such restrictions, such restrictions are removed, any relevant proceeds will at the end of the then current interest period be applied in prepayment in accordance with Section 2.10(h). Notwithstanding the foregoing, any prepayments made after application of the above provision shall be net of any costs, expenses or Taxes incurred by the Borrower or any of its Affiliates (or direct or indirect equityholders) and arising as a result of compliance with the preceding sentence, and Holdings and its Restricted Subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to its Affiliates or direct or indirect equityholders in an amount sufficient to cover such Tax liability, costs or expenses. Nothing in this Section 2.10(g) shall require Holdings or any Restricted Subsidiary to cause any amounts to be actually repatriated (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder).

(h)           Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to (i), subject to the provisions of this Section 2.10(h). Any prepayments pursuant to Section 2.10(c), (d), (e)and (f) (or any equivalent provision applicable to any Tranche of Term Loans) shall be applied pro rata amongst each Tranche of outstanding Term Loans (other than in the case of Credit Agreement Refinancing Indebtedness, which shall be applied to the applicable Tranche of Refinanced Debt) and, within each Tranche, first, to accrued interest and fees with respect to Term Loans being prepaid and second, to reduce remaining scheduled payments required under Section 2.09 (or any equivalent provision applicable to any Tranche of Term Loans extended hereunder after the Closing Date) or the remaining principal amount of the Term Loans as directed by the Borrower (or, in the case of no direction, in direct order of maturity). Any prepayment of Term Loans pursuant to Section 2.10(a) shall be applied as directed by the Borrower (or, in the case of no direction, in direct order of maturity). After application of mandatory prepayments of Term Loans described above in this Section 2.10(h) and to the extent there are mandatory prepayment amounts remaining after such application, such amounts may be retained by the Borrower.

Amounts to be applied pursuant to Section 2.10(h) to the prepayment of Loans shall be applied, first to reduce outstanding ABR Loans, if any. Any amounts remaining after each such application shall be applied to prepay Term SOFR Loans, if any. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be either (A) deposited in an escrow account and applied to the prepayment of Term SOFR Loans on the last day of the then next-expiring Interest Period for Term SOFR Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately.

Notwithstanding anything herein to the contrary, with respect to any prepayment under Section 2.10(c), (e) or (f), the Borrower may use a portion of the Net Cash Proceeds to prepay or repurchase Permitted Incremental Equivalent Debt, Permitted Pari Passu Refinancing Debt and any other senior Indebtedness in each case secured by the Collateral on a pari passu basis (without regard to the control of remedies) with the Liens securing the Obligations (the “Applicable Other Indebtedness”) to the extent required pursuant to the terms of the documentation governing such Applicable Other Indebtedness, in which case, the amount of the prepayment required to be offered with respect to such Net Cash Proceeds pursuant to Section 2.10(c), (e) or (f) shall be deemed to be the amount equal to the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Term Loans required to be prepaid pursuant to Section 2.10(c), (e) or (f) and the denominator of which is the sum of the outstanding principal amount of Term Loans required to be prepaid pursuant to Section 2.10(c), (e) or (f) and the outstanding principal amount of such Applicable Other Indebtedness required to be prepaid pursuant to the corresponding provisions of such Applicable Other Indebtedness.

Notwithstanding anything to the contrary in this Section 2.10(h), (x) any mandatory prepayment pursuant to Section 2.10(d) resulting from the incurrence of Credit Agreement Refinancing Indebtedness, Refinancing Term Loans, Refinancing Revolving Loans or Permitted Debt Exchange Notes shall, in each case, be applied to repay the applicable Tranches of Indebtedness in accordance with Section 2.21 or 2.22 or the corresponding provisions governing such other Indebtedness, as applicable and, for the avoidance of doubt, no Applicable Other Indebtedness may share in any such mandatory prepayment and (y) this Section 2.10(h) shall be deemed modified to the extent necessary to accommodate any changes to the pro rata sharing in mandatory and voluntary prepayments set forth in Section 2.19(c)(iii).

(i)            Notice of Prepayment. The Borrower shall notify the Administrative Agent by written notice in substantially the form attached as Exhibit C-2 of any voluntary prepayment hereunder (i) in the case of a voluntary prepayment of a Term SOFR Borrowing, not later than 1:00 p.m., New York City time three Business Days before the date of prepayment (or such later time as may be agreed upon by the Administrative Agent in its sole discretion), (ii) in the case of a voluntary prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time on the date of prepayment (or, in each case, such later time as may be agreed upon by the Administrative Agent in its sole discretion), (iii) in the case of a voluntary prepayment of Alternative Currency Loans (other than Special Notice Currencies), not later than 1:00 p.m., New York City time four Business Days before the date of prepayment (or, in each case, such later time as may be agreed upon by the Administrative Agent in its sole discretion) and (iv) in the case of a voluntary prepayment of a Term SOFR Borrowing denominated in Special Notice Currencies, not later than 1:00 p.m., New York City time five Business Days before the date of prepayment. Each such notice shall be irrevocable; provided that a notice of an optional prepayment pursuant to Section 2.10(a) delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any other credit facilities or the closing of any securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering or the occurrence of such other event, the Borrower may extend the date of the optional prepayment pursuant to Section 2.10(a) at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Each such notice shall specify the Borrowing to be repaid, the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, and if Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans, and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06, together with, in the case of any Term SOFR Loan and any Alternative Currency Loan, any additional amounts required pursuant to Section 2.13. Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (c), (d) (other than mandatory prepayments with the proceeds of Credit Agreement Refinancing Indebtedness), (e) and (f) of this Section 2.10 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one Business Day prior to such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (any amounts so retained by the Borrower pursuant to this sentence, “Retained Declined Proceeds”).

(j)            Loan Call Protection. At the time of the effectiveness of any Repricing Event that is consummated on or prior to the date that is six months after the Closing Date, the primary purpose of which is to lower the Effective Yield on any applicable Tranche of initial Term Loans, the Borrower agrees to pay on the date of effectiveness of such Repricing Event to the Administrative Agent, for the ratable account of each applicable Term Loan Lender, 1.00% of the portion of the principal amount of the initial Term Loans of the applicable Tranche held by such Term Loan Lender at the time of such Repricing Event that is affected by such Repricing Event in the manner set forth in the definition of Repricing Event.

Section 2.11          Alternate Rate of Interest.

(a)            If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 2.11(b), and the circumstances under clause (i) of Section 2.11(b) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR or the Relevant Rate for the applicable Agreed Currency for any determination date(s) or for any requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR with respect to a proposed Loan or the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or Loans in the affected currencies, as applicable, or to convert ABR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans, Alternative Currency Loans or Interest Periods or determination date(s), as applicable), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.11(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans, or Borrowing of, or continuation of Alternative Currency Loans (to the extent of the affected Term SOFR Loans, Alternative Currency Loans or Interest Periods or determination date(s), as applicable) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately at the end of their respective applicable Interest Period and (B) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three (3) Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above.

(b)            Replacement of Term SOFR, Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            (x) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary or (y) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           (x) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”) or (y) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Relevant Rate Scheduled Unavailability Date” and together with the Term SOFR Scheduled Unavailability Date, the “Scheduled Unavailability Date”); or

(iii)          syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Agreed Currency;

then (A) if the events or circumstances of the type described in Section 2.11(b)(i)(x) or Section 2.11(b)(ii)(x) have occurred, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to Section 2.11(b)(ii)(x), no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”) and/or (B) if the events or circumstances of the type described in Section 2.11(b)(i)(y), Section 2.11(b)(ii)(y) or Section 2.11(b)(iii) have occurred with respect to the Relevant Successor Rate then in effect, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Relevant Successor Rate for an Agreed Currency in accordance with this Section 2.11 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Relevant Rate Successor Rate” and together with the Term SOFR Successor Rate, the “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

If the Term SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (iii) if the events or circumstances of the type described in Section 2.11(b)(i)(x) or Section 2.11(b)(ii)(x) have occurred with respect to the Term SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.11 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Term SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any applicable Successor Rate.

Any applicable Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such applicable Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any applicable Successor Rate as so determined would otherwise be less than 0.50%, the applicable Successor Rate will be deemed to be (i) in the case of initial Term Loans, 0.50% and (ii) in the case of Revolving Loans and other Term Loans, the higher of such applicable Successor Rate and 0.00%, in each case, for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of an applicable Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of any determination of Required Lenders in respect of any amendments contemplated by this Section 2.11 (i) in connection with the events or circumstances of the type described in Section 2.11(b)(i)(x) or Section 2.11(b)(ii)(x), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders and (ii) in connection with the events or circumstances of the type described in Section 2.11(b)(i)(y), Section 2.11(b)(ii)(y) or Section 2.11(b)(iii), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the applicable Alternate Currency shall be excluded from any determination of Required Lenders.

Section 2.12          Yield Protection.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender or the Issuing Bank; or

(ii)           subject the Administrative Agent, any Lender or the Issuing Bank to any Tax (except for Indemnified Taxes and any Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation of payments to such Administrative Agent or Lender or the Issuing Bank in respect thereof (except in the case of any Indemnified Taxes and any Excluded Taxes); or

(iii)          impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon written request of the Administrative Agent, such Lender or the Issuing Bank, as applicable, the Borrower will pay to the Administrative Agent, such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or the Issuing Bank determines (in good faith, in its reasonable discretion) that any Change in Law affecting such Lender or the Issuing Bank or any Lending Office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, would have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company, if any, with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, for any such reduction suffered. Notwithstanding the foregoing, this paragraph (b) will not apply to Indemnified Taxes or Excluded Taxes.

(c)            Certificates for Reimbursement. A certificate of the Administrative Agent, a Lender or the Issuing Bank, as applicable, setting forth the amount or amounts necessary to compensate the Administrative Agent, such Lender or the Issuing Bank or their respective holding companies, as the case may be, as specified in clause (a) or (b) of this Section 2.12, and setting forth in reasonable detail the calculation of the amount owed and the basis for the claim shall be delivered to the Borrower and shall be deemed presumptively correct absent manifest error. The Borrower shall pay the Administrative Agent, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of the Administrative Agent, any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of the Administrative Agent’s, such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent, such Lender or such Issuing Bank pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Administrative Agent, such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions pursuant to the certificate to be delivered in clause (c) above and of the Administrative Agent’s, such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)            Notwithstanding any other provision of this Section 2.12, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section 2.12 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements governing indebtedness of similarly situated borrowers.

Section 2.13      Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but excluding, for the avoidance of doubt, any lost profits) actually incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than an ABR Loan or an Alternative Currency Daily Rate Loan on a day other than the last day of the Interest Period for such Loan;

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than an ABR Loan or an Alternative Currency Daily Rate Loan) on the date or in the amount notified by the Borrower including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained;

(c)            any assignment of a Term SOFR Loan or an Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.16(b); or

(d)            any failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled date or any payment thereof in a different currency;

in each case, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.13, each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by it at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded.

Section 2.14          Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)            Payments Generally. The Borrower shall make each payment required to be made by them hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Sections 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, free and clear of, and without condition or deduction for, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Revolving Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Lending Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. If, for any reason, the Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Principal Office except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document in principal or interest in respect of any Loan or any Reimbursement Obligation shall be made in the currency in which such Loan was denominated; all other payments hereunder and under each other Loan Document shall be made in Dollars. For the avoidance of doubt, notwithstanding any other provision of any Loan Document to the contrary, no payment received directly or indirectly from any Credit Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by the Administrative Agent or otherwise to the payment of any Excluded Swap Obligations.

(b)            Pro Rata Treatment.

(i)            Other than as permitted by Section 2.19, Section 2.20, Section 2.21, Section 2.22, Section 2.16(b), Section 10.02(f) and Section 10.04, and subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, each payment by the Borrower of interest in respect of any Tranche of Loans shall be applied to the amounts of such obligations owing to the Lenders in respect of such Tranche of Loans pro rata according to the respective amounts then due and owing to the Lenders of such Tranche that are entitled thereto.

(ii)           Other than as permitted by Section 2.19, Section 2.20, Section 2.21, Section 2.22, Section 2.16(b), Section 10.02(f) and Section 10.04, and subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, (A) each payment by the Borrower on account of principal of the Term Loans of a particular Tranche shall be allocated among the Term Loan Lenders in respect of such Tranche entitled thereto pro rata based on the principal amount of the Term Loans of such Tranche held by the Term Loan Lenders in respect of such Tranche entitled thereto; (B) each payment by the Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders; and (C) each permanent reduction in Revolving Commitments shall be pro rata according to the respective Revolving Commitments then held by the Revolving Lenders.

(c)            Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d)            Sharing of Setoff. Subject to the terms of any applicable intercreditor agreement, if any Lender (and/or any Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this clause (d) shall not be construed to apply to any payment (x) made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e)            Borrower Default. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans, to purchase its participation or to make its payment under Section 10.03(c).

Section 2.15          Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without reduction, deduction or withholding for any Taxes (“Tax Withholdings”) except as required by any applicable Requirements of Law; provided that if any Taxes are required by any applicable Requirements of Law to be withheld or deducted in respect of any such payments by any applicable withholding agent (as determined in the good faith discretion of an applicable withholding agent) or, by a Credit Party, then (i) in the case of Indemnified Taxes, the sum payable by the relevant Credit Party shall be increased as necessary so that after all such Tax Withholdings have been made (including such Tax Withholdings applicable to additional sums payable under this Section 2.15), each Recipient receives an amount equal to the sum it would have received had no such Tax Withholdings been made (including such Tax Withholdings applicable to additional sums payable under this Section 2.15) (such additional sums being the “Additional Amount”), (ii) the applicable withholding agent or Credit Party shall make such Tax Withholdings, and (iii) the applicable withholding agent or Credit Party shall timely pay or account for (as applicable, pursuant to the relevant Requirements of Law) the full amount of the Tax Withholdings to the relevant Governmental Authority.

(b)            Payment of Other Taxes by the Credit Parties. Without limiting the provisions of clause (a) above and without duplication of any amounts payable pursuant to this Section 2.15, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)            Indemnification by the Credit Parties. Without duplication for any Additional Amounts or Other Taxes paid pursuant to Sections 2.15(a) or (b), the Credit Parties shall indemnify and hold harmless (on a joint and several basis) each Recipient for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld and deducted from a payment to such Recipient, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if a Recipient does not notify the Credit Parties of any indemnification claim under this Section 2.15(c) within 180 days after such Recipient has received written notice of the claim of a taxing authority giving rise to such indemnification claim, the Credit Parties shall not be required to indemnify such Recipient for any incremental interest or penalties resulting from such Recipient’s failure to notify the Credit Parties within such 180-day period. The indemnity under this Section 2.15(c) shall be paid within 30 days after the Recipient delivers a certificate as to the amount of such payment or liability to the Borrower (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, which shall be conclusive absent manifest error.

(d)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party pursuant to this Section 2.15 to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Status of Lenders.

(i)            Each Recipient shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (x) to determine whether or not any payments made under any Loan Document are subject to Tax Withholdings or information reporting requirements, (y) to determine, if applicable, the required rate of Tax Withholdings, and (z) to establish such Recipient’s entitlement to any available exemption from, or reduction in the rate of, Tax Withholdings, in respect of any payments to be made to such Recipient by any Credit Party pursuant to any Loan Document or otherwise establish such Recipient’s status for withholding Tax purposes in an applicable jurisdiction. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation and information (other than such documentation set forth in Section 2.15(e)(ii)(A)(1)-(4), Section 2.15(e)(ii)(B) and Section 2.15(e)(ii)(C) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)           Without limiting the generality of the foregoing:

(A)            each Foreign Lender in respect of a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(1)            properly completed and duly executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)            properly completed and duly executed copies of IRS Form W-8ECI (or any successor form),

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a properly completed and duly signed certificate substantially in the form of Exhibit K-1 and (y) properly completed and duly executed copies of IRS Service Form W-8BEN or W-8BEN-E (or any successor form),

(4)            to the extent a Foreign Lender is acting as an intermediary and not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender granting a participation), properly completed and duly executed copies of IRS Form W-8IMY (or any successor form), accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E (or any successor forms), a properly completed and duly signed certificate substantially in the form of Exhibit K-2 or Exhibit K-3, Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable (provided that if the Foreign Lender is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners are claiming the portfolio interest exemption, the properly completed and duly signed certificate substantially in the form of Exhibit K-4 may be provided by such Foreign Lender on behalf of such direct or indirect partners), or

(5)            any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine any withholding or deduction required to be made;

(B)            each Recipient that is not a Foreign Lender in respect of a U.S. Person shall deliver to the Borrower and the Administrative Agent two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) certifying that such Recipient is exempt from United States federal backup withholding; and

(C)            each Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from payments to such Recipient. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(D)            notwithstanding any other provision of this Section 2.15(e), a Recipient shall not be required to deliver any documentation or information that such Recipient is not legally eligible to deliver; and

(E)            each such Recipient shall, from time to time after the initial delivery by such Recipient of any form, certificate, or information whenever a lapse in time or change in such Recipient’s circumstances renders such form, certificate, or information so delivered obsolete, expired or inaccurate in any material respect, promptly (i) update such form, certificate, or information or (ii) notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(iii)         The Administrative Agent (or any successor Administrative Agent) shall provide, on or before the date on which it becomes a party to this Agreement, the Borrower with two properly completed and duly executed copies of, if it is a U.S. Person, IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a U.S. Person, (1) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, and shall update such forms periodically upon the reasonable request of the Borrower, and whenever a lapse in time or change in circumstances renders any such form or documentation expired, obsolete or inaccurate in any material respect, or promptly notify the Borrower in writing of its legal ineligibility to do so.  Notwithstanding any other provision of this clause (iii), the Administrative Agent shall not be required to deliver any form that such Administrative Agent is not legally eligible to deliver.

(f)            Treatment of Certain Refunds. If an Agent, Issuing Bank or Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Credit Parties or on account of which the Credit Parties have paid Additional Amounts pursuant to this Section 2.15, it shall pay to the Credit Parties an amount equal to such refund (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Credit Parties under this Section 2.15 with respect to the Taxes giving rise to such refund), net of any Taxes thereon and of all out-of-pocket expenses of such Agent, Issuing Bank or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Credit Parties, upon the request of such Agent, Issuing Bank or Lender, as applicable, agrees to repay any such amount paid over to the Credit Parties to such Agent, Issuing Bank or Lender (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Agent, Issuing Bank or Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will any Agent, Issuing Bank or Lender be required to pay any amount to the Credit Parties pursuant to this clause (f), the payment of which would place such Agent, Issuing Bank or Lender, as applicable, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification (or the payment of Additional Amounts) and giving rise to such refund had not been deducted, withheld or imposed and the indemnification payments (or Additional Amounts) with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Recipient to arrange its Tax affairs in whatever manner it thinks fit nor obligate any Recipient to claim any Tax refund or to make available its Tax Returns or disclose any information relating to its Tax affairs or any computations in respect thereof or require any Recipient to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. Unless required by Requirements of Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be.

(g)            Survival. The obligations of the Credit Parties under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 2.15, any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from any Credit Party on behalf of such Lender shall be treated as a payment from such Credit Party to such Lender.

(h)            For the avoidance of doubt, for the purposes of this Section 2.15, the term “Lender” shall include the Issuing Bank.

Section 2.16          Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Recipient requests compensation under Section 2.12 or requires any Credit Party to pay any Additional Amount or any indemnifying or compensatory amount to any Recipient or any Governmental Authority (other than with respect to Other Taxes) for the account of any Recipient pursuant to Section 2.15, or if any event gives rise to the operation of Section 2.26, then, in each such case, such Recipient shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates or to file any certificate or document reasonably required by the Borrower, if, in the reasonable judgment of such Recipient, such designation or assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, or avoid the consequences of the event giving rise to the operation of Section 2.26 as the case may be, in the future and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment. A certificate setting forth in reasonable detail the calculation of such costs and expenses submitted by such Recipient to the Borrower shall be deemed presumptively correct absent manifest error.

(b)            Replacement of Lenders. If (v) any Lender or the Administrative Agent requests compensation under Section 2.12, (w) any Lender or the Administrative Agent and/or Collateral Agent is affected in the manner described in Section 2.26 and as a result thereof any of the actions described in such Section is required to be taken, (x) any Credit Party is required to pay any Additional Amount or any indemnifying or compensatory amount to any Lender or the Administrative Agent and/or Collateral Agent or any Governmental Authority (other than with respect to Other Taxes) for the account of any Lender or the Administrative Agent and/or Collateral Agent pursuant to Section 2.15, and such Lender or the Administrative Agent and/or Collateral Agent declined or is unable to designate a different Lending Office in accordance with Section 2.16(a), (y) any Lender or the Administrative Agent and/or Collateral Agent is a Defaulting Lender or, in the case of the Administrative Agent or the Collateral Agent, an Affiliate of a Defaulting Lender, or (z) the Borrower exercises its replacement rights under Section 10.02(f), then the Borrower may, at its sole expense and effort and option, upon notice to such Lender and the Administrative Agent, (A) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.15 arising with respect to any period prior to such assignment) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), (B) pay off in full all of the Loans and any other Obligations owed to such Lender, (C) if applicable, terminate such Lender’s Commitments and/or (D) if applicable, upon at least 10 days prior notice, remove the Administrative Agent and/or Collateral Agent, as applicable, with a successor Administrative Agent and/or Collateral Agent, as applicable, to be appointed as though such agent had resigned in accordance with Section 9.06; provided that:

(i)            in the case of clause (A), unless waived by the Administrative Agent, the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b), if any,

(ii)           in the case of clauses (A) and (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts (including any amount pursuant to Section 2.10(j) if a Repricing Event has occurred) payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.12 and 2.15, assuming for this purpose (in the case of a Lender being replaced as the result of a claim or payment under Sections 2.12 or 2.15) that the Loans of such Lender were being prepaid) from the assignee or the Borrower;

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)         in the case of clause (a), such assignment does not conflict with applicable Requirements of Law.

Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 2.16(b), such Lender shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be in full force and effect and shall be recorded in the Register.

Section 2.17          Letters of Credit.

(a)            Subject to the terms and conditions set forth herein, the Borrower may request an Issuing Bank, and each Issuing Bank agrees from time to time on any Business Day during the period from the Closing Date until the date that is 30 days prior to the Letter of Credit Expiration Date, to issue Letters of Credit in dollars or Alternative Currencies for the account of Holdings, the Borrower or any other Wholly Owned Restricted Subsidiary of Holdings in a form reasonably acceptable to the Borrower (with the Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the applicable Issuing Bank, or to amend, renew or extend any Letter of Credit, at any time and from time to time prior to the Letter of Credit Expiration Date (provided that a Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of Holdings or any Wholly Owned Restricted Subsidiary of Holdings) upon delivery to the relevant Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment, renewal or extension) of an LC Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance of such Letter of Credit (which shall be a Business Day) and, as applicable, specifying the date of amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire, whether such Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, as applicable. The applicable Issuing Bank shall have no obligation to issue (but, solely in the case of clause (i), may in its sole discretion issue), and the Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance (i) the aggregate stated amount of the Letters of Credit issued by such Issuing Bank would exceed its LC Commitment, (ii) the LC Exposure would exceed the LC Sublimit or (iii) the total Revolving Exposure would exceed the total Revolving Commitments. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit (the “Application”); provided that in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Borrower to, or entered into by such Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything in this Section 2.17 or otherwise herein to the contrary, an Issuing Bank shall not be obligated to issue any Commercial Letter of Credit (as opposed to a Standby Letter of Credit) without the consent of such Issuing Bank.

(b)          Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall deliver by hand, or telecopier (or transmit by electronic communication (including email)), if arrangements for doing so have been approved by the applicable Issuing Bank), an LC Request to the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m., New York City time on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the applicable Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify, in form and detail reasonably satisfactory to the applicable Issuing Bank:

(i)            the proposed issuance date of the requested Letter of Credit (which shall be a Business Day) and whether such Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit;

(ii)            the stated or “face” amount thereof;

(iii)          the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date or as otherwise extended pursuant to an LC Extension);

(iv)         the name and address of the beneficiary thereof;

(v)          whether the Letter of Credit is to be issued for the Borrower’s own account, or the account of Holdings or one of Holdings’ other Wholly Owned Restricted Subsidiaries (provided that a Borrower shall be the applicant with respect to each Letter of Credit issued for the account of Holdings or any of Holdings’ other Wholly Owned Restricted Subsidiaries);

(vi)         the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii)        the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii)       such other matters as the applicable Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank:

(i)           the Letter of Credit to be amended, renewed or extended;

(ii)          the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii)         the nature of the proposed amendment, renewal or extension; and

(iv)         such other matters as the applicable Issuing Bank reasonably may require.

A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that) after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate stated amount of Letters of Credit issued by an Issuing Bank shall not exceed the LC Commitment of the applicable Issuing Bank (unless otherwise agreed by such Issuing Bank), (ii) the LC Exposure shall not exceed the LC Sublimit, (iii) the total Revolving Exposures shall not exceed the Total Revolving Commitment and (iv) the conditions set forth in Article IV in respect of such issuance, renewal or extension shall have been satisfied, provided, however that an Issuing Bank may permit the renewal of an Auto-Renewal Letter of Credit in accordance with Section 2.17(c)(ii) below. Unless the applicable Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree, in the case of a Commercial Letter of Credit, or $100,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree (or, in each case, such lesser amount as approved by the applicable Issuing Bank), in the case of a Standby Letter of Credit.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification of a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent (and in the case of an issuance of a new Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the Administrative Agent shall promptly notify each Revolving Lender), which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit (and in the case of an issuance of a new Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the notice to each Revolving Lender shall include a copy of such Letter of Credit and the amount of each such Revolving Lender’s respective participation in such Letter of Credit pursuant to Section 2.17(d)).

(c)            Expiration Date.

(i)            Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided, however, the applicable Issuing Bank, in its sole discretion, may agree to extend such Letter of Credit beyond the Letter of Credit Expiration Date (an “LC Extension”) upon the Borrower either (i) providing the applicable Issuing Bank funds equal to 103% of the LC Exposure with respect to such Letter of Credit for deposit in a cash collateral account which cash collateral account will be held by the applicable Issuing Bank as a pledged cash collateral account, and the Borrower hereby grants to the Collateral Agent a security interest in all cash and credit support now or hereafter deposited to any such collateral account, and applied to reimbursement of all drafts submitted under such outstanding Letter of Credit, or (ii) delivering to the applicable Issuing Bank one or more letters of credit for the benefit of the applicable Issuing Bank to backstop such outstanding Letter of Credit, issued by a bank reasonably acceptable to the applicable Issuing Bank in its sole discretion, each in form and substance reasonably acceptable to the applicable Issuing Bank in its sole discretion, unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(ii)           If the Borrower so requests in any LC Request for a Standby Letter of Credit, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the applicable Issuing Bank to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve month period to be agreed upon at the time such Standby Letter of Credit is issued. Once an Auto-Renewal Letter of Credit has been issued, unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to the applicable Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Standby Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date, unless otherwise extended pursuant to an LC Extension; provided that the applicable Issuing Bank shall not permit any such renewal if (x) such Issuing Bank has determined that it would not be permitted at such time to issue such Standby Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.17(l) or otherwise), or (y) it has received notice on or before the day that is seven Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, each Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires and is deemed to have purchased from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing (regardless of whether the conditions set forth in Section 4.02 shall have been satisfied), each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.17(d) (the “Unreimbursed Amount”), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, or any of the circumstances set forth in Section 2.18(f) or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement.

(i)             If an Issuing Bank shall make any LC Disbursement, the Borrower shall reimburse such LC Disbursement by paying to the applicable Issuing Bank an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time on the date that is two Business Days after the day that the Borrower receives notice of such LC Disbursement from the applicable Issuing Bank; provided that the Borrower may, subject to the conditions to Borrowing set forth herein, request in accordance with Section 2.03 (other than any prior notice period required therein) that such payment be financed with ABR Revolving Loans (or to the extent the Administrative Agent and the Revolving Lenders can reasonably accommodate such request, a Term SOFR Revolving Loan) in an equal amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or, as applicable, Term SOFR Revolving Loans.

(ii)            If the Borrower fail to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent in writing, and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage (based on the total aggregate amount of Revolving Commitments) thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds in the applicable currency to the Administrative Agent not later than 1:00 p.m., New York City time on such date (or, if such Revolving Lender shall have received such notice later than 1:00 p.m., New York City time on any day, not later than 11:00 a.m., New York City time on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage (based on the total aggregate amount of Revolving Commitments) of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender in the applicable currency, and the Administrative Agent will promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Any amounts received by the applicable Issuing Bank from the Borrower pursuant to the above paragraph prior to, concurrently with or after any Revolving Lender makes any payment pursuant to the preceding sentence will be promptly remitted by the applicable Issuing Bank to the Administrative Agent and by the Administrative Agent to the Revolving Lenders that shall have made such payments.

(iii)           If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement to the Administrative Agent available as provided above, each of such Revolving Lender and the Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrower, the rate per annum set forth in clause (h) below and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f)            Obligations Absolute. The Reimbursement Obligation of the Borrower and the Revolving Lenders as provided in Section 2.17(c) and (l) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17(e), constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Holdings and its Restricted Subsidiaries, or (vii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Restricted Subsidiary or in the relevant currency markets generally. None of the Agents, the Lenders, the Issuing Banks or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Requirements of Law) suffered by the Borrower that are caused by an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction (that is not subject to appeal)), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, such Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly give written notice to the Administrative Agent of such demand for payment and whether the applicable Issuing Bank has made or will make an LC Disbursement thereunder, and the Administrative Agent shall promptly give the Borrower written notice of such demand for payment upon receiving such notice from the applicable Issuing Bank; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its Reimbursement Obligation to the applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.17(e)).

(h)           Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement has been made to but excluding the date that the Borrower reimburses such LC Disbursement, at the Alternate Base Rate plus the Applicable Margin from the date of such LC Disbursement until the date that is three Business Days from the date the Borrower is notified of such LC Disbursement, and thereafter at the rate per annum determined pursuant to Section 2.06. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.17(e) to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)             Cash Collateralization. If (1) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, (2) as of the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding (other than any LC Obligation that is (x) backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or (y) rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) or (3) there shall exist a Defaulting Lender, the Borrower shall immediately (and in the case of clause (3), upon the reasonable request of the Administrative Agent, solely to the extent of the LC Exposure of such Defaulting Lender, and solely to the extent such LC Exposure has not been reallocated to other Lenders pursuant to Section 2.19(b)(i) or cash collateralized pursuant to Section 2.19(b)(ii)) deposit on terms and in accounts satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon (in each case in the currency of such LC Exposure); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence and during the continuance of any Event of Default with respect to the Borrower described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Collateral Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the existence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j)             Additional Issuing Banks. The Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders (subject to the consent of each such Revolving Lender in its sole discretion) reasonably acceptable to the Administrative Agent to act as an issuing bank with respect to Letters of Credit under the terms of this Agreement. Any Revolving Lender designated as an issuing bank with respect to Letters of Credit pursuant to this clause (j) shall have all the rights and obligations of the Issuing Banks under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as an Issuing Bank, as the context shall require. If at any time there is more than one Issuing Bank hereunder, the Borrower may, in its discretion and subject to the terms and conditions set forth herein, select which Issuing Bank is to issue any particular Letter of Credit.

(k)            Resignation or Removal of an Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower. An Issuing Bank may be replaced at any time by the Borrower. The Borrower shall notify the Administrative Agent and then the Administrative Agent shall notify the Lenders of any such replacement of the applicable Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(d). From and after the effective date of any such resignation or replacement, as applicable, (i) the successor Issuing Bank shall have all of the rights and obligations of the applicable Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all of the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(l)             Issuing Bank. Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by each Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks. Each Issuing Bank may, but shall not be obligated to, send a Letter of Credit or conduct any communication to or from the beneficiary via a Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(m)           Other. Each Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i)             any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the applicable Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Issuing Bank shall prohibit, or request that the applicable Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the applicable Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the applicable Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date, for which the applicable Issuing Bank is not otherwise compensated hereunder, and which the applicable Issuing Bank in good faith deems material to it; or

(ii)            the issuance of such Letter of Credit would violate one or more policies of general application of the applicable Issuing Bank now or hereafter applicable.

Each Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the applicable Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and the applicable Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the applicable Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Requirements of Law or any order of a jurisdiction where the applicable Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(n)           Letters of Credit Issued for Wholly Owned Subsidiaries of Holdings. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Wholly Owned Restricted Subsidiary of Holdings (other than a Borrower), the Borrower and each other applicant under such Letter of Credit shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Wholly Owned Subsidiaries of Holdings other than the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of any such other Wholly Owned Subsidiaries of Holdings.

(o)           [Reserved].

(p)           Provisions Related to Extended Tranches of Revolving Commitments. If the maturity date in respect of any Tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) the outstanding Revolving Loans shall be repaid pursuant to Section 2.10(b)(ii) on such maturity date to the extent and in an amount sufficient to permit the reallocation of the LC Exposure relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.18(d)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Tranches up to an aggregate amount not to exceed the aggregate principal amount of the Revolving Commitments in respect of such non-terminating Tranches at such time (it being understood that (1) the participations therein of Revolving Lenders under the maturing Tranche shall be correspondingly released and (2) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrower shall provide the applicable Issuing Bank with either (x) funds equal to 103% of the LC Exposure with respect to each such Letter of Credit for deposit in a cash collateral account which cash collateral account will be held by the applicable Issuing Bank as a pledged cash collateral account (and the Borrower hereby grant to the Collateral Agent a security interest in all cash and credit support now or hereafter deposited to any such collateral account, and applied to reimbursement of all drafts submitted under any such Letter of Credit) or (y) one or more letters of credit, issued by a bank reasonably acceptable to the applicable Issuing Bank in its sole discretion, for the benefit of the applicable Issuing Bank with aggregate face amounts equal to 103% of the LC Exposure with respect to each such Letter of Credit, each in form and substance reasonably acceptable to the applicable Issuing Bank in its sole discretion, which may be drawn by the applicable Issuing Bank to satisfy any obligations of the Borrower in respect of such Letter of Credit. If, for any reason, such cash collateral or backstop letters of credit are not provided or the reallocation does not occur, the Revolving Lenders under the maturing Tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Revolving Loans, the reallocation set forth in clause (i) shall automatically and concurrently occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given Tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any Tranche of Revolving Commitments, the LC Sublimit under any Tranche of Revolving Commitments that has not so then matured shall be in an amount agreed between such Revolving Lenders, the applicable Issuing Bank and the Borrower; provided that in no event shall such sublimit be less than the sum of (x) the LC Exposure with respect to the Revolving Lenders under such Extended Tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such Tranche of Revolving Commitments pursuant to clause (i) of the second preceding sentence above (assuming Revolving Loans are repaid in accordance with clause (i)(x)).

(q)           Existing Letters of Credit. The Existing Letters of Credit shall remain in place and shall be deemed to be issued by Wells Fargo Bank, National Association under this Agreement. All applicable terms, conditions and limitations under this Agreement shall apply to the Existing Letters of Credit as if they were issued by Bank of America, N.A. or Wells Fargo Bank, National Association pursuant to this Agreement.

Section 2.18           Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            the Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender (except to the extent such amount is payable to the applicable Issuing Bank pursuant to clause (b)(v) below) and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a);

(b)           if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)             all or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages, but only to the extent that (y) such reallocation does not cause the aggregate Revolving Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment and (z) to the extent requested in writing by the Administrative Agent, the Borrower shall confirm that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation and if the Borrower cannot confirm such conditions have been satisfied (which shall not constitute a Default or an Event of Default) and such conditions have not otherwise been waived by the Required Revolving Lenders, then clause (ii) below shall apply;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s LC Exposure (in each case after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.17 for so long as such LC Exposure is outstanding;

(iii)           if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is cash collateralized;

(iv)          if any portion of such Defaulting Lender’s LC Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Pro Rata Percentages;

(v)           if any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(b), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, the Commitment Fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(vi)          [Reserved];

(c)            any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(d) but excluding Section 2.16(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower, the Issuing Banks or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Issuing Bank or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of LC Disbursements which a Defaulting Lender has funded in respect of its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender;

(d)           such Defaulting Lender shall be deemed not to be a “Lender,” and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans shall be excluded, for purposes of voting, and from both the numerator and the denominator in the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except as otherwise set forth in Section 10.02(b).

(e)            to the extent permitted by applicable Requirements of Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding, and (B) any portion of any mandatory prepayment of the Loans pursuant to Section 2.10 that would be applied to the Loans of any Defaulting Lender if such Defaulting Lender had funded all of its defaulted Revolving Loans shall, if the Borrower so directs at the time of making such mandatory prepayment, be (i) applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had no Loans outstanding or (ii) retained by the Administrative Agent in a segregated non-interest-bearing account.

(f)            Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender (or the events, actions or failures to act on account of which such Lender became a Defaulting Lender), including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

In the event that the Administrative Agent or any Issuing Bank, as the case may be, and the Borrower agrees in writing (provided that the Borrower’s and, as applicable, the Administrative Agent’s or the Issuing Bank’s, agreement shall not be unreasonably withheld) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage. The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to other rights and remedies that the Borrower, the Administrative Agent, the Issuing Banks, and the non-Defaulting Lenders may have against such Defaulting Lender. The operation of this Section 2.18 shall not be construed to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower, at its option, to arrange for a substitute Lender to replace such Defaulting Lender pursuant to Section 2.16(b). The arrangements permitted or required by this Section 2.18 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions hereof or otherwise.

Section 2.19           Increase in Commitments.

(a)            Borrower Request. The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new Term Loan Commitments under a new term facility or under an existing term facility or any increase under an existing Tranche of Term Loans (each, an “Incremental Term Loan Commitment”) and/or one or more new Revolving Loan Commitments under a new revolving facility (an “Additional Revolving Commitment”) or under the then existing revolving facility (a “Revolving Commitment Increase” and together with any Additional Revolving Commitment, each an “Incremental Revolving Loan Commitment” and together with any Incremental Term Loan Commitment, the “Incremental Facilities”), in an aggregate amount not to exceed the Maximum Incremental Facilities Amount (the date of establishment of any such Incremental Facility, an “Increase Effective Date”). Any existing Lender approached to provide all or a portion of such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment or Incremental Revolving Loan Commitment, and, to the extent any such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments are not provided by existing Lenders, each Lender providing such commitments shall otherwise constitute an Eligible Assignee hereunder; provided that the Administrative Agent shall have consented to such Eligible Assignee providing such Incremental Term Loan Commitment or Incremental Revolving Loan Commitment, as applicable, solely if and to the extent such consent would be required under Section 10.04 for an assignment of such Type of Loans or Commitments, as applicable, to such Eligible Assignee; provided further that, for the avoidance of doubt, the Borrower shall not be required to offer the opportunity to participate in any Incremental Facility to any existing Lenders.

(b)           Conditions. Such Incremental Term Loan Commitments and Incremental Revolving Loan Commitments shall become effective as of such Increase Effective Date; provided that:

(i)             subject to Section 1.06, no Event of Default (or, in the case of an Incremental Facility (other than a Revolving Commitment Increase) the proceeds of which will be used for a Permitted Acquisition, other Investment or Limited Condition Transaction, no Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrower) or (h) (solely with respect to the Borrower)) shall have occurred and be continuing at the time of funding and immediately after giving effect thereto; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(ii)            the proceeds of the Incremental Term Loans and/or Incremental Revolving Loans may be used for working capital needs and other general corporate purposes (including Capital Expenditures, acquisitions and other Investments, working capital and/or purchase price adjustments, Dividends, prepayments of Indebtedness (including Restricted Debt Payments) and related fees and expenses) and for any other purpose not prohibited by the Loan Documents;

(iii)           [reserved];

(iv)          any such Incremental Term Loans shall be in an aggregate amount of at least $5,000,000 and integral multiples above such amount of $1,000,000 or in each case as the Borrower and the Administrative Agent shall otherwise reasonably agree (except, in each case, such minimum amount shall not apply when the Borrower uses all of the Incremental Term Loan Commitments available at such time or to the extent the Administrative Agent approves a lower amount);

(v)           any Incremental Facilities may be (A) secured by the Collateral on a pari passu basis with the Term Loans, (B) secured by the Collateral on a junior basis to the Term Loans or (C) unsecured, and, in the case of clauses (B), and (C), shall be established as a separate facility from the then existing Term Loans or Revolving Loans, as applicable; provided that if any such separate facility is secured by the Collateral, a Senior Representative validly acting on behalf of the holders of such Incremental Facility shall have become party to an Intercreditor Agreement (provided that, in each case, so long as such Senior Representative is joined to such Intercreditor Agreement by way of a joinder agreement in substantially the form of the applicable form of joinder agreement attached thereto without any material changes therefrom that are adverse to the interests of the Secured Parties in their capacities as such or to such Intercreditor Agreement in connection with such joinder, or such intercreditor agreement or joinder is Otherwise Acceptable, no acknowledgement or countersignature by the Administrative Agent or Collateral Agent shall be required to comply with the requirements of this Section 2.19(b)(v)). No Incremental Facility shall be guaranteed by any Person unless such Person is a Borrower or a Guarantor that shall have previously or substantially concurrently Guaranteed or become a Borrower with respect to the Obligations; and

(vi)          solely if and to the extent required by the lenders providing the applicable Incremental Facility, subject to (A) customary “SunGard” limitations (to the extent the proceeds of the applicable Incremental Facility are being used to finance a Permitted Acquisition, other Investment or Limited Condition Transaction that is an acquisition (and such limitations shall, for the avoidance of doubt, include a limitation to the Specified Representations)) or (B) in the case of any “certain funds” Limited Condition Transaction that is an acquisition in any non-U.S. jurisdiction, conditionality as is customary or required in such jurisdiction, each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any such representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such credit extension (or, if incurred in connection with a Limited Condition Transaction, the LCT Test Date) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

(c)           Terms of New Term Loans and Commitments. The terms and provisions of Loans (or loans established as a separate facility) made pursuant to such Incremental Term Loan Commitments shall be subject to Section 2.19(f) and as follows:

(i)             the terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (the “Incremental Term Loans”) shall be, except as otherwise set forth herein (including Section 2.19(f)), on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Incremental Term Loans (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Secured Party);

(ii)            any Incremental Term Loans shall be subject to the Inside Maturity Limitation; and

(iii)           any Incremental Term Loans that are pari passu in right of payment and security with the Term Loans may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayment and on a pro rata basis or less than pro rata basis (but not a greater than pro rata basis) in any mandatory prepayments of Term Loans hereunder; provided that, for the avoidance of doubt, in the event any portion of any mandatory or voluntary prepayment is declined by any Term Lenders such portion may be paid in respect of such Incremental Term Loans on a greater than pro rata basis.

(d)           Terms of New Revolving Loans and Commitments. (i) Any Additional Revolving Commitments (including if established as a separate facility) shall be, except as otherwise set forth herein (including Section 2.19(f)), on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Additional Revolving Commitments (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Lender); provided that (A) in the case of a Revolving Commitment Increase, (I) the maturity date of such Revolving Commitment Increase shall be the same as the Revolving Maturity Date applicable to the Revolving Commitments subject to such increase, such Revolving Commitment Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final Revolving Maturity Date applicable to the Revolving Commitments subject to such increase, and the Revolving Commitment Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Commitments subject to such increase (it being understood that, if required to consummate a Revolving Commitment Increase, the pricing, interest rate margins, rate floors and undrawn fees on the Revolving Commitments being increased may be increased for all Revolving Lenders under the Revolving Commitments being increased, additional upfront or similar fees may be payable to the Lenders participating in the Revolving Commitment Increase without any requirement to pay such amounts to any Revolving Lenders that do not participate in such increase, and any terms more restrictive of the Borrower under such Revolving Commitment Increase if such more restrictive terms are added for the benefit of all Revolving Lenders under the Revolving Commitments being increased), and (II) each of the applicable Revolving Lenders shall be deemed to have assigned to each Lender with Incremental Revolving Loan Commitments in respect of a Revolving Commitment Increase, and each such Lender shall be deemed to have purchased from each of the applicable Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the applicable Revolving Loans outstanding on the effective date of such increase as shall be necessary in order that, immediately after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing applicable Revolving Lenders and Incremental Revolving Loan Lenders in respect of such Revolving Commitment Increase ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Loan Commitments to the Revolving Commitments; provided that the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (II); and (B) in the case of an Additional Revolving Commitment, the maturity date of such Additional Revolving Commitment shall be no earlier than the Revolving Maturity Date and such Additional Revolving Commitment shall require no scheduled amortization or mandatory commitment reduction prior to the final Revolving Maturity Date; provided, that the Administrative Agent’s, the applicable Issuing Bank’s and the Borrower’s consent shall be required to each Person providing any portion of an Incremental Revolving Loan Commitment solely to the same extent, and in the same manner, as if such Person had taken assignment of Revolving Commitments pursuant to Section 10.04. Each Incremental Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan.

(e)            Joinder. Such Incremental Term Loan Commitments and Incremental Revolving Loan Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower and each lender making such Incremental Term Loan Commitment or Incremental Revolving Loan Commitment, in form and substance reasonably satisfactory to each of them (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent or any other Lender). The Increase Joinder (or, in the case of Incremental Commitments governed by documentation other than this Agreement and the other Loan Documents, a companion amendment hereto) may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents (i) as may be necessary or appropriate (which may be in the form of an amendment and restatement of this Agreement) (including with respect to pro rata payments, repayments, borrowings and commitment reductions of Revolving Commitments (and Revolving Loans thereunder) and Incremental Revolving Loan Commitments (and loans thereunder)), in the opinion of the lenders providing such facility, (solely to the extent the Administrative Agent's consent would be required in accordance with clauses (c) or (d) above) the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19 and (ii) so long as such amendments are not adverse to the Lenders, such other changes as may be necessary, as reasonably determined by the Borrower and the lenders providing such facility and (solely to the extent the Administrative Agent's consent would be required in accordance with clauses (c) or (d) above) the Administrative Agent, to maintain the fungibility of any Incremental Term Loans with any Tranche of then-outstanding Term Loans. The Borrower shall provide the Administrative Agent written notice (including via email) no later than two Business Days prior to the execution and delivery of any Increase Joinder. For the avoidance of doubt, acknowledgement by the Administrative Agent of any Increase Joinder shall not be required for the effectiveness of any such Increase Joinder. If the Person or Persons arranging such Incremental Term Loan Commitment or Incremental Revolving Loan Commitment is not the Administrative Agent, the actions authorized to be taken by such Person herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.19(e) (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein; provided, for the avoidance of doubt, the consent of the Administrative Agent shall not be required nor shall the comments of the Administrative Agent be required to be accepted for the efficacy of any such Increase Joinder. This Section 2.19(e) shall supersede any provisions in Section 10.02 to the contrary.

(f)            Yield. If the initial Yield (as defined below) on any Incremental Term Loans (including any Permitted Incremental Equivalent Debt and/or Indebtedness under Section 6.01(u) solely to the extent applicable thereto pursuant to the operative provisions herein governing such Indebtedness) that (a) are incurred utilizing the Incurrence Ratio (for the avoidance of doubt, Incremental Term Loans that are initially incurred under the Fixed Incremental Amount and later reclassified pursuant to the Incremental Reclassification Provision as having been incurred under the Incurrence Ratio shall not be deemed for purposes of this sentence to have been incurred under the Incurrence Ratio) on or prior to the 6 month anniversary of the Closing Date, (b) are secured on a pari passu basis with the Secured Obligations (in both security and right of payment), (c) have an outside maturity date on or prior to the Latest Maturity Date of the initial Term Loans, (d) are denominated in Dollars, (e) that provide for the payment of interest at a floating rate, (f) are broadly syndicated term loan B loans, and (g) incurred for any purpose other than a Permitted Acquisition or other Investment, exceeds the then applicable Yield on the initial Term Loans advanced on the Closing Date outstanding at such time by more than 100 basis points (the amount of such excess above 100 basis points being referred to herein as the “Yield Differential”), then, solely to the extent that (1) Lenders holding more than 50% of the aggregate principal amount of the initial Term Loans advanced on the Closing Date outstanding at such time (provided that the Term Loans held by any Defaulting Lender shall be excluded for purposes of making such determination) have not waived the provisions of this clause (f) (such provisions, the “MFN Protection”), and (2) the aggregate principal amount of all Incremental Term Loans (and if applicable Permitted Incremental Equivalent Debt and Indebtedness incurred under Section 6.01(u)) that would be subject to the adjustment provided for in this sentence (after giving effect to all other carve-outs thereto) but for this clause (2) exceeds the greater of (i) $55,000,000 and (ii) 100% of Consolidated EBITDA for the Test Period most recently ended, the Applicable Margin then in effect for the initial Term Loans advanced on the Closing Date shall automatically be increased by the Yield Differential. “Yield” shall mean, with respect to any credit facility, the then “effective yield” on such facility consistent with generally accepted financial practice, it being agreed that (x) customary arrangement, commitment, structuring, underwriting, ticking, unused line, consent and amendment fees (regardless of whether such fees are paid to or shared in whole or in part with any lender) in connection with the applicable facility, any call protection or prepayment premiums paid or payable in connection with such facility, and any other fees that are not generally payable to all lenders (or their Affiliates) ratably with respect to any such facility and that are paid or payable in connection with such facility shall be excluded, (y) original issue discount and upfront fees paid or payable to the lenders thereunder shall be included (with original issue discount and upfront fees being equated to interest based on assumed four-year life to maturity (or, if less, the remaining life to maturity) without any present value discount) and (z) to the extent that Term SOFR for a three month interest period on the closing date of any such Incremental Term Loan Commitment is (A) less than 0.50%, the amount of such difference shall be deemed added to the interest margin for the applicable existing Term Loans, solely for the purpose of determining whether an increase in the interest rate margins for the applicable existing Term Loans shall be required and (B) less than the interest rate floor, if any, applicable to any such Incremental Term Loans, the amount of such difference shall be deemed added to the interest rate margins for such Incremental Term Loans solely for such purpose; provided that, to the extent any increase in interest rate margin would be required pursuant to the foregoing provisions, solely on account of clause (B) immediately above, such increase shall be effected solely by way of an increase in Term SOFR floor instead of an increase in the Applicable Margin).

(g)           Equal and Ratable Benefit. Subject to Section 2.19(b)(v) and aside from any other Loans and Commitments established pursuant to separate documentation, the Loans and Commitments established pursuant to this Section 2.19 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents. The Borrower and the other Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC within the United States (or, with respect to any Foreign Subsidiary that is an Excluded Subsidiary that Borrower elects (in its sole discretion) to join as a Guarantor, such other jurisdictions as applicable in accordance with the Agreed Securities Principles) or otherwise after giving effect to the establishment of any such Class of Incremental Term Loans or Incremental Revolving Loans or any such Incremental Term Loan Commitments or Incremental Revolving Commitments.

Section 2.20           Extension Amendments.

(a)            The Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of the Loans (including any Extended Loans), in each case existing at the time of such request (each such Tranche of existing Loans, an “Existing Tranche” and the Loans of any such Tranche, the “Existing Loans”) be converted to extend the termination date thereof and/or the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any such Existing Tranche (any such Existing Tranche or portion thereof which has been so extended, an “Extended Tranche” and the Loans of such Tranche or portion thereof, the “Extended Loans”) and to provide for other terms consistent with this Section 2.20. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established which terms shall be as agreed by the Borrower and the lenders providing such Extended Loans; provided that, notwithstanding anything to the contrary in this Section 2.20 or otherwise, (1) the Extended Tranche shall not be, (y) in the case of any Extended Tranche relating to Term Loans, in an amount less than $5,000,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree (it being understood that the actual principal amount thereof provided by the applicable lenders may be lower than such minimum amount), and (z) in the case of any Extended Tranche relating to Revolving Loans hereunder, in an amount less than $1,000,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree (it being understood that the actual principal amount thereof provided by the applicable lenders may be lower than such minimum amount), (2)  no Extended Tranche shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the Existing Tranches, (3) the mandatory prepayment or the commitment reduction of any of Loans or Commitments under the Extended Tranches shall be made on a pro rata basis with all other outstanding Loans or Commitments respectively; provided that Extended Loans may, if the Extending Lenders making such Extended Loans so agree, participate on a less than pro rata basis in any mandatory prepayment or commitment reductions hereunder, and, in the event any portion of any mandatory or voluntary prepayment is declined by any other Term Lenders such portion may be paid in respect of such Extended Loans on a greater than pro rata basis, (4) the final maturity of any Extended Tranche shall not be earlier than, and, if such Extended Tranche is a term facility, shall not have a Weighted Average Life to Maturity shorter than, the applicable Specified Existing Tranche, and, if such Extended Tranche is a revolving facility, shall not have any scheduled amortization or mandatory commitment reduction prior to the final maturity of the applicable Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), (5) each Lender in the Specified Existing Tranche shall be permitted to participate in the Extended Tranche in accordance with its pro rata share of the Specified Existing Tranche, (6) in the case of any Extended Tranche relating to Revolving Loans that results in an extension of an Issuing Bank’s obligations with respect to any Letters of Credit, the consent of such Issuing Bank shall be required and (7) assignments and participations of Extended Tranches shall be governed by the same assignment and participation provisions applicable to Loans and Commitments hereunder as set forth in Section 10.04; provided further that a certificate delivered to the Administrative Agent at least two Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that terms and conditions of any Extended Tranche satisfy the requirements of this Section 2.20(a), shall be conclusive evidence that such terms and conditions satisfy the requirements of this Section 2.20(a) unless the Administrative Agent notifies the Borrower within such two Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees). No Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, commitments of any Existing Tranche converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans (and, if applicable, commitments) from the Specified Existing Tranches, from any other Existing Tranches, and from any other Extended Tranches so established on or after such date.

(b)           The Borrower shall provide the applicable Extension Request at least five Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it elects to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election.

(c)            Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, amortization, interest margins, fees or prepayments or, subject to clause (a) of this Section 2.20, any other provisions, and which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.20(c) and notwithstanding anything to the contrary set forth in Section 10.02, shall not require the consent of the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Credit Parties and the Extending Lenders. It is understood and agreed that each Lender (other than the Extending Lenders) and (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) the Administrative Agent have consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.20 and the arrangements described above in connection therewith. This Section 2.20(c) shall supersede any provisions in Section 10.02 to the contrary. The Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower in its sole discretion. The Borrower shall provide the Administrative Agent written notice (including via email) no later than two Business Days prior to the execution and delivery of any Extension Amendment. For the avoidance of doubt, acknowledgement by the Administrative Agent of any Extension Amendment shall not be required for the effectiveness of any such Extension Amendment. If the Person or Persons arranging such Extended Tranches is not the Administrative Agent, the actions authorized to be taken by the Extending Lender herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.20(c) (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein; provided, for the avoidance of doubt, the consent of the Administrative Agent shall not be required nor shall the comments of the Administrative Agent be required to be accepted for the efficacy of any such Extension Amendment.

(d)           Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of such Specified Existing Tranche so converted by such Lender into an Extended Tranche or Extended Tranches on such date, and such Extended Tranche or Extended Tranches shall be established as a separate Tranche or Tranches from the Specified Existing Tranche and from any other Existing Tranches and any other Extended Tranches so established on or after such date, and (B) if, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Specified Existing Tranches, such loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s applicable Specified Existing Tranches to the applicable Extended Tranches so converted by such Lender on such date.

(e)            If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.04 (with the assignment fee, if any, and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to obtain a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all Obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be Paid in Full at par to such Non-Extending Lender concurrently with such Assignment and Assumption by the assignee Lender or the Borrower, as applicable, or (B) prepay the Loans and all other Obligations owing to and, at the Borrower’s option, if applicable, terminate the Commitments of, such Non-Extending Lender, in whole or in part, subject to breakage costs, without premium or penalty. In connection with any such replacement under this Section 2.20, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all Obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be Paid in Full to such Non-Extending Lender by the assignee Lender or the Borrower, as applicable, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Non-Extending Lender. This Section 2.20(e) shall supersede any provisions in Section 10.02 to the contrary.

Section 2.21           Refinancing Facilities.

(a)           At any time after the Closing Date, the Borrower or any Guarantor may obtain, from any Lender or any Additional Lender (to the extent agreed to by such Lender or Additional Lender in its sole discretion), Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans, Revolving Loans and/or Revolving Commitments then outstanding under this Agreement (which will be deemed to include any then outstanding Incremental Term Loans under any Incremental Term Loan Commitments or any Incremental Revolving Loan Commitments then outstanding under this Agreement (or any Incremental Revolving Loans outstanding pursuant thereto)) or any then outstanding Refinancing Term Loans in the form of Refinancing Term Loans or Refinancing Term Commitments or any then outstanding Refinancing Revolving Loans or Refinancing Revolving Loan Commitments in the form of Refinancing Revolving Loans or Refinancing Revolving Loan Commitments, respectively, in each case, pursuant to a Refinancing Amendment, together with any applicable Intercreditor Agreement or other customary subordination agreement; provided that such Credit Agreement Refinancing Indebtedness (i) will, to the extent secured, rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder (but for the avoidance of doubt, such Credit Agreement Refinancing Indebtedness may be unsecured), (ii) will, to the extent permitted by the definition of “Credit Agreement Refinancing Indebtedness,” have such pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions and terms as may be agreed by the Borrower and the Lenders or Additional Lenders with respect thereto and (iii) will, to the extent in the form of Refinancing Revolving Loans or Refinancing Revolving Loan Commitments, participate in the payment, borrowing, participation and commitment reduction provisions herein on a pro rata basis with any then outstanding Revolving Loans and Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class. The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Refinancing Revolving Loans, Refinancing Term Loan Commitments or Refinancing Revolving Loan Commitments, as applicable) and any Indebtedness being replaced or refinanced with such Credit Agreement Refinancing Indebtedness shall be deemed permanently reduced and satisfied in all respects. Any Refinancing Amendment may, without the consent of the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any Lenders other than any Lenders providing such Credit Agreement Refinancing Indebtedness, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, to effect the provisions of this Section. The Borrower shall provide the Administrative Agent written notice (including via email) no later than two Business Days prior to the execution and delivery of any Refinancing Amendment. For the avoidance of doubt, acknowledgement by the Administrative Agent of any Refinancing Amendment shall not be required for the effectiveness of any such Refinancing Amendment. If Person or Persons arranging such Credit Agreement Refinancing Indebtedness is not the Administrative Agent, the actions authorized to be taken by such Person herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.21(b) (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein; provided, for the avoidance of doubt, the consent of the Administrative Agent shall not be required nor shall the comments of the Administrative Agent be required to be accepted for the efficacy of any such Refinancing Amendment.

(b)           This Section 2.21 shall supersede any provisions in Section 10.02 to the contrary. A certificate delivered to the Administrative Agent at least five Business Days prior to the incurrence of any Credit Agreement Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that terms and conditions of any Credit Agreement Refinancing Indebtedness satisfy the requirements of this Section 2.21, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

Section 2.22           Permitted Debt Exchanges.

(a)            Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by a Borrower to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, a Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, junior secured, senior unsecured, senior subordinated or subordinated notes or loans) (such Indebtedness, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i)             each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the applicable Term Loan Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under such Class;

(ii)            the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any accrued and unpaid interest and premium thereon, and any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange or any commitments (including unutilized commitments);

(iii)           (x) any Permitted Debt Exchange Notes shall comply with the Required Debt Terms, (y) other terms and conditions of such Permitted Debt Exchange Notes shall be as determined by the borrower and the lenders or investors providing such Indebtedness (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent in a manner adverse to the Administrative Agent) or any other Lender) and (z) the Permitted Debt Exchange Notes shall not have a higher Lien priority than the facility that is being refinanced by the issuance of any such Permitted Debt Exchange Notes);

(iv)          subject to Section 1.06, no Event of Default (or, in the case of any such Indebtedness incurred in connection with a Limited Condition Transaction, no Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrower) or (h) (solely with respect to the Borrower)) shall have occurred and be continuing at the time of funding or immediately after giving effect to such Permitted Debt Exchange;

(v)            the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);

(vi)            if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(vii)            all documentation in respect of such Permitted Debt Exchange Notes shall be consistent with the foregoing and any other terms and conditions thereof shall be determined by the Borrower and the lenders or investors providing any such Permitted Debt Exchange Notes (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Lender);

(viii)         any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower; and

(ix)            notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b)          With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.22, such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing the Borrower may at their election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the applicable Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Section 2.07 and Section 2.10 do not apply to the Permitted Debt Exchange and the other transactions contemplated by this Section 2.22 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.22.

(c)            In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least two Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.22; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made. A certificate delivered to the Administrative Agent at least two Business Days prior to the incurrence of any Permitted Debt Exchange Notes, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that terms and conditions of any Permitted Debt Exchange Notes satisfy the requirements of this Section 2.22, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Administrative Agent notifies the Borrower within such two Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

(d)            The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

Section 2.23          Designation of Borrowers. (a) The Borrower may from time to time designate one or more Additional Borrowers organized in the United States, any state or subdivision thereof, for purposes of this Agreement, by delivering to the Administrative Agent:

(i)           written notice (including via email) of election to become an Additional Borrower duly executed on behalf of such Restricted Subsidiary and the Borrower two Business Days prior to the proposed effectiveness of such election,

(ii)            all documentation and other information with respect to such Subsidiary (including any requisite Beneficial Ownership Certification) reasonably requested by the Administrative Agent and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent);

(iii)          (A) solely to the extent such Additional Borrower is not already a Credit Party, all documents, updated schedules, instruments, certificates and agreements, and all other actions and information, then required by or in respect of such Additional Borrower by Section 5.10 or by the Security Agreement (without giving effect to any grace periods for delivery of such items, the updating of such information or the taking of such actions), (B) if reasonably requested by the Administrative Agent, a legal opinion of counsel to the Additional Borrower relating to such Additional Borrower, in form and substance consistent with that delivered in respect of the Borrower on the Closing Date (provided that (x) if such Additional Borrower is organized in a jurisdiction where legal opinions are not customarily provided by a borrower’s legal counsel, no such legal opinion shall be required or such opinion shall be provided by counsel to the Administrative Agent (if customary to do so), and (y) any such legal opinion may be modified in form or substance in a manner satisfactory to the Administrative Agent in its reasonable discretion), and (C) a customary secretary’s certificate attaching such documents as were delivered by the Borrower on the Closing Date;

(iv)          Documentation reasonably satisfactory to the Administrative Agent pursuant to which (i) each then existing Borrower unconditionally Guarantees the Borrowings of Additional Borrower on terms substantially consistent with the Guarantors’ Guarantee of the initial Borrower’s obligations hereunder and (ii) solely to the extent such Additional Borrower is not already a Guarantor, each Additional Borrower unconditionally Guarantees the Borrowings of each then-existing Borrower on terms substantially consistent with the Guarantor’s Gurantee of the initial Borrower’s obligations hereunder;

(v)            promissory notes in respect of such Additional Borrower in favor of any Lender requesting such promissory notes, in form and substance consistent with the Notes set forth in Exhibit H-1 and Exhibit H-2 (modified to reflect such Additional Borrower); and

(vi)          a customary joinder agreement in form and substance reasonably satisfactory to the Administrative Agent whereby the Additional Borrower becomes party hereto as a Borrower.

(b)           After such deliveries, the appointment of the Additional Borrower shall be effective upon the effectiveness of an amendment to this Agreement and any applicable Loan Document necessary (in the reasonable judgment of the Administrative Agent) to give effect to the appointment of such Additional Borrower (in form and substance reasonably acceptable to the Administrative Agent, including amendments to disambiguate certain uses of the word “Borrower” and related terms hereunder); provided, that, for the avoidance of doubt, the Administrative Agent shall not have any right to consent to the designation of any Additional Borrower and shall not be required to approve the addition of such Additional Borrower to the extent the requirements of Section 2.23(a) have been met.

Section 2.24          [Reserved].

Section 2.25          [Reserved].

Section 2.26         Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Offices to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension determined by reference to a Relevant Rate, SOFR or Term SOFR, or to determine or charge interest rates based upon a Relevant Rate, SOFR or Term SOFR, or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund, or charge interest with respect to any such Credit Extension or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lenders making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan or Alternative Currency Term Rate Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan or Alternative Currency Term Rate Loan and (y) if such notice asserts the illegality of such Lenders determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent advises the Borrower (after being advised in writing by such Lender) that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.13.

Article III

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent, the Collateral Agent, each of the Issuing Banks and each of the Lenders on the Closing Date and on each other date set forth in Section 4.02 (in the case of such other date, to the extent set forth in Section 4.02) that (it being understood that for purposes of this Article III, “Credit Parties” and “Group Member” shall exclude Holdings for purposes of any representations and warranties other than Section 3.04, Section 3.12, Section 3.17, Section 3.19, Section 3.20, Section 3.21, Section 3.22, and Section 3.23):

Section 3.01          Organization; Powers. Each Credit Party (a) is duly incorporated, organized or formed and validly existing under the laws of the jurisdiction of its incorporation, establishment or organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except (other than with respect to Holdings and the Borrower) in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02         Authorization; Enforceability. The Loan Documents to be entered into by each Credit Party are within such Credit Party’s powers and have been duly authorized by all necessary action on the part of such Credit Party. This Agreement has been duly executed and delivered by each Credit Party and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; provided that with respect to creation and perfection of security interests with respect to Indebtedness or Equity Interests of Foreign Subsidiaries (other than a Foreign Subsidiary that becomes a Credit Party and only to the extent local law documents are required to be delivered pursuant to Section 5.10), if any, only to the extent the creation and perfection of such obligation is governed by the UCC.

Section 3.03          No Conflicts. Except as set forth on Schedule 3.03, the execution, delivery and performance by the Credit Parties of the Loan Documents to which they are a party and the Credit Extensions contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate or require consent not obtained under the Organizational Documents of any Group Member, except as would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon any Group Member or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by any Group Member, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, except, in each case, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect, and (d) will not violate any Requirements of Law except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04          Financial Statements; Projections.

(a)            Financial Statements. All financial statements delivered pursuant to Section 5.01(a) and Section 5.01(b) have been prepared in accordance with GAAP in all material respects and present fairly in all material respects the financial condition and results of operations and cash flows of Holdings and its consolidated Restricted Subsidiaries as of the dates and for the periods to which they relate, except as indicated in any notes thereto and, in the case of any such unaudited financial statements, the absence of footnote disclosures and audit adjustments.

(b)            Absence of Material Adverse Effect. Since the Closing Date, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(c)            Restatements. Each Lender and the Administrative Agent hereby acknowledge and agree that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP, or the respective interpretation thereof or purchase accounting adjustments, and that such restatements will not result in a Default or Event of Default under the Loan Documents.

Section 3.05        Properties. Each Group Member (i) has good title to, or valid leasehold interests in, all of its Property (other than Intellectual Property, which is subject to Section 3.06 and not this Section 3.05) material to its business, except to the extent of any irregularities or deficiencies that would not be reasonably expected to result in a Material Adverse Effect, and (ii) owns its Collateral (other than Intellectual Property, which is subject to Section 3.06 and not this Section 3.05) free and clear of all Liens except for Permitted Liens and any Liens and privileges arising mandatorily under Requirements of Law, except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06          Intellectual Property. Each Credit Party owns, or is licensed (or authorized) to use, all Intellectual Property material to the conduct of its business as currently conducted except as could not reasonably be expect to, individually or in the aggregeate, to have a Material Adverse Effect. To the knowledge of each Credit Party, the operation of such Credit Party’s business and the use of Intellectual Property owned by such Credit Party do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any person, except to the extent such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No written claim or litigation regarding any Intellectual Property owned by a Credit Party is pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower has taken (and caused its Subsidiaries to take) all commercially reasonable steps to maintain, enforce and protect the material owned Intellectual Property of the Credit Parties, except where, in the reasonable judgment of the Borrower or the Restricted Subsidiaries, such Intellectual Property is no longer useful or economically practicable to maintain, enforce or protect.

Section 3.07          Equity Interests and Restricted Subsidiaries. As of the Closing Date, no Credit Party has any Subsidiaries other than those specifically disclosed on Schedule 3.07, and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable (other than Equity Interests consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and nonassessable) and, on the Closing Date, all Equity Interests owned directly or indirectly by Holdings or any other Credit Party (other than any such Equity Interests owned directly or indirectly by any Unrestricted Subsidiary or any Person not constituting a Restricted Subsidiary) are owned free and clear of all Liens except (i) those created under the Security Documents, and (ii) those Liens permitted under Section 6.02. As of the Closing Date, Schedule 3.07 sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary and (b) the percentage ownership interest of Holdings, the Borrower and any of their respective Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership by class (if applicable).

Section 3.08        Litigation. Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected, if adversely determined, to have a Material Adverse Effect.

Section 3.09       Federal Reserve Regulations. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X.

Section 3.10          Investment Company Act. No Credit Party is an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.11          [Reserved].

Section 3.12          Taxes. Each Group Member has (a)  filed or caused to be filed all U.S. federal Tax Returns and all material state, local and non-U.S. Tax Returns required to have been filed by it, and (b)  paid or remitted or caused to be paid or remitted all Taxes due and payable or remittable by it and all assessments received by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Group Member has set aside on its books adequate reserves in accordance with GAAP, or (ii) where the failure to pay any such Taxes or file any such Tax Returns would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Group Member is unaware of any proposed or pending Tax assessments, deficiencies or audits that would be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.13          No Material Misstatements.

(a)            As of the Closing Date, no written information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule (in each case other than forecasts, projections, estimates, pro forma financial information and other forward looking statements (collectively, “Projections”) and information of a general economic or industry nature) furnished by or on behalf of (and at the direction of) any Group Member to the Administrative Agent or any Lender on or before the Closing Date in connection with any Loan Document or included therein or delivered pursuant thereto, taken as a whole and when furnished, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made and after giving effect to any supplements and updates from time to time, not materially misleading when taken as a whole as of the date such information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule is dated or certified.

(b)            As of the Closing Date, with respect to any Projections contained in the Lender Presentation, each Group Member represents only that as of the date of delivery thereof it acted in good faith and utilized assumptions believed by it to be reasonable when made in light of the then current circumstances (it being understood that Projections are predictions as to future events and are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, which are beyond the control of Holdings and its Restricted Subsidiaries, and that no assurance or guarantee can be given that any Projections will be realized, that actual results may differ and that such differences may be material).

(c)            As of the Closing Date, to the knowledge of Holdings, the information included in each Beneficial Ownership Certification is true and correct in all material respects.

Section 3.14          Labor Matters.    (i) There are no strikes, lockouts, or concerted slowdowns against any Group Member pending or, to the knowledge of any Credit Party, threatened in writing, and (ii) to the knowledge of any Credit Party, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Member is bound, other than to the extent that any of the foregoing matters in preceding clauses (i) and (ii), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.15         Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, Holdings and its Subsidiaries, on a consolidated basis, (a) have property with a fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise, (b) have assets with present fair saleable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able generally to pay their debts and liabilities, subordinated, contingent and otherwise, as they become absolute and matured and (d) are not engaged in business or transactions, and are not about to engage in business or transactions, for which their property would constitute an unreasonably small amount of capital. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.16          Employee Benefit Plans.

With respect to each Employee Benefit Plan, each Group Member is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as would not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably likely to occur that, in each case, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Group Member. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for financial reporting purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans, except as would not reasonably be expected to result in a Material Adverse Effect.

Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities; and (ii) no Group Member has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Group Member on the basis of actuarial assumptions consistent with applicable Requirements of Law, did not exceed the current value of the property of such Foreign Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.17          Environmental Matters.

(a)            Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)            The Group Members and their businesses, operations and Real Property are in compliance with all Environmental Laws and Environmental Permits, and are not subject to any liability thereunder;

(ii)            The Group Members have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property;

(iii)          There has been no Release or threatened Release of Hazardous Material on, at, to, under or from any Real Property presently, or to the knowledge of any Group Member, formerly owned, leased or operated by the Group Members;

(iv)          There is no Environmental Claim pending or, to the knowledge of the Group Members, threatened against the Group Members; and

(v)            No Lien has been recorded, or to the knowledge of any Group Member, threatened under any Environmental Law with respect to any Real Property currently owned, operated or leased by the Group Members.

(b)            Sections 3.03, 3.04, 3.13 and this Section 3.17 contain the sole and exclusive representations and warranties of the Group Members with respect to any matters arising under Environmental Laws or relating to Environmental Claims or Hazardous Materials.

Section 3.18          Security Documents.

(a)            Valid Liens.     Subject to Section 4.01(k), each Security Document delivered pursuant to Article IV, Section 5.10, and Section 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for its benefit and the benefit of the other Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder under applicable Requirements of Law (to the extent required hereunder and thereunder), except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and capital maintenance rules and (i) when appropriate filings or recordings are made in the appropriate offices as may be required under applicable Requirements of Law (to the extent required hereunder and thereunder), and (ii) upon the taking of possession, control or other action by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession, control or other action (which possession, control or other action shall be given to the Collateral Agent or taken by the Collateral Agent to the extent required by any Security Document), the Liens in favor of Collateral Agent will, to the extent required by the Loan Documents (including the Security Documents), constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case under applicable Requirements of Law (to the extent required hereunder and thereunder), subject to no Liens other than the applicable Permitted Liens.

(b)          Foreign Law Limitations. Notwithstanding anything to the contrary, compliance with applicable foreign law with respect to the grant, creation and perfection of Liens on and security interests in the Collateral will not be required herein or under any other Security Document, except, solely with respect to any Foreign Subsidiary which Holdings elects in its sole discretion to join as a Credit Party, as otherwise set forth herein.

Section 3.19        Anti-Terrorism Law. No Credit Party is in material violation of any applicable Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224, effective September 24, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, signed into law October 26, 2001 (the “Patriot Act”). The use of proceeds of the Loans or the Letters of Credit will not violate the Trading With the Enemy Act (50 U.S.C. §§4301-4341, as amended) or any applicable foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V).

Section 3.20          Sanctions. None of Holdings, the Borrower, any Subsidiary or, to the knowledge of the Borrower, any director, officer, employee, or agent of Holdings, the Borrower or any Subsidiary (i) is the subject or target of any applicable sanctions administered by OFAC or the U.S. Department of State or any similar applicable laws or regulations enacted by the European Union, any European Union member states, Her Majesty’s Treasury of United Kingdom or any similar sanctions laws or regulations enacted by any Governmental Authority in any other jurisdiction in which Holdings, the Borrowers or their respective Subsidiaries are located or operate (collectively, “Sanctions”) or (ii) is located, organized or resident in a country or territory that is the subject of comprehensive Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea and Syria. Holdings, the Borrower, their respective Subsidiaries and, to the knowledge of the Borrower, its respective directors, officers, employees, and agents are in compliance in all material respects with all applicable Sanctions. The Borrower shall not use the proceeds of the Loans or Letters of Credit, directly or, to the Borrower’s knowledge, indirectly, or lend or contribute such proceeds to any Person, (i) for the purpose of financing activities of or with any Person that is the subject or target of any Sanctions, or in any country or territory that, at the time of such financing is the subject or target of any comprehensive Sanctions, in each case, except to the extent licensed by OFAC or otherwise authorized under U.S. law, or (ii) in any other manner that would result in a violation of applicable Sanctions by any Person participating in the Loans or Letters of Credit.

Section 3.21        Anti-Corruption. No part of the proceeds of the Loans or Letters of Credit will be used directly or, knowingly, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010 (the “Bribery Act”) or any other applicable anti-corruption laws in any other jurisdiction in which Holdings, the Borrowers or their respective Subsidiaries are located or operate. Holdings, the Borrower, their Subsidiaries, their respective directors and officers and, to the knowledge of the Borrower, its employees, and agents are in compliance in all material respects with the FCPA, the Bribery Act and all other applicable anti-corruption laws in any other jurisdiction in which Holdings, the Borrowers or their respective Subsidiaries are located or operate.

Section 3.22        Compliance with Law. Each of Holdings, the Borrower and each Restricted Subsidiary is in compliance with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such Requirements of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Article IV
CONDITIONS

Section 4.01          Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, each Issuing Bank, to fund the initial Credit Extensions on the Closing Date requested to be made by the Borrower shall be subject to the prior or concurrent satisfaction or waiver (by the Lead Arrangers) of only the conditions precedent set forth in this Section 4.01 (the making of such initial Credit Extensions by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a)            Loan Documents. There shall have been delivered to the Administrative Agent from each Credit Party an executed counterpart of each of the Loan Documents to which such Credit Party is a party to be entered into on the Closing Date.

(b)            [Reserved].

(c)            Corporate Documents. The Administrative Agent shall have received:

(i)            a certificate of a Responsible Officer on behalf of each Credit Party dated as of the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party and, with respect to the articles or certificate of incorporation or organization (or similar document) certified (to the extent applicable) as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or equityholders, as applicable, of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such Credit Party is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, and (C) as to the incumbency and specimen signature of each officer or authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the officer or authorized person executing the certificate in this clause (i)); and

(ii)            to the extent available, a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority) of its jurisdiction of organization.

(d)          No Material Adverse Effect. Since September 30, 2021, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect

(e)            Opinions of Counsel. The Administrative Agent shall have received, addressed to the Agents, the Issuing Banks and the Lenders (a customary opinion of Kirkland & Ellis LLP, New York counsel for the Credit Parties.

(f)          Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit L dated the Closing Date and signed by a Financial Officer of Holdings.

(g)            [reserved].

(h)         Fees. The Lead Arrangers, the Lenders and the Administrative Agent shall have received, or shall receive substantially concurrently with the initial Credit Extension, all fees and other amounts due and payable to them by the Borrower on or prior to the Closing Date pursuant hereto or to the Fee Letter, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket fees and expenses (including the legal fees and expenses of Latham & Watkins LLP, special counsel to the Agents) required to be reimbursed or paid by the Borrower under this Agreement; provided that, in the case of fees, costs and expenses, an invoice for all such fees, costs and expenses shall be received by the Borrower at least three Business Days prior to the Closing Date for payment to be required as a condition to the Closing Date.

(i)            Patriot Act; Beneficial Ownership Certification. So long as reasonably requested by the Administrative Agent or a Lead Arranger in writing at least ten Business Days prior to the Closing Date, the Administrative Agent and the Lead Arrangers shall have received, at least three Business Days prior to the Closing Date, (i) all documentation and other information with respect to the Borrower, in each case, that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) with respect to the Borrower, to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(j)            [Reserved].

(k)            [Reserved].

(l)           Creation and Perfection of Security Interests. Notwithstanding anything to the contrary in this Section 4.01, with respect to the Secured Obligations, all actions necessary to establish that the Collateral Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral under the Loan Documents shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date.

(m)           Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 for any Loans to be made on the Closing Date or, in the case of the issuance of a Letter of Credit on the Closing Date, the applicable Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.17(a).

(n)            [Reserved].

(o)            Closing Date Refinancing. The Closing Date Refinancing shall have occurred, or shall occur substantially simultaneously with the initial Credit Extensions hereunder.

In determining the satisfaction of the conditions specified in this Section 4.01, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 4.01 have been met (after giving effect to the preceding sentence), then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met.

Without limiting the generality of Section 9.03(a)(iii), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder or thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02          Conditions to Certain Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the Credit Extensions on the Closing Date) with respect to any Term Loan or Revolving Loan under Section 2.03, or Letter of Credit under Section 2.17 shall be subject to the satisfaction, or waiver, of each of the conditions precedent set forth below.

(a)            Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.17(a).

(b)            No Default. Subject to any specific requirement hereunder or under the other Loan Documents to the contrary, at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing on such date.

(c)            Representations and Warranties. Subject to any specific requirement hereunder or under the other Loan Documents to the contrary, each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

(d)           Eligible Currency. In the case of a Borrowing to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Credit Party that on the date of such Credit Extension (both immediately before and immediately after giving effect to such Credit Extension) the conditions contained in this Article IV have been satisfied or waived.

Article V
AFFIRMATIVE COVENANTS

The Borrower and the Subsidiary Guarantors (and Holdings with respect to Sections 5.01, 5.02, 5.03, 5.05, 5.06, 5.07, 5.10, 5.11, 5.13, 5.14, 5.16, 5.17 and 5.18) warrant, covenant and agree with each Lender that at all times after the Closing Date, so long as this Agreement shall remain in effect and until the Obligations have been Paid in Full and the Commitments have been terminated, the Borrower and the Subsidiary Guarantors (and Holdings with respect to Sections 5.01, 5.02, 5.03, 5.05, 5.06, 5.07, 5.10, 5.11, 5.13, 5.14, 5.16, 5.17 and 5.18) will, and will cause each of their respective Restricted Subsidiaries to:

Section 5.01          Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution to each Lender:

(a)            Annual Reports. Within 90 days after the last day of each fiscal year of Holdings ending after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion or, if later, and solely to the extent the Holdings or any parent of the Borrower is subject to the Exchange Act’s reporting requirements, the date on which the Securities and Exchange Commission, pursuant to its rules and regulations, has permitted Holdings or such parent of the Borrower to file its applicable annual report on Form 10-K), a copy of the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form (to the extent such comparative presentation is permitted under GAAP) the figures for the previous fiscal year (commencing with the period after the Closing Date), audited and accompanied in the case of the consolidated financial statements by an opinion of (i) an independent public accounting firm of recognized national standing selected by the Borrower or (ii) any other accounting firm reasonably acceptable to the Administrative Agent to the effect that the consolidated financial statements have been prepared and present fairly, in all material respects, in accordance with GAAP in all material respects the consolidated financial condition of Holdings and its Restricted Subsidiaries as of the close of such fiscal year; provided that such financial statements shall not contain a “going concern” qualification or statement (excluding, for the avoidance of doubt, any explanatory or emphasis of matter paragraph), except to the extent that such a “going concern” qualification or statement (A) is a consequence of any impending stated final maturity date of any Indebtedness, (B) relates to any actual or potential inability to satisfy the Financial Covenant or any other financial covenants under any other Indebtedness or (C) relates to the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries;

(b)            Quarterly Reports. Commencing with the fiscal quarter ending March 31, 2022, within 45 days after the last day of each fiscal quarter of each fiscal year of Holdings (other than the last fiscal quarter of any fiscal year of Holdings) (or such later date as the Administrative Agent may agree in its reasonable discretion or, if later, and solely to the extent the Holdings or any parent of the Borrower is subject to the Exchange Act’s reporting requirements, the date on which the Securities and Exchange Commission, pursuant to its rules and regulations, has permitted Holdings or such parent of the Borrower to file its applicable annual report on Form 10-Q), a copy of the unaudited consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the last day of such fiscal quarter and the unaudited consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail and showing in comparative form the figures for the corresponding date and period in the previous fiscal year of Holdings, and only to the extent such comparative presentation is permitted under GAAP, prepared by Holdings in accordance with GAAP in all material respects (subject to the absence of footnote disclosures and year-end audit adjustments) and certified on behalf of Holdings by a Financial Officer as prepared in accordance with GAAP in all material respects (subject to the absence of footnote disclosures and year-end audit adjustments) and fairly reflecting the financial condition and results of operations of Holdings and its Restricted Subsidiaries in all material respects;

(c)         Financial Officer’s Certificate. Concurrently with any delivery of any financial statements under Section 5.01(a) or (b), a Compliance Certificate (i) certifying on behalf of Holdings that, to its knowledge, no Event of Default has occurred and is continuing or, if any such known Event of Default has occurred and is continuing, specifying the nature and extent thereof; provided that, if such Compliance Certificate indicates that an Event of Default has occurred and is continuing due to a failure to comply with any covenant under Section 6.08 that has not been cured prior to such time, the Borrower may deliver, to the extent and within the time period permitted by Section 8.03, prior to, after or together with such Compliance Certificate, a Notice of Intent to Cure such Event of Default, (ii) commencing with the Compliance Certificate delivered with respect to the second full fiscal quarter after the Closing Date, setting forth the computation of the Senior Secured Leverage Ratio and the Total Leverage Ratio and, (iii) setting forth, in the case of each Compliance Certificate delivered concurrently with any delivery of financial statements under Section 5.01(a) above, the Borrower’s calculation of Excess Cash Flow starting with the first full fiscal year after the Closing Date; provided that, for the avoidance of doubt, no Compliance Certificate shall “bring down” any representations and warranties made herein or in any other Loan Document (other than with respect to the absence of Defaults and Events of Default);

(d)            MD&A or Lender Calls. Solely to the extent that neither the Borrower nor any direct or indirect parent of the Borrower constitutes a publicly reporting company, the Borrower will, at its election, either (i) engage in a telephonic meeting with the Administrative Agent and the Lenders not more than once per fiscal quarter of Holdings or (ii) together with the financial statements delivered pursuant to Section 5.01(a) and (b), deliver a customary management discussion and analysis of the financial performance of Holdings and its Restricted Subsidiaries; and

(e)         Other Information. Promptly, from time to time, and upon the reasonable written request of the Administrative Agent, other reasonably requested (in writing) information of the Group Members regarding the operations, business affairs and financial condition (including information required under the Patriot Act or updates to the information required under the Beneficial Ownership Certification); provided that nothing in this Section 5.01(e) shall require any Group Member to take any action that would violate any Requirement of Law or any third party customary confidentiality agreement (other than any such confidentiality agreement entered into in contemplation of this Agreement) with any Person that is not an Affiliate (and, in all events, so long as such confidentiality agreement does not relate to information regarding the financial affairs of any Group Member or the compliance with the terms of any Loan Document), waive any attorney-client or similar privilege, or disclose any attorney work product or any item that constitutes non-registered Intellectual Property, non-financial trade secrets or non-financial proprietary information.

Documents required to be delivered pursuant to Section 5.01(a) through Section 5.01(e) may be (1) satisfied by delivery of the applicable financial statements or other information of any other direct or indirect equityholder of the Borrower (provided that, to the extent such information is provided with respect to a direct or indirect equityholder of the Borrower other than Holdings, such information is accompanied by unaudited consolidating or other information that explains in reasonable detail the differences between the information relating to such equityholder, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries, on the other hand, (2) satisfied, as applicable, by the delivery of the Form 10-K, 10-Q, or 8-K of Holdings or any other direct or indirect equityholder of the Borrower, filed with the SEC, and/or (3) delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are sent via e-mail to the Administrative Agent for posting on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, established on its behalf by the Administrative Agent and to which each Lender (other than any Lender not permitted to access such website in accordance the provisions hereof or of any other Loan Document) and the Administrative Agent have access or the date on which the Borrower has posted such documents on their own website to which each Lender (other than any Lender not permitted to access such website in accordance the provisions hereof or of any other Loan Document) and the Administrative Agent have access and notified the Administrative Agent of such posting. Notwithstanding anything contained herein, at the reasonable written request of the Administrative Agent, the Borrower shall thereafter promptly be required to provide copies (which may be by facsimile or other electronic transmission, including email) of any documents required to be delivered pursuant to Section 5.01. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents. If the delivery of any of the foregoing documents required under this Section 5.01 shall fall on a day that is not a Business Day, such deliverable shall be due on the next succeeding Business Day.

Section 5.02          Litigation and other Notices. Furnish to the Administrative Agent written notice of the following, promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof:

(a)            any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)          any litigation or governmental proceeding pending against Holdings, the Borrower or any of their Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect; and

(c)           the occurrence of any ERISA Event that, when taken either alone or together with all other ERISA Events, would reasonably be expected to have a Material Adverse Effect.

Section 5.03          Existence; Properties.

(a)            Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise permitted under Sections 6.04 or 6.05 or, in the case of any Restricted Subsidiary (other than the Borrower), where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect.

(b)          Do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations and Intellectual Property which are necessary and material to the conduct of its business (except where the failure to do so could not be reasonably expected to have a Material Adverse Effect); provided, however, that this Section 5.03(b) shall not prohibit Holdings and its Subsidiaries from consummating any transaction otherwise permitted hereunder, including without limitation permitted Investments and permitted Asset Sales and other dispositions; and comply with all applicable Requirements of Law and decrees and orders of any Governmental Authority applicable to it or to its business or property, except to the extent failure to comply therewith, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent sales of property, consolidations or mergers by or involving any Group Member in accordance with Section 6.04 or 6.05. Notwithstanding the foregoing or anything else to the contrary in any Loan Document, each Credit Party and each other Restricted Subsidiary may abandon, cancel, terminate, permit or allow the lapse, invalidation, expiration, cancellation, cessation or termination of, or fail to maintain, pursue, preserve or protect any of its respective Intellectual Property that are, in the reasonable business judgment of such Credit Party or Restricted Subsidiary, no longer economically practicable, commercially desirable to maintain or useful, except to the extent any such abandonment, lapse, cancellation, termination, cessation or failure, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)            Except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its tangible properties and equipment material to the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted; provided, however, that this Section 5.03(c) shall not prohibit Holdings and its Subsidiaries from consummating any transaction otherwise permitted hereunder, including without limitation permitted Investments and permitted Asset Sales and other dispositions.

Section 5.04          Insurance. Keep its insurable property adequately insured at all times by financially sound and reputable insurers, and maintain such other insurance (but not, for the avoidance of doubt, flood insurance, except flood insurance sufficient to cause Lenders to be in compliance with all applicable federal laws and regulations regarding flood insurance), in each case, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations. Any such insurance (excluding business interruption insurance) maintained by a Credit Party in the United States shall name the Collateral Agent as mortgagee, additional insured or loss payee, as applicable, in a manner reasonably acceptable the Collateral Agent, subject to Section 5.15.

Section 5.05          Taxes. Pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent, or in default; provided that such payment and discharge shall not be required with respect to any such Tax so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Group Member shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested Tax and enforcement of a Lien (other than a Permitted Lien) or (y) the failure to pay or to file a Tax Return would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06          [Reserved].

Section 5.07          Maintaining Records; Access to Properties and Inspections. Maintain a system of accounting that enables Holdings to produce financial statements in accordance with GAAP in all material respects. Solely at the request of the Required Lenders, the Group Members will permit any representatives designated by the Administrative Agent to visit during their regular business hours and with reasonable advance written notice thereof and inspect the financial records and the property of such Group Member at reasonable times up to one time per calendar year (but without frequency limit during the continuance of an Event of Default) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances, accounts and condition of any Group Member with the officers and employees thereof and advisors therefor (including independent accountants (subject to such accountants’ customary policies and procedures)); provided that the Administrative Agent shall give any Group Member a reasonable opportunity for its representatives to participate in any such discussions; provided, further, that so long as no Event of Default has occurred and is then continuing, (x) the Borrower shall not bear the cost of more than one such inspection per calendar year by the Administrative Agent (or its representatives) and (y) the Administrative Agent (or its representatives) shall not make more than one such inspection per calendar year. Notwithstanding anything to the contrary in this Section 5.07, no Group Member will be required to disclose or permit the inspection or discussion or duplication of, or extraction from, any document, information or other matter (i) that constitutes non-registered or confidential Intellectual Property, including trade secrets or other confidential information or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any binding agreement (not entered into in contemplation hereof) (or would otherwise cause a breach or default thereunder), or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 5.08          Use of Proceeds. Use the proceeds of the Term Loans on the Closing Date, directly or indirectly through one or more related transactions, to finance (i) the Closing Date Refinancing, (ii) the other Transactions, (iii) the payment of related fees, costs and expenses (including any upfront fees and original issue discount) related to the foregoing transactions, (iv) the cash collateralization of existing letters of credit and (v) working capital and general corporate purposes. The Borrower may (or may direct a Credit Party to) use the proceeds of the Revolving Loans on the Closing Date (i) to fund original issue discount and upfront fees on the Closing Date, (ii) for the purpose of issuing Letters of Credit in order to, without limitation, backstop or replace letters of credit outstanding on the Closing Date, or for purposes of “rolling over” into the Revolving Credit Facility letters of credit issued under facilities that are no longer available, (iii) for the purpose of cash collateralizing any letters of credit outstanding on the Closing Date, (iv) for working capital, and (vi) in an aggregate amount not to exceed $15,000,000 to finance costs, fees and expenses related to the Transactions and for other general corporate purposes (collectively, “Permitted Closing Date Revolving Advances”). The Borrower will (or will direct a Credit Party to) use the proceeds of the Revolving Loans after the Closing Date for working capital and general corporate purposes (including, without limitation, to effect Permitted Acquisitions, Investments and/or working capital, Capital Expenditures, Dividends, prepayments of, and other payments with respect to, Indebtedness (including, without limitation Restricted Debt Payments), any other transaction not prohibited under this Agreement, and, in each case, any related fees and expenses). Proceeds of the Incremental Facilities may be used for working capital and general corporate purposes, including, without limitation, to finance Permitted Acquisitions and other Investments (including refinancing the existing Indebtedness of acquired businesses), Capital Expenditures, for working capital and/or purchase price adjustments, Dividends and prepayments of, and other payments with respect to, Indebtedness (including, without limitation, Restricted Debt Payments) permitted hereunder, for any other purposes not prohibited by this Agreement, and to pay related fees, costs and expenses in connection with any such transactions.

Section 5.09          [Reserved].

Section 5.10           Additional Collateral; Additional Guarantors.

(a)            Subject to the terms of the Security Documents and Section 3.18, Section 4.01(k), Section 5.11 and Section 5.15, with respect to any personal property created or acquired after the Closing Date by any Credit Party that constitutes “Collateral” under any of the Security Documents or is intended to be subject to the Liens created by any Security Document but is not so subject to a Lien thereunder, but in any event subject to the terms, conditions and limitations thereunder, within 90 days after the acquisition or formation thereof (or such longer period as the Administrative Agent may approve in each case in its reasonable discretion), (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other New York law governed documents (or, in the case of a Credit Party incorporated or otherwise organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, and joined as such at the Borrower’s sole discretion, under the laws of such other jurisdiction, documents governed by the laws of such Credit Party’s jurisdiction of incorporation, establishment or organization) as the Administrative Agent or the Collateral Agent shall reasonably deem necessary to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien under applicable U.S. state and federal law (or, solely with respect to any Excluded Subsidiary that the Borrower elects, in its sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such Excluded Subsidiary) on such Collateral subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable U.S. state and federal law (or, solely with respect to any Excluded Subsidiary that the Borrower elects, in its sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such Excluded Subsidiary), including, in the case of Domestic Subsidiaries that are Guarantors, the filing of financing statements and Intellectual Property security agreements in such U.S. jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. The Borrower and the other Credit Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent (or its non-fiduciary agent or designee pursuant to any Intercreditor Agreement) such New York law (or, solely with respect to any Excluded Subsidiary that the Borrower elects, in its sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such Excluded Subsidiary in accordance with the last paragraph of Section 5.10(b)) governed documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired Collateral.

(b)           Subject to the terms of the Security Documents and Section 5.15, upon the formation or acquisition of, or the re-designation of an Unrestricted Subsidiary as, a Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary (other than any Excluded Subsidiary) after the Closing Date (other than a merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition or otherwise merged out of existence or dissolved within 90 days of its formation (or such later date as permitted by the Administrative Agent in its reasonable discretion)), upon any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary (as reasonably determined by the Borrower) or upon Borrower’s determination (in its sole discretion) that an Excluded Subsidiary shall be joined as a Guarantor, within 90 days after such formation, acquisition, designation, determination or cessation (or such longer period as the Administrative Agent may approve in each case in its reasonable discretion), the Borrower shall:

(i)             if such Subsidiary is a Wholly Owned Restricted Subsidiary of a Domestic Subsidiary that is a Credit Party or of a Foreign Subsidiary that is a Credit Party and in whose jurisdiction of organization the following is customary in similar financing transactions, deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Wholly Owned Restricted Subsidiary that constitute Collateral and that are certificated (and that, in the case of any such Wholly Owned Restricted Subsidiary of a U.S. Credit Party, are “certificated securities” (as defined in Article 8 of the UCC)), together with undated Equity Interest powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Wholly Owned Restricted Subsidiary to any Credit Party required to be delivered pursuant to the Security Agreement or other applicable Security Document and not previously so delivered, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party or Additional Guarantor, as applicable, and all other Collateral that is required to be delivered pursuant to the Security Agreements or other applicable Security Document and not previously so delivered; and

(ii)            cause any such new Wholly Owned Restricted Subsidiary (except Excluded Subsidiaries (other than any Excluded Subsidiary the Borrower elects in its sole discretion to join as a Guarantor in accordance with the last paragraph of this Section 5.10(b))), (A) to execute and deliver a Joinder Agreement or comparable documentation to become a Subsidiary Guarantor or, to the extent the Borrower elects to join such Subsidiary as a co-borrower, to become a Borrower in compliance with Section 2.23 hereof, (if such subsidiary is a Domestic Subsidiary) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, or (if such Subsidiary is a Foreign Subsidiary that is an Excluded Subsidiary the Borrower elects in its sole discretion to join as a Guarantor in accordance with the last paragraph of this Section 5.10(b)) such security documentation as may be customary in its jurisdiction of organization, as reasonably agreed between the Borrower and the Administrative Agent, and (B) to take all actions reasonably necessary to cause the Lien created on the Collateral (which shall exclude Excluded Property and be subject to the limitations set forth herein and the applicable Security Documents and, as applicable, the Agreed Security Principles) by the applicable Security Documents to be duly perfected under U.S. federal and applicable state law (or, solely with respect to any Foreign Subsidiary that is an Excluded Subsidiary that the Borrower elects, in its sole discretion, to join as a Guarantor hereunder in accordance with the last paragraph of this Section 5.10(b), the applicable laws of the jurisdiction of organization of such Foreign Subsidiary) to the extent required by such agreements in accordance with all applicable Requirements of Law, (or, solely with respect to any Foreign Subsidiary that is an Excluded Subsidiary that the Borrower elects, in its sole discretion, to join as a Guarantor hereunder in accordance with the last paragraph of this Section 5.10(b), the applicable laws of the jurisdiction of organization of such Foreign Subsidiary), including (in the case of a Domestic Subsidiary that is a Guarantor) the filing of financing statements in such U.S. jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and Intellectual Property security agreements in the United States Patent and Trademark Office or the United States Copyright Office as may be reasonably requested by the Administrative Agent or the Collateral Agent; provided that (x) no pledge of Excluded Equity Interests shall be required and (y) no perfection actions by “control” (except with respect to Equity Interests and certain debt instruments), mortgage, deed of trust, deed to secure debt, leasehold mortgages, landlord waivers or collateral access agreements shall be required to be entered into under the laws of any jurisdiction.

Notwithstanding anything to the contrary, in the event that the Borrower shall at any time desire to join a Foreign Subsidiary that is an Excluded Subsidiary as a Guarantor, the Borrower and the Administrative Agent shall reasonably negotiate in good faith to amend this Agreement to subject guarantee and collateral requirements vis-à-vis any such Foreign Subsidiary that is an Excluded Subsidiary that Borrower elects (in its sole discretion) to join as a Guarantor, to “agreed security principles” that are customary for the jurisdiction of organization of such Foreign Subsidiary for facilities substantially similar to those provided for in this Credit Agreement (the “Agreed Security Principles”), and all guarantee and collateral requirements hereunder and under the other Loan Documents shall, with respect to such Foreign Subsidiary Guarantor, be subject in all cases to such Agreed Security Principles.

Section 5.11           Security Interests; Further Assurances. Promptly upon the reasonable request of the Administrative Agent or the Collateral Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Security Documents; provided that, notwithstanding anything else contained herein or in any other Loan Document to the contrary, in the case of Collateral provided by U.S. Credit Parties and assets located in or governed by the laws of the United States, any state thereof or the District of Columbia, (t) no action shall be required to be taken (I) in any jurisdiction other than the United States, and (II) with respect to any assets (including Intellectual Property) located or titled outside of, or governed by or arising under the laws of a jurisdiction outside of the United States, (u) there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States, and no Intellectual Property filings, searches or schedules in any jurisdiction other than the United States, (v) no notice to or consent from any Governmental Authority under the Federal Assignment of Claims Act (or any state equivalent thereof) shall be required, (w) there shall be no requirement to enter into any source code escrow arrangement, no obligation to apply for the registration of Intellectual Property in any jurisdiction, and no obligation to make any filings or take any actions to record or to perfect the Collateral Agent’s lien on or security interest in (I) any Intellectual Property other than UCC filings and the filing of documents effecting the recordation of security interests in the United States Copyright Office and United States Patent and Trademark Office or (II) any Intellectual Property subsisting outside of the United States; (x) the foregoing shall not apply to any Excluded Subsidiary or Property of any Excluded Subsidiary or any Excluded Property or any Excluded Equity Interests, (y) any such documents and deliverables shall be governed by New York law (or, solely with respect to any Foreign Subsidiary that is an Excluded Subsidiary that the Borrower elects, in its sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such Foreign Subsidiary) and (z) no perfection actions by “control” (except with respect to Equity Interests and certain debt instruments), mortgage, deed of trust, deed to secure debt, leasehold mortgages or landlord waivers, estoppels or collateral access agreements shall be required to be entered into hereunder or under any other Loan Document. Notwithstanding the foregoing or anything else herein or in any other Loan Document to the contrary (unless otherwise elected by the Borrower in its sole discretion), in no event shall (A) the assets of any Excluded U.S. Subsidiary or Excluded Foreign Subsidiary (including the Equity Interests of any Subsidiary thereof) constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the Obligations, (B) more than 65% of the Voting Stock of and 100% of the Equity Interests that are not Voting Stock of any FSHCO or CFC, in each case, owned directly by a Credit Party be required to be pledged to secure the Obligations or (C) any Equity Interests of any Subsidiary owned by a CFC or Excluded U.S. Subsidiary (or any Subsidiary of any CFC or Excluded U.S. Subsidiary) be required to be pledged to secure the Obligations. Notwithstanding anything to the contrary, any failure to observe or perform any covenant, condition or agreement contained in this Section 5.11 that results in the Agent ceasing to have a perfected first priority security interest in the Collateral (subject to Permitted Liens) and that is due to the action/inaction of any Agent or any Lender shall not constitute a breach of this Section 5.11.

Section 5.12           Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case, in respect of the Borrower, and (ii) a public rating (but not any specific rating) in respect of each Class of Term Loans from each of S&P and Moody’s, unless a given Class has waived the requirement to maintain any rating for such Class pursuant to the applicable Loan Documents.

Section 5.13           Compliance with Law. Comply with all Requirements of Law and all orders, writs, injunctions and decrees applicable to Holdings, the Borrower, or any Subsidiary Guarantor or to their business or property, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.14           Anti-Terrorism; Sanctions; Anti-Corruption.

(a)            Comply in all material respects with all applicable Sanctions, anti-corruption laws and Anti-Terrorism Laws;

(b)           (i) Not repay the Loans, Letters of Credit or make any other payment to any Lender, using funds or properties of Holdings or any Subsidiaries that are, to the knowledge of the Borrower, the property of any Person that is the subject or target of Sanctions or that are, to the knowledge of the Borrower, beneficially owned, directly or indirectly, by any Person that is the subject or target of applicable Sanctions, in each case, that would cause a violation of Anti-Terrorism Laws or applicable Sanctions or any other applicable Requirement of Law by any Person participating in the Loans or Letters of Credit, or (ii) to the knowledge of the Borrower, not permit any Person that is the subject of Sanctions to have any direct or indirect interest, in Holdings or any of the Subsidiaries, with the result that the investment in Holdings or any of the Subsidiaries (whether directly or, knowingly, indirectly) or the Loans or Letters of Credit made by the Lenders would be in violation of any applicable Sanctions.

(c)            Not to use any part of the proceeds of the Loans or Letters of Credit, directly nor, to the knowledge of Holdings and its Restricted Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of FCPA, the Bribery Act or any other applicable anti-corruption laws in any other jurisdictions in which Holdings, the Borrower or any Subsidiary are located or operate.

Section 5.15           Post-Closing Deliveries.

(a)            The Borrower hereby agrees to deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.15 hereof, if any, on or before the dates specified with respect to such items, or such later dates as may be agreed to by, or as may be waived by, the Administrative Agent in its sole discretion.

(b)           All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 5.15, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date or, following the Closing Date, prior to the date by which such action is required to be taken by Section 5.15(a), the respective representation and warranty shall be required to be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.15 (and Schedule 5.15) and (y) all representations and warranties relating to the assets set forth on Schedule 5.15 pursuant to the Security Documents shall be required to be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) immediately after the actions required to be taken under this Section 5.15 (and Schedule 5.15) have been taken (or were required to be taken), except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

Section 5.16           Nature of Business. The Restricted Subsidiaries will engage only in lines of business (other than lines of business that are not material to the business of Holdings and its Restricted Subsidiaries, taken as a whole) that are substantially similar to the lines of business conducted by the Restricted Subsidiaries on the Closing Date or any business reasonably related, similar, corollary, complementary, incidental or ancillary thereto.

Section 5.17           Transactions with Affiliates. Holdings and its Restricted Subsidiaries shall not, except as otherwise permitted hereunder, enter into any direct or indirect transaction or series of related transactions with a fair market value (as determined in good faith by the Borrower) in excess of the greater of $8,250,000 and 15% of Consolidated EBITDA for the most recently ended Test Period, whether or not in the ordinary course of business, with any Affiliate of any Group Member (other than among the Borrower and any Guarantor or any entity that becomes a Guarantor or a Borrower as a result of such transaction or related transactions), other than on terms and conditions at least as favorable to such Group Member (or, in the case of a transaction between a Credit Party and a Subsidiary that is not a Credit Party, such Credit Party) as would reasonably be obtained by such Group Member (or Credit Party, as applicable) at that time in a comparable arm’s-length transaction with a person other than an Affiliate (as determined by the Borrower in good faith), except that the following shall be permitted:

(a)            (i) Dividends permitted by Section 6.06, (ii) Liens permitted by Section 6.02, (iii) Investments permitted by Section 6.03 and Indebtedness resulting therefrom permitted under Section 6.01, (iv) transactions permitted by Section 6.04 or Section 5.18, (v) dispositions permitted under Section 6.05 and (vi) payments of Indebtedness permitted under Section 6.09;

(b)           director, officer and employee compensation (including bonuses) and other benefits (including, without limitation, retirement, health, incentive equity and other benefit plans) and expense reimbursement and indemnification arrangements and severance agreements;

(c)            transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(d)           [reserved];

(e)            [reserved];

(f)            any transaction with an Affiliate where the only consideration paid by any Credit Party is Qualified Capital Stock of Holdings (or Equity Interests of a direct or indirect parent company of Holdings);

(g)           agreements relating to Intellectual Property not interfering in any material respect with the ordinary conduct of business of or the value of such Intellectual Property to such Group Member or materially impairing the security interest granted under the Security Agreement therein held by the Collateral Agent;

(h)           any other agreement, arrangement or transaction as in effect on the Closing Date and, to the extent such agreement, arrangement or transaction has a fair market value, individually, in excess of $3,000,000, listed on Schedule 5.17 and any amendment or modification with respect to such agreement, arrangement or transaction, and the performance of obligations thereunder, so long as such amendment or modification is not materially adverse to the interests of the Lenders;

(i)             the Transactions as contemplated by the Transaction Documents, including the payment of any fees, costs or expenses related to such Transactions;

(j)             transactions pursuant to, or permitted by, provisions of the Loan Documents with direct or indirect equityholders of Holdings and its Restricted Subsidiaries (in each case, in their respective capacities as Lenders);

(k)            transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the re-designation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such transactions were not entered into in contemplation of such re-designation;

(l)             the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any direct or indirect parent company of Holdings) is a party as of the Closing Date and any amendment thereto or similar agreements, transactions or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement, transaction or arrangement entered into after the Closing Date shall only be permitted by this clause (l) to the extent that the terms of any such amendment or new agreement, transaction or arrangement are not otherwise materially disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date;

(m)           transactions constituting or in furtherance of any part of a Permitted Reorganization;

(n)           transactions among Holdings and/or any of its Restricted Subsidiaries that are not otherwise prohibited hereunder; and

(o)           transactions pursuant to transfer pricing and/or shared services agreements, including, without limitation, advances with respect to which are permitted by Section 6.03(z).

Section 5.18           Holding Company Status. Holdings shall not engage in any business or activity, hold any assets or incur any Indebtedness or other liabilities, other than (i) its ownership and, for the avoidance of doubt, acquisition of Equity Interests in its Subsidiaries, intercompany notes permitted hereunder, cash and Cash Equivalents, notes of officers, directors and employees permitted hereunder, and all other activities incidental to its ownership of Equity Interests in its Subsidiaries or related to the management of its investment in its Subsidiaries, (ii) maintaining its corporate existence, (iii) participating in Tax, accounting and other administrative activities as a member of the consolidated group of companies including the Credit Parties, (iv) executing, delivering and performing rights and obligations under the Loan Documents (including any documents governing the terms of, or entered into in connection with, any Incremental Facility or Permitted Incremental Equivalent Debt or, in each case, any Credit Agreement Refinancing Indebtedness in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor), the other Loan Documents and Transaction Documents, any documents and agreements relating to any Permitted Acquisition or Investment permitted hereunder to which it is a party, or the documents governing any other Indebtedness permitted hereunder and not described above that is guaranteed by (and permitted to be guaranteed by) Holdings, (v) performance of rights and obligations under any management services agreement to which it is a party, (vi) making any Dividend permitted by Section 6.06, (vii) purchasing or otherwise acquiring Qualified Capital Stock in any Subsidiary, (viii) making capital contributions to its first-tier Subsidiaries, (ix) taking actions in furtherance of and consummating an IPO, and fulfilling all initial and ongoing obligations related thereto, (x) executing, delivering and performing rights and obligations under any employment agreements and any documents related thereto, (xi) purchasing Obligations (including obligations under any Incremental Facility, any Permitted Incremental Equivalent Debt or any Indebtedness pursuant Section 6.01(u) or (x) or any other Indebtedness permitted hereunder or, in each case, any Credit Agreement Refinancing Indebtedness or Permitted Refinancing in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor), (xii) the buyback and sales of equity from or to officers, directors and managers of Holdings and its Subsidiaries and other persons in accordance with Section 6.06(b), (xiii) the making of loans to officers, directors (or other Persons in comparable positions), and employees and others in exchange for Equity Interests of any Credit Party or its Subsidiaries purchased by such officers, directors (or other Persons in comparable positions), employees or others pursuant to Section 6.03(e) and the acceptance of notes related thereto, (xiv) transactions expressly described herein as involving Holdings and permitted under this Agreement, (xv) the incurrence of unsecured Indebtedness that requires the payment of interest in cash solely to the extent that Holdings’ Restricted Subsidiaries are permitted by the terms of this Agreement to make Dividends to Holdings for such purpose, (xvi) Permitted Reorganizations (including, in each case, without limitation, the transactions incidental thereto (including, without limitation, formation of acquisition vehicle entities or special purpose vehicles and intercompany loans and/or investments), in each case, in contemplation of consummation thereof), (xvii) with respect to intercompany loans otherwise permitted hereunder, (xviii) providing guarantees with respect to the performance of rights and obligations under contracts and agreements of its Subsidiaries and taking actions in furtherance thereof, (xix) incurring unsecured Indebtedness to its Subsidiaries at such times and in such amounts necessary to permit Holdings to receive any Dividend permitted to be made to Holdings pursuant to Section 6.06, so long as, as of the applicable date of determination, a Dividend for such purposes would otherwise be permitted to be made pursuant to Section 6.06; provided that any such Indebtedness shall be deemed to utilize on a dollar-for-dollar basis (but without duplication of any corresponding dollar-for-dollar reduction pursuant to Section 6.03(q), and solely for so long as such Indebtedness remains outstanding (or any refinancing Indebtedness in respect thereof remains outstanding) the relevant basket under Section 6.06); (xx) engaging in the activities contemplated by the definition of “Holdings, and (xxi) activities incidental to the businesses or activities described in clauses (i) through (xx) above.

Section 5.19           Modifications of Organizational Documents. To the extent that its Equity Interests are pledged in favor of the Secured Parties pursuant to any Security Agreement, no Group Member shall terminate, amend, modify or change any of its Organizational Documents (including by the filing or modification of any certificate of designation), other than any such amendments, modifications or changes or such new agreements which are not materially adverse to the interests of the Lenders (in their capacities as such) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Article VI
NEGATIVE COVENANTS

Each of the Credit Parties warrants, covenants and agrees with each Lender that at all times after the Closing Date, so long as this Agreement shall remain in effect and until the Obligations have been Paid in Full and the Commitments have been terminated, none of the Credit Parties will, nor will permit any of its or Holdings’ Restricted Subsidiaries to (it being understood that for purposes of this Article VI (other than Sections 6.06 and 6.11), “Credit Parties” and “Group Members” shall exclude Holdings):

Section 6.01           Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness incurred under this Agreement and the other Loan Documents (including Indebtedness incurred pursuant to Section 2.19, Section 2.20, Section 2.21 and Section 2.22 hereof (in each case, for the avoidance of doubt, whether incurred pursuant hereto and to the other Loan Documents, or if permitted, and subject to the terms and conditions set forth in, such Section, pursuant to separate documentation)), any Permitted Incremental Equivalent Debt, any Permitted Pari Passu Refinancing Debt, any Permitted Junior Refinancing Debt, any Permitted Unsecured Refinancing Debt, and, in each case, any Permitted Refinancing thereof;

(b)           (x) Indebtedness in existence on the Closing Date and, with respect to any such Indebtedness in excess of $7,500,000 in aggregate principal amount, set forth on Schedule 6.01(b) and (y) Permitted Refinancings thereof;

(c)            [reserved];

(d)           Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices not entered into for speculative purposes;

(e)            Indebtedness in respect of Purchase Money Obligations or Capital Lease Obligations, Indebtedness incurred in connection with financing Sale Leaseback Transactions and Indebtedness incurred in connection with financing any Real Property (regardless of when such Real Property was initially acquired), and any Permitted Refinancings of any of the foregoing, in an aggregate amount for all such Indebtedness under this clause (e) not to exceed, at any time outstanding, the greater of $27,500,000 and 50.0% of Consolidated EBITDA for the most recently ended Test Period, plus any additional amount so long as the Pro Forma Total Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period does not exceed the then-applicable Total Leverage Ratio required under the Financial Covenant;

(f)            Indebtedness in respect of (x) appeal bonds or similar instruments and (y) payment, bid, performance or surety bonds, or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations, letters of credit, and bankers acceptances issued for the account of any Group Member, in each case listed under this clause (y), in the ordinary course of business, and including guarantees or obligations of any Group Member (including Holdings) with respect to letters of credit supporting such appeal, payment, bid, performance or surety or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(g)           (i) Contingent Obligations in respect of Indebtedness otherwise permitted to be incurred by such Group Member under this Section 6.01 (provided that (x) the foregoing shall not permit a non-Credit Party to guarantee Indebtedness that it could not otherwise incur under this Section 6.01 and (y) if any such Indebtedness is subordinated (including as to lien or collateral priority) to the Obligations, such Contingent Obligation shall be subordinated on terms at least as favorable to the Lenders) and (ii) Indebtedness constituting Investments permitted under Section 6.03 (other than Section 6.03(n));

(h)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i)             Indebtedness arising in connection with the endorsement of instruments for deposit in the ordinary course of business;

(j)             Indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(k)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l)             [reserved];

(m)           subject to Section 6.03(f), intercompany Indebtedness owing (i) by and among the Credit Parties, (ii) by Restricted Subsidiaries that are not Credit Parties to Restricted Subsidiaries that are not Credit Parties, (iii) by Restricted Subsidiaries that are not Credit Parties to Credit Parties, and (iv) by Credit Parties to Holdings or any Subsidiaries that are not Credit Parties; provided that Indebtedness under this clause (m)(iv) shall be subordinated to the Obligations pursuant to the terms of the Intercompany Note or other subordination terms reasonably acceptable to the Administrative Agent;

(n)           unsecured Indebtedness owing to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) of any Group Member or Holdings in connection with the repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies issued to any of the aforementioned employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) of any Group Member or Holdings not to exceed the sum of (i) the greater of $5,500,000 and 10% of Consolidated EBITDA for the most recently ended Test Period in the case of Indebtedness that does not constitute Subordinated Indebtedness plus (ii) the greater of $8,250,000 and 15% of Consolidated EBITDA for the most recently ended Test Period in the case of Subordinated Indebtedness, in each case, at any time outstanding;

(o)            Indebtedness arising as a direct result of judgments, orders, awards or decrees against Holdings or any Restricted Subsidiaries, in each case not constituting an Event of Default;

(p)           unsecured Indebtedness representing any Taxes to the extent such Taxes are being contested by any Group Member or Holdings in good faith by appropriate proceedings and adequate reserves are being maintained by the Group Members or Holdings in accordance with GAAP;

(q)            Indebtedness assumed for any purpose (including in connection with a Permitted Acquisition, other permitted Investment or Capital Expenditure); provided that such Indebtedness was not incurred in contemplation of such Permitted Acquisition, other such permitted Investment, such Capital Expenditure or such other purpose;

(r)            Indebtedness in an amount equal to the then available portion of the Cumulative Amount (which shall constitute a usage thereof for so long as such Indebtedness (or any refinancing Indebtedness in respect thereof) remains outstanding);

(s)            Indebtedness of Restricted Subsidiaries that are not Credit Parties, and any guarantees thereof by Restricted Subsidiaries that are not Credit Parties, in aggregate principal amount not to exceed the greater of $55,000,000 and 100.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(t)            Disqualified Capital Stock issued by the Restricted Subsidiaries to the extent that (i) such Disqualified Capital Stock is payment subordinated to the Secured Obligations or (ii) the Consolidated Interest Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no less than 1.75 to 1.00 for the most recently ended Test Period immediately prior to the incurrence thereof;

(u)           Senior Secured Indebtedness, Junior Secured Indebtedness, Unsecured Indebtedness and Indebtedness secured by non-Collateral assets, in each case incurred or assumed for any purpose (including to finance a Permitted Acquisition, other permitted Investment or Capital Expenditure); provided that either (i) such Indebtedness does not exceed the greater of $13,750,000 and 25% of Consolidated EBITDA for the most recent Test Period at any time outstanding or (ii) on a Pro Forma Basis immediately after giving effect to each such incurrence or assumption and the application of the proceeds therefrom (including pursuant to any Permitted Acquisition or other Investment consummated in connection therewith or the repayment or prepayment of any Indebtedness with the proceeds thereof), and any disposition, incurrence of Indebtedness, or other appropriate pro forma adjustments in connection therewith (but without, for the avoidance of doubt, giving effect to any amounts incurred in connection therewith under the Fixed Incremental Amount, the Revolving Commitments or any other Fixed Amount Indebtedness basket (including clause (i) above) (and, in each case, for the avoidance of doubt, for purposes of calculating the Consolidated Interest Coverage Ratio, without giving effect to any interest expense attributable to any such Indebtedness incurred in connection therewith under the Fixed Incremental Amount, the Revolving Commitments or any other Fixed Amount Indebtedness, but otherwise excluding the cash proceeds of any such concurrently incurred Indebtedness from cash and Cash Equivalents)), (A) in the case of Senior Secured Indebtedness, the First Lien Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period shall not be greater than the greater of (I) 5.00 to 1.00 and (II) the First Lien Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period immediately prior to the incurrence thereof; (B) in the case of Junior Secured Indebtedness, either (or both) (I) the Senior Secured Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than the greater of (x) 5.50 to 1.00 and (y) the Senior Secured Leverage Ratio as of the Applicable Date of Determination for the applicable Test Period immediately prior to the incurrence thereof and/or (II) the Consolidated Interest Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no less than the lesser of (x) 2.00 to 1.00 and (y) the Consolidated Interest Coverage Ratio for the most recently ended Test Period immediately prior to the incurrence thereof; and (C) in the case of Unsecured Indebtedness or Indebtedness secured only by non-Collateral assets, either (or both) (A) the Consolidated Interest Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no less than the lesser of (I) 1.75 to 1.00 and (II) the Consolidated Interest Coverage Ratio for the most recently ended Test Period immediately prior to the incurrence thereof, and/or (B) the Total Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than the greater of (I) 6.00 to 1.00 and (II) the Total Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period immediately prior to the incurrence thereof; provided, that (w) the amount available pursuant to the immediately preceding clauses (A), (B) or (C), may, in each case, at the Borrower’s election in its sole discretion, be increased by an amount equal to any unutilized portion of the Fixed Incremental Amount; provided, that to the extent the Fixed Incremental Amount is utilized to increase the amount available to the Restricted Subsidiaries pursuant to clauses (A), (B) or (C) of this Section 6.01(u), any such amount utilized for such purpose shall reduce, dollar for dollar, clause (i) of the Maximum Incremental Facilities Amount (this subclause (w) together with the following clause (x), the “Fixed Incremental Reallocation Provision”), (x) any Indebtedness originally incurred under this Section 6.01(u) in reliance on the Fixed Incremental Reallocation Provision shall be automatically and immediately reclassified (unless the Borrower otherwise elect from time to time) as having been incurred under the Incurrence-Based Amount baskets set forth in the preceding clauses (A), (B) or (C), in each case, at any time the Restricted Subsidiaries would be permitted to incur the aggregate principal amount of the Indebtedness being so reclassified thereunder, as applicable (for purposes of clarity, with any such reclassification having the effect of increasing the Restricted Subsidiaries’ ability to incur Indebtedness under this Section 6.01(u) in reliance on the Fixed Incremental Reallocation Provision and under clause (i) of the Maximum Incremental Facilities Amount, in each case, on and after the date of such reclassification by the amount of Indebtedness so re-designated), (y) to the extent that Indebtedness incurred pursuant to this Section 6.01(u) that is secured by Collateral exceeds the greater of $25,000,000 and 45.0% of Consolidated EBITDA for the most recently ended Test Period, a Senior Representative acting on behalf of the holders of such Indebtedness shall become party to an Intercreditor Agreement, provided that, in each case, so long as such Senior Representative is joined to an Intercreditor Agreement by way of a joinder agreement in substantially the form of the applicable form attached thereto without any material changes therefrom that are adverse to the interests of the Secured Parties in their capacities as such or to such Intercreditor Agreement in connection with such joinder, or such intercreditor agreement or joinder thereto is Otherwise Acceptable, no acknowledgement or countersignature by the Administrative Agent or the Collateral Agent shall be required to comply with the requirements of this clause (y) and (z) the aggregate principal amount of Indebtedness incurred or guaranted by Restricted Subsidiaries that are not Credit Parties pursuant to this Section 6.01(u) shall not exceed the greater of $55,000,000 and 100.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding; provided, further, that to the extent that Indebtedness incurred (and not, for the avoidance of doubt, assumed) pursuant to this Section 6.01(u) constitutes term loans secured by Collateral on a pari passu basis with the Liens securing the Secured Obligations, such Indebtedness shall be (i) subject to the Inside Maturity Limitation and (ii) subject to the requirements set forth in Section 2.19(f) (for the avoidance of doubt, giving effect to the applicable exceptions and thresholds set forth in Section 2.19(f));

(v)           (i) Indebtedness in connection with any accounts receivable factoring facility in compliance with Section 6.05(q), (ii) Indebtedness in respect of reverse factoring in an aggregate outstanding principal amount that does not exceed the greater of $16,750,000 and 30% of Consolidated EBITDA for the most recently ended Test Period and (iii) Indebtedness incurred pursuant to any factoring financings, securitizations, receivables refinancings or similar arrangements, not in excess of the greater of $16,750,000 and 30% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(w)           Indebtedness in the amount equal to the product of (i) 2 and (ii) the amount of the of the aggregate cash equity contributions (excluding in respect of Disqualified Capital Stock) made to, or Eligible Equity Issuances made by, Holdings by or to any direct or indirect parent thereof, the proceeds of which are contributed, directly or indirectly, to Borrower or a Subsidiary Guarantor after the Closing Date to the extent Not Otherwise Applied;

(x)            additional Indebtedness (or Disqualified Capital Stock) of the Restricted Subsidiaries in an aggregate amount not exceeding the greater of $33,000,000 and 60% of Consolidated EBITDA for the most recently ended Test Period at such time minus the amount of any Indebtedness incurred pursuant to clause (i)(d) of the definition of “Maximum Incremental Facilities Amount” in reliance on this clause (x) and not subsequently reallocated as incurred under the Incurrence Ratio pursuant to Incremental Reclassification Provision (this clause (x), the “General Indebtedness Basket”); provided, that any Indebtedness originally incurred under the General Indebtedness Basket shall be automatically and immediately reclassified (unless the Borrower otherwise elects from time to time) as having been incurred under the Incurrence-Based Amount baskets set forth in the clauses (A), (B) or (C) of Section 6.01(u)(ii), in each case, at any time the Restricted Subsidiaries would be permitted to incur the aggregate principal amount of the Indebtedness being so reclassified thereunder (and for the avoidance of doubt, any such reclassification shall be subject to, and require compliance with (at the time of such reclassification), the requirements set forth in Section 6.01(u) governing the incurrence and existence of any such Indebtedness), as applicable (for purposes of clarity, with any such reclassification having the effect of increasing the Restricted Subsidiaries’ ability to incur Indebtedness under the General Indebtedness Basket on and after the date of such reclassification by the amount of Indebtedness so re-designated);

(y)           to the extent constituting Indebtedness, advances in respect of transfer pricing or shared services agreements that are permitted by Section 6.03(z);

(z)            to the extent constituting any Indebtedness, any contingent liabilities arising in connection with any stock options;

(aa)          Indebtedness pursuant to trade letters of credit in an aggregate amount not to exceed the greater of $13,750,000 and 25.0% of Consolidated EBITDA for the most recently ended Test Period;

(bb)         Indebtedness (i) incurred in a Permitted Acquisition, any other Investment or any Asset Sale, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including Earn-Outs and any other contingent consideration obligations or deferred purchase price obligations or any Indebtedness incurred to finance such obligations) or other similar adjustments, or (ii) outstanding at any time to the seller of any business or assets permitted to be acquired by Holdings or any Restricted Subsidiary hereunder;

(cc)          Indebtedness under Cash Management Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements, in each case, incurred in the ordinary course of business;

(dd)         Indebtedness representing deferred compensation or other similar arrangements incurred in the ordinary course of business or in connection with a Permitted Acquisition or a similar permitted Investment;

(ee)          all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (dd) above and (ff) through (jj) below;

(ff)           customary indemnities contained in mandate, engagement and commitment letters, facility agreements, purchase agreements and indentures, in each case entered into in respect of Indebtedness permitted pursuant to this Section 6.01 and any Permitted Refinancing in respect thereof;

(gg)         to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(hh)         Indebtedness of joint ventures, in aggregate principal amount not to exceed the greater of $13,750,000 and 25% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(ii)            Indebtedness in connection with Sale Leaseback Transactions and any Permitted Refinancings of thereof, in an aggregate amount for all such Indebtedness under this clause (ii) not to exceed, at any time outstanding, the greater of $13,750,000 and 25% of Consolidated EBITDA for the most recently ended Test Period; and

(jj)            (i) Indebtedness arising as a result of daylight exposures of any Group Member in respect of banking arrangements entered into in the ordinary course of its treasury activities; (ii) Indebtedness pursuant to local working capital facilities (in an aggregate amount not to exceed the greater of $25,000,000 and 45% of Consolidated EBITDA for the most recently ended Test Period), overdraft facilities and/or other similar facilities shall be permitted; and (iii) any ordinary course Indebtedness in connection with operating leases, concessions and/or licenses.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be prohibited by, or reduce “basket” capacity otherwise available under, this Section 6.01.

Section 6.02           Liens. Create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)            Liens for Taxes not yet delinquent and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b)           Liens in respect of property of any Group Member imposed by Requirements of Law, (i) which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or otherwise pertaining to Indebtedness permitted under Section 6.01(f) and (h) which do not in the aggregate materially detract from the value of the property of the Group Members, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Group Members, taken as a whole, and which, if they secure obligations that are then more than 60 days overdue and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, or (ii) arising mandatorily on the assets of any Foreign Subsidiary;

(c)            any Lien in existence on the Closing Date and, to the extent securing Indebtedness in excess of $6,500,000 individually, set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than the amount of such Indebtedness secured on the Closing Date or any Permitted Refinancing thereof and (ii) does not encumber any property in a material manner other than the property subject thereto on the Closing Date and any proceeds therefrom (any such Lien, an “Existing Lien”);

(d)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, conditions, licenses, encroachments, protrusions and other similar charges or encumbrances, and title deficiencies on or other irregularities with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business and operations of the Group Members at such Real Property and the value, use and occupancy thereof;

(e)            Liens to the extent arising out of judgments, orders, attachments, decrees or awards not resulting in an Event of Default;

(f)            Liens (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred to secure the performance of appeal bonds or incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs bonds and statutory bonds, bids, leases (including deposits with respect thereto), government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to subclauses (x), (y) and (z) of this clause (f), such Liens are for amounts not yet delinquent or, to the extent such amounts are so delinquent, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and cash equivalents (including Cash Equivalents);

(g)           Leases, subleases, licenses and sublicenses of any Property (other than Intellectual Property) of any Group Member granted by such Group Member to third parties, in each case entered into in the ordinary course of such Group Member’s business;

(h)           any interest or title of a lessor, sublessor, licensor, sublicensor, licensee or sublicensee under any lease, sublease, license or sublicense not prohibited by this Agreement or the other Security Documents;

(i)             Liens which may arise as a result of municipal and zoning codes and ordinances, building and other land use laws imposed by any Governmental Authority which are not violated in any material respect by existing improvements or the present use or occupancy of any Real Property;

(j)             Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business in accordance with the past practices of such Group Member;

(k)            Liens securing Indebtedness incurred pursuant to Section 6.01(e) and Section 6.01(ii) and other Purchase Money Obligations, Capital Lease Obligations and Sale Leaseback Transactions permitted to be incurred pursuant to Section 6.01; provided that (other than with respect to any Sale Leaseback Transaction) any such Liens attach only to the property being financed pursuant to such Indebtedness (or the same property securing such Indebtedness immediately prior to any Permitted Refinancing thereof);

(l)             bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure the repayment of any Indebtedness;

(m)           Liens on property or assets of a person existing at the time such person or asset is acquired or merged with or into or consolidated with any Group Member to the extent such acquisition or merger is not prohibited hereunder (and such Liens are not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon or pursuant to an after-acquired property clause in the applicable security documents) and are no more favorable (as reasonably determined by the Borrower) to the lienholders than such existing Lien;

(n)           (i) Liens granted pursuant to the Security Documents to secure the Secured Obligations (including Indebtedness incurred pursuant to Section 2.19, Section 2.20, Section 2.21 and Section 2.22 hereof (in each case, for the avoidance of doubt, whether incurred pursuant hereto and to the other Loan Documents and secured pursuant to the Security Documents, or, if permitted, and subject to the terms and conditions set forth in, such Sections, incurred and secured pursuant to separate documentation)) and (ii) any Liens securing Indebtedness incurred in reliance on Section 6.01(u), Permitted Incremental Equivalent Debt, Permitted Pari Passu Refinancing Debt and Permitted Junior Refinancing Debt (in each case, to the extent permitted pursuant to the terms of such definition); provided, in each case, that such Liens are subject to any subordination or intercreditor requirements set forth in the applicable definitions or Sections referenced above in this Section 6.02(n);

(o)           licenses and sublicenses of Intellectual Property granted by any Group Member in the ordinary course of business or not interfering in any material respect with the ordinary conduct of business of the Group Members;

(p)           the filing of UCC (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q)           Liens securing indebtedness incurred pursuant to Section 6.01(r);

(r)            [reserved];

(s)            Liens attaching solely to cash earnest money deposits in connection with an Investment permitted by Section 6.03 (other than Section 6.03(j));

(t)            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(u)           Liens granted by a Restricted Subsidiary to any other Restricted Subsidiary, including, without limitation, to the extent securing Indebtedness incurred pursuant to Section 6.01(m);

(v)           Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto permitted under Section 6.01(k);

(w)           Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)            Liens of any Group Member with respect to Indebtedness and other obligations that do not in the aggregate exceed the sum of (a) the greater of $33,000,000 and 60.0% of Consolidated EBITDA for the most recently ended Test Period at any time and (b) any accrued interest thereon and any interest paid in kind on any Indebtedness or other obligations described in clause (a) above;

(y)           Liens on assets or property of joint ventures and Restricted Subsidiaries that are not Credit Parties, in each case securing Indebtedness and other obligations of such joint venture or Restricted Subsidiary, as applicable, that are permitted to be incurred pursuant to Section 6.01 (so long as such Liens do not extend to the assets of any Credit Parties or of Holdings);

(z)            Liens on (A) Receivables Assets and related assets incurred in connection with a Receivables Facility, (B) Securitization Assets and related assets arising in connection with a Qualified Securitization Financing, in each case, in compliance with Section 6.05(q), and (C) assets incurred in connection with Indebtedness incurred pursuant to Section 6.01(jj)(ii) or Section 6.01(v);

(aa)          Liens securing Indebtedness incurred pursuant to Section 6.01(q) (so long as such Liens secure only the same assets (and any after acquired assets pursuant to any after-acquired property clause in the applicable security documents) and the same Indebtedness that such Liens secured, immediately prior to the assumption of such Indebtedness, and so long as such Liens were not created in contemplation of such assumption);

(bb)         Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.03 to be applied against the purchase price for such Investment;

(cc)          Liens on Equity Interests (i) deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Restricted Subsidiaries of Holdings or (ii) of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement;

(dd)         restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements, in each case, solely to the extent such disposition would be permitted pursuant to the terms hereof;

(ee)          Liens on any assets not constituting Collateral;

(ff)           Liens securing any Indebtedness permitted to be incurred pursuant to Section 6.01; provided that such Indebtedness is secured on a junior lien basis to the Secured Obligations pursuant to an Intercreditor Agreement substantially in the form of Exhibit I or is Otherwise Acceptable;

(gg)         [reserved]; and

(hh)         (i) Liens over credit balances on bank accounts to facilitate operation of such bank accounts on a cash pooled net balance basis in the ordinary course of business or as otherwise consistent with past or customary practices in connection with such arrangements; and (ii) Liens over rental deposits placed by any Group Member with a lessor pursuant to a property lease entered into in the ordinary course of business.

For the avoidance of doubt, the accrual of interest, unused line fees, letter of credit and letter of credit fronting fees, and expense reimbursement obligations, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, in each case with respect to obligations secured by Liens, shall not be prohibited by, or reduce "basket" availability under, this Section 6.02.

Section 6.03           Investments, Loans and Advances. Lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other securities of, or make any capital contribution to, or acquire assets constituting all or substantially all of the assets of, or acquire assets constituting a line of business, business unit or division of, any other person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)            the Group Members may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b)           (i) Investments outstanding, contemplated or made pursuant to binding commitments in effect on the Closing Date to the extent in excess, individually, of $6,500,000 identified on Schedule 6.03(b) and (ii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment described in clause (i) above; provided that the amount of any Investment permitted pursuant to this clause (ii) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment) as of the Closing Date or as otherwise permitted by this Section 6.03;

(c)            the Group Members may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, and other cash equivalent Investments, (iii) endorse negotiable instruments held for collection or deposit in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d)           Hedging Obligations permitted by Section 6.01(d) or otherwise in connection with non-speculative Hedging Agreements or similar arrangements (including in connection with the terminations or unwinding thereof);

(e)            loans and advances (x) (i) to directors, consultants, employees and officers of any Group Member in the ordinary course of business, or otherwise for bona fide business purposes in an aggregate amount not to exceed the greater of $8,250,000 and 10.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding, (ii) to directors, consultants, employees and officers of any Group Member (whether or not currently serving as such) to purchase Equity Interests of Holdings or any of its direct or indirect parent companies (provided that, in the case of this clause (ii), any such amount loaned or advanced is simultaneously used to purchase such Equity Interests, (iii) in the form of notes upon the exercise of stock options, and/or (iv) constituting advances of payroll or expenses and (y) consisting of commissions advanced to producers that may not be earned through personal production and that are earned over time or written off by the Borrower as unearned salary;

(f)            Investments (i) by any Group Member in a Credit Party, (ii) by any Group Member that is not a Credit Party in any other Group Member and (iii) by any Credit Party in any Restricted Subsidiary that is not a Subsidiary Guarantor;

(g)           Investments in securities or other assets of trade creditors or customers in the ordinary course of business received in settlement of bona fide disputes or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h)           Investments held by any Group Member as a result of consideration received in connection with an Asset Sale or other disposition made in compliance with Section 6.05 (other than Section 6.05(e));

(i)             Permitted Acquisitions;

(j)             pledges and deposits permitted under Section 6.02;

(k)            [reserved];

(l)             Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other permitted Investment;

(m)           Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with any Group Member (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation, amalgamation or merger;

(n)           Contingent Obligations and other Indebtedness permitted by Section 6.01 (other than Section 6.01(g)(ii)), performance guarantees, and transactions permitted under Section 6.04 (other than Section 6.04(b));

(o)           redemptions, repurchases or acquisitions of Indebtedness of any Group Member to the extent not prohibited by Section 6.09;

(p)           (x) Investments in deposit and investment accounts (including, for the avoidance of doubt, eurocurrency investment accounts) opened in the ordinary course of business with financial institutions and (y) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(q)           [reserved];

(r)            Investments to the extent constituting the reinvestment of the Net Cash Proceeds arising from any Asset Sale (or other disposition) or Casualty Events to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or Capital Assets or assets that are otherwise used or useful in the business of the Group Members (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure);

(s)            Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of $16,750,000 and 30.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(t)            purchases and other acquisitions of inventory, materials, equipment, intangible property and other assets in the ordinary course of business;

(u)           (i) leases and subleases of real or personal property and (ii) licenses and sublicenses of Intellectual Property permitted under Section 6.02(o) and other personal property in the ordinary course of business;

(v)           Investments to the extent that payment for such Investments is made solely with cash contributions from the issuance after the Closing Date of Equity Interests (other than Disqualified Capital Stock) of Holdings or other contributions to Holdings that are not in exchange for Disqualified Capital Stock, in each case, the proceeds of which are contributed as cash common equity to any Credit Party and are Not Otherwise Applied;

(w)           Investments in joint ventures of any Group Member or of Holdings; provided that the aggregate amount of such Investments outstanding at any time under this clause (w) shall not exceed the greater of $13,750,000 and 25% of Consolidated EBITDA for the most recently ended Test Period provided, further, that for the avoidance of doubt, to the extent a joint venture of any Group Member becomes a Restricted Subsidiary, any Investments incurred pursuant to this clause (w) may be re-categorized (at the Borrower’s election) as an Investment incurred pursuant to Section 6.03(f);

(x)            Investments in an aggregate amount not to exceed the Cumulative Amount; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(y)           other Investments in an aggregate amount at any time not to exceed (x) the greater of (i) $33,000,000 and (ii) 60.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding, plus (A) the aggregate total of all other amounts available to be utilized for Restricted Debt Payments pursuant to Section 6.09(a) (including, without limitation, pursuant to Section 6.09(a)(I)), plus (B) the aggregate total of all other amounts available to be utilized for Dividends pursuant to Section 6.06 (including, without limitation, Section 6.06(j)), which the Borrower may, from time to time, in the case of (A) and (B), elect to re-allocate to the making of Investments pursuant to this Section 6.03(y); provided that, in each case, any such reallocated amount shall reduce the applicable basket under Section 6.06 or 6.09(a) from which availability was reallocated, on a dollar-for-dollar basis to the extent such Investment remains outstanding in reliance on this Section 6.03(y)(A) and/or (B);

(z)            to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are (A) in the ordinary course of business and consistent with the Group Members’ historical practices and (B) funded not more than 120 days in advance of the applicable transfer pricing and cost-sharing payment;

(aa)         (i) advances of payroll payments to employees in the ordinary course of business; and (ii) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings;

(bb)         unlimited additional Investments so long as no Event of Default under Section 8.01(a), (b), (g) or (h) shall have occurred and be continuing; provided that on a Pro Forma Basis, the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than the lesser of (x) 4.50 to 1.00 and (y) Total Leverage Ratio then applicable under the Financial Covenant, further provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(cc)          Investments in the ordinary course of business (x) consisting of customary trade arrangements with customers consistent with past practices and (y) in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(dd)         (a) any Investment in a Receivables Subsidiary or a Securitization Subsidiary in order to effectuate a Receivables Facility or Qualified Securitization Financing, respectively, or any Investment by a Receivables Subsidiary or Securitization Subsidiary in any other Person in connection with a Receivables Facility or a Qualified Securitization Financing, respectively; provided, however, that any such Investment in a Receivables Subsidiary or a Securitization Subsidiary is in the form of a contribution of additional Receivables Assets or Securitization Assets, as applicable, or as equity or subordinated loan (b) distributions or payments of Receivables Fees or Securitization Fees and purchases of Receivables Assets or Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Receivables Facility or a Qualified Securitization Financing, respectively and (c) any other Investment in connection with any Indebtedness incurred under Section 6.01(v) or any disposition made under Section 6.05(q);

(ee)          Investments resulting from the exercise of drag-along rights, put-rights, call-rights or similar rights under joint venture or similar documents;

(ff)           Investments in similar businesses in an aggregate amount outstanding at any time not to exceed the greater of $25,000,000 and 45.0% of Consolidated EBITDA for the most recently ended Test Period;

(gg)         reorganizations and other activities related to Tax planning and other reorganizations; provided that, in the case of this clause (ii) that, in the reasonable business judgment of the Borrower, after giving effect to any such reorganizations and activities, there is no material adverse impact on the value of the (A) Collateral (taken as a whole) granted (or the security interests granted thereon) to the Collateral Agent for the benefit of the Lenders or (B) Guarantees in favor of the Lenders, in the case of each of clauses (A) and (B), taken as a whole (any reorganizations and activities described in clause (ii) above, “Permitted Reorganizations”);

(hh)         acquisitions of Equity Interests from minority investors;

(ii)            loans and the granting of credit in connection with any banking or treasury activities (including any investments in Cash Equivalents) in the ordinary course of business or as otherwise consistent with past or customary practices in connection with such arrangements;

(jj)            loans and the granting of credit arising in connection with the ordinary course provision of shared or outsourced services between Group Members in an aggregate amount outstanding at any time not to exceed the greater of $11,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period;

(kk)          Investments made in connection with facilities or arrangements permitted pursuant to Section 6.01(jj)(ii); and

(ll)            Investments arising in connection with the equitization of outstanding intercompany Indebtedness to the extent the incurrence of such Indebtedness is permitted hereunder.

The amount of any Investment shall be the initial amount of such Investment less all returns of principal, capital, Dividends and other cash returns therefrom (including, without limitation, any repayments, interest, returns, profits, distributions, income or similar amounts received in cash in respect of any Investment in any Unrestricted Subsidiary and the designation thereof), less the proceeds from the disposition of any portion of such Investment and less all liabilities expressly assumed by another person in connection with the sale of such Investment; provided that any reduction in the initial amount of such Investment (including upon the re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary) shall be without duplication of any increase in the Cumulative Amount.

Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall (i) any Credit Party be permitted to dispose of, or grant an exclusive license to, any Material Intellectual Property, whether as an Asset Sale, Investment, Dividend or otherwise, to any Unrestricted Subsidiary and (ii) Holdings or any Restricted Subsidiary be permitted to dispose of, or grant an exclusive license to, any Material Intellectual Property, whether as an Asset Sale, Investment, Dividend or otherwise, to any Unrestricted Subsidiary.

Section 6.04           Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or consummate a merger or consolidation, except that the following shall be permitted:

(a)           Asset Sales or other dispositions in compliance with Section 6.05 (other than clause (d) thereof);

(b)           Investments permitted pursuant to Section 6.03 (other than clause (n) thereof);

(c)            (x) any Group Member (other than a Borrower) may merge or consolidate with or into a Borrower or any Subsidiary Guarantor (as long as a Borrower (or any Person that becomes a Borrower substantially concurrently therewith) is the surviving person in the case of any merger or consolidation involving a Borrower, and a Subsidiary Guarantor is the surviving person in the case of any merger or consolidation involving a Subsidiary Guarantor (other than mergers or consolidations involving a Borrower)), and (y) any Restricted Subsidiary (other than a Borrower) that is not a Guarantor may merge or consolidate with or into any other Restricted Subsidiary (other than a Borrower);

(d)           a merger or consolidation pursuant to, and in accordance with, the definition of “Permitted Acquisition” to the extent necessary to consummate such Permitted Acquisition;

(e)           any Restricted Subsidiary (subject to clause (f) below in the case of a Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(f)            a Borrower may merge or consolidate with another Borrower (or any Person that becomes a Borrower substantially concurrently therewith) and any Borrower (other than Ping Identity Corporation, or its successor) may dissolve, liquidate or wind up its affairs; provided, that if Borrower is not the surviving person of any such merger or consolidation to which Borrower is a party, the surviving person of such merger or consolidation shall assume all of the rights and obligations of the Borrower hereunder and under the other Loan Documents in its role as the Borrower; provided, further any such merger or consolidation, as applicable, would not reasonably be expected to have a Material Adverse Effect; and

(g)           Permitted Reorganizations.

Section 6.05           Asset Sales. Sell, lease, assign, transfer or otherwise dispose of any property (including sales and issuances of Equity Interests), except that the following shall be permitted:

(a)           (x) sales, transfers, leases, subleases and other dispositions of inventory in the ordinary course of business, property no longer used or useful in the business or worn out, obsolete, uneconomical, negligible or surplus property by any Group Member in the ordinary course of business, (y) the abandonment, allowance to lapse or other disposition of Intellectual Property that is, in the reasonable business judgment of the Borrower, immaterial, no longer economically practicable to maintain or no longer used or useful in the business or (z) sales, transfers, leases, subleases and other dispositions of property by any Group Member (including Intellectual Property) that is, in the reasonable business judgment of the Borrower, immaterial, no longer economically practical to maintain or no longer used or useful in the business;

(b)           any sale, lease, assignment, transfer or disposition (other than a sale of all or substantially all of the assets of the Restricted Subsidiaries); provided that (i) such sale, lease, assignment, transfer or disposition shall be for fair market value (as determined by the Borrower in good faith) and (ii) with respect to any aggregate consideration received in respect thereof in excess of the greater of $27,500,000 and 50% of Consolidated EBITDA for the most recently ended Test Period in the aggregate, at least 75% of the aggregate purchase price for all property subject to such sale, lease, assignment, transfer or disposition, and/or shall be paid in cash or Cash Equivalents (with (x) assumed liabilities or Indebtedness (in each case, including those of Holdings and or any Subsidiary) and (y) long term assets used or useful in the business of Holdings or any Subsidiary, in each case, treated as cash and other Designated Noncash Consideration treated as cash) so long as the total Designated Noncash Consideration outstanding at any time does not exceed the greater of $16,750,000 and 30% of Consolidated EBITDA for the most recently ended Test Period in the aggregate, and provided that the amount of the proceeds of any portion of any such disposition that would be permitted under Section 6.05(n) shall be excluded from the numerator and denominator of such calculation;

(c)            (x) leases, assignments and subleases of real or personal property in the ordinary course of business and (y) licenses and sublicenses of Intellectual Property otherwise permitted under Section 6.02;

(d)           transactions in compliance with Section 6.04 (other than Section 6.04(a));

(e)            Investments in compliance with Section 6.03 (other than Section 6.03(h)), Liens in compliance with Section 6.02, Dividends in compliance with Section 6.06 and Restricted Debt Payments in compliance with Section 6.09;

(f)            sales (i) of any non-core assets acquired in connection with any Permitted Acquisitions or other Investments in compliance with Section 6.03 (other than clause (h)), or (ii) to obtain the approval of an anti-trust authority or required to comply with any order of any other agency, authority or regulatory body or Requirements of Law (including, in each case, in connection with a Permitted Acquisition or other permitted Investment);

(g)           sales, discounts, disposals or forgiveness of customer delinquent notes or accounts receivable (including, in all events, the disposition of delinquent accounts receivable pursuant to any factoring arrangement or Receivables Facility) in the ordinary course of business or in connection with the settlement, collection or compromise thereof;

(h)           use of cash and dispositions of Cash Equivalents in the ordinary course of business;

(i)             sales, transfers, leases and other dispositions of assets of Holdings and its Restricted Subsidiaries that do not constitute Collateral;

(j)             sales, transfers, leases and other dispositions (i) to any Credit Party, (ii) to any Restricted Subsidiary that is not a Credit Party from another Restricted Subsidiary that is not a Credit Party, or (iii) to any of the Restricted Subsidiaries that are not Credit Parties from any Credit Party;

(k)            sales, transfers, leases and other dispositions of property to the extent required by any Governmental Authority or otherwise pursuant to any Requirements of Law;

(l)             sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment permitted by Section 6.03(h) or another asset received as consideration for the disposition of any asset permitted by this Section;

(m)           sales or dispositions of immaterial Equity Interests to qualify directors where required by applicable Requirements of Law or to satisfy other similar Requirements of Law with respect to the ownership of Equity Interests;

(n)           any concurrent purchase and sale, swap or exchange of any asset used or useful in the business of the Restricted Subsidiaries or in any line of business permitted hereunder, or any combination of any such assets and cash or Cash Equivalents, between a Restricted Subsidiary on one hand and another person on the other;

(o)           dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member;

(p)           [reserved];

(q)           any disposition of Receivables Assets in connection with any Receivables Facility and any disposition of Securitization Assets in connection with any Qualified Securitization Financing and any other disposition in connection with a factoring arrangement or any Indebtedness incurred under Section 6.01(v);

(r)            dispositions in process, contemplated or made pursuant to binding commitments in effect on the Closing Date and (to the extent in excess, individually, of $6,500,000 for the most recently ended Test Period) identified on Schedule 6.05(r);

(s)            other sales or dispositions in an amount not to exceed the greater of $8,250,000 and 15% of Consolidated EBITDA for the most recently ended Test Period per transaction (or series of related transactions);

(t)            Sale Leaseback Transactions;

(u)           surrender or waiver of contractual rights and settlements, releases or waivers of contractual or litigation claims in the ordinary course of business;

(v)           any disposition, unwinding or termination of Hedging Agreements or transactions contemplated thereby;

(w)           Permitted Reorganizations; and

(x)            forgiveness of indebtedness resulting from equitization of outstanding intercompany Indebtedness.

To the extent the Required Lenders or all of the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Credit Party) shall be sold automatically free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they reasonably deem appropriate in order to effect the foregoing.

Section 6.06           Dividends. Authorize, declare or pay any Dividends with respect to any Group Member, except that the following shall be permitted (subject to the provisos in each of Section 6.01(l) and Section 6.03(q)):

(a)            Dividends by any Group Member (x) to the Borrower or any Subsidiary Guarantor, (y) to any Subsidiary that is not a Guarantor; provided that any such Dividend under this clause (y) is either (I) paid only in Equity Interests of such Group Member (other than Disqualified Capital Stock) or (II) if paid in cash, is paid to all equityholders on a pro rata basis, and (z) to Holdings paid only in Equity Interests in kind;

(b)           payments to Holdings (and/or (without duplication) any direct or indirect parent company of Holdings) to permit Holdings (or any such direct or indirect parent company of Holdings) to repurchase or redeem Qualified Capital Stock of Holdings (or any direct or indirect parent company of Holdings) held by current or former officers, directors, consultants or employees (or their respective transferees, spouses, ex-spouses, heirs, family members, estates or beneficiaries under their estates) of any Group Member (including, without limitation, upon their death, disability, retirement, severance or termination of employment or service or to make payments on Indebtedness issued to buy such Qualified Capital Stock, including, without limitation, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration (for the avoidance of doubt excluding cancellation of Indebtedness owed by such person) paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (i) the greater of $16,750,000 and 30% of Consolidated EBITDA for the most recently ended Test Period; provided, that such amount may be increased by (x) up to $16,750,000 or, if greater, 30% of Consolidated EBITDA, solely to the extent the amount available under this clause (i) was not utilized in the immediately preceding fiscal year or (y) by up to $16,750,000 or, if greater, 30% of Consolidated EBITDA solely to the extent that any such additional amount utilized pursuant to this clause (y) shall reduce the amount of Dividends permitted pursuant to this Section 6.06(b)(i) in the subsequent fiscal year on a dollar-for-dollar basis, plus (ii) the net cash proceeds of any “key-man” life insurance policies of any Group Member;

(c)            for any taxable period for which Holdings, the Borrower or any Subsidiaries of Holdings are members of a consolidated, combined or similar income tax group for federal and/or applicable state or local income Tax purposes or are entities treated as disregarded from any such members for U.S. federal income Tax purposes (a “Tax Group”) of which Holdings (or any direct or indirect parent company of Holdings) is the common parent, the Borrower, Holdings, and any Subsidiaries of Holdings, as applicable, may make Dividends to Holdings or such direct or indirect common parent company of Holdings to pay any consolidated, combined or similar income Taxes of such Tax Group that are due and payable by Holdings (or such direct or indirect parent company of Holdings) for such taxable period, but only to the extent attributable to the Borrower and/or other Subsidiaries of Holdings, provided that (x) the amount of such Dividends for any taxable period shall not exceed the amount of such Taxes that the Borrower and/or the applicable Subsidiaries of Holdings would have paid had the Borrower and/or such Subsidiaries of Holdings, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate Tax Group), taking into account any actual carryovers and carrybacks of tax attributes (such as net operating losses) available to offset taxable income and (y) Dividends in respect of an Unrestricted Subsidiary shall be permitted only to the extent that Dividends were paid by such Unrestricted Subsidiary to such Group Member or any of its Subsidiaries for such purpose;

(d)           repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price or withholding tax thereof;

(e)           distributions or payments of Receivables Fees and Securitization Fees;

(f)            the Group Members may make Dividends, directly or indirectly, to Holdings and/or Holdings’ direct or indirect equity holders using the Cumulative Amount, so long as no Event of Default under Section 8.01(a), (b), (g) or (h) shall have occurred and be continuing on the date of declaration of any such Dividend or would immediately result therefrom; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof; provided further, that any Dividends made pursuant to this Section 6.06(f) in reliance on clause (ii) of the definition of “Cumulative Amount” shall be subject to pro forma compliance with the then-applicable Total Leverage Ratio under the Financial Covenant;

(g)           Dividends made solely in Equity Interests of Holdings (other than Disqualified Capital Stock);

(h)           Dividends to finance payments expressly permitted by Section 5.17(d) and payments for reasonable director fees and reasonable and documented director indemnities and expenses (which for the avoidance of doubt, may be paid as a Dividend);

(i)             Dividends to the extent that payment for such Dividends is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings or other contributions to the Equity Interests of Holdings (other than in exchange for Disqualified Capital Stock) in each case after the Closing Date, which are contributed as cash common equity to any Credit Party and Not Otherwise Applied;

(j)             additional Dividends may be made, directly or indirectly, by any Group Member to Holdings and/or (without duplication) Holdings’ direct or indirect equity holders) in an aggregate amount not to exceed the greater of $22,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period, less, for the avoidance of doubt, the aggregate amount re-allocated by the Borrower pursuant to Section 6.03(y) and Section 6.09(a)(I);

(k)            distributions for (i) general corporate, administrative, compliance and other overhead and related costs, fees and expenses without duplication of Section 6.06(c) (including franchise and similar Taxes required to maintain corporate existence and other legal, accounting and other overhead costs, fees and expenses) of Holdings or any direct or indirect parent of Holdings to the extent directly attributable to the operations or ownership of the Group Members, and (ii) Public Company Costs;

(l)            distributions to any of Holdings’ direct or indirect equity holders of any working capital adjustment or any other purchase price adjustment received in connection with any Permitted Acquisition or any other Investment permitted under Section 6.03; provided that, with respect to any Permitted Acquisition or other Investment, the amount of such distribution shall be limited to the Equity Funded Portion thereof (and, to the extent such Equity Funded Portion was funded in the form of shareholder loans, the repayment of such shareholder loans shall be deemed to be a Dividend for the purposes of this Section 6.06(l));

(m)          Dividends by any Group Member to any direct or indirect holder of any Equity Interests in a Borrower:

(i)             to finance any Investment permitted to be made pursuant to Section 6.03; provided that (A) such Dividend shall be made substantially concurrently with the closing of such Investment and (B) Holdings or such parent, as applicable, shall, immediately following the closing thereof, cause (1) all property so acquired (whether assets or Equity Interests) to be held by or contributed to any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 6.04) of the Person formed or acquired into any Restricted Subsidiary in order to consummate such Permitted Acquisition;

(ii)            the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any successful or unsuccessful equity or debt offering, debt incurrence, Investment (including, for the avoidance of doubt, any Permitted Acquisition) or other transaction, in each case, to the extent not prohibited by this Agreement;

(iii)           the proceeds of which shall be used to pay customary salary, bonus, severance (including, in each case, payroll, social security and similar taxes in respect thereof) and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent company or partner of the Borrower to the extent such salaries, bonuses, severance and other benefits are attributable to the ownership or operation of the Restricted Subsidiaries; and/or

(iv)          the proceeds of which are used to pay any withholding, employment or similar Taxes payable by and future, present or former employee, director, manager or consultant of any Restricted Subsidiary or any direct or indirect parent of any Restricted Subsidiary and any repurchase of Equity Interest deemed to occur upon exercise, vesting or settlement of, or payment with respect to, any equity or equity-based award, including, without limitation, stock or other equity options, stock or other equity appreciation rights, warrants, restricted equity units, restricted equity, deferred equity units or similar rights if such Equity Interests are used by the holder of such award to pay a portion of the exercise price of such options, appreciation rights, warrants or similar rights or to satisfy any required withholding or similar taxes with respect to any such award;

(n)           [reserved];

(o)           unlimited additional Dividends, so long as no Event of Default under Section 8.01(a), (b), (g) or (h) shall have occurred and be continuing on the date of declaration of any such Dividend or would immediately result therefrom; provided that on a Pro Forma Basis, the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 3.50 to 1.00; provided further that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(p)           the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdings or a Restricted Subsidiary by, or any assets of, an Unrestricted Subsidiary or the proceeds thereof, so long as the primary assets of such Unrestricted Subsidiary do not consist of cash and Cash Equivalents;

(q)           so long as no Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrower) or (h) (solely with respect to the Borrower) shall have occurred and be continuing on the date of declaration of any such Dividend or would result therefrom, the Restricted Subsidiaries may (or may make Dividends to Holdings or any parent thereof to enable it to) make Dividends with respect to any Equity Interest in an amount of up to 7% per annum of the market capitalization of Holdings (or the applicable public filing entity) and its Subsidiaries, plus 7% per annum of the net proceeds from the public equity offering of Holdings (or its direct or indirect parent) consummated on September 9, 2019 (including, for the avoidance of doubt, (x) any proceeds from the initial offering of Equity Interests of any special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof) consummated prior to any acquisition by such special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof), as applicable, and/or (y) any minority investment in such Equity Interests (including, for the avoidance of doubt, any private investment in public equity consummated in connection with any acquisition by any special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof));

(r)            (i) Dividends constituting any part of a Permitted Reorganization (and to pay any costs or expenses related thereto);

(s)           Dividends and distributions among Credit Parties in connection with transfer pricing or shared services agreements to the extent advances related thereto are permitted pursuant to Section 6.03(z); and

(t)            any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split, distribution, exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any Restricted Subsidiary or any merger, consolidation amalgamation or other business combination of any Restricted Subsidiary or any combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms.

Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall (i) any Credit Party be permitted to dispose of, or grant an exclusive license to, any Material Intellectual Property, whether as an Asset Sale, Investment, Dividend or otherwise, to any Unrestricted Subsidiary and (ii) Holdings or any Restricted Subsidiary be permitted to dispose of, or grant an exclusive license to, any Material Intellectual Property, whether as an Asset Sale, Investment, Dividend or otherwise, to any Unrestricted Subsidiary.

Section 6.07           [Reserved].

Section 6.08           Financial Covenant. Except with the written consent of the Required Revolving Lenders and subject to the last paragraph of this Section 6.08, permit the Total Leverage Ratio as of the last day of and for any Test Period to be greater than (x) commencing with the fiscal quarter of Holdings ending June 30, 2022 through and including the fiscal quarter of Holdings ending March 31, 2024, 5.00 to 1.00 and (y) commencing with the fiscal quarter of Holdings ending June 30, 2024 and therafter, 4.00:1.00.

Section 6.09           Prepayments of Certain Indebtedness; Modifications of Subordinated Indebtedness.

(a)           Make any voluntary or optional payment or prepayment of, or repurchase, redemption or acquisition for value of, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness for borrowed money (other than Indebtedness owed to Holdings or any of its Restricted Subsidiaries) outstanding under documents evidencing any Subordinated Indebtedness that is, in each case, in an aggregate principal amount in excess of the greater of $19,500,000 and 35% of Consolidated EBITDA in aggregate outstanding principal amount (“Restricted Debt Payment”), except (A) to the extent not prohibited by any applicable Intercreditor Agreement or any subordination terms applicable to any such Subordinated Indebtedness (including pursuant to a Permitted Refinancing), with the Cumulative Amount, so long as no Event of Default under Section 8.01(a), (b), (g) or (h) shall have occurred and be continuing on the date of such prepayment or redemption or would immediately result therefrom; provided that any such prepayment or redemption made pursuant to this Clause (A) in reliance on clause (ii) of the definition of “Cumulative Amount” shall be subject to pro forma compliance with the then-applicable Total Leverage Ratio under the Financial Covenant, (B) in connection with any Permitted Refinancing thereof or to the extent made with the proceeds of Qualified Capital Stock of Holdings that are Not Otherwise Applied; provided that in the case of any refinancing of Permitted Junior Refinancing Debt or other Indebtedness subject to any applicable Intercreditor Agreement, such refinancing must be permitted by such intercreditor agreement or, if applicable, the other customary subordination documentation related to such Permitted Junior Refinancing Debt or such other Indebtedness, (C) refinancings or exchanges of Subordinated Indebtedness for like or other Subordinated Indebtedness with a maturity not earlier than such refinanced or exchanged Subordinated Indebtedness, (D) prepaying, redeeming, purchasing, defeasing or otherwise satisfying prior to the scheduled maturity thereof (or setting apart any property for such purpose) (1) in the case of any Group Member that is not a Credit Party, any Indebtedness owing by such Group Member to any other Group Member, (2) otherwise, any Indebtedness owing to any Credit Party, and (3) so long as no Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrower) or (h) (solely with respect to the Borrower) is continuing or would immediately result therefrom, any mandatory prepayments of Indebtedness incurred under clauses (b) and (e) of Section 6.01 and any Permitted Refinancing thereof, (E) making regularly scheduled or otherwise required payments of interest and mandatory prepayments (including for the avoidance of doubt, any payment of accrued and unpaid interest in connection with a mandatory prepayment) in respect of such Indebtedness (and any Permitted Refinancing of any of the foregoing) and payments of fees, expenses and indemnification obligations thereunder, (F) to the extent that such payment is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings, which are contributed as cash common equity to any Credit Party and Not Otherwise Applied, (G) converting (or exchanging) any Indebtedness to (or for) Qualified Capital Stock of Holdings, (H) if applicable, any AHYDO catch-up payments with respect thereto, (I) making prepayments, redemptions, purchases, defeasance or other satisfaction of Indebtedness in a principal amount not to exceed (x) the greater of $22,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period, less the aggregate amount re-allocated to Section 6.03(y) by the Borrower, plus (B) the aggregate total of all amounts available to be utilized for Dividends pursuant to Section 6.06(j), which the Borrower may, from time to time, elect to re-allocate to the making of Restricted Debt Payments pursuant to this Section 6.06(a)(I); provided that, in each case, any such reallocated amount shall reduce the applicable basket under Section  6.06(j) from which availability was reallocated, on a dollar-for-dollar basis, (J) so long as no Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrower) or (h) (solely with respect to the Borrower) shall have occurred and be continuing on the date of such prepayment or redemption or would result therefrom, making prepayments, redemptions, purchases, defeasance or other satisfaction of such Indebtedness, so long as the Total Leverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no greater than 3.50 to 1.00, (K) making prepayments, redemptions, purchases, defeasance or other satisfaction of such Indebtedness in connection with a Permitted Reorganization, (L) in connection with the refinancing of any Indebtedness acquired in connection with a Permitted Acquisition or other Investment to the extent such Indebtedness was not incurred in contemplation of such Permitted Acquisition or other Investment), (M) any payments of intercompany obligations permitted under the Intercompany Note or the other subordination terms approved by the Administrative Agent pursuant to Section 6.01(m) hereunder and (N) any payments of Subordinated Indebtedness within six months prior to the stated maturity thereof; and

(b)           amend, modify or change in any manner material and adverse to the Lenders (in their capacities as such) any term or condition of documents evidencing Subordinated Indebtedness for borrowed money in an outstanding principal amount in excess of the greater of $13,750,000 and 25% of Consolidated EBITDA for the most recently ended Test Period (other than Indebtedness owed to Holdings or any of its Restricted Subsidiaries) (in each case, other than any amendment, modification or change that is not prohibited by an Intercreditor Agreement or applicable Subordinated Debt Documents) without the consent of the Required Lenders (not to be unreasonably withheld or delayed).

Section 6.10           Fiscal Year. Holdings will not change its fiscal year (which, for the avoidance of doubt, currently ends on December 31 of each year); provided, notwithstanding anything herein to the contrary, that the Borrower may, upon written notice to the Administrative Agent, change such fiscal year (and the fiscal year of the Restricted Subsidiaries) to any other fiscal year end reasonably acceptable to the Administrative Agent.

Section 6.11           No Further Negative Pledge; Subsidiary Distributions. Enter into any agreement, instrument, deed or lease which (a) prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation or (b) prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary that is not a Credit Party from paying dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Restricted Subsidiary or to guarantee Indebtedness of any Restricted Subsidiary, in each case, except the following: (i) this Agreement and the other Loan Documents, and any documents governing any Incremental Facility, any Permitted Incremental Equivalent Debt, any Indebtedness incurred pursuant to Section 6.01(u) or (x) or otherwise permitted hereunder or, in each case, any Credit Agreement Refinancing Indebtedness or Permitted Refinancing in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor; provided that such Incremental Facilities, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Debt Exchange Notes and other Indebtedness are no more materially restrictive with respect to such prohibitions, restrictions and conditions than the applicable terms of this Agreement; (ii) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (iii) any other agreement that does not restrict in any manner Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Secured Obligations; (iv) customary covenants and restrictions in any indenture, agreement, document, instrument or other arrangement relating to non-material assets or business of any Subsidiary existing prior to the consummation of a Permitted Acquisition in which such Subsidiary was acquired (and not created in contemplation of such Permitted Acquisition); (v) customary restrictions on cash or other deposits; (vi) net worth provisions in leases and other agreements entered into by a Group Member in the ordinary course of business and/or in the documents entered into in connection with any Qualified Securitization Financing or Receivables Facility or other permitted receivables facility; (vii) contractual encumbrances or restrictions existing on the Closing Date and identified on Schedule 6.11; and (viii) any prohibition or limitation that (I) exists pursuant to applicable Requirements of Law, (II) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.05, stock sale agreement, joint venture agreement, sale/leaseback agreement, purchase agreements, or acquisition agreements (including by way of merger, acquisition or consolidation) entered into by a Credit Party or any Subsidiary solely to the extent pending the consummation of such transaction, which covenant or restriction is limited to the assets that are the subject of such agreements, (III) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of a Credit Party or a Subsidiary, or (IV) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in immediately preceding clauses (i) through (ix) of this Section 6.11; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Article VII
GUARANTEE

Section 7.01           The Guarantee. Each Guarantor and the Borrower hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and its successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, or acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Credit Party or any of its Restricted Subsidiaries under any Loan Document or any Secured Cash Management Agreement or Secured Hedging Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor and the Borrower hereby jointly and severally agree that if, in the case of such Guarantor, the Borrower or any other Guarantor, and in the case of the Borrower, any Guarantor, shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Credit Parties will, promptly following the occurrence and during the continuance of a Declared Default, pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise), following the occurrence and during the continuance of a Declared Default, in accordance with the terms of such extension or renewal. Notwithstanding any provision hereof or in any other Loan Document to the contrary, no Obligation in respect of any Secured Hedging Agreement shall be payable by or from the assets of any Credit Party if such Credit Party, is not, at the later of (i) the time such Secured Hedging Agreement is entered into and (ii) the date such person becomes a Credit Party, an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended, and no Credit Party shall be deemed to have entered into or guaranteed any Hedging Agreement at any time that such Credit Party is not an eligible contract participant. The guarantee made by the Borrower hereunder relates solely to the Secured Obligations from time to time owing to the Secured Parties by any Credit Party other than such Borrower under any Secured Cash Management Agreement or Secured Hedging Agreement.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.01 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.01, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.01 shall remain in full force and effect until the termination of this Guarantee in accordance with Section 7.09 hereof. Each Qualified ECP Guarantor intends that this Section 7.01 constitute, and this Section 7.01 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 7.02           Obligations Unconditional. The obligations of the Guarantors and the Borrower under Section 7.01 shall constitute a guaranty of payment of Guaranteed Obligations and, to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower or the applicable Guarantor under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for Payment in Full of the Guaranteed Obligations). Without limiting the generality of the foregoing and subject to applicable law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Credit Parties hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)            at any time or from time to time, without notice to the Credit Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (except Payment in Full of the Guaranteed Obligations);

(c)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien or security interest granted to, or in favor of, the applicable Issuing Bank or any Lender, Agent or other Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)            the release of any other Guarantor pursuant to Section 7.09 or Section 9.10.

The Credit Parties hereby expressly waive, to the extent permitted by law, diligence, presentment, demand of payment, protest and all notices whatsoever (other than any notices expressly required hereby or by any other Loan Document), and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Credit Parties waive, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Credit Parties and the Secured Parties shall likewise be presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment of the Guaranteed Obligations without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors and the Borrower hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the Borrower and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03           Reinstatement. The obligations of the Guarantors and the Borrower under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, in each case, including as a result of any proceedings in bankruptcy or reorganization or pursuant to a Debtor Relief Law.

Section 7.04           Subrogation; Subordination. Each Guarantor hereby agrees that, until the Guaranteed Obligations have been Paid in Full and the Commitments have been terminated or have expired, it shall subordinate and not exercise any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation, contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Credit Party permitted pursuant to Section 6.01(m) shall be subordinated to such Credit Party’s Guaranteed Obligations; provided that upon Payment in Full of the Guaranteed Obligations and the expiration or termination of the Commitments of the Lenders under this Agreement, without any further action by any person, the Guarantors shall be automatically subrogated to the rights of the Administrative Agent and the Lenders, and may exercise their rights of contribution pursuant to Section 7.10, in each case to the extent of any payment hereunder.

Section 7.05           Remedies. Subject to the terms of any applicable Intercreditor Agreement, the Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06           Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion or action under New York CPLR Section 3213.

Section 7.07           Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08           General Limitation on Guaranteed Obligations.

(a)            In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09           Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred (including without limitation by way of merger, consolidation or amalgamation) (a “Transferred Guarantor”) to a person or persons, none of which is a Borrower or a Guarantor, such Transferred Guarantor shall, effective immediately upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and the Collateral Agent shall (at the expense of the Borrower) take such actions as are necessary or reasonably requested by the Borrower to effect or evidence each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents (and, for the avoidance of doubt, the Secured Parties shall be deemed to have irrevocably authorized and directed the Administrative Agent and the Collateral Agent to take such actions), so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement; provided that each of the Secured Parties irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to rely on any certificate of a Responsible Officer of the Borrower to the effect that a release of a Guarantor and its Collateral is in compliance with the Loan Documents, without independent investigation, and release such Guarantor from its obligations under the Loan Documents and its interests in any Collateral of such Guarantor pursuant to this Section 7.09 (including, each case of the foregoing, by filing applicable termination statements and/or returning any pledged Collateral). Any such certificate shall be conclusive and binding.

Section 7.10           Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each such Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Banks, and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Banks, and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Article VIII
EVENTS OF DEFAULT

Section 8.01           Events of Default. For so long as this Agreement remains outstanding, upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)           default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(b)           default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c)            (x) any representation or warranty made or deemed made by or on behalf of any Group Member in any Loan Document, Borrowing Request or LC Request or any representation, warranty, statement or information contained in any certificate furnished by or on behalf of any Group Member pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made, and such false or misleading representation, warranty, statement or information, to the extent capable of being cured, shall continue to be false, misleading or otherwise unremedied, or shall not be waived, for a period of 30 days after receipt of written notice thereof from the Administrative Agent to the Borrower;

(d)           default shall be made in the due observance or performance by any Group Member of any covenant or agreement contained in Sections 5.02(a) or 5.03(a) (only with respect to legal existence in the Borrower’s, or its successor’s, jurisdiction of organization), or in Article VI; provided that the failure of Holdings and its Subsidiaries to observe or perform their obligations under Section 6.08 shall not constitute an Event of Default (i) unless and until, if the Borrower then has the right to receive a Cure Contribution, the date occurs that is 15 Business Days after the day on which financial statements are required to be delivered for the applicable fiscal quarter or fiscal year pursuant to Section 5.01(a) or (b), as applicable, and (ii) for purposes of any Term Loan (or any Incremental Term Loan or Refinancing Term Loan), unless and until the Required Revolving Lenders have terminated the Commitments and declared the Revolving Loans due and payable (which such Event of Default for purposes of any Term Loans shall terminate automatically and immediately upon the Required Revolving Lenders rescinding such acceleration and/or waiving such Event of Default with respect to the Revolving Loans); provided that if the Lenders with any Incremental Revolving Commitments shall have agreed not to have the benefit of the Financial Covenant, such Incremental Revolving Commitments shall be treated for purposes of this clause (d) in the same manner as Incremental Term Loan Commitments and not as Incremental Revolving Commitments would otherwise be treated for purposes of this clause (d) provided, further, that, for the avoidance of doubt, an Event of Default under this Section 8.01(d) resulting from a breach of Section 6.08 shall be subject to cure pursuant to Section 8.03;

(e)            default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in any Loan Document other than those specified in clauses (a), (b) or (d) immediately above and such default shall continue unremedied or shall not be waived for a period of 30 days after receipt of written notice thereof from the Administrative Agent to the Borrower;

(f)            Holdings and the Restricted Subsidiaries shall fail to (i) pay any principal or interest due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) observe or perform any other term, covenant or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness, if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause (with or without the giving of any notice (other than any notice required to start any grace period)) and taking into account any applicable grace periods or waivers (including in the form of an amendment or forbearance by the required holders of the applicable items of Indebtedness)), such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement and such Indebtedness is repaid in accordance with its terms); provided, further, that no Event of Default shall occur pursuant to this clause (f) unless the aggregate principal amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds the greater of $19,250,000 and 35% of Consolidated EBITDA (other than Indebtedness held by Holdings and its Restricted Subsidiaries) for the most recently ended Test Period at any one time (provided that any noncompliance with this clause (f) with respect to Indebtedness of Immaterial Subsidiaries shall not apply); provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Credit Parties if such Hedging Obligations were terminated at such time; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction (i) seeking relief in respect of any Group Member (other than any Immaterial Subsidiary), or of all or substantially all of the property of any Group Member (other than any Immaterial Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) which results in the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than any Immaterial Subsidiary) or for all or substantially all of the property of any Group Member (other than any Immaterial Subsidiary); or (iii) seeking the winding-up or liquidation of any Group Member (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed and unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Group Member (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding, or file any petition, seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than any Immaterial Subsidiary) or for a substantial part of the property of any Group Member (other than any Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) admit in writing its inability to, or fail generally to, pay its debts as they become due or (vii) take any corporate (or equivalent) action for the purpose of effecting any of the foregoing;

(i)             there is entered against any Credit Party or any Restricted Subsidiary (in each case other than an Immaterial Subsidiary) a final judgment or order for the payment of money in an aggregate amount in excess of the greater of $19,250,000 and 35% of Consolidated EBITDA for the most recently ended Test Period (to the extent not covered by independent third-party insurance or a third-party indemnification agreement) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 90 consecutive days;

(j)            any material provision of the Security Agreement or any other Security Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.04 or Section 6.05) or solely as a result of acts or omissions by the Administrative Agent or any Lender, or the Payment in Full of the Obligations and termination of the Commitments, ceases to be in full force and effect and, as a result thereof, ceases to create a valid lien (subject to Permitted Liens) on the Collateral covered thereby; or any material Guarantee for any reason other than as expressly permitted hereunder (including as a result of a transaction permitted under Section 6.04 or Section 6.05) or solely as a result of acts or omissions by the Administrative Agent or any Lender, or the Payment in Full of the Guaranteed Obligations and termination of the Commitments, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any material provision of any Guarantee or any Security Document other than as a result of the express provisions hereof or thereof; or any Credit Party denies in writing that it has any or further liability or obligation under any material provision of any Guarantee or any Security Document other than as a result of the express provisions hereof or thereof or Payment in Full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any material provision of any Guarantee or any Security Document;

(k)           there shall have occurred an ERISA Event that, when taken together with all such other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; or

(l)            there shall have occurred a Change of Control.

Then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the prior consent of (x) in the case of an Event of Default subject to clause (ii) of the first proviso to Section 8.01(d), the Required Revolving Lenders (subject to the second proviso to Section 8.01(d)) or, after the Revolving Commitments shall have been terminated and the Revolving Loans declared due and payable, the Required Term Lenders, or (y) with respect to any other Event of Default, the Required Lenders, and at the request of (A) in the case of an Event of Default subject to the first proviso to Section 8.01(d), the Required Revolving Lenders (subject to the second proviso to Section 8.01(d)) (or, after the Revolving Commitments shall have been terminated and the Revolving Loans declared due and payable, the Required Term Lenders) or (B) in the case of any other Event of Default, the Required Lenders, shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times, subject to the terms of any applicable Intercreditor Agreement and any applicable subordination agreement: (i) subject to the last paragraph of Section 1.06, terminate forthwith the Revolving Commitments and (ii) subject to the last paragraph of Section 1.06, declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding (provided that with respect to this clause (ii), in the case of an Event of Default pursuant to Section 8.01(d), the Required Revolving Lenders may declare or request the declaration by the Administrative Agent that the foregoing amounts shall be due and payable in whole or in part solely to the extent such amounts are incurred with respect to Revolving Loans and/or Revolving Commitments; and, solely following such declaration, the Required Term Lenders may declare or request the declaration by the Administrative Agent that such amounts shall be due to the extent such amounts are incurred with respect to Term Loans); and in any event, with respect to the events with respect to the Borrower under the United States Code described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, with respect to any Default or Event of Default or other similarly defined term under any other Loan Document (including, for the avoidance of doubt, any Default or Event of Default (or similar term) hereunder or under the other Loan Documents, resulting from a failure to provide notice of a Default or Event of Default (or similar term)), shall be deemed not to “exist” or be “continuing” (or other similar expression with respect thereto) if (a) the events, acts or conditions that gave rise to such Default or Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist or if such Default or Event of Default shall have been waived or (b)(i) with respect to any Default or Event of Default (or similar term) that occurs due to a failure by any Holdings or any of its Subsidiaries to take any action (including taking any action by a specified time), Holdings or such Subsidiary takes such action or (ii) with respect to any Default or Event of Default (or similar term) that occurs due to the taking of any action by Holdings or any of its Subsidiaries that is not then permitted by the terms of this Agreement or any other Loan Document, on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents, including pursuant to an applicable amendment or waiver permitting such action, or otherwise, and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents (including pursuant to an applicable amendment or waiver permitting such action, or otherwise); provided that any Default or Event of Default (or similar term) resulting from the failure to deliver a notice pursuant to Section 5.02(a) shall cease to exist and be cured in all respects if the underlying Default or Event of Default (or similar term) giving rise to such notice requirement shall have ceased to exist and/or be cured (including pursuant to this paragraph) unless Holdings or such Subsidiary had actual knowledge of such failure to provide such notice at the time that it failed timely to deliver such notice. If any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Credit Party or the taking of any action by any Credit Party or any Subsidiary of any Credit Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default. Notwithstanding anything to the contrary in this Section 8.01, an Event of Default (the “Initial Default”) may not be cured pursuant to this Section 8.01:

(i)	if the taking of any action by any Credit Party or Subsidiary of a Credit Party that is not permitted during, and as a result of, the continuance of such Initial Default (including, without limitation, a Credit Extension hereunder at a time when the conditions thereto have not been met and the application of proceeds thereof) directly results in the cure of such Initial Default and the applicable Credit Party or Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing,

(ii)	in the case of an Event of Default under Section 8.01(j) that directly results in material impairment of the rights and remedies of the Lenders, Collateral Agent and Administrative Agent under the Loan Documents and that is incapable of being cured,

(iii)	in the case of an Event of Default under Section 8.01(e) arising due to the failure to perform or observe Section 5.04 that directly results in a material adverse effect on the ability of the Borrower and the other Credit Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the other Credit Parties is a party, or

(iv)	in the case of an Initial Default for which (i) the Borrower has failed to give notice to the Administrative Agent of such Initial Default and (ii) the Borrower had actual knowledge of such failure to give such notice.

Notwithstanding anything to the contrary, the Agents and the Lenders shall not take any enforcement action (including acceleration of any of the Obligations) with respect to any Default or Event of Default resulting from any action taken (or any failure to take any action), or the occurrence of any event, in each case, reported publicly or otherwise disclosed in writing to the Lenders, in each case, more than two years prior to such date; provided, that such two-year limitation shall not apply if remedies are or have been exercised, or rights reserved, by the Agents or the Lenders under the Loan Documents in respect of such Default or Event of Default.

Notwithstanding anything to the contrary, no claims will be made under any Guarantees, and no security will be enforceable pursuant to any Security Document, in each case unless and until a Declared Default shall have occurred and be continuing.

Section 8.02         Application of Proceeds. Subject to the terms of the any applicable Intercreditor Agreement, the proceeds received by the Administrative Agent or the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral or the Guarantees pursuant to the exercise by the Administrative Agent or the Collateral Agent, as the case may be, in accordance with the terms of the Loan Documents, of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Administrative Agent or the Collateral Agent, as the case may be, as follows:

(a)           first, to the payment of all reasonable and documented costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith and all amounts for which the Administrative Agent or the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing and unpaid until paid in full;

(b)           second, to the payment of all other reasonable and documented costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing and unpaid until paid in full;

(c)           third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Secured Obligations (other than principal and any premium thereon, Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Cash Management Agreements and Hedging Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)           fourth, to the payment in full in cash, pro rata, of the principal amount of the Secured Obligations and any premium thereon (including Reimbursement Obligations and obligations to cash collateralize Letters of Credit) payable to the Lenders and any breakage, termination or other payments under Cash Management Agreements and Hedging Agreements constituting Secured Obligations and any interest accrued thereon; and

(e)           fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in the preceding sentences of this Section 8.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency. For the avoidance of doubt, notwithstanding any other provision of any Loan Document, no amount received directly or indirectly from any Credit Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by the Administrative Agent or otherwise to the payment of any Excluded Swap Obligations and Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements shall be excluded from the application described above in clauses (a) through (e) of the first sentence of this Section 8.02 if the Administrative Agent has not received written notice thereof, together with such supporting documentation from the applicable Cash Management Bank or Hedge Bank, as the case may be, as may be reasonably necessary to determine the amount of the Obligations owed thereunder. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto and be deemed to be (and agrees to be) subject to the provisions in Sections 10.09, 10.10, 10.12, 10.17 and 10.20 as a party hereto.

Section 8.03          Equity Cure.

(a)            Notwithstanding anything to the contrary contained in Section 8.01, but subject to Section 8.03(b), solely for the purpose of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.08 (the “Financial Covenant”) as of the end of and for any Test Period ending on the last day of any fiscal quarter with respect to which such Financial Covenant is tested (such fiscal quarter, a “Cure Quarter”), the then existing direct or indirect equity holders of Holdings shall have the right to make an equity investment, directly or indirectly (which, if an equity contribution, shall not be Disqualified Capital Stock, or which shall otherwise be in form reasonably acceptable to the Administrative Agent), in Holdings in cash, which Holdings shall contribute at any time after the commencement of the applicable fiscal quarter and, directly or indirectly, to the Borrower in cash (which, if an equity contribution, shall not be Disqualified Capital Stock or shall otherwise be in form reasonably acceptable to the Administrative Agent) on or prior to the fifteenth Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such Cure Quarter or the fiscal year ending on the last day of such Cure Quarter, as applicable (the “Cure Expiration Date”), and such cash will, if so designated by Holdings, be included in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter and any Test Periods ending on the last day of any of the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Cure Contribution,” and the amount of such Cure Contribution, the “Cure Amount”); provided that such Cure Contribution is Not Otherwise Applied (other than, for the avoidance of doubt, pursuant to this Section 8.03(a)). All Cure Contributions shall be disregarded for all purposes of this Agreement other than inclusion in the calculation of Consolidated EBITDA for the purpose of determining compliance with the Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter and any Test Periods ending on the last day of any of the subsequent three fiscal quarters, including being disregarded for purposes of the determination of the Cumulative Amount and all components thereof and any baskets or other ratios with respect to the covenants contained in Article VI (other than Section 6.08). There shall be no pro forma reduction in Consolidated Total Funded Indebtedness (by netting or otherwise) with the proceeds of any Cure Contribution for determining compliance with the Financial Covenant under Section 6.08 as of and for the Test Period ending on the last day of the Cure Quarter; provided that such Cure Contribution shall reduce Consolidated Total Funded Indebtedness in future fiscal quarters to the extent used to prepay any applicable Indebtedness. Notwithstanding anything to the contrary contained in Section 8.01, (A) upon receipt of the Cure Amount by Holdings (and the subsequent contribution or on-lending in cash to a Credit Party (which, if an equity contribution, shall not be Disqualified Capital Stock in such Credit Party)) in at least the amount necessary to cause the Borrower to be in compliance with the Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter, the Financial Covenant under Section 6.08 shall be deemed satisfied and complied with as of the end of and for such Test Period with the same effect as though there had been no failure to comply with the Financial Covenant under Section 6.08, and any Default or Event of Default related to any failure to comply with the Financial Covenant shall be deemed not to have occurred for purposes of the Loan Documents, and (B) upon receipt by the Administrative Agent of a notice from the Borrower (“Notice of Intent to Cure”) and through the Cure Expiration Date, (i) no Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the Financial Covenant unless such failure is not cured by the making of a Cure Contribution on or prior to the Cure Expiration Date, (ii) no Lender or Issuing Bank shall be obligated to extend new Revolving Loans or issue and/or renew Letters of Credit if a Cure Contribution is not made prior to the Cure Expiration Date (provided that Lenders and Issuing Banks may, in their sole discretion, elect to continue to extend such Revolving Loans or issue and/or renew Letters of Credit after the date by which financial statements shall have been required to have been delivered and prior to such Cure Contribution having been made), (iii) none of the Administrative Agent, the Collateral Agent or any Lender shall exercise any of the remedial rights otherwise available to it upon an Event of Default, including the right to accelerate the Loans, to terminate Commitments or to foreclose on the Collateral solely on the basis of an Event of Default having occurred or purportedly occurred as a result of a violation of Section 6.08, unless the Cure Contribution is not made on or before the Cure Expiration Date and (iv) if the Cure Contribution is not made on or before the Cure Expiration Date, such Event of Default or potential Event of Default shall spring into existence after such time.

(b)          There shall (i) be no more than five Cure Contributions made during the term of this Agreement and (ii) no more than two Cure Contributions made during any four consecutive fiscal quarters. No Cure Contribution shall be any greater than the minimum amount required for the Borrower to be in compliance with the Financial Covenant in the applicable Cure Quarter including, without limitation, for purposes of calculating any amounts to be added back to Consolidated EBITDA pursuant to clause (o) of the definition thereof.

Article IX
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01          Appointment and Authority.

(a)           Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and irrevocably authorizes the Administrative Agent (including through its agents or employees) to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and no Borrower or any other Credit Party shall have rights as a third party beneficiary of any of such provisions (except for the provisions in Sections 9.01, 9.06 and 9.10). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)          The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including (for all purposes of this paragraph) in its capacities as a potential or actual counterparty to Hedging Agreements and a potential Cash Management Bank) and each of the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto and such Lender and such Issuing Bank acknowledge and agree that the Administrative Agent may also act, subject to and in accordance with the terms of any applicable Intercreditor Agreement, as the collateral agent for the lenders and other secured parties under any documents evidencing Indebtedness permitted hereunder secured on a junior basis to the Secured Obligations. In this connection, the Administrative Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.03) (in the case of co-agents, sub-agents and attorneys-in-fact, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Any entity holding Collateral for and on behalf of the Administrative Agent in its role as collateral agent shall be deemed to be appointed as a sub-agent of the Administrative Agent in accordance with the provisions of Section 9.05.

Section 9.02         Rights as a Lender. At any time that any such Person is also a Lender hereunder, any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include such Person serving as the Administrative Agent hereunder in its individual capacity. Any such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03         Exculpatory Provisions. Notwithstanding anything to the contrary herein or in any other Loan Document, the provisions of this Section 9.03 are solely agreements among the Secured Parties and the Administrative Agent.

(a)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided for herein or in the other Loan Documents) or otherwise; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)          shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Lead Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein and in the other Loan Documents;

(iv)          shall not be liable for any discretionary action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.02). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default, or any duty to act upon any such Default (including sending any notice related thereto) unless and until notice describing such Default (and identifying it as such) is given in writing to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or referred to or provided for in, or received by, an Agent under or in connection with this Agreement or any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or that the Liens granted to the Collateral Agent pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more co-agents, sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory and indemnification provisions of this Article IX and Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 9.06         Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice (and, if at any time the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, within ten Business Days’ of a written request by the Borrower, the Administrative Agent shall give such notice) of its resignation to the Lenders, the Issuing Banks and the Borrower and such notice shall also be effective in respect of its role as Collateral Agent unless the Administrative Agent otherwise agrees in writing; provided, that any such notice provided by the Administrative Agent shall provide for at least ten Business Days prior notice to such persons of such resignation unless the Borrower expressly consents to a shorter notice period in its sole discretion. If a Lender acting as Administrative Agent is, or the Administrative Agent is an Affiliate of a Lender that is, removed pursuant to Section 2.16(b), then the Borrower shall be deemed to have waived the notice period required pursuant to this Section 9.06). Upon receipt of any such notice of resignation, or removal the Required Lenders shall have the right, with the Borrower’s consent (absent an Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrower), or (h) (solely with respect to the Borrower)) (such consent not to be unreasonably withheld or delayed), to appoint a successor that is not a Disqualified Institution, which shall be a commercial bank or trust company with an office in the United States, or an Affiliate of any such commercial bank or trust company with an office in the United States having capital and surplus aggregating in excess of $1,000,000,000, with any prohibited appointment to be absolutely void ab initio. If no such successor shall have been so appointed by the Required Lenders (with, for the avoidance of doubt, the consent of the Borrower to the extent required above) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including the Borrower’s consent and that such successor not be a Disqualified Institution), with any prohibited appointment to be absolutely void ab initio. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           With effect from the Resignation Effective Date, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security granted to or held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders or the resigning Administrative Agent appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 2.15 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c)            Any resignation by Bank of America, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank. If any Issuing Bank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Reimbursement Obligations pursuant to Section 2.17(e). Upon the appointment by the Borrower of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the applicable Issuing Bank that issued such outstanding Letters of Credit to effectively assume the obligations of the applicable Issuing Bank that issued such outstanding Letters of Credit with respect to such Letters of Credit.

Section 9.07         Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Lead Arrangers, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, conducted its own independent investigation, made its own credit analysis and appraisal of, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Bank expressly acknowledge that the Administrative Agent and its Affiliates have not made any representation or warranty to it, and that no act by the Administrative Agent nor the Lead Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of an Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Lead Arrangers to any Lender or each Issuing Bank as to any matter, including whether the Administrative Agent or the Lead Arrangers have disclosed material information in their (or their Related Parties’) possession.. Except for documents expressly required by the Loan Documents to be transmitted by the Administrative Agent to the Lenders or the Issuing Bank, the Administrative Agent shall have no duty or responsibility (either express or implied) to provide any Lender or any Issuing Bank with any credit or other information concerning any Credit Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of a Credit Party, that may come into the possession of the Administrative Agent or any of its Affiliates. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 9.08         No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder.

Section 9.09         Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be reasonably necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.05 and 10.03 or otherwise) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Requirements of Law in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Requirements of Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (xi) of the third proviso to the first sentence in Section 10.02(b) of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata, and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10         Collateral and Guarantee Matters. Each of the Lenders (including in its capacities as an actual or potential secured counterparty to a Hedging Agreement or as a Cash Management Bank) and each of the Issuing Banks irrevocably authorize and instruct the Administrative Agent and Collateral Agent at their option and in their discretion (without any further consent of any Lender or any other Secured Party):

(a)            to release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i)  upon termination of the Commitments of the Lenders under this Agreement and Payment in Full of all Secured Obligations, (ii) that is sold or otherwise disposed of (other than to a Credit Party) or (A) to be sold or otherwise disposed of as part of or (B) in connection with any conveyance, sale, transfer or other disposition not prohibited hereunder or under any other Loan Document or so that a Lien may be granted (or continue to subsist) over such property that is (including as to priority) permitted by (and subject to any conditions in) Section 6.02(c), (d), (f), (i), (k), (l), (m), (s), (t), (w), (z), (bb), (cc) and (dd), (iii) in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iv) so that a Lien may be granted (or continue to subsist) that is permitted by (and subject to any conditions in) clauses (c), (k), (m), (z), (aa), (ee) or (hh) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property, (v) on property that is or becomes Excluded Property, (vi) subject to Section 10.02, if approved, authorized or ratified in writing by the Required Lenders, and (vii) in accordance with Section 10.02(c), and in each case of the foregoing clauses (i) through (vii), the Administrative Agent and the Collateral Agent in connection with a request for release of any such Liens upon request of the Borrower shall execute and deliver any documentation necessary or reasonably requested (at the Borrower’s reasonable expense) by the Borrower to evidence or effectuate the release of such Liens upon request by the Borrower, if the Borrower shall in each case have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying (x) in the case a request pursuant to of clause (iv) of this sentence, that such Lien is permitted under the applicable clause of Section 6.02 of this Agreement, (y) in the case of a request in respect of clause (iv) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property, and (z) in the case of a request in respect of clause (v) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.11; provided, that a Subsidiary Guarantor and/or any property constituting Collateral that is owned by any Subsidiary Guarantor shall not be automatically released as a result of such Subsidiary Guarantor no longer being a Wholly Owned Subsidiary to the extent the primary purpose (as reasonably determined by the Borrower) of such transaction was to release such Subsidiary Guarantor from its obligations under the Loan Documents; provided, further that no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Permitted Incremental Equivalent Debt, any Credit Agreement Refinancing Indebtedness or any material indebtedness that is secured by the Collateral on a junior lien basis to the Secured Obligations;

(b)            to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such property for which a Lien is granted hereunder (and which requires subordination as a matter of law or otherwise pursuant to the terms of the documentation governing such Lien) pursuant to Section 6.02 (c), (d), (f), (i), (k), (l), (m), (s), (t), (w), (z), (aa), (bb), (cc) and (dd), (hh) or otherwise as expressly permitted pursuant to Section 6.02;

(c)            to release any Guarantor from its obligations under its Guarantee if such Person (x) ceases to be a Restricted Subsidiary as a result of a transaction not prohibited under the Loan Documents (including, without limitation, in accordance with Section 10.02(c)) or (y) becomes an Excluded Subsidiary (including, for the avoidance of doubt, (1) a Restricted Subsidiary that ceases to be a “Material Subsidiary” and/or (2) an Excluded Subsidiary that had become a Guarantor in accordance with the last proviso to the definition of “Excluded Subsidiary” and, at a time when no Default or Event of Default exists or results therefrom, is re-designated as an Excluded Subsidiary in accordance with the last proviso to the definition of “Excluded Subsidiary”); provided, that a Subsidiary Guarantor and/or any property constituting such Collateral that is owned by any Subsidiary Guarantor shall not be automatically released as a result of such Subsidiary Guarantor no longer being a Wholly Owned Subsidiary to the extent the primary purpose (as reasonably determined by the Borrower) of such transaction was to release such Subsidiary Guarantor from its obligations under the Loan Documents; provided, further that no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Permitted Incremental Equivalent Debt, any Credit Agreement Refinancing Indebtedness or any material indebtedness that is secured by the Collateral on a junior lien basis to the Secured Obligations; and

(d)            to enter into any Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) (including, without limitation, those consistent with either (x) the terms of Exhibits I or N or (y) any other terms set forth in this Agreement, or those that are Otherwise Acceptable) (or, in each case, to the extent the Indebtedness being incurred or secured in connection therewith is not prohibited from being incurred under Section 6.01 and (if applicable) is permitted to be secured (including with respect to priority) under Section 6.02 of this Agreement (including Liens under Section 6.02(x) which may be secured on a pari passu or junior basis with the Liens securing the Secured Obligations), which the Administrative Agent and Collateral Agent shall be required to enter into upon the delivery of the certificate described in the following sentence in connection with any refinancing facilities or notes (including, without limitation, Permitted Pari Passu Refinancing Debt, Permitted Junior Refinancing Debt and Permitted Unsecured Refinancing Debt), Incremental Facilities, Permitted Incremental Equivalent Debt or other Indebtedness or obligations (including, without limitation, to the extent secured by Liens on Collateral) are permitted (including with respect to priority) hereunder and that if any such Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) (or, in each case, any such amendment or modification thereto or restatement thereof) is (1) substantially in the form of Exhibit I or Exhibit N, as applicable, without changes thereto that are materially adverse to the Administrative Agent or the Lenders (in their capacities as such), or (2) Otherwise Acceptable, the Lenders shall be deemed to have agreed that the Administrative Agent’s or the Collateral Agent’s entry into such Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) is reasonable and to have consented to such Intercreditor Agreement or subordination agreement (or, in each case, any such amendment or modification thereto or restatement thereof) and such Agent’s execution thereof. The Secured Parties expressly and irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any Indebtedness is not prohibited and/or Liens permitted (including with respect to priority), and (y) any Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) entered into by the Administrative Agent and/or the Collateral Agent with respect to shall be binding on the Secured Parties, and each of the Secured Parties hereby expressly and irrevocably agrees that it will take no actions contrary to the provisions of, if entered into and applicable, any Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s irrevocable authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guarantee pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably instructs the Administrative Agent to), at the Borrower’s expense, promptly execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to (i) evidence the release of any such item of Collateral from the assignment and security interest granted under the Security Documents (including the filing of termination statements or the return of pledged collateral) or (ii) to subordinate its interest in any such item, or to release any such Guarantor from its obligations under its Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.10; it being acknowledged and agreed by each Lender that the Administrative Agent and/or Collateral Agent, in each case in its capacity as such, shall have no liability with respect to taking such actions to evidence such release.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate (including any certificate described in the immediately following sentence) prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Each of the Secured Parties irrevocably authorizes and directs the Administrative Agent to rely on any certificate of a Responsible Officer of the Borrower to the effect that a release of Collateral is in compliance with the Loan Documents, without independent investigation, and release its interests in any Collateral or release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.10 (including, each case of the foregoing, by filing applicable termination statements and/or returning pledged Collateral). Any such certificate shall be conclusive and binding.

Section 9.11         Secured Cash Management Agreements and Secured Hedging Agreements. Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefits of the Loan Documents, any Guarantee or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to or direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than (x) if applicable, in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents or (y) pursuant to any applicable intercreditor agreement. Notwithstanding any other provision of this Section 9.11 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, as the case may be.

Section 9.12         Withholding Tax. To the extent required by any applicable Requirements of Law (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other Governmental Authority asserts a claim that an Agent did not properly withhold Tax from any amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so) and shall make payable in respect thereof within 10 days after demand therefor, for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be deemed presumptively correct absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Agents under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of an Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. Unless required by applicable laws, at no time shall any Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid to or for the account of such Lender. For the avoidance of doubt, for the purposes of this Section 9.12, the term “Lender” shall include the Issuing Banks.

Section 9.13         Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, and (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.14         Erroneous Payments.

(a)           Presumptions by Administrative Agent.

(i)            With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(ii)           A notice of the Administrative Agent to any Lender with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(b)            Recovery of Erroneous Payments.  Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

Notwithstanding anything to the contrary herein or in any other Loan Document, (x) the provisions of this paragraph are solely agreements among the Lenders and the Administrative Agent and (y) no Credit Party nor any of their respective Affiliates shall have any obligations or liabilities arising out of this Section 9.14.

Article X
MISCELLANEOUS

Section 10.01        Notices.

(a)            Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

[*****]

if to any other Issuing Bank in its capacity as such, at the address provided in such Issuing Bank’s Administrative Questionnaire provided to the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, they shall be deemed to have been given at the opening of business on the next Business Day for the recipient); notices sent by electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent by 2:00 p.m. New York City time on a Business Day for the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notices delivered through electronic communications (other than electronic mail) to the extent provided in clause (b) below, shall be effective as provided in said clause (b). Any party hereto may change its address or telecopier number or electronic mail address for notices and other communications hereunder by written notice to the Borrower, the Agents, any Issuing Bank and the Lender.

(b)          Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (excluding electronic mail, which is covered above in clause (a) but including Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent, the Issuing Banks or the Borrower may agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, etc. Any party hereto may change its address or telecopier number or electronic mail address for notices and other communications hereunder by written notice to the other parties hereto.

(d)           Posting. Each Credit Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (unless otherwise approved in writing by the Administrative Agent) that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides a Notice of Intent to Cure, (iv) provides notice of any Default under this Agreement or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably request. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

(e)            Platform. Each Credit Party further agrees that any Agent or Lead Arranger may make the Communications available to the Lenders by posting the Communications on IntraLinks, ClearPar, Debt Domain or SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents and Lead Arrangers do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or Lead Arranger in connection with the Communications or the Platform. In no event shall any Agent or Lead Arranger or any of their Related Parties have any liability to the Credit Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or such Agent’s or Lead Arranger’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s bad faith, gross negligence or willful misconduct.

(f)            Public/Private.

(i)            Each Credit Party hereby authorizes the Administrative Agent to distribute (A) to Public Siders all Communications that the Borrower identifies in writing as containing no MNPI (“Public Side Communications”), and the Borrower represents and warrants that no such Public Side Communications contain any MNPI, and, at the reasonable written request of the Administrative Agent, the Borrower shall use commercially reasonable efforts to identify Public Side Communications by clearly and conspicuously marking the same as “PUBLIC”; and (B) to Private Siders all Communications other than Public Side Communications (such Communications, “Private Side Communications”). The Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith contain MNPI, and agrees to use commercially reasonable efforts not to designate any Communications provided under Sections 5.01(a), (b) and (c) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to the Borrower’s or their Affiliates’ securities or loans. “MNPI” shall mean information with respect to Holdings and its Subsidiaries and any of their respective securities that is (a) of the type that would not be publicly available (as reasonably determined by the Borrower) and could not be derived from publicly available information if Holdings and its Subsidiaries were public reporting companies (as reasonably determined by the Borrower) and (b) material with respect to Holdings, its Subsidiaries or the securities thereof for purposes of United States federal and state securities laws or the applicable securities laws of any jurisdiction where the Loans are syndicated.

(ii)            Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

(iii)          Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable Requirements of Law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Section 10.02      Waivers; Amendment.

(a)           Generally. No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)           Required Consents. Subject to Section 10.02(c), (d), (e) and (g), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or, in the case of any other Loan Document (other than the Fee Letter, which may be amended in accordance with their respective terms), pursuant to an agreement or agreements in writing entered into by the Credit Party or Credit Parties that are party thereto and the Required Lenders (or the Administrative Agent or the Collateral Agent (in the case of any Security Document) with the consent of the Required Lenders) (provided that the Borrower shall provide the Administrative Agent written notice (including via email) of any such amendment, waiver, supplement or modification promptly after the execution and delivery of any such amendment, waiver, supplement or modification; provided that failure to obtain an acknowledgement from the Administrative Agent shall in no way affect the effectiveness of any such amendment); provided that no such agreement shall be effective if the effect thereof would be to:

(i)             increase the Commitment of any Lender without the written consent of such Lender (but not, for the avoidance of doubt, the Required Lenders) (other than with respect to any Incremental Facilities to which such Lender has agreed) (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment, Default or Event of Default, financial definition, ratios (including in connection with incurrence tests) or covenant shall constitute an increase in the Commitment of any Lender);

(ii)            reduce the principal amount of or premium, if any, on any Loan or LC Disbursement or reduce the rate of interest thereon, including any provision establishing a minimum rate, or reduce any fees (including any Fees or any prepayment fee or premium) payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly and adversely affected thereby but not the Required Lenders (in each case, it being understood that any waiver, extension or reduction of interest pursuant to Section 2.06(d), any amendment, modification, waivers or extensions of mandatory prepayments, waivers of the provisions of Section 2.20(f), any amendment or modification to the financial definitions or ratios (or component definition thereof), any amendment, modification or waiver of a condition precedent, or any amendment, modification or waiver of a Default or Event of Default or any waiver of the imposition of default interest or the MFN Protection, in each case, in this Agreement shall not constitute a reduction in the rate of interest, any fee, principal or premium for purposes of this clause (ii));

(iii)           (A) extend the scheduled final maturity of any Term Loan, or any scheduled date of payment of principal amount of any Term Loan under Section 2.09 (other than, for the avoidance of doubt, any mandatory prepayment) except in accordance with Section 2.19, Section 2.20, Section 2.21 and Section 2.22, (B) postpone the date for payment of any Reimbursement Obligation or any interest, premium or fees payable hereunder, or (C) postpone the scheduled date of expiration of any Revolving Commitment or date of repayment of any Revolving Loans, in each case, beyond the Revolving Maturity Date, except in accordance with Section 2.19, Section 2.20, Section 2.21 and Section 2.22, in any case, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (other than, in each case of clauses (A) through (C), amendments, modifications or waivers of conditions precedent, default interest, Defaults or Events of Default, amendments, modifications, waivers or extension of any mandatory prepayments, for the avoidance of doubt, waivers of the provisions of Section 2.19(f) or to the extent resulting from any amendment, modification or waiver of a financial definition, ratio or covenant);

(iv)          release Holdings or the Borrower (in each case other than as provided for in Section 6.04 and other than in accordance with the definition of “Holdings”) or release all or substantially all of the value of the Subsidiary Guarantors from their Guarantees (except as expressly provided in Article IX or X), without the written consent of each Lender;

(v)           release all or substantially all of the Collateral from the Liens created by the Security Documents without the written consent of each Lender (except as otherwise expressly permitted hereby or by the Security Documents); provided that, for the avoidance of doubt, any transaction permitted under Section 6.04 or Section 6.05 shall not be subject to this clause (v) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(vi)          change any provision of this Section 10.02(b) that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver (or the approval of any Agent or Issuing Bank), without the written consent of each Lender (or, as applicable, such Agent or Issuing Bank);

(vii)         decrease the percentage set forth in the definition of “Required Lenders”, “Required Term Lenders” or “Required Revolving Lenders”, without the written consent of each Lender (or each Lender of the applicable Class, as the case may be), other than to increase such percentage or number or to give any Additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(viii)        change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(ix)           change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Banks;

(x)            make any change or amendment, including without limitation any amendment of this Section 10.02(b)(x), which shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above, adversely affect the rights or duties of the Issuing Banks under this Agreement or any document relating to any Letter of Credit issued or to be issued by it;

(xi)           expressly subordinate the payment priority of the Obligations hereunder and/or the Liens granted hereunder or under the other Loan Documents on all or substantially all of the Collateral securing the Obligations, to any other Indebtedness without the written consent of each Lender, except in the case of (x) any Indebtedness that is permitted by this Agreement as in effect on the Closing Date to rank senior in payment or lien priority to the Obligations, (y) any “debtor in-possession” facility (or similar facility under applicable law) or (z) any other Indebtedness (including to the extent exchanged for, or utilized to refinance, Term Loans) so long as each Lender was offered the opportunity to participate in such Indebtedness on a ratable basis; or

(xii)          amend Section 1.16 or the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby.

provided that, notwithstanding the foregoing, this Agreement may be amended to make any change that by its terms only affects the rights and duties of Lenders holding Loans or Commitments of a particular Class (and not Lenders holding Loans or Commitments of any other Class or the Required Lenders) with the consent of the Lenders holding the relevant Loans or Commitments voting as if such Class were the only Class hereunder; provided further, that notwithstanding the foregoing, any repricing transaction whereby the Applicable Margin or other interest rate applicable to any Loans, Tranches or Classes is reduced, shall require only the consent of Lenders that will continue to hold commitments and/or Loans of the applicable Tranche or Class after giving effect to such transaction; provided, further, that notwithstanding the foregoing, the Credit Parties may provide any Lien additional to the Collateral by entering into a Security Document without the consent of the Lenders, and the Lenders hereby authorize the Collateral Agent to negotiate and enter into such Security Documents without the consent of the Lenders.

Notwithstanding anything herein to the contrary, (I) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the third proviso to the first sentence of this Section 10.02(b) and, but only to the extent that any such matter disproportionately affects such Defaulting Lender (other than because of its status as a Defaulting Lender), clauses (iv) or (v) of such proviso (and any such Defaulting Lender shall be excluded from the calculation of any requisite voting percentage by excluding such Defaulting Lender (and all Loans or Commitments held thereby) from both the numerator and the denominator of the applicable calculation), (II) this Agreement and any other Loan Document may be amended, modified or supplemented solely with the consent of the Administrative Agent (or the Collateral Agent, as applicable) and the Borrower, in its sole discretion, if such amendment, modification or supplement is delivered in order to (t) permit the accession of any Subsidiaries as Guarantors and to provide for customary “agreed security principles” with respect to any such Subsidiaries that are not incorporated or otherwise organized under the laws of the United States, any state thereof or the District of Columbia, in accordance with Section 5.10; (u) amend, modify, supplement or otherwise consent to any change with respect to the Loan Documents (including this Agreement) to the extent contemplated by Section 1.04 in connection with any Tax Change or change in GAAP in accordance with the terms thereof, (v) cure ambiguities, defects, errors, mistakes or omissions, or to effect any administrative change of a technical, administrative or immaterial nature, in this Agreement or the applicable Loan Document, (w) add terms that are no less favorable to the Lenders (as reasonably determined by the Administrative Agent and the Required Lenders) in connection with any Incremental Facility, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Debt Exchange Notes, Refinancing Term Loans (or Refinancing Term Commitments) or Refinancing Revolving Loans (or Refinancing Revolving Commitments), (x) create a fungible Class of Term Loans (including by increasing (but, for the avoidance of doubt, not by decreasing) the amount of amortization due and payable with respect to any Class of Term Loans), or (y) otherwise amend, modify, supplement or otherwise consent to any changes to Exhibits J, K or L or (z) otherwise amend, modify, supplement or otherwise consent to any change with respect to the Loan Documents (including this Agreement) in a manner that is not materially adverse to the interests of the Lenders in their capacities as such (provided that, at the election of the Administrative Agent in its sole discretion, except to the extent otherwise required to be entered into pursuant to this Agreement (including, without limitation, Section 9.10), any amendment described in clause (z) shall not become effective unless the Lenders have received at least 3 Business Days’ prior written thereof and the Administrative Agent shall not have received, within 3 Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment) or, in the case of any applicable Intercreditor Agreement (or any other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) and/or subordination agreement pursuant to, or contemplated by, the terms of this Credit Agreement (including with respect to Indebtedness not prohibited pursuant to Section 6.01 and defined terms referenced therein) (or, in each case, any form of the foregoing (including to the extent to be entered into at a later time)), if such amendment relates to obligations other than the Obligations hereunder, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property, and (III) this Agreement and the other Loan Documents may be amended, modified or supplemented solely with the consent of the Administrative Agent (or the Collateral Agent, as applicable) and the Borrower in order to give effect to the appointment of an Additional Borrower in accordance with Section 2.23.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the applicable Issuing Bank, the Borrower, and the Lenders affected thereby to amend the definition of “Alternative Currency” or “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” or Section 1.16 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.16.

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or Collateral Agent to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank and (y) any Revolving Lender, or an Affiliate of such Revolving Lender, in respect of its Revolving Loans and Revolving Commitments) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments or any Tranche thereof (each, a “Net Short Lender”), without the consent of the Borrower, shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to any Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) derivative contracts in respect of an index that includes any of the Credit Parties or any instrument issued or guaranteed by any Credit Parties shall not be deemed to create a short position with respect to any Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Credit Parties and any instrument issued or guaranteed by any of the Credit Parties, collectively, shall represent less than 5% of the weighted average components of such index, (iii) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to any Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) such Loans or Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether or not specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) such Loans or Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any one or more Credit Parties (or their successors) is designated as a “Reference Entity” under the terms of such derivative transactions, and (iv) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of such Loans or Commitments, or as to the credit quality of any of the Credit Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Credit Parties and any instrument issued or guaranteed by any of the Credit Parties, collectively, shall represent less than 5% of the weighted average components of such index. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). Notwithstanding anything to contrary herein, the Administrative Agent shall not be obligated to ascertain, monitor or inquire as to whether any Lender is a Net Short Lender or have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restriction on any exercise of rights or remedies of, a Net Short Lender.

Notwithstanding anything herein to the contrary, the Loan Documents may, if applicable, be amended to (x) add or modify “parallel debt” language in any jurisdiction in favor of the Collateral Agent or add Collateral Agents, with the consent of only the Borrower and the Collateral Agent or (y) to reflect any conforming changes necessary to effectuate the transactions contemplated by the definition of Holdings, with the consent of only the Administrative Agent (not to be unreasonably withheld or delayed).

Any waiver, amendment, supplement or modification in accordance with this Section 10.02 shall apply equally to each of the affected Lenders and shall be binding upon the Credit Parties, such Lenders, the Administrative Agent, the Collateral Agent and all future holders of the affected Loans. In the case of any such waiver, the Credit Parties, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default so waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(c)           Collateral.

(i)            Without the consent of any other Person, but subject to the terms of any applicable Intercreditor Agreement, the applicable Credit Party or Credit Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion), or shall, to the extent required by any Loan Document, enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion (including to cover additional amounts as secured obligations thereunder) or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable Requirements of Law, or to alter the terms of any applicable Security Documents or collateral arrangements to be consistent with the terms of this Agreement and the other Loan Documents (including for the avoidance of doubt and without limitation the Intercreditor Agreement) in the case of conflict.

(ii)            Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent and/or, as applicable, the Collateral Agent, may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 5.10 and 5.11 or of any Security Document in respect of any particular Collateral or any particular Subsidiary it reasonably determines.

(iii)           The Lenders, the Administrative Agent and the Collateral Agent hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (and the Lenders instruct the Collateral Agent to effect and document such release) (i) in full, upon the termination of this Agreement and the Payment in Full of all Secured Obligations, (ii) upon the sale or other disposition (including, without limitation, through any Investment not prohibited pursuant to Section 6.03, Dividend not prohibited pursuant to Section 6.06, disposition not prohibited pursuant to Section 6.05 or transaction not prohibited pursuant to Section 6.04, as applicable) of such Collateral (including as part of or in connection with any other sale or other disposition not prohibited hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate (upon its reasonable request) to that effect provided by the Borrower without further inquiry in connection with a request to do so, execute such appropriate release documentation as the Borrower may reasonably request to document or evidence such release), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 10.02), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the final paragraph of Section 9.10), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, (vii) if such assets constitute Excluded Property at any time (including, without limitation, following any transaction or series of transactions not prohibited by the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate in which the Borrower certifies that such assets constitute Excluded Property without further inquiry and shall upon receipt thereof in connection with a request to do so, execute such appropriate release documentation as the Borrower may reasonably request to document or evidence such release) or (viii) if and to the extent the property constituting such Collateral is released pursuant to the Loan Documents (or the documents governing any Credit Agreement Refinancing Indebtedness), other than upon the Payment in Full of the Obligations and the termination of commitments thereunder, to the extent required by the terms of the Intercreditor Agreement; provided, that a Subsidiary Guarantor and/or any property constituting such Collateral that is owned by any Subsidiary Guarantor shall not be automatically released as a result of such Subsidiary Guarantor no longer being a Wholly Owned Subsidiary to the extent the primary purpose (as reasonably determined by the Borrower) of such transaction was to release such Subsidiary Guarantor from its obligations under the Loan Documents; provided, further that no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Permitted Incremental Equivalent Debt, any Credit Agreement Refinancing Indebtedness or any material indebtedness that is secured by the Collateral on a junior lien basis to the Secured Obligations. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all Collateral retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited by this Agreement resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or upon becoming an Excluded Subsidiary (so long as the Borrower has not elected in its sole discretion to join such Excluded Subsidiary as a Guarantor) (subject to the requirements set forth in the definition of “Excluded Subsidiaries”) (and Liens on any former Collateral of such Excluded Subsidiary shall be automatically released in connection therewith) (including, without limitation, through any Investment not prohibited pursuant to Section 6.03, Dividend not prohibited pursuant to Section 6.06, disposition not prohibited pursuant to Section 6.05 or transaction not prohibited pursuant to Section 6.04, as applicable; provided that the Lenders hereby irrevocably agree that any Guarantor shall be automatically released from the Guarantee and all Liens on its assets hereunder released, if such Guarantor is released from the Guarantee under the Loan Documents (other than upon the Payment in Full of the Obligations and the termination of the commitments thereunder), to the extent required by the terms of the Intercreditor Agreement; provided, that a Subsidiary Guarantor and/or any property constituting such Collateral that is owned by any Subsidiary Guarantor shall not be automatically released as a result of such Subsidiary Guarantor no longer being a Wholly Owned Subsidiary to the extent the primary purpose (as reasonably determined by the Borrower) of such transaction was to release such Subsidiary Guarantor from its obligations under the Loan Documents; provided, further that no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Permitted Incremental Equivalent Debt, any Credit Agreement Refinancing Indebtedness or any material indebtedness that is secured by the Collateral on a junior lien basis to the Secured Obligation; provided, further that the Collateral Agent may rely conclusively on a certificate pursuant to which the Borrower certifies that the applicable transaction or series of transactions is not prohibited under the Loan Documents without further inquiry and shall upon receipt thereof in connection with a request to execute such appropriate release documentation as the Borrower may reasonably request to document or evidence such release). The Lenders hereby authorize and instruct the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent agree to, execute and deliver any instruments, documents and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender and without any representation or warranty of any such Agent.

(d)           Certain Other Amendments. Notwithstanding anything in this Agreement (including, without limitation, this Section 10.02) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an Increase Joinder (or, in the case of Incremental Commitments governed by documentation other than this Agreement and the other Loan Documents, a companion amendment hereto), Refinancing Amendment and/or Extension Amendment pursuant to Sections 2.20, 2.21 or 2.22 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such Increase Joinder, Refinancing Amendment and/or Extension Amendment); and (ii) the Loan Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.

(e)           Amendments to Financial Covenant and Waivers of Events of Default Under Section 6.08. Notwithstanding anything set forth herein to the contrary, no amendment to Section 6.08, Section 8.01(d) (solely as it relates to an Event of Default under Section 6.08), Section 8.03 or the defined terms used in any thereof (but not as used in other Sections), no consent to departure therefrom, and no waiver with respect to a Default or Event of Default under Section 6.08, shall be effective without the prior written consent of the Borrower and the Required Revolving Lenders, it being understood that the consent of no other Lender (including the Required Lenders) or Agent shall be required. Any condition precedent to any Borrowing of Revolving Loans may be waived by only the Required Revolving Lenders (and, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank) and, for the avoidance of doubt, waivers by no other Lender or Agent shall be required.

(f)            Non-Consenting Lenders. The Borrower may, at its sole expense and effort, upon notice to a Non-Consenting Lender and the Administrative Agent, require such Lender to (i) be paid off in full for all of its Loans and interest due related thereto and relinquish all rights it has under the Loan Documents (including any amount pursuant to Section 2.10(j) if a Repricing Event has occurred) and/or have its Commitments terminated, or (ii) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12, Section 2.15 and Section 2.16) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment, or, solely in the case of Term Loans, Holdings or the Borrower (in which case such Term Loans shall, after such assignment, be immediately deemed cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Agreement and the other Loan Documents)); provided that in the case of this clause (ii), (A) the Borrower or other assignee shall have paid to the Administrative Agent (unless waived by the Administrative Agent) the assignment fee (if any) specified in Section 10.04(b); (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable (including any amount pursuant to Section 2.10(j) if a Repricing Event has occurred) to it hereunder in connection with any prepayment of its Loans and under the other Loan Documents from the assignee or the Borrower, (iii) such assignment does not conflict with applicable Requirements of Law; and (iv) the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, other than as a result of a waiver by such Lender, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(g)           Additional Credit Facilities. Subject to Sections 2.20 and 2.21 hereof, this Agreement may be amended (or amended and restated) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

Section 10.03      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. The Borrower shall pay, promptly following written demand therefor: (i) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Lead Arrangers, the Administrative Agent, the Collateral Agent and their respective Affiliates, taken as a whole (plus one additional counsel for such similarly situated affected parties reasonably necessary due to actual conflicts of interest among such parties), plus, if reasonably necessary, the reasonable fees, charges and disbursements of one local counsel per appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions), for the Administrative Agent and/or the Collateral Agent (plus one additional counsel for such similarly situated affected parties reasonably necessary due to actual conflicts of interest among such parties)) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery, filing and administration of this Agreement including any expenses incurred as a result of trades not permitted by Section 10.04 and the other Loan Documents and any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable and documented out-of-pocket expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) [reserved], (iv) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank (including the reasonable and documented out-of-pocket fees, charges and disbursements of any one counsel to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Lenders and the Issuing Banks, taken as a whole (plus additional counsel for such similarly situated affected parties reasonably necessary due to actual conflicts of interest among such parties), plus, if reasonably necessary, the reasonable and documented out-of-pocket fees, charges and disbursements of one local counsel per appropriate material jurisdiction (plus one additional counsel for such similarly situated affected parties reasonably necessary due to actual conflicts of interest among such parties) and, upon the Borrower’s prior written consent (which may be withheld, conditioned or delayed in its sole discretion), other counsel to and consultants for the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (v) all Other Taxes, as provided in Section 2.15.

(b)           Indemnification by the Borrower. The Borrower shall indemnify the Lead Arrangers, the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender, each Issuing Bank and each Related Party of any of the foregoing persons (but excluding, in any case any Excluded Affiliate) (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual and direct losses (other than lost profits), claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees and reasonable out-of-pocket expenses of one counsel for all Indemnitees (plus conflicts counsel for the similarly situated affected Indemnitees if reasonably necessary as determined by the Indemnitees) plus, if reasonably necessary, the reasonable and documented out-of-pocket fees and expenses of one local counsel per appropriate jurisdiction (plus conflicts counsel for the similarly situated affected Indemnitees if reasonably necessary as determined by the Indemnitees) and, solely following the Borrower’s prior written consent (which may be withheld or delayed in the Borrower’s sole discretion), consultants (but excluding allocated costs of in-house counsel)) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged Release or threatened Release of Hazardous Materials on, at, under or from any Real Property or facility now, or hereafter owned, leased or operated by any Credit Party or any of their respective Subsidiaries at any time, or any Environmental Claim or liability under any Environmental Law related in any way to any Credit Party or any of their respective Subsidiaries, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing or arising out of, or in any way connected with, the Loans, this Agreement or any other Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (v) arise out of actions taken or omissions to act by such Indemnitee in its capacity as a co-investor in Holdings and its Restricted Subsidiaries or a financial advisor of Holdings or its Restricted Subsidiaries with respect to a sale of Holdings (or any direct or indirect parent thereof), (w) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (to the extent involved in or aware of the Transactions) any of its Related Parties, (x) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document (by such Indemnitee or its Controlling Persons or Controlled Affiliates), if such Borrower or such other Credit Party has obtained a final non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) arises from disputes arising solely among Indemnitees (other than an Agent, Lead Arranger or Issuing Bank in their respective capacity as such) that do not involve any act or omission by any Group Member or its Affiliates and are unrelated to any dispute involving, or any claim by, an Agent, a Lead Arranger, any Lender or Secured Party against any Group Member or its Affiliates, or (z) are payable as a result of a settlement agreement related to the foregoing effected without the written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) (in the case of this clause (z), for the avoidance of doubt, if settled with the Borrower’s written consent, or if there is a final judgment against an Indemnitee in any proceeding, the Borrower shall indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above); provided, however, that such Indemnitee shall promptly refund and return to the Borrower all amounts paid to such Indemnitee for fees, expenses, damages, indemnification or contribution, in each case, pursuant to this Section 10.03(b) to the extent that there is a final, non-appealable judicial determination that such Indemnitee was not entitled to the payment of such amounts pursuant to the express terms of this Section 10.03. For the avoidance of doubt, this Section 10.03(b) shall not apply to Taxes other than Taxes that represent losses, claims, damages, liabilities, etc. arising from any non-Tax claim. Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened claim against such Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such claim and (b) does not include any statement as to any admission of fault or culpability.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under clause (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay (whether or not any such amount arises, in whole or in part, out of the comparative, contributory or sole negligence of the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent thereof), such Issuing Bank or such Related Party) to the Administrative Agent, the Collateral Agent, such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), any Issuing Bank in its capacity as such or any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or any Issuing Bank in connection with such capacity and (ii) such indemnity for the Issuing Banks shall not include losses incurred by the applicable Issuing Bank due to one or more Lenders defaulting in their obligations to purchase participations of LC Exposure under Section 2.17(c) or to make Revolving Loans under Section 2.17(e) (it being understood that this proviso shall not affect the applicable Issuing Bank’s rights against any Defaulting Lender). The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no party shall assert, and each party hereby waives, any claim against any other party hereto or any of its Related Parties on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (in each case, other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to an unaffiliated third party and otherwise required to be indemnified by a Credit Party under this Section 10.03). No party hereto nor any of its Related Parties shall be liable for any damages (other than those damages resulting from bad faith, gross negligence or willful misconduct of such Person, as determined by a court of competent jurisdiction by final and nonappealable judgment) arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments. All amounts due under this Section shall be payable not later than 30 Business Days after written demand (including detailed invoices) therefor.

Section 10.04      Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder (other than in connection with a transaction permitted by Section 6.04) without the prior written consent of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender (and any other attempted assignment or transfer by the Borrower shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 10.04, Section 2.16(b) or Section 10.02(f), (ii) by way of participation in accordance with the provisions of clause (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest in accordance with clause (f) of this Section 10.04. Nothing in this Agreement or any other Loan Document, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), subject to, except in the case of an assignment to (x) in the case of Term Loan Commitments or Term Loans, a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender (in each case, other than a Disqualified Institution) and (y) in the case of Revolving Commitments or Revolving Loans, a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund with respect to a Revolving Lender (in each case, other than a Disqualified Institution), the prior written consent of (i) the Administrative Agent, (ii) each applicable Issuing Bank at the time of such assignment (such consent not to be unreasonably withheld or delayed); provided, that no consent of the applicable Issuing Bank shall be required for any assignment not related to Revolving Commitments or Revolving Exposure, and (iii) so long as (other than in the case of a proposed assignment to a Disqualified Institution, for which the Borrower’s consent shall always be required and provided that the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority); no Event of Default under Section 8.01(a), (b), (g) or (h) with respect to the Borrower shall have occurred and be continuing, the Borrower (each such consent not to be unreasonably withheld or delayed; the request for such consent to be delivered to the Borrower, or, solely in the case of an assignment of Revolving Commitments or Revolving Loans, to be delivered to the Borrower; and the Borrower’s consent to any such assignment of Term Loan Commitments or Term Loans shall be deemed to have been given if the Borrower has not responded within ten Business Days of a written request for such consent); provided that:

(i)            except in the case of any assignment (a) of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, (b) to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender or (c) as agreed by the Borrower and the Administrative Agent, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment shall not be less than $5,000,000, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, or $1,000,000, in the case of any assignment in respect of Term Loans and/or Term Loan Commitments, and, in each case $1,000,000 increments thereof, or if less, all of such Lender’s remaining Loans and Commitments of the applicable Class (provided that contemporaneous assignments to or by two or more affiliated Approved Funds shall be aggregated for purposes of meeting such minimum transfer amount), unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (b), (g), or (h) has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed (it being understood that, without limitation, the Borrower shall have the right to withhold or delay their consent to any assignment if, (x) in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority or (y) such assignment is to a Disqualified Institution); provided that, for the avoidance of doubt, no such consent shall be deemed to have been given by the Borrower if the Borrower solely on the account of the passage of time);

(ii)            each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis;

(iii)           the parties to each assignment shall execute and deliver to the Administrative Agent (which shall promptly deliver a copy of such document to the Borrower) an Assignment and Assumption, together with (other than in the case of an assignment (i) to an Affiliate of the assigning Lender or (ii) to Holdings, any Subsidiaries of Holdings, or any of their respective Affiliates a processing and recordation fee of $3,500 (which fee may be waived or reduced by the Administrative Agent in its discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all other know-your-customer documentation reasonably requested by the Administrative Agent;

(iv)           no assignment shall be made to a Disqualified Institution without the Borrower’s prior consent in writing (the request for such consent to be delivered to the Borrower, which consent may be withheld in their sole discretion); provided that that the Administrative Agent shall not disclose (verbally or in writing) the list of entities that are Disqualified Institutions to any person, but may, upon the request or inquiry by any Lender, disclose to such inquiring Lender whether a particular potential assigenee or participant is a Disqualified (provided, that, such Lender agrees to keep such information confidential and each Lender party to this Agreement (on or after the Closing Date) expressly acknowledges that the Disqualified Institutions list (and the presence of each name thereon) shall be treated as “Information” subject to the restrictions of Section 10.12 except to the extent disclosure of a particular Disqualified Institution’s status is required in connection with a potential assignment to such particular Disqualified Institution); provided, further that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation to or disclosure of confidential information to, a Disqualified Institution.

(v)            [reserved];

(vi)           [reserved];

(vii)          [reserved];

(viii)         notwithstanding anything to the contrary contained in this Section 10.04(b) or any other provision of this Agreement, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans owing to it to Holdings, the Borrower or any of its respective Subsidiaries on a non-pro rata basis, subject to the following limitations:

(A)           Holdings and its Restricted Subsidiaries may not make any purchases or receive Loans through an assignment pursuant to this Section 10.04(b)(viii) at any time when an Event of Default pursuant to Section 8.01(a), (b), (g) (solely with respect to the Borrower) or (h) (solely with respect to the Borrower) has occurred and is then continuing;

(B)            Holdings, the Borrower or any of their Subsidiaries shall repurchase such Term Loans through either (y) conducting one or more modified Dutch auctions or other buy-back offer processes (each, an “Offer Process”) with a third party financial institution as auction agent to repurchase all or any portion of the Term Loans; provided that, (A) notice of such Offer Process shall be made to all Term Loan Lenders, and (B) such Offer Process shall be conducted pursuant to procedures mutually established by the Administrative Agent and the Borrower which are consistent with this Section 10.04(b)(viii) or (z) open market purchases on a non-pro rata basis;

(C)            with respect to all repurchases made by Holdings, the Borrower or any of its Subsidiaries pursuant to this Section 10.04(b)(viii), (u) none of Holdings, the Borrower or any of its Subsidiaries shall be required to make any representations that Holdings, the Borrower or such Subsidiary is not in possession of any information regarding Holdings, its Subsidiaries or its Affiliates, or their assets, the Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any offer or enter into any Assignment and Assumption or any of the transactions contemplated thereby that has not previously been disclosed to the Administrative Agent and Private Siders, (w) the repurchases are in compliance with Sections 6.03 and 6.06 hereof (to the extent applicable), (x) Holdings, the Borrower or other Restricted Subsidiary shall not use the proceeds of any Revolving Loans to acquire such Term Loans, (y) the assigning Lender and Holdings, the Borrower or other Restricted Subsidiary, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Assumption in form and substance reasonably satisfactory to the Administrative Agent, and (z) all parties to the relevant repurchases shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption; and

(D)            following repurchase by Holdings, the Borrower or any Restricted Subsidiary pursuant to this Section, the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Holdings, such Borrower or such Restricted Subsidiary), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document, and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such repurchase (without limiting the foregoing, in all events, such Term Loans may not be resold or otherwise assigned, or subject to any participation, or otherwise transferred by the Borrower). In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.04(b)(viii), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

Subject to the recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.04, from and after the date such recordation in the Register is made, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including, for the avoidance of doubt, any rights and obligations pursuant to Section 2.15), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be (1) entitled to the benefits of Sections 2.12, 2.13, 2.15, and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment and (2) bound by the provisions of Section 10.12. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.04.

Notwithstanding anything to the contrary, each Lender that assigns its Term Loans pursuant to Section 10.04(b)(v) or (viii) acknowledges and agrees that (i) Holdings and/or Holdings’ Subsidiaries may come into possession of additional information regarding the Loans or the Credit Parties at any time before or after an assignment has been effected pursuant thereto that was or was not known to such Lender, Holdings or Holdings’ applicable Subsidiary at the time such assignment was effected, and that, when taken together with any other information that was or was not known to Holdings or Holdings’ applicable Subsidiary at the time of such assignment, may be information that would have been material to such Lender’s decision to enter into such assignment (such information, the “Applicable Information”); (ii) such Lender shall make independently its own analysis and determination to effect such assignment notwithstanding such Lender’s lack of knowledge of any Applicable Information; and (iii) none of the direct or indirect equityholders of Holdings or any of their respective Affiliates, or any other Person, shall have any liability to such Lender with respect to nondisclosure of the Applicable Information.

(c)           Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its U.S. offices a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and stated interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumptively correct absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment shall be effective unless recorded in the Register. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the proposed United States Treasury Regulations (or, in each case, any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower, any Issuing Bank (with respect to its own interests), the Collateral Agent and any Lender (with respect to its own interests), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.

(i)            Any Lender may at any time, without (subject to the following provisos) the consent of, or notice to, the Administrative Agent or any Issuing Bank, sell participations to any person (other than a natural person or the Borrower or any of its Affiliates or any Disqualified Institutions) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders and Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, further, that any Lender selling a participation to any Person shall inquire to the Administrative Agent, prior to selling such participation, whether any such prospective Participant is a Disqualified Institution (and upon any such inquiry, the Administrative Agent shall not disclose (verbally or in writing) the list of entities that are Disqualified Institutions but shall be permitted to disclose to such inquiring Lender whether such specific prospective participant is on the list of Disqualified Institutions; provided that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and shall not be obligated to ascertain, monitor or inquire as to whether any prospective participant is a Disqualified Institution or have any liability with respect to or arising out of any participation or disclosure of confidential information to, a Disqualified Institution (provided that such Lender agrees to keep such information confidential and each Lender party to this Agreement (on or after the Closing Date) expressly acknowledges that the Disqualified Institutions list and the presence of each name thereon shall be treated as “Information” subject to the restrictions of Section 10.12 except to the extent disclosure, to the Lender offering a participation, of a particular Disqualified Institution’s status is required in connection with a potential assignment to such particular Disqualified Institution).

(ii)            Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with regard to amendments, modifications or waivers described in clauses (i) through (v) of the third proviso of the first sentence in Section 10.02(b), in each case, that directly affects such Participant. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall (subject to clause (e) below) be entitled to the benefits of and subject to the obligations and requirements of Sections 2.12 and 2.15 (provided that any documentation required to be provided by a Participant pursuant to Section 2.15(e) shall be provided to the participating Lender and, if Additional Amounts are required to be paid pursuant to Section 2.15, to the Borrower and the Administrative Agent and shall be subject to the obligations under Section 10.12 as though it were a Lender, and the definition of Excluded Taxes shall apply to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.14 as though it were a Lender. Notwithstanding anything to the contrary, no Lender shall enter into any agreement with any Participant that will permit such Participant to, and such Participant by buying a participation hereunder agrees not to attempt to, influence or control the voting rights of such Lender except with regard to amendments, modifications and waivers described in clauses (ii) through (v) of the third proviso of the first sentence in Section 10.02(b), in each case, that directly affects such Participant.

(iii)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for U.S. tax purposes), maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each participant’s interest in the Loans or other obligations under this Agreement (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent (a) such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the proposed United States Treasury Regulations (or, in each case, any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code or (b) such disclosure is necessary to confirm that any such Participant is not a Disqualified Institution. The entries in a Participant Register shall be presumptively correct absent manifest error, and such Lender shall treat each person whose name is recorded in a Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iv)            Any such participation that does not comply with this Section shall be void ab initio and, promptly following such Lender becoming aware that any such participation has been made in breach of this Section, the Participant Register shall be modified by it to reverse such participation and shall be disclosed to the Borrower and the Administrative Agent.

(v)            The Administrative Agent shall have no liability (in its capacity as Administrative Agent) for (i) maintaining a Participant Register or (ii) any Lender’s compliance with this Section 10.04, including any sale of participations to a Disqualified Institution in violation hereof by any Lender.

(e)            Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or to the extent the right to greater payment results from a Change in Law after the Participant becomes a Participant.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender without restriction, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrower or the Administrative Agent or any other Person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            Disqualified Institutions. Notwithstanding anything to the contrary herein, if any Loans are assigned to or any participations are purchased or otherwise acquired by, in each case without the Borrower’s consent (including, without limitation, in violation of Section 10.04(b) or (d)), to any Disqualified Institution, then: (i) the Borrower may, at its sole option, expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent (provided, that the Administrative Agent shall upon the Borrower’s written request, provide reasonable cooperation to assist and facilitate the Borrower in effecting this Section 10.04(g), in each case, at the Borrower’s sole expense and provided that the Administrative Agent shall have no liability (in its capacity as Administrative Agent) for any costs or liabilities resulting from a Disqualified Institution becoming a Lender or participant in violation hereof), (I)(x) terminate any commitment of such Disqualified Institution and repay any applicable outstanding Loans (in the case of Loans, at a price equal to the least of (A) par, (B) the amount that the applicable Disqualified Institution paid to acquire such Loans or participations and (C) the most recent trading price for such Loans), without premium, penalty, prepayment fee, breakage or accrued interest, and/or (y) require such Disqualified Institution to assign its rights and obligations to one or more Eligible Assignees at the price indicated in the immediately preceding clause (x), without premium, penalty, prepayment fee, accrued interest or breakage (which assignment shall not be subject to the processing and recordation fee described in Section 10.04(b)(iii)) or (II)(x) force the termination of any participation with respect to any Participant which is a Disqualified Institution or terminate any commitment of a Lender which has sold a participation to a Participant which is a Disqualified Institution and repay any applicable outstanding Loans of such Lender (in the case of Loans, at a price equal to the least of (A) par, (B) the amount that the applicable Disqualified Institution paid to acquire such participation in such Loans and (C) the average trading price for such Loans over the immediately preceding five trading days)), without premium, penalty, prepayment fee, breakage or accrued interest, and/or (y) require such Participant which is a Disqualified Institution to assign its rights and obligations to one or more Eligible Assignees at the price indicated in the immediately preceding clause (x), without premium, penalty, prepayment fee, accrued interest or breakage (which assignment shall not be subject to the processing and recordation fee described in Section 10.04(b)(iii)), (ii) no such Disqualified Institution shall (x) receive any information or reporting provided by or on behalf of the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (iii) for purposes of voting and consent rights, any Loans, Commitments or participations held by such Disqualified Institution shall be deemed not to be outstanding and such Disqualified Institution shall have no voting or consent rights with respect to “Required Lender”, “Required Revolving Lender”, “Required Term Lender” or other Class votes or consents, in each case notwithstanding Section 10.02(b), (iv) for purposes of any matter requiring the vote or consent of each Lender or of each Lender affected by any amendment or waiver, such Disqualified Institution shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected Class (excluding Loans, Commitments and participations held by any Disqualified Institutions from both numerator and denominator in such calculations) so approves and (v) such Disqualified Institution shall not be entitled to any expense reimbursement or indemnification rights ordinarily afforded to Lenders or Participants hereunder or in any Loan Document and such Disqualified Institution shall be treated in all other respects as a Defaulting Lender.

(h)           [Reserved].

Section 10.05         Survival of Agreement. All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full of the Obligations and the termination or expiration of the Commitments. The provisions of Sections 2.12, 2.14, 2.15 and Article X (other than Section 10.12 (which Section shall survive and remain in full force and effect for two years after such consummation, repayment, payment, expiration and termination)) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the Payment in Full of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (PDF or TIFF format) shall be effective as delivery of a manually executed counterpart of this Agreement and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Bank pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent shall be entitled to rely on any such Electronic Signature without further verification and (b) upon the request of the Administrative Agent any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Section 10.07         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time due and owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party (but excluding amounts held in payroll, employee benefits, tax and other fiduciary or trust accounts) against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing, due or owing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Credit Party may be due and owing to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09         Governing Law; Jurisdiction; Consent to Service of Process.

(a)            Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)            Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the State of New York and of the United States District Court of the Southern District of New York sitting in Borough of Manhattan in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Requirements of Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

Section 10.10         Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12         Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (in each case, other than to a Disqualified Institution) (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, stockholders, members, agents, accountants, attorneys, advisors, numbering, administration and settlement services provider and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law, (d) to any other party hereto, (e) in connection with the exercise or enforcement of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document, in connection with any litigation, or the enforcement of rights hereunder or thereunder, but only to the extent required in connection with such exercise or enforcement, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant (or any Person that invests in or otherwise finances, directly or indirectly, such assignee or Participant) in, or any prospective assignee of or Participant (except, in each case, for the avoidance of doubt, for any Disqualified Institution) in, any of its rights or obligations under this Agreement and in connection with any pledge or assignment made pursuant to Section 10.04(f), (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Credit Party or to the credit facilities hereunder, (g) with the prior consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided that with respect to clauses (b) and (c) above, if the Administrative Agent, any Lender or any Issuing Bank receives a subpoena, interrogatory or other request (verbal or otherwise) for any Information, or believes that it is legally required to disclose any of the Information to a third party (other than disclosures required in the ordinary course by law or regulation), it shall, in advance of such disclosure, to the extent legally permissible and unless such disclosure is made to regulatory or self-regulatory authorities in the course of routine audits and reviews of such Person, promptly provide to the Borrower written notice of any such request or requirement so that the Borrower or the applicable Credit Party (or Subsidiary thereof) may seek a protective order or other remedy; provided, further that no such disclosure shall be made to any Excluded Affiliates other than to a limited number of senior employees of a Lead Arranger who are required, in accordance with industry regulations or such Lead Arranger’s internal policies and procedures, to act in a supervisory capacity and such Lead Arranger’s internal legal, compliance, risk management, credit or investment committee members, in each case solely to the extent that any such Information is disclosed to such persons on a “need to know” basis solely in connection with the transactions contemplated by this Agreement and any such persons are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of such type confidential. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” shall mean all non-public information received from or on behalf of Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses. Except with respect to disclosing any Information to any Disqualified Institution, any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13         USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests that is required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 10.14         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Rate Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Rate Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Rate Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Rate Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.15         Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Credit Parties hereunder shall be absolute and unconditional irrespective of:

(a)            any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Credit Party;

(b)            any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Credit Party;

(c)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)            any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)            any exercise or non-exercise, or any waiver, of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)            any other circumstances that might otherwise constitute a defense (other than Payment in Full of the Obligations) available to, or a discharge of, the Credit Parties.

Section 10.16         No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between each Credit Party and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, and the Lenders, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, the Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of its Affiliates, or any other Person, and (B) neither the Administrative Agent, the Lead Arrangers nor any Lender has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent, the Lead Arrangers nor any Lender has any obligation to disclose any of such interests to any Credit Party or any of its Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17         Intercreditor Agreement.

(a)            Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of any applicable Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of any applicable Intercreditor Agreement, on the other hand, the terms and provisions of such intercreditor agreement shall control, and (c) each Secured Party authorizes and instructs the Administrative Agent and/or the Collateral Agent to execute any applicable Intercreditor Agreement on behalf of such Lender and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof, including with respect to Indebtedness that is secured by Liens and required or permitted to be pari passu with or junior to the Liens securing the Secured Obligations (including, without limitation, any Liens incurred pursuant to Section 6.02(x)), and such Lender agrees to be bound by the terms thereof.

(b)            Each Secured Party hereby agrees that the Administrative Agent and/or Collateral Agent may, and authorizes and directs such Agents to, enter into any intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Credit Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01 and defined terms referenced therein, and including with respect to Indebtedness that is (i) required or permitted to be subordinated in right of payment hereunder and/or (ii) secured by Liens and required or permitted to be pari passu with or junior to the Liens securing the Secured Obligations (including, without limitation, any Liens incurred pursuant to Section 6.02(x))) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of Bank of America, N.A. (or its affiliated designee, representative or agent) on its behalf as collateral agent thereunder.

Section 10.18         Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)             a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.19         Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, Borrowing Requests, Interest Election Requests, Compliance Certificates, Joinder Agreements, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.20         Lender Action. Each Lender agrees that it shall not, and hereby expressly and irrevocably waives any right to, take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other Cause of Action against any Credit Party (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim), or institute any actions or proceedings or any other Cause of Action, or otherwise commence any remedial procedures, against Holdings and/or any of its Subsidiaries, in each case with respect to any Collateral or any Guarantee, unless (x) such action is taken, to the extent permitted under the Loan Documents and at the direction of, if applicable, the Required Lenders, Required Term Lenders, Required Revolving Lenders or an Issuing Bank or (y) taken with the prior written consent of the Required Lenders (or, at the direction of the Required Lenders, the Administrative Agent), in each case, which shall not be withheld in contravention of Article IX.

Section 10.21         Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i)              a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)             a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)            iii.         a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.22                  Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Credit Party (or to any other Person who may be entitled thereto under the Requirements of Law)

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PING IDENTITY CORPORATION., as the Borrower

By:
Name:
Title:

ROARING FORK INTERMEDIATE, LLC, as Holdings

By:
Name:
Title:

[Signature Page to Credit Agreement]

[ADDITIONAL CREDIT PARTIES]

By:
Name:
Title:

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, an Issuing Bank and a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

[Lender Signature Pages]

[*****]

[Signature Page to Credit Agreement]

ANNEX A

Term Loan Commitment

[*****]

Revolving Commitments

[*****]

LC Commitments

[*****]

ANNEX B

Issuer	Applicant	Beneficiary	Letter Of Credit Number	Amount (USD)	Expiry Date
Wells Fargo Bank, N.A.	Ping Identity Corporation	FSP 1001 17th Street LLC C/O Franklin Street Properties	IS000026013U	$500,000	06/30/2023 (Final)